As filed with the Securities and Exchange Commission on December 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LHC Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8082	71-0918189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 901 Hugh Wallis Road South Lafayette, LA 70508 (337) 233-1307	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joshua L. Proffitt

Executive Vice President, Chief Financial Officer and Treasurer

LHC Group, Inc.

901 Hugh Wallis Road South

Lafayette, LA 70508

(337) 233-1307

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Mark Ray, Esq. Kyle G. Healy, Esq. Russell A. Hilton, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	C. Steven Guenthner President and Principal Financial Officer Almost Family, Inc. 9510 Ormsby Station Road, Suite 300 Louisville, KY 40223 (502) 891-1000	Barbara L. Becker, Esq. Saee Muzumdar, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 (212) 351-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	12,810,000(1)	N/A	$780,150,000(2)	$97,128.68

(1)	The number of shares of common stock being registered is based upon the estimated maximum number of shares of common stock of Almost Family, Inc. (“Almost Family”) that may be canceled and exchanged in connection with the merger of a wholly owned subsidiary of the registrant with and into Almost Family, which is 14,000,000, multiplied by the exchange ratio of 0.9150 shares of common stock of the registrant for each such share of common stock of Almost Family.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(1) and 457(c) based upon the market value of the shares of Almost Family common stock calculated as follows: the product of (a) $55.725, the average of the high and low prices per share of Almost Family common stock on December 18, 2017 as quoted on the NASDAQ and (b) 14,000,000, the estimated maximum number of shares of Almost Family common stock that may be exchanged for the shares of common stock of the registrant being registered.
(3)	Calculated pursuant to Section 6(b) of the Securities Act and the Securities and Exchange Commission (“SEC”) Fee Rate Advisory #1 for Fiscal Year 2018 at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 21, 2017

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear LHC Stockholders and Almost Family Stockholders:

The boards of directors of LHC Group, Inc. (“LHC”) and Almost Family, Inc. (“Almost Family”) have unanimously approved, and LHC and Almost Family have entered into, an Agreement and Plan of Merger, dated as of November 15, 2017 (the “merger agreement”), with respect to an all-stock, merger of equals transaction (the “merger”) between LHC and Almost Family. Pursuant to the terms of the merger agreement, Hammer Merger Sub, Inc., a wholly owned subsidiary of LHC and a party to the merger agreement (“Merger Sub”), will merge with and into Almost Family, with Almost Family being the surviving entity in the merger and becoming a wholly owned subsidiary of LHC. Upon completion of the merger, LHC and Almost Family, and their respective subsidiaries, will operate as a combined company under the name LHC Group, Inc.

Upon completion of the merger, holders of Almost Family common stock will be entitled to receive 0.9150 shares of LHC common stock for each share of Almost Family common stock they hold (the “exchange ratio”). This exchange ratio will not be adjusted for changes in the market price of either LHC common stock or Almost Family common stock between the date of the merger agreement and completion of the merger.

Based on the estimated number of shares of LHC common stock and Almost Family common stock that will be outstanding immediately prior to the closing of the merger, upon such closing, LHC stockholders immediately prior to the effective time of the merger will own approximately 58.5% of the combined company and Almost Family stockholders immediately prior to the effective time of the merger will own approximately 41.5% of the combined company. The common stock of the combined company will be listed on the NASDAQ Global Select Market (“NASDAQ”) under LHC’s current symbol, “LHCG.”

LHC and Almost Family will each hold a special meeting of their stockholders to consider the proposed merger. At the special meeting of LHC stockholders, LHC stockholders will be asked to vote on a proposal to approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger, a proposal to adopt LHC’s amended and restated certificate of incorporation (the “amended and restated charter”) and a proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger. At the special meeting of Almost Family stockholders, Almost Family stockholders will be asked to vote on a proposal to adopt the merger agreement, a proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers and a proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

We cannot complete the merger unless the LHC stockholders approve the share issuance proposal and the Almost Family stockholders approve the merger agreement proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the LHC special meeting or the Almost Family special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the applicable special meeting.

The LHC board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of LHC and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The LHC board of directors unanimously recommends that LHC stockholders vote FOR the proposal to approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger, FOR the proposal to adopt LHC’s amended and restated charter and FOR the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger.

The Almost Family board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Almost Family and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Almost Family board of directors unanimously recommends that Almost Family stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers and FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The obligations of LHC and Almost Family to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. This joint proxy statement/prospectus contains detailed information about LHC, Almost Family, the special meetings, the merger agreement and the merger. LHC and Almost Family encourage you to read this joint proxy statement/prospectus carefully and in its entirety, including the section entitled “Risk Factors ” beginning on page 42.

We look forward to the successful combination of LHC and Almost Family.

Sincerely,	Sincerely,

Keith G. Myers Chairman of the Board, Chief Executive Officer LHC Group, Inc.	William B. Yarmuth Chairman of the Board, Chief Executive Officer Almost Family, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger and other transactions described in this joint proxy statement/prospectus, nor have they approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2018 and is first being mailed to LHC and Almost Family stockholders on or about                     , 2018.

LHC Group, Inc.

901 Hugh Wallis Road South

Lafayette, LA 70508

(337) 233-1307

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                 , 2018

To the Stockholders of LHC:

We are pleased to invite you to attend a special meeting of stockholders of LHC Group, Inc. (“LHC”) which will be held at LHC’s corporate headquarters located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, on                 , 2018, at                 , local time, for the following purposes:

•	to consider and vote on a proposal to approve the issuance of shares of LHC common stock to the stockholders of Almost Family, Inc. (“Almost Family”) pursuant to the merger as contemplated by the Agreement and Plan of Merger, dated as of November 15, 2017 (the “merger agreement”), by and among LHC, Almost Family and Hammer Merger Sub, Inc., a wholly owned subsidiary of LHC, a copy of which is included as Annex A to this joint proxy statement/prospectus;

•	to consider a vote on a proposal to adopt LHC’s amended and restated certificate of incorporation (the “amended and restated charter”) in connection with the closing of the merger, a copy of which is included as Annex B to this joint proxy statement/prospectus; and

•	to consider and vote on a proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

LHC will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

The LHC board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of LHC and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The LHC board of directors unanimously recommends that LHC stockholders vote FOR the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, FOR the proposal to adopt LHC’s amended and restated charter and FOR the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

The LHC board of directors has fixed the close of business on                 , 2018 as the record date for determination of LHC stockholders entitled to receive notice of, and to vote at, the LHC special meeting or any adjournments or postponements thereof. LHC’s issued and outstanding capital stock consists solely of outstanding shares of LHC common stock. Accordingly, only holders of record of LHC common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the LHC special meeting or at any adjournments or postponements thereof. The issuance of shares of LHC common stock requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on the proposal. Adoption of LHC’s amended and restated charter requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock entitled to vote on the proposal. Adjournment of the LHC special meeting requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on the proposal. A list of the names of LHC stockholders of record will be available for ten days prior to the LHC special meeting for any purpose germane to the special meeting during ordinary business hours at the office of LHC’s Secretary at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508. The LHC stockholder list will also be available at the LHC special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the LHC special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (i) logging onto                  and following the instructions on your proxy card; (ii) dialing                  and listening for further directions; or (iii) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the LHC special meeting. If your shares are held in the name of a bank, broker, trustee or other nominee, including an employee benefit plan trustee, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the proposed issuance of shares of LHC common stock to Almost Family pursuant to the merger and a description of LHC’s proposed amended and restated charter. We urge you to read this joint proxy statement/prospectus, including the documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of LHC common stock, please contact LHC’s proxy solicitor:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (877) 274-8654 (Toll Free)

info@okapipartners.com

By Order of the Board of Directors of

LHC Group, Inc.

Keith G. Myers

Chairman of the Board, Chief Executive Officer

Lafayette, LA

                , 2018

Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, KY 40223

(502) 891-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                 , 2018

To the Stockholders of Almost Family:

We are pleased to invite you to attend a special meeting of stockholders of Almost Family, Inc. (“Almost Family”) which will be held at Almost Family’s corporate headquarters located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, on                 , 2018 at                 , local time, for the following purposes:

•	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 15, 2017 (the “merger agreement”), by and among LHC, Inc. (“LHC”), Almost Family and Hammer Merger Sub, Inc., a wholly owned subsidiary of LHC, a copy of which is included as Annex A to this joint proxy statement/prospectus;

•	to consider and vote on a proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers, as described in this joint proxy statement/prospectus; and

•	to consider and vote on a proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Almost Family will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

Completion of the merger is conditioned on, among other things, adoption of the merger agreement by the Almost Family stockholders.

The Almost Family board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Almost Family and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Almost Family board of directors unanimously recommends that Almost Family stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers and FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The Almost Family board of directors has fixed the close of business on                 , 2018 as the record date for determination of Almost Family stockholders entitled to receive notice of, and to vote at, the Almost Family special meeting or any adjournments or postponements thereof. Almost Family’s issued and outstanding capital stock consists solely of outstanding shares of Almost Family common stock. Accordingly, only holders of record of Almost Family common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Almost Family special meeting or at any adjournments or postponements thereof. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock entitled to vote on the proposal. Approval, on a non-binding advisory basis, of specific compensatory arrangements relating to the merger between Almost Family and its named executive officers requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote on the proposal, although such vote will not be binding on Almost Family or its board of directors or any of its committees. Approval of the proposal of any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote on the proposal. A list of the names of Almost Family stockholders of record arranged in alphabetical order, with the address of and number of shares held by each Almost Family stockholder, will be available for ten days prior to the Almost Family special meeting for any purpose germane to the special meeting during usual business hours at Almost Family’s headquarters, 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223. The Almost Family stockholder list will also be available at the Almost Family special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the Almost Family special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (i) logging onto                  and following the instructions on your proxy card; (ii) dialing                  and listening for further directions; or (iii) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Almost Family special meeting. If your shares are held in an Almost Family benefit plan or in the name of a broker, bank, trustee or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

This joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this joint proxy statement/prospectus, including the documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Almost Family common stock, please contact Almost Family’s proxy solicitor:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

By Order of the Board of Directors of

Almost Family, Inc.

William B. Yarmuth

Chairman of the Board, Chief Executive Officer

Louisville, Kentucky

                , 2018

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about LHC and Almost Family from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company’s proxy solicitor at the following addresses and telephone numbers:

1212 Avenue of the Americas, 24th Floor New York, New York 10036 + 1 (212) 297-0720 (Main) + 1 (877) 274-8654 (Toll Free) info@okapipartners.com	501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders May Call Toll-Free: (888) 750-5834 Banks & Brokers May Call Collect: (212) 750-5833

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov . In addition, you may obtain copies of documents filed by LHC with the SEC by accessing LHC’s website at www.lhcgroup.com under the tab “Investors” and then under the tab “Financial Information.” You may also obtain copies of documents filed by Almost Family with the SEC by accessing Almost Family’s website at www.almostfamily.com under the tab “Investors” and then under the tab “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, LHC, Almost Family or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

If you would like to request any documents, please do so by                 , 2018 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 154.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by LHC, constitutes a prospectus of LHC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of LHC common stock to be issued to Almost Family stockholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both LHC and Almost Family under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of LHC stockholders and a notice of meeting with respect to the special meeting of Almost Family stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                 , 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of the joint proxy statement/prospectus. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to LHC stockholders or Almost Family stockholders nor the issuance by LHC of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding LHC has been provided by LHC, and information contained in this joint proxy statement/prospectus regarding Almost Family has been provided by Almost Family.

All references in this joint proxy statement/prospectus to “LHC” refer to LHC Group, Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to “Almost Family” refer to Almost Family, Inc., a Delaware corporation; all references to “Merger Sub” refer to Hammer Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of LHC formed for the sole purpose of effecting the merger; and all references to the “combined company” refer to LHC Group, Inc. following the effective time of the merger. Unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to LHC and Almost Family collectively; all references to the “LHC and Almost Family stockholders” refer to the LHC stockholders and the Almost Family stockholders collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 15, 2017, by and among LHC, Almost Family and Merger Sub, a copy of which is included as Annex A to this joint proxy statement/prospectus.

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QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of LHC or a stockholder of Almost Family, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. LHC and Almost Family urge you to carefully read the remainder of this joint proxy statement/prospectus carefully and in its entirety because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	LHC and Almost Family have agreed to combine in an all-stock, merger of equals transaction pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:

•	LHC stockholders must approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger; and

•	Almost Family stockholders must adopt the merger agreement.

LHC and Almost Family will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about LHC, Almost Family, the special meetings, the merger agreement and the merger. You should read all the available information carefully and in its entirety.

Q:	What will stockholders receive in the merger?

A:	LHC Stockholders: If the merger is completed, LHC stockholders will not receive any merger consideration and will continue to hold their existing shares of LHC common stock.

Almost Family Stockholders: If the merger is completed, holders of Almost Family common stock will receive 0.9150 shares of LHC common stock for each share of Almost Family common stock they hold at the effective time of the merger. Almost Family stockholders will not receive any fractional shares of LHC common stock in the merger. Instead, Almost Family stockholders will receive cash in lieu of any fractional shares of LHC common stock that the Almost Family stockholders would otherwise have been entitled to receive.

Q:	What is the value of the merger consideration?

A:	Because LHC will issue 0.9150 shares of LHC common stock, and pay cash in lieu of any fractional shares of LHC common stock, in exchange for each share of Almost Family common stock held by the Almost Family stockholders, the market value of the merger consideration that the Almost Family stockholders will receive will depend on the price per share of LHC common stock at the effective time of the merger. That price will not be known at the time of the Almost Family special meeting or the LHC special meeting and may be less or more than the current market price or the market price at the time of the special meetings. We urge you to obtain current market quotations of LHC common stock and Almost Family common stock. See also “Comparative Stock Price Data and Dividends” beginning on page 39.

Q:	What percentage of the combined company will LHC stockholders and Almost Family stockholders, respectively, own following the merger?

A:	Upon completion of the merger, LHC stockholders immediately prior to the effective time of the merger will own approximately 58.5% of the combined company and Almost Family stockholders immediately prior to the effective time of the merger will own approximately 41.5% of the combined company.

Q:	When and where will the special stockholders meetings be held?

A:	LHC Stockholders: The special meeting of LHC stockholders will be held at LHC’s corporate headquarters located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, on , 2018, at , local time.

Almost Family Stockholders: The special meeting of Almost Family stockholders will be held at Almost Family’s corporate headquarters located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, on                 , 2018, at                 , local time.

If you wish to attend your respective company’s special meeting, you must bring photo identification. If you hold your shares through a bank, broker, trustee or other nominee, including an employee benefit plan trustee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Q:	Who is entitled to vote at the special stockholders meetings?

A:	LHC Stockholders: The record date for the LHC special meeting is , 2018. Only holders of record of outstanding shares of LHC common stock as of the close of business on the record date are entitled to notice of, and to vote at, the LHC special meeting or any adjournments or postponements of the LHC special meeting.

Almost Family Stockholders: The record date for the Almost Family special meeting is                 , 2018. Only holders of record of outstanding shares of Almost Family common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Almost Family special meeting or any adjournments or postponements of the Almost Family special meeting.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	LHC Stockholders: LHC stockholders are being asked to vote on the following proposals:

(1)	to approve the issuance of LHC common stock to the Almost Family stockholders pursuant to the merger agreement;

(2)	to adopt LHC’s amended and restated charter in connection with the merger, which increases the number of authorized shares of LHC common stock from 40,000,000 to 60,000,000 shares, effective as of the effective time of the merger; and

(3)	to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

Approval by LHC stockholders of the share issuance proposal is required to complete the merger.

Almost Family Stockholders: Almost Family stockholders are being asked to vote on the following proposals:

(1)	to adopt the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;

(2)	to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers; and

(3)	to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Approval by Almost Family stockholders of the proposal to adopt the merger agreement is required to complete the merger.

Q:	What vote is required to approve each proposal at the LHC Special Meeting?

A:	LHC share issuance proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes, which are described below, will have no effect on the outcome of any vote on this proposal.

LHC adoption of amended and restated charter proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock entitled to vote on the proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote AGAINST the proposal.

LHC adjournment of special meeting proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on this proposal. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes will have no effect on the outcome of any vote on this proposal.

Q:	What vote is required to approve each proposal at the Almost Family Special Meeting?

A:	Almost Family merger agreement proposal: Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Almost Family common stock entitled to vote on this proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote AGAINST this proposal.

Non-binding, advisory, Almost Family merger-related compensation proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote on this proposal. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes will have no effect on the outcome of any vote on this proposal. Because the vote regarding these specific merger-related compensatory arrangements between Almost Family and its named executive officers is advisory only, it will not be binding on Almost Family or, following completion of the merger, the combined company. Accordingly, if the merger is completed, the Almost Family named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Almost Family stockholders.

Almost Family adjournment of special meeting proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote on this proposal. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes will have no effect on the outcome of any vote on this proposal.

Q:	What constitutes a quorum at the special stockholders meetings?

A:	LHC Stockholders: The holders of a majority of the shares of LHC common stock entitled to vote at the LHC special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the LHC special meeting. The holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any meeting of LHC stockholders, whether or not a quorum is present, may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given, other than announcement at the meeting, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of LHC common stock present at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes, which are described below, will not be included in the calculation of the number of shares of LHC common stock present at the special meeting for purposes of determining whether a quorum has been achieved.

Almost Family Stockholders: The holders of a majority of the shares of common stock entitled to vote at the Almost Family special meeting must be represented in person or by proxy at the Almost Family special meeting to constitute a quorum for the transaction of business at the Almost Family special meeting. If there are insufficient shares represented in person or by proxy at the Almost Family special meeting to constitute a quorum, the chairman of the board of directors of Almost Family shall adjourn the special meeting to another time and place. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given, other than announcement at the meeting, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of Almost Family common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes, which are described below, will not be included in the calculation of the number of shares of Almost Family common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How does the LHC board of directors recommend that LHC stockholders vote?

A:	The LHC board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of LHC and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The LHC board of directors unanimously recommends that the LHC stockholders vote:

•	FOR the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger;

•	FOR the proposal to adopt the amended and restated charter; and

•	FOR the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

Q:	How does the Almost Family board of directors recommend that Almost Family stockholders vote?

A:	The Almost Family board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Almost Family and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Almost Family board of directors unanimously recommends that Almost Family stockholders vote:

•	FOR the proposal to adopt the merger agreement;

•	FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers; and

•	FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record of LHC as of , 2018, which is referred to as the LHC record date, or a stockholder of record of Almost Family as of , 2018, which is referred to as the Almost Family record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record, you may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name,” through a broker, bank, trustee or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a “legal proxy” form from their broker, bank, trustee or other nominee.

Q:	How many votes do I have?

A:	LHC Stockholders: Holders of LHC common stock are entitled to one vote for each share owned as of the close of business on the LHC record date. As of the close of business on the LHC record date, there were shares of LHC common stock outstanding and entitled to vote at the LHC special meeting.

Almost Family Stockholders: Holders of Almost Family common stock are entitled to one vote for each share owned as of the close of business on the Almost Family record date. As of the close of business on the Almost Family record date, there were                  shares of Almost Family common stock outstanding and entitled to vote at the Almost Family special meeting.

Q:	My shares are held in “street name” by my broker, bank, employee benefit plan trustee or other nominee. Will my broker, bank, trustee or other nominee automatically vote my shares for me?

A:

No. If your shares are held in the name of a broker, bank, employee benefit plan trustee or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank, employee benefit plan trustee or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank, employee benefit plan trustee or other nominee as to how to vote your shares by providing them with voting instructions. If you do not provide voting instructions, your shares will not be voted on any proposal, as your broker, bank, employee benefit plan trustee or other nominee will not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus. This is often called a “broker non-vote.”

In connection with the LHC special meeting:

•	Broker non-votes, if any, will have the same effect as a vote AGAINST the proposal to adopt the amended and restated charter; and

•	Broker non-votes, if any, will have no effect on the outcome of the proposal to issue shares of LHC common stock to the Almost Family stockholders pursuant to the merger agreement or the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies.

In connection with the Almost Family special meeting:

•	Broker non-votes, if any, will have the same effect as a vote AGAINST the proposal to adopt the merger agreement; and

•	Broker non-votes, if any, will have no effect on the outcome of the non-binding, advisory, Almost Family merger-related compensation proposal or the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies.

Because none of the proposals to be voted on at the LHC special meeting or the Almost Family special meeting are routine matters for which brokers have discretionary authority, LHC and Almost Family do not expect there to be any broker non-votes at their respective special meetings. You should therefore provide your broker, bank, employee benefit plan trustee or other nominee with instructions as to how to vote your shares of LHC common stock or Almost Family common stock.

Please follow the voting instructions provided by your broker, bank, trustee or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in “street name” by returning a proxy card directly to LHC or Almost Family or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank, trustee or other nominee.

Q:	What will happen if I abstain from voting or I fail to vote?

A:	LHC Stockholders: If you are a LHC stockholder and you vote to abstain, it will have the same effect as a vote AGAINST each of the proposals at the LHC special meeting. If you are a LHC stockholder and you fail to vote, either in person or by proxy, or fail to instruct your nominee how to vote, it will have the same effect as a vote AGAINST the proposal to adopt the amended and restated charter but will have no effect on the proposal to issue shares of LHC common stock to the Almost Family stockholders pursuant to the merger agreement or the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies assuming a quorum is present at the LHC special meeting.

Almost Family Stockholders: If you are an Almost Family stockholder and you vote to abstain, it will have the same effect as a vote AGAINST each of the proposals at the Almost Family special meeting. If you are an Almost Family stockholder and you fail to vote, either in person or by proxy, or fail to instruct your nominee how to vote, it will have the same effect as a vote AGAINST the proposal to adopt the merger agreement but will have no effect on the outcome of any vote on the non-binding, advisory Almost Family merger-related compensation proposal or the proposal to approve any motion to adjourn the Almost Family special meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	LHC Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of LHC common stock should be voted on a matter, the shares of LHC common stock represented by your proxy will be voted as the LHC board of directors recommends and, therefore:

•	FOR the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger;

•	FOR the proposal to adopt the amended and restated charter; and

•	FOR the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

Almost Family Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Almost Family common stock should be voted on a matter, the shares of Almost Family common stock represented by your proxy will be voted as the Almost Family board of directors recommends and, therefore:

•	FOR the proposal to adopt the merger agreement;

•	FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers; and

•	FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are a holder of record of either LHC or Almost Family shares: If you are a holder of record of either LHC or Almost Family common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at your respective special meeting. You can do this in one of three ways:

•	timely delivering a signed written notice of revocation to the Secretary of LHC or the Secretary of Almost Family, as applicable;

•	timely delivering a new, valid proxy for LHC or Almost Family, as applicable, bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the applicable proxy card; or

•	attending your special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the LHC special meeting or the Almost Family special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by LHC or Almost Family, as applicable, no later than the beginning of the applicable special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above if you submit your revocation prior to 11:59 p.m. on                 , 2018 (the day before the LHC and Almost Family special meetings).

If you hold shares of either LHC or Almost Family in “street name”: If your shares are held in “street name,” you must contact your broker, bank, trustee or other nominee to change your vote.

Q:	What are the U.S. federal income tax consequences of the merger to U.S. holders of Almost Family common stock?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Provided that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the holders of Almost Family common stock generally should not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Almost Family common stock for shares of LHC common stock in the merger, except with respect to any cash received in lieu of fractional shares of LHC common stock. A holder of Almost Family common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of LHC common stock in the merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. The obligations of LHC and Almost Family to complete the merger are subject to, among other conditions described in this joint proxy statement/prospectus and the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, the receipt by each of LHC and Almost Family of the opinion of its counsel to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

You should read “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page 112 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	LHC and Almost Family are working to complete the merger as soon as practicable and expect the closing of the merger to occur in the first half of 2018. However, the merger is subject to the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, obtaining the required approvals of the stockholders of LHC and Almost Family and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of LHC and Almost Family could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the LHC and Almost Family special meetings and the completion of the merger.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:	LHC Stockholders: If you are a LHC stockholder, after the merger is completed, you are not required to take any action with respect to your shares of LHC common stock.

Almost Family Stockholders: If you are an Almost Family stockholder, after the merger is completed, each share of Almost Family common stock you hold will be converted automatically into the right to receive 0.9150 shares of LHC common stock together with cash in lieu of any fractional shares, as applicable. You will receive instructions shortly following the merger regarding exchanging your shares of Almost Family common stock for shares of LHC common stock. You do not need to take any action at this time. Please do not send your Almost Family stock certificates with your proxy card.

Q:	Are stockholders entitled to appraisal or dissenters’ rights?

A:	No. Neither the stockholders of LHC nor the stockholders of Almost Family under Delaware law will be entitled to exercise any appraisal or dissenters’ rights in connection with the merger or the other transactions contemplated by the merger agreement.

Q:	What happens if I sell my shares of Almost Family common stock before the Almost Family special meeting?

A:	The record date for the Almost Family special meeting is earlier than both the date of the Almost Family special meeting and the date that the merger is expected to be completed. If you transfer your Almost Family shares after the Almost Family record date but before the Almost Family special meeting, you will retain your right to vote at the Almost Family special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What happens if I sell my shares of LHC common stock before the LHC special meeting?

A:	The record date for the LHC special meeting is earlier than the date of the LHC special meeting. If you transfer your LHC shares after the LHC record date but before the LHC special meeting, you will retain your right to vote at the LHC special meeting.

Q:	What if I hold shares in both LHC and Almost Family?

A:	If you are a stockholder of both LHC and Almost Family, you will receive two separate packages of proxy materials. A vote cast as a LHC stockholder will not count as a vote cast as an Almost Family stockholder, and a vote cast as an Almost Family stockholder will not count as a vote cast as a LHC stockholder. Therefore, please submit separate proxies for each of your LHC and Almost Family shares.

Q:	Who can help answer my questions?

A:	LHC stockholders or Almost Family stockholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a LHC stockholder: 1212 Avenue of the Americas, 24th Floor New York, New York 10036 + 1 (212) 297-0720 (Main) + 1 (877) 274-8654 (Toll Free) info@okapipartners.com	If you are a Almost Family stockholder: 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders May Call Toll-Free: (888) 750-5834 Banks & Brokers May Call Collect: (212) 750-5833

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you with respect to the merger and the other matters being considered at the LHC special meeting and Almost Family special meeting. LHC and Almost Family urge you to read carefully this joint proxy statement/prospectus in its entirety, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 154. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

LHC Group, Inc. (see page 50)

LHC Group, Inc., a Delaware corporation, is a provider of post-acute health care services to patients through its home nursing agencies, hospice agencies, community-based services agencies and long-term acute care hospitals. As of September 30, 2017, through its wholly- and majority-owned subsidiaries, equity joint ventures and controlled affiliates, LHC operated in 449 service providers in 27 states within the U.S. LHC operates in four segments: home health services, hospice services, community-based services and facility-based services.

LHC’s common stock is listed on the NASDAQ under the symbol “LHCG.”

The principal executive offices of LHC are located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, and its telephone number is (337) 233-1307.

Almost Family, Inc. (see page 50)

Almost Family, Inc., a Delaware corporation, is a leading provider of home healthcare services and related innovations with operations in 332 locations across 26 states as of September 29, 2017. Almost Family has three segments: home health, other home based services and healthcare innovations. The home health segment provides a comprehensive range of Medicare certified nursing services to patients in need of recuperative care, typically following a period of hospitalization or care in another type of inpatient facility. The other home based services segment includes personal care and hospice business lines. The personal care segment provides services in patients’ homes primarily on an as-needed, hourly basis. These services include personal care, medication management, meal preparation, caregiver respite and homemaking. Hospice services are largely provided in patients’ homes and generally require specialized hospice nursing skills. Hospice revenues are generated on a per diem basis and are primarily from Medicare. The healthcare innovations segment includes Almost Family’s developmental activity outside of the traditional home health business platform.

Almost Family’s common stock is traded on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “AFAM.”

The principal executive offices of Almost Family are located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223 and its telephone number is (502) 891-1000.

Hammer Merger Sub, Inc. (see page 50)

Hammer Merger Sub, Inc., a wholly owned subsidiary of LHC, is a Delaware corporation that was formed for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into Almost Family, with Almost Family surviving the merger and becoming a wholly owned subsidiary of LHC.

The Merger

A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus. LHC and Almost Family encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger Agreement” beginning on page 115.

Terms of the Merger (see page 115)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of LHC formed for the sole purpose of effecting the merger, will be merged with and into Almost Family. Almost Family will be the surviving entity in the merger and become a wholly owned subsidiary of LHC. Upon completion of the merger, LHC and Almost Family, and their respective subsidiaries, will operate as a combined company under the name LHC Group, Inc.

Merger Consideration (see page 115)

Almost Family stockholders will have the right to receive 0.9150 shares of LHC common stock for each share of Almost Family common stock that they hold immediately prior to the effective time of the merger (the “exchange ratio”). The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of LHC or Almost Family. As a result, the implied value of the consideration to Almost Family stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. No fractional shares of LHC common stock will be issued in connection with the merger. Each Almost Family stockholder that otherwise would have been entitled to receive a fraction of a share of LHC common stock will be entitled to receive cash in lieu of the fractional share. LHC stockholders will continue to own their existing shares, which will not be affected by the merger.

U.S. Federal Income Tax Consequences of the Merger (see page 112)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the holders of Almost Family common stock generally should not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Almost Family common stock for shares of LHC common stock in the merger, except with respect to any cash received in lieu of fractional shares of LHC common stock. A holder of Almost Family common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of LHC common stock in the merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. The holders of LHC common stock should not recognize any gain or loss for U.S. income tax purposes.

The obligations of LHC and Almost Family to complete the merger are subject to, among other conditions described in this joint proxy statement/prospectus and the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, the receipt by each of LHC and Almost Family of the opinion of its counsel to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

You should read “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page 112 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the merger to you.

Recommendation of the Board of Directors of LHC (see page 69)

After careful consideration, the LHC board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of LHC and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. For more information regarding the factors considered by the LHC board of directors in reaching its decision to adopt the merger agreement and to authorize the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, see the section entitled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — LHC’s Reasons for the Merger; Recommendation of the LHC Board of Directors.”

The LHC board of directors unanimously recommends that LHC stockholders vote:

•	FOR the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger;

•	FOR the proposal to adopt the amended and restated charter; and

•	FOR the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

Recommendation of the Board of Directors of Almost Family (see page 73)

After careful consideration, the Almost Family board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Almost Family and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. For more information regarding the factors considered by the Almost Family board of directors in reaching its decision to adopt the merger agreement and the merger, see the section entitled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — Almost Family’s Reasons for the Merger; Recommendation of the Almost Family Board of Directors.”

The Almost Family board of directors unanimously recommends that Almost Family stockholders vote:

•	FOR the proposal to adopt the merger agreement;

•	FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers; and

•	FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Opinion of LHC’s Financial Advisor (see page 77)

At a meeting of the LHC board of directors held on November 15, 2017, Jefferies LLC (“Jefferies”) rendered an oral opinion, confirmed by delivery of a written opinion dated the same date, to the LHC board of directors to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as described in its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to LHC.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations and qualifications with respect to the review undertaken by Jefferies. This opinion is attached as Annex C. Jefferies’ opinion was provided for the use and benefit of the LHC board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. The opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might be available to LHC, nor did it address the underlying business decision by LHC to engage in the merger. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with any matter related to the merger. See “LHC Proposal I: Approval of Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — Opinion of LHC’s Financial Advisor.”

Opinion of Almost Family’s Financial Advisor (see page 84)

Almost Family retained Guggenheim Securities, LLC (“Guggenheim Securities”) as its financial advisor in connection with Almost Family’s possible merger with LHC. Guggenheim Securities delivered an opinion to Almost Family’s board of directors to the effect that, as of November 15, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in connection with the merger was fair, from a financial point of view, to the stockholders of Almost Family (excluding LHC and its affiliates). The full text of Guggenheim Securities’ written opinion, which is attached as Annex D to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to Almost Family’s board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the exchange ratio. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to Almost Family’s board of directors with respect to the merger, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to any holder of Almost Family’s or LHC’s common stock as to how to vote or act in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to the stockholders of Almost Family (excluding LHC and its affiliates) to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the merger (including, without limitation, the form or structure of the merger), the merger agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

For a description of the opinion that Almost Family’s board of directors received from Guggenheim Securities, see “The Merger — Opinion of Almost Family’s Financial Advisor” beginning on page 84.

Interests of LHC Directors and Executive Officers in the Merger (see page 103)

Executive officers of LHC and members of LHC’s board of directors have certain interests in the merger that may be different from, or in addition to, the interests of LHC stockholders generally. These interests are described in further detail below, and certain of them are described and quantified in the narrative and table included under “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — Interests of LHC Directors and Executive Officers in the Merger,” beginning on page 103.

Moreover, as detailed below under “— Board of Directors and Management Following the Merger” beginning on page 108, certain of LHC’s executive officers and members of LHC’s board of directors will continue to serve as executive officers or directors of the combined company upon completion of the merger. Specifically, Keith G. Myers, LHC’s current chief executive officer, will continue to serve as chief executive officer of the combined company and chairman of the board of directors of the combined company upon completion of the merger. Donald D. Stelly, the current president and chief operating officer of LHC, will continue to serve as the president and chief operating officer of the combined company upon completion of the merger. In addition, Joshua L. Proffitt, the current chief financial officer, treasurer and an executive vice president of LHC, will continue to serve as chief financial officer, treasurer and an executive vice president of the combined company upon completion of the merger. Furthermore, six of the current members of the LHC board of directors will serve as members of the board of directors of the combined company, including Mr. Myers, LHC’s current chairman of the board of directors, who will serve as chairman of the board of directors of the combined company.

The LHC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote FOR the proposal to issue shares of LHC common stock to the Almost Family stockholders pursuant to the merger, FOR the proposal to adopt LHC’s amended and restated charter and FOR the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

Interests of Almost Family Directors and Executive Officers in the Merger (see page 104)

Executive officers of Almost Family and members of Almost Family’s board of directors have interests in the merger that may be different from, or in addition to, the interests of Almost Family stockholders generally. These interests, including the right to receive cash payments under certain agreements as a result of the change in control resulting from the merger, are described in further detail below, and certain of them are described and quantified in the narrative and table included under “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — Interests of Almost Family Directors and Executive Officers in the Merger,” beginning on page 104.

Moreover, as detailed below under “— Board of Directors and Management Following the Merger,” certain of Almost Family’s executive officers and members of Almost Family’s board of directors will be appointed to serve as executive officers or directors of the combined company, and certain of Almost Family’s executive officers will continue to serve as executive officers of Almost Family upon completion of the merger. Specifically, C. Steven Guenthner, Almost Family’s current president and principal financial officer, will be appointed the president of Almost Family and chief strategy officer of the combined company, and William B. Yarmuth, Almost Family’s current chief executive officer and chairman of Almost Family’s board of directors, will serve in a consulting capacity as special advisor to the combined company. In connection therewith, Mr. Guenthner has entered into a new employment agreement with LHC and Mr. Yarmuth has entered into a consulting agreement with LHC, each to be effective as of the effective time of the merger as described more fully below in the section entitled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — Interests of Almost Family Directors and Executive Officers in the Merger” beginning on page 104. Furthermore, four of the current members of the Almost Family board of directors will serve as members of the board of directors of the combined company.

Additionally, the equity awards granted by Almost Family to its directors, executive officers and other employees, will be converted into equity awards with LHC as described below under “— Treatment of Almost Family Equity Incentive Awards.” In addition, certain of Almost Family’s executive officers also have agreements that provide for severance benefits if their employment is terminated under certain circumstances, as discussed in “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the

Merger Agreement — The Merger — Interests of Almost Family Directors and Executive Officers in the Merger,” beginning on page 104. LHC will also provide employment benefits to the executive officers and other employees as described under “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger Agreement — Employee Benefits Matters,” beginning on page 128.

The Almost Family board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers and FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Board of Directors and Management Following the Merger (see page 108)

Immediately following the effective time of the merger, the board of directors of the combined company will consist of ten directors, (i) six of whom will be selected by LHC, one of which will be Keith G. Myers (the current chairman of the LHC board of directors and chief executive officer of LHC) and one of which will be the lead independent director of LHC immediately prior to the effective time of the merger (currently W.J. “Billy” Tauzin), and (ii) four of whom will be selected by Almost Family. Two of the LHC designees will be appointed to each of the three classes of the board of directors of the combined company and two of the Almost Family designees will be appointed to the class of the board of directors of the combined company consisting of four directors and the other two Almost Family designees being appointed to the other two classes of the board of directors of the combined company. As of the date of this joint proxy statement/prospectus, other than Mr. Myers and Mr. Tauzin, in the case of LHC, neither LHC nor Almost Family has made a determination as to which directors will be appointed to the board of directors of the combined company. Other than Mr. Myers, all director designees will qualify as “independent directors” under NASDAQ rules. Mr. Myers will serve as the chairman of the board of directors of the combined company.

The combined company’s management team will include executives from each of LHC and Almost Family. Keith Myers, the current chief executive officer of LHC and chairman of the board of directors of LHC, will serve as the chief executive officer, in addition to his role as chairman of the board of directors of the combined company. Donald D. Stelly, the current president and chief operating officer of LHC, will serve as the president and chief operating officer of the combined company. Joshua L. Proffitt, the current chief financial officer, treasurer and an executive vice president of LHC, will serve as chief financial officer, treasurer and an executive vice president of the combined company. C. Steven Guenthner, currently the president and principal financial officer of Almost Family, will serve as the chief strategy officer of the combined company and president of Almost Family, and William B. Yarmuth, the current chief executive officer of Almost Family, will serve in a consulting capacity as special advisor of the combined company. As of the date of this joint proxy statement/prospectus, other than Messrs. Myers, Stelly, Proffitt, Guenthner and Yarmuth, neither LHC nor Almost Family has made a determination as to which other officers will be appointed to the management team of the combined company.

Treatment of LHC Equity Incentive Awards (see page 108)

LHC has made periodic grants of restricted stock to its executive officers, members of its board of directors and its employees. The merger will not accelerate the vesting or otherwise affect any awards of LHC stock.

Treatment of Almost Family Equity Incentive Awards (see page 109)

Upon the effective time of the merger, Almost Family equity awards will convert into equity awards with respect to LHC as follows:

•	As of immediately prior to the effective time of the merger, each Almost Family stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by LHC and will be converted into a stock option to acquire a number of shares of LHC common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Almost Family common stock subject to such Almost Family stock option and (b) the exchange ratio. The exercise price per share of the converted stock option will be an amount (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Almost Family stock option by (y) the exchange ratio. Each stock option so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Almost Family stock option (including the vesting schedule) immediately prior to the effective time of the merger.

•	Each unvested share of time-vesting Almost Family restricted stock (“Almost Family Restricted Share Award”) and performance-vesting Almost Family restricted stock (“Almost Family Performance Share Award”) that is outstanding immediately prior to the effective time of the merger will be converted into an LHC restricted stock award on the same terms and conditions (including applicable vesting requirements) applicable to such Almost Family Restricted Share Award and Almost Family Performance Share Award (provided that, with respect to any Almost Family Performance Share Award, the performance-vesting component shall be deemed to have been satisfied in full at the maximum level of performance) under the applicable grant documents in effect immediately prior to the effective time of the merger, with respect to a number of shares of LHC common stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Almost Family common stock subject to such Almost Family Restricted Share Award or Almost Family Performance Share Award by the exchange ratio.

The consummation of the merger will constitute a “change in control” with respect to Almost Family equity awards. Pursuant to Almost Family’s equity incentive plans, no such awards will vest upon the consummation of the merger, but the converted awards will vest on a “double-trigger” basis if the grantee’s service terminates for any reason (other than by the Surviving Corporation for “cause”) within 12 months following the effective time of the merger. In addition, pursuant to the merger agreement, the compensation committee of the board of directors of Almost Family has the discretion to accelerate the vesting of, or deem the performance criteria met under, any such equity award held by an Almost Family director or executive officer (including any officer who agrees to continue employment with Almost Family or LHC following the effective time of the merger).

Regulatory Clearances Required for the Merger (see page 110)

LHC and Almost Family have each agreed to take certain actions in order to obtain the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), following required notifications and review by either the Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”). On December 19, 2017, each of LHC and Almost Family filed its notification under the HSR Act. While LHC and Almost Family expect to obtain this required antitrust clearance, we cannot assure you that this required antitrust clearance will be obtained or that obtaining this required antitrust clearance will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

While the antitrust clearance under the HSR Act is the only regulatory clearance that is required as a condition to the closing of the merger under the merger agreement, LHC and Almost Family are also required to use reasonable best efforts to obtain all other necessary or advisable approvals from governmental authorities in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. These approvals include approvals from a number of the federal, state and municipal authorities that regulate the businesses of LHC and Almost Family. While LHC and Almost Family expect to obtain all necessary and material regulatory approvals, we cannot assure you that these regulatory approvals will be obtained. Furthermore, these other regulatory approvals are not a condition to closing the merger, and the failure to obtain any of these other regulatory approvals could have a material adverse effect on the combined company.

Expected Timing of the Merger

LHC and Almost Family are working to complete the merger as soon as practicable and expect the closing of the merger to occur in the first half of 2018. However, the merger is subject to the expiration or termination of the required waiting periods under the HSR Act, obtaining the required approvals of the LHC and Almost Family stockholders and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of LHC and Almost Family could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the LHC and Almost Family special meetings and the completion of the merger.

Conditions to Completion of the Merger (see page 131)

Each party’s obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the merger of each of the following:

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act shall have been terminated or shall have expired;

•	approval of the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger by holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote thereon;

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Almost Family common stock entitled to vote thereon;

•	no judgment, injunction, order or decree of any governmental authority of competent jurisdiction prohibiting the consummation of the merger shall be in effect, and no law shall have been enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the merger and the other transactions contemplated by the merger agreement;

•	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn; and

•	the shares of LHC common stock to be issued in connection with the merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

In addition, the obligations of each of LHC and Merger Sub, on the one hand, and Almost Family, on the other hand, to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party related to corporate organization, qualification to do business as a foreign entity, its power and authority with respect to the execution, delivery and performance of the merger agreement, its due and valid authorization of the merger agreement, its due execution and delivery of the merger agreement, the enforceability of the merger agreement, the actions taken by its board of directors related to the merger agreement, the required approvals of its holders of shares of capital stock related to the merger agreement, its capital structure (excluding representations and warranties regarding such party’s authorized and outstanding capital stock, treasury stock, shares reserved for issuance and the status of the shares as being duly authorized, validly issued, fully paid and non-assessable shares free of preemptive rights and issued in compliance with applicable securities laws), the absence of any outstanding voting equity interests, the absence of any undisclosed financial advisor, broker or finder fee in connection with the transactions under the merger agreement, and the inapplicability of state takeover statutes will be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date;

•	the representations and warranties regarding such party’s authorized and outstanding capital stock, treasury stock, shares reserved for issuance and the status of shares as being duly authorized, validly issued, fully paid and non-assessable shares free of preemptive rights and issued in compliance with applicable securities laws shall be true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date;

•	each of the other representations and warranties contained in the merger agreement (that is, those representations and warranties which are not covered in the two preceding bullet points) shall be true and correct as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except (i) representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or any material adverse effect qualifications set forth therein (other than the representations and warranties regarding the non-occurrence of any event, circumstance or development since September 30, 2017 that would reasonably be expected to have a material adverse effect and material contracts)), individually or in the aggregate, does not have and would not reasonably be expected to have a material adverse effect;

•	the other party having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under the merger agreement or prior to the closing;

•	on the closing date, no event, circumstance, change, effect, development or occurrence shall exist that has or would reasonably be expected to have a material adverse effect on the other party;

•	receipt of a certificate executed by the chief executive officer or chief financial officer of the other party certifying as to the satisfaction of the conditions described in the preceding five bullet points; and

•	receipt of a tax opinion from each party’s tax counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and subject to customary exceptions, assumptions and qualifications set forth in such opinion, the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code.

No Solicitation of Alternative Proposals (see page 121)

The merger agreement prohibits both LHC and Almost Family from soliciting, initiating or knowingly encouraging or facilitating or participating in any discussions or negotiations with any third party with respect to an acquisition proposal for a competing transaction, including any acquisition of a significant interest in LHC or Almost Family common stock or assets. However, the merger agreement provides that if, at any time prior to obtaining the required approval of the stockholders of LHC or Almost Family, as applicable, LHC or Almost Family, as applicable, receives an unsolicited, written acquisition proposal and, among other things, the LHC board of directors or the Almost Family board of directors, as applicable, determines in good faith (i) after consultation with outside counsel and a financial advisor that such proposal constitutes or is reasonably likely to lead to a proposal that is superior to the merger and (ii) after consultation with outside counsel, the failure to participate in discussions and negotiations regarding such proposal or furnish non-public information to the third party making such proposal would be reasonably expected to be inconsistent with its fiduciary duties under applicable law, then LHC or Almost Family, as applicable, may furnish non-public information to the third party making such proposal or participate in discussions and negotiations regarding such proposal solely to clarify and understand the terms of such proposal so as to determine whether such proposal constitutes or is reasonably likely to lead to a proposal that is superior to the merger.

Changes in Board Recommendations (see page 123)

The merger agreement provides that neither the LHC board of directors nor the Almost Family board of directors shall effect an Adverse Recommendation Change (as defined on page 124). Notwithstanding the foregoing, at any time prior to obtaining the relevant stockholder approval, the LHC board of directors or the Almost Family board of directors, as applicable, may, if such board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and subject to compliance with certain obligations set forth in the merger agreement, make an Adverse Recommendation Change. If the board of directors of LHC or Almost Family effects an Adverse Recommendation Change, such board of directors will nonetheless continue to be obligated to hold its special stockholders meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote, as applicable, unless the other party shall terminate the merger agreement as described under “— Termination of the Merger Agreement.”

Termination of the Merger Agreement (see page 133)

LHC and Almost Family may mutually agree to terminate the merger agreement at any time.

In addition, either LHC or Almost Family may terminate the merger agreement, even after the receipt of the required stockholder approvals, under the following circumstances:

•	if the merger shall not have occurred by July 1, 2018, subject to an extension by either company to a date no later than October 1, 2018 (such date, including any extension thereof, is referred to the “outside date”) in the event that all the conditions to closing have been satisfied or waived (other than the conditions that by their terms are satisfied at the closing) other than the conditions related to the receipt of antitrust approvals;

•	if any law or final and non-appealable order is in effect which permanently prohibits or makes illegal the consummation of the merger;

•	if the LHC stockholders fail to approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger at the LHC special meeting;

•	if the Almost Family stockholders fail to adopt the merger agreement at the Almost Family special meeting; or

•

if the other party has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the closing, (i) would result in the failure of any of the conditions set forth in the merger agreement applicable to it and (ii) such breach is either incapable of being cured or is not cured or waived by the earlier of 30 business days following delivery of written notice of such breach or failure to perform from the non-breaching party or one business day prior to the outside date.

In addition, either LHC or Almost Family may terminate the merger agreement:

•	if prior to obtaining the other party’s required stockholder approval, the other party or its board of directors (i) effects an Adverse Recommendation Change or (ii) breaches in any material respect any of its obligations described under “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger Agreement — No Solicitation of Alternative Proposals” and “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger Agreement — Changes in Board Recommendations.”

Expenses and Termination Fees (see page 134)

All fees and expenses shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated; provided, however that the parties will share equally all filing fees relating to filings with governmental authorities (including any antitrust or competition governmental authority). However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, (i) LHC may be obligated to pay to Almost Family, or Almost Family may be obligated to pay to LHC, a termination fee of $30 million (less any expenses paid by the party described the following clause) and (ii) either party may be required to pay to the other party its merger-related expenses of up to $5 million. See “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger Agreement — Expenses and Termination Fees; Liabilities for Breach” for a more complete discussion of the circumstances under which the termination fee will be required to be paid.

Accounting Treatment (see page 114)

LHC prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting. LHC will be treated as the acquirer for accounting purposes.

No Appraisal or Dissenters’ Rights (see page 112)

Neither the holders of shares of LHC common stock nor the holders of shares of Almost Family common stock are entitled to exercise any appraisal or dissenters’ rights in connection with the merger or the other transactions contemplated by the merger agreement under Delaware law.

Comparison of Stockholder Rights (see page 145)

Almost Family stockholders receiving merger consideration will have different rights once they become stockholders of the combined company due to differences between the governing corporate documents of Almost Family and the governing corporate documents of the combined company. Please see the section entitled “Comparison of Rights of Almost Family Stockholders and LHC Stockholders” for a discussion of these differences.

Listing of Shares of LHC Common Stock; Delisting and Deregistration of Shares of Almost Family Common Stock (see page 111)

It is a condition to the completion of the merger that the shares of LHC common stock to be issued to Almost Family stockholders pursuant to the merger be authorized for listing, and LHC and Almost Family have agreed to use their reasonable best efforts to cause such shares to be listed, on the NASDAQ subject to official notice of issuance. Upon completion of the merger, shares of Almost Family common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will be subsequently deregistered under the Exchange Act.

The Meetings

The LHC Special Meeting (see page 51)

The special meeting of LHC stockholders is scheduled to be held at LHC’s corporate headquarters located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, on                 , 2018, at                 , local time, subject to any adjournments or postponements thereof. The special meeting of LHC stockholders is being held to consider and vote on:

•	the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, which is further described in the sections titled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement —The Merger” and “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger Agreement,” beginning on pages 61 and 115, respectively, and a copy of which is included as Annex A to this joint proxy statement/prospectus;

•	the proposal to adopt the amended and restated charter, a copy of which is included in Annex B to this joint proxy statement/prospectus; and

•	the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

Only holders of record of LHC common stock at the close of business on                 , 2018, the record date for the LHC special meeting, are entitled to receive notice of, and to vote at, the LHC special meeting or any adjournments or postponements thereof. At the close of business on the LHC record date,                  shares of LHC common stock were outstanding, approximately     % of which were owned and entitled to be voted by LHC directors and executive officers and their affiliates. We currently expect that LHC’s directors and executive officers will vote any shares they own in favor of each proposal being submitted to a vote of the LHC stockholders at the LHC special meeting, although no director or officer has entered into any agreement obligating him or her to do so.

LHC stockholders may cast one vote for each share of LHC common stock they own. The proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on the proposal. Adoption of the amended and restated charter requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock entitled to vote on the proposal. Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on the proposal. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal for the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, the holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy and entitled to vote on the proposal may approve any motion to adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Almost Family Special Meeting (see page 56)

The special meeting of Almost Family stockholders is scheduled to be held at Almost Family’s corporate headquarters located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, on                 , 2018 at                 , local time, subject to any adjournments or postponements thereof. The special meeting of Almost Family’s stockholders is being held in order to consider and vote on:

•	the proposal to adopt the merger agreement, which is further described in the sections titled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger” and “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger Agreement,” beginning on pages 61 and 115, respectively, and a copy of which is included as Annex A to this joint proxy statement/prospectus;

•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers; and

•	the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Only holders of record of Almost Family common stock at the close of business on                 , 2018, the record date for the Almost Family special meeting, are entitled to notice of, and to vote at, the Almost Family special meeting or any adjournments or postponements thereof. At the close of business on the Almost Family record date,                  shares of Almost Family common stock were issued and outstanding, approximately     % of which were held by Almost Family’s directors and executive officers and their affiliates. We currently expect that all of Almost Family’s directors and executive officers will vote any shares they own in favor of each proposal being submitted to a vote of the Almost Family stockholders at the Almost Family special meeting, although no director or executive officer has entered into any agreement obligating him to do so.

Almost Family stockholders may cast one vote for each share of Almost Family common stock they own. The proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Almost Family common stock entitled to vote on the proposal. Approval, on a non-binding advisory basis, of specific compensatory arrangements relating to the merger between Almost Family and its named executive officers requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family Special Meeting and entitled to vote on the proposal, although such vote will not be binding on Almost Family or the combined company. Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family Special Meeting and entitled to vote on the proposal. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement, the holders of a majority of the outstanding shares present in person or represented by proxy at the Almost Family Special Meeting and entitled to vote on the proposal may approve any motion to adjourn the meeting to another time or place without further notice, other than announcement at the meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of LHC

The following table sets forth selected consolidated financial information and other data for LHC as of and for each of the nine-months periods ended September 30, 2017 and September 30, 2016 and as of and for each of the years in the five-year period ended December 31, 2016. The selected consolidated statement of income data and statement of cash flows data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from, and are qualified by reference to, the audited consolidated financial statements included in LHC’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this joint proxy statement/prospectus. The selected consolidated statement of income data and statement of cash flows data for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from audited consolidated financial statements of LHC that are not included or incorporated by reference in this joint proxy statement/prospectus.

The selected consolidated financial information as of September 30, 2017 and for the nine months ended September 30, 2017 and September 30, 2016 is derived from the unaudited condensed consolidated financial statements included in LHC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is incorporated by reference in this joint proxy statement/prospectus. The selected consolidated financial information as of September 30, 2016 is derived from the unaudited condensed consolidated financial statements included in LHC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is not incorporated by reference in this joint proxy statement/prospectus. The unaudited consolidated financial information includes all adjustments, consisting solely of normal recurring adjustments, which LHC considers necessary for a fair statement of its financial position and results of operations for those periods. The results for the nine months ended September 30, 2017 are not necessarily indicative of the results that might be expected for the entire year ending December 31, 2017 or any other period.

The consolidated financial information set forth below should be read in conjunction with LHC’s consolidated financial statements, related notes and other financial and operating information incorporated by reference in this joint proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share amounts and certain operating data)
Consolidated Statements of Operations Data:
Net service revenue	$779,700	$679,380	$914,823	$816,366	$733,632	$658,283	$637,569
Gross margin	291,316	265,819	357,173	335,488	298,857	274,819	271,817
Operating income	62,024	51,476	70,562	66,343	45,486	46,737	54,305
Income from continuing operations	—	—	45,942	41,650	28,752	29,146	35,428
Net income attributable to LHC Group, Inc.’s common stockholders	31,678	26,766	36,583	32,335	21,837	22,342	27,440
Net income attributable to LHC Group, Inc.’s common stockholders:
Basic	$1.79	$1.53	$2.08	$1.86	$1.27	$1.31	$1.54
Diluted	1.77	1.52	2.07	1.84	1.26	1.30	1.53
Weighted average shares outstanding:
Basic	17,704,561	17,546,773	17,559,477	17,405,379	17,229,026	17,049,794	17,853,321
Diluted	17,931,700	17,664,284	17,682,820	17,547,531	17,315,333	17,132,751	17,899,195
Consolidated Balance Sheet Data:
Cash	$16,922	$16,518	$3,264	$6,139	$531	$14,014	$9,720
Total assets	765,053	613,453	614,071	566,054	491,739	422,226	386,894
Total debt	265,272	211,690	199,952	195,853	158,627	115,084	103,254
Total LHC Group, Inc. stockholders’ equity	429,175	384,315	395,126	354,582	318,639	293,009	268,181
Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$61,695	$57,843	$67,472	$59,934	$38,657	$45,915	$74,772
Investing activities	(69,191)	(34,635)	(50,380)	(83,855)	(82,038)	(35,263)	(15,140)
Financing activities	21,154	(12,829)	(19,967)	29,529	29,898	(6,358)	(50,168)

Selected Historical Consolidated Financial Data of Almost Family

The following table sets forth selected consolidated financial information and other data for Almost Family as of and for each of the nine months ended September 29, 2017 and September 30, 2016 and as of and for each of the years in the five-year period ended December 30, 2016. The selected consolidated income statement data for the years ended December 30, 2016, January 1, 2016, and December 31, 2014 and the selected consolidated balance sheet data as of December 30, 2016 and January 1, 2016 have been derived from, and are qualified by reference to, the audited consolidated financial statements included in Almost Family’s Annual Report on Form 10-K for the year ended December 30, 2016, which is incorporated by reference in this joint proxy statement/prospectus. The selected consolidated income statement data for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from audited consolidated financial statements of Almost Family that are not included or incorporated by reference in this joint proxy statement/prospectus.

The selected consolidated financial information as of September 29, 2017 and for the nine months ended September 29, 2017 and September 30, 2016 is derived from the unaudited condensed consolidated financial statements included in Almost Family’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2017, which is incorporated by reference in this joint proxy statement/prospectus. The selected consolidated financial information as of September 30, 2016 is derived from the unaudited condensed consolidated financial statements included in Almost Family’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is not incorporated by reference in this joint proxy statement/prospectus. The results for the nine months ended September 29, 2017 are not necessarily indicative of the results that might be expected for the entire year ending December 29, 2017 or any other period.

The consolidated financial information set forth below should be read in conjunction with Almost Family’s consolidated financial statements, related notes and other financial and operating information incorporated by reference in this joint proxy statement/prospectus.

	Nine Months Ended		Fiscal Year (1)		Calendar
(in thousands, except per share data)	September 29, 2017	September 30, 2016	2016	2015	2014	2013	2012
Results of operations data:
Net service revenues	$596,347	$470,114	$623,541	$532,214	$495,829	$356,912	$340,620

Income from continued operations attributable to Almost Family, Inc.	$11,580	$14,060	$17,653	$20,009	$13,763	$8,784	$16,802
Discontinued operations	—	—	—	—	—	(558)	482

Net income attributable to Almost Family, Inc.	$11,580	$14,060	$17,653	$20,009	$13,763	$8,226	$17,284

Per share:
Basic:
Number of shares	13,385	10,150	10,153	9,505	9,333	9,279	9,285
Income from continued operations attributable to Almost Family, Inc.	$0.87	$1.39	$1.74	$2.11	$1.47	$0.95	$1.81
Discontinued operations	—	—	—	—	—	(0.06)	0.05

Net income attributable to Almost Family, Inc.	$0.87	$1.39	$1.74	$2.11	$1.47	$0.89	$1.86

Diluted:
Number of shares	13,627	10,328	10,346	9,745	9,462	9,374	9,324
Income from continued operations attributable to Almost Family, Inc.	$0.85	$1.36	$1.71	$2.05	$1.45	$0.94	$1.80
Discontinued operations	—	—	—	—	—	(0.06)	0.05

Net income attributable to Almost Family, Inc.	$0.85	$1.36	$1.71	$2.05	$1.45	$0.88	$1.85

Dividend declared per share	—	—	—	—	—	—	2
Balance sheet data:
Working capital	$97,822	$66,472	$68,904	$54,643	$40,274	$44,148	$62,541
Total assets	$731,873	$658,712	$658,712	$464,769	$345,258	$354,362	$249,259
Long-term liabilities	$167,174	$302,682	$302,682	$136,048	$60,432	$83,436	$17,846
Total liabilities	$237,085	$354,532	$354,532	$190,869	$112,066	$136,669	$44,944
Noncontrolling interest-redeemable — Healthcare Innovations	$2,256	$2,256	$2,256	$3,639	$3,639	$3,639	—
Stockholders’ equity	$492,532	$301,924	$301,924	$270,261	$229,553	$214,054	$204,315
Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$14,799	$15,285	$24,443	$21,206	$6,986	$19,546	$16,027
Investing activities	(6,485)	(35,620)	(166,622)	(86,695)	(2,200)	(90,967)	(2,963)
Financing activities	725	19,640	144,767	66,125	(10,146)	55,209	(21,581)

(1)	Almost Family changed to a 52-53 week reporting calendar in 2015.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are LHC’s historical per share data for the nine months ended September 30, 2017 and the year ended December 31, 2016, Almost Family’s historical per share data for the nine months ended September 29, 2017 and the year ended December 30, 2016, and unaudited pro forma combined per share data for the nine months ended September 30, 2017 and the year ended December 31, 2016. This information should be read together with the consolidated financial statements and related notes of LHC and Almost Family that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Combined Financial Information” beginning on page 29. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. LHC has a fiscal year-end of December 31 and Almost Family has a fiscal year-end that varies year-to-year. In 2016, Almost Family’s fiscal year-end was December 30. Because of these differences, the following unaudited pro forma combined per share data for the nine months ended September 30, 2016 and the year ended December 31, 2016 combines the historical per share data of LHC for the nine months ended September 30, 2016 and its fiscal year ended December 31, 2016 and the historical per share data of Almost Family for the nine months ended September 29, 2016 and its fiscal year ended December 30, 2016.

The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The Almost Family unaudited pro forma equivalent per share financial information is computed by multiplying the LHC unaudited pro forma combined per share amounts by the exchange ratio (0.9150 shares of LHC common stock for each share of Almost Family common stock).

LHC-Historical	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Earnings per common share:
Basic	$1.79	$2.08
Diluted	$1.77	$2.07
Book value per share of common stock (as of period end)	$24.19	$22.45
Dividends per share of common stock	$—	$—

Almost Family-Historical	Nine Months Ended September 29, 2017	Year Ended December 30, 2016
Earnings per common share:
Basic	$0.87	$1.74
Diluted	$0.85	$1.71
Book value per share of common stock (as of period end)	$32.86	$29.15
Dividends per share of common stock	$—	$—

LHC pro forma combined amounts	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Earnings per common share:
Basic	$1.38	$1.70
Diluted	$1.36	$1.68
Book value per share of common stock (as of period end)	$41.69	40.56

Almost Family pro forma equivalent per share data	Nine Months Ended September 29, 2017	Year Ended December 30, 2016
Earnings per common share:
Basic	$1.26	$1.56
Diluted	$1.24	$1.54
Book value per share of common stock (as of period end)	$38.15	37.11

The book value per share of common stock disclosed above for LHC pro forma combined amounts and Almost Family pro forma equivalents as of the year ended December 31, 2016 includes the 3.6 million shares issued by Almost Family during the nine months ended September 30, 2017.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of LHC and Almost Family after giving effect to the merger and the merger-related pro forma adjustments as described in the notes below.

The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of LHC and Almost Family, giving effect to the merger as if it had been consummated on September 30, 2017. The unaudited pro forma combined statements of income for the nine months ended September 30, 2017 and for the year ended December 31, 2016 combine the historical consolidated statements of income of LHC and Almost Family, giving effect to the merger as if it had been consummated on January 1, 2016, the beginning of the earliest period presented. The historical consolidated financial statements of Almost Family have been adjusted to reflect certain reclassifications in order to conform with LHC’s financial statement presentation.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with LHC considered the acquirer of Almost Family for accounting purposes. Accordingly, consideration given by LHC to complete the merger will be allocated to the assets and liabilities of Almost Family based upon their estimated fair values as of the date of completion of the merger. As of the date of this joint proxy statement/prospectus, LHC has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Almost Family assets to be acquired and the liabilities to be assumed and the related allocations of merger consideration, nor has it identified all adjustments necessary to conform Almost Family’s accounting policies to LHC’s accounting policies. A final determination of the fair value of Almost Family’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Almost Family that exist as of the date of completion of the merger and therefore cannot be made prior to the completion of the transaction. Additionally, the value of the per share consideration to be given by LHC to complete the merger will be determined based on the trading price of LHC’s common stock at the time of the completion of the merger. Accordingly, the pro forma merger consideration allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma merger consideration allocation and adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements presented below. LHC estimated the fair value of Almost Family’s assets and liabilities based on discussions with Almost Family’s management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information with each other. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the allocation of merger consideration is finalized. There can be no assurance that such finalization will not result in material changes.

These unaudited pro forma combined financial statements have been developed from and should be read in conjunction with (i) the unaudited interim consolidated financial statements of each of LHC and Almost Family for the quarterly period ended September 30, 2017 and September 29, 2017, respectively, contained in their respective Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2017 and September 29, 2017, respectively, and (ii) the audited consolidated financial statements of each of LHC and Almost Family contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and December 30, 2016, respectively, all of which are incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of LHC would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. LHC expects to incur significant costs associated with integrating the operations of LHC and Almost Family. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

Unaudited Pro Forma Combined Balance Sheet

At September 30, 2017

(amounts in thousands)

	LHC Group, Inc.	Almost Family, Inc. (as of September 29, 2017)	Pro Forma Adjustments	Notes	Pro Forma Surviving Corporation
ASSETS
Current assets:
Cash	$16,922	$19,149	—		$36,071
Receivables:
Patient accounts receivable, net	145,508	131,873	3,210		280,591
Other receivables	4,705	—	—		4,705
Amounts due from governmental entities	830	—	—		830

Total receivables, net	151,043	131,873	3,210		286,126
Prepaid income taxes	4,879	—	5,942	2,3a	10,821
Prepaid expenses	11,437	16,711	(6,928)	2	21,220
Other current assets	7,331	—	3,421	2	10,752

Total current assets	191,612	167,733	5,645		364,990
Property, building and equipment, net	47,562	16,489	—		64,051
Goodwill	392,689	390,552	356,149	3b	1,139,390
Intangible assets, net	130,779	145,363	49,333	3c	325,475
Other assets	2,411	7,936	(3,210)		7,137
Assets held for sale	—	3,800	—		3,800

Total assets	$765,053	$731,873	$407,917		$1,904,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$40,355	$19,218	1,385		$60,958
Accrued other liabilities	—	50,693	(45,142)	2	5,551
Salaries, wages, and benefits payable	53,289	—	28,098	2	81,387
Self-insurance reserve	9,524	—	15,659	2	25,183
Current portion of long-term debt	261	—	—		261
Amounts due to governmental entities	4,564	—	—		4,564

Total current liabilities	107,993	69,911	—		177,904
Deferred income taxes	38,186	26,769	19,289	3d	84,244
Revolving credit facility	119,000	120,374	—		239,374
Seller’s Notes	—	12,761	—		12,761
Other Liabilities	—	7,270	(4,344)	2	2,926
Income tax payable	—	—	4,344	2	4,344
Long-term debt, less current portion	93	—	—		93

Total liabilities	265,272	237,085	19,289		521,646
Noncontrolling interest — redeemable	13,206	2,256	—		15,462
Stockholders’ equity:
Stockholders’ equity:
Common stock	226	1,414	(1,285)	3e	355
Treasury stock	(42,226)	(5,825)	5,825	3e	(42,226)
Additional paid-in capital	125,208	288,329	562,554	3e	976,091
Retained earnings	345,967	174,962	(178,466)	3e	342,463

Total stockholders’ equity	429,175	458,880	388,628		1,276,683
Noncontrolling interest — non-redeemable	57,400	33,652	—		91,052

Total equity	486,575	492,532	388,628		1,367,735

Total liabilities and equity	$765,053	$731,873	$407,917		$1,904,843

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Income

For the Nine Months Ended September 30, 2017

(amounts in thousands, except per share data)

	LHC Group, Inc.	Almost Family, Inc. (September 29, 2017)	Pro Forma Adjustments	Notes	Pro Forma Surviving Corporation
Net service revenue	$779,700	$596,347	$—		$1,376,047
Cost of service revenue	488,384	314,097	—		802,481

Gross margin	291,316	282,250	—		573,566
Provision for bad debts	8,238	—	11,151	2	19,389
General and administrative expenses	221,077	257,117	(9,325)	2,4a	468,869
(Gain) loss on disposal of assets	(23)	—	—		(23)

Operating income	62,024	25,133	(1,826)		85,331
Interest expense	(2,615)	(5,794)	—		(8,409)

Income before income taxes and noncontrolling interest	59,409	19,339	(1,826)		76,922
Income tax expense	20,410	5,713	(749)	4b	25,374

Net income	38,999	13,626	(1,077)		51,548
Less net income attributable to noncontrolling interests	7,321	2,046	—		9,367

Net income attributable to common stockholders	$31,678	$11,580	$(1,077)		$42,181

Earnings per share attributable to common stockholders:
Basic	$1.79	$0.87		4c	$1.38
Diluted	$1.77	$0.85		4c	$1.36
Weighted average shares outstanding:
Basic	17,705	13,385		4c	30,621
Diluted	17,932	13,627		4c	31,119

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2016

(amounts in thousands, except per share data)

		For the year ended December 31, 2016
	LHC Group, Inc.	Almost Family, Inc.	Pro Forma Adjustments	Notes	Pro Forma Surviving Corporation
Net service revenue	$914,823	$623,541	$—		$1,538,364
Cost of service revenue	557,650	335,472	—		893,122

Gross margin	357,173	288,069	—		645,242
Provision for bad debts	14,790	—	11,708	2	26,498
General and administrative expenses	270,622	253,137	(7,595)	2,4a	516,164
Loss on disposal of assets	1,199	—	—		1,199

Operating income	70,562	34,932	(4,113)		101,381
Interest expense	(2,936)	(5,776)	—		(8,712)
Non-operating income	492	—	—		492

Income from continuing operations before income taxes and noncontrolling interests	68,118	29,156	(4,113)		93,161
Income tax expense	22,176	10,984	(1,686)	4b	31,474

Income from continuing operations	45,942	18,172	(2,427)		61,687
Less net income attributable to noncontrolling interests	9,359	519	—		9,878

Net income attributable to common stockholders	$36,583	$17,653	$(2,427)		$51,809

Earnings per share — basic:
Net income attributable to common stockholders	$2.08	$1.74		4c	$1.70
Earnings per share — diluted:
Net income attributable to common stockholders	$2.07	$1.71		4c	$1.68
Weighted average shares outstanding:
Basic	17,559	10,153		4c	30,475
Diluted	17,683	10,346		4c	30,834

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands, except per share data)

Note 1. Basis of Presentation

Under the terms of the merger agreement, at the effective time of the merger, (a) Almost Family will become a wholly owned subsidiary of LHC; (b) each outstanding share of Almost Family common stock will be converted into the right to receive 0.9150 shares of LHC common stock plus cash in lieu of any fractional shares of LHC common stock; and (c) Almost Family stock options and equity awards will convert into stock options and equity awards with respect to LHC common stock based on the exchange ratio, subject to certain exceptions. For further information regarding the treatment of Almost Family stock options and equity awards, see “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement —The Merger Agreement — Treatment of Almost Family Equity Incentive Awards” in this joint proxy statement/prospectus.

The unaudited pro forma combined financial statements were prepared in accordance with ASC 805, using the acquisition method of accounting with LHC considered to be the acquirer of Almost Family for accounting purposes.

The unaudited pro forma combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of LHC and Almost Family, after giving effect to the merger and the adjustments described in these notes. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not intended to reflect the financial position and results of operations which would have actually resulted had the merger been completed on the dates indicated. Further, the unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The unaudited pro forma combined balance sheet gives effect to the merger as if it had been consummated on September 30, 2017 and includes estimated pro forma adjustments (to the extent they can be currently estimated) for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma combined statements of income give effect to the merger as if it had been consummated on January 1, 2016, the beginning of the earliest period presented.

The unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the merger consideration to identifiable net assets acquired and the excess merger consideration to goodwill. The merger consideration allocation in these unaudited pro forma combined financial statements is based upon aggregate merger consideration of approximately $845.1 million. This amount was calculated as described below in accordance with the merger agreement, based on the outstanding shares of Almost Family common stock, the exchange ratio of 0.9150 shares of LHC common stock for each Almost Family share and a price per LHC common share of $65.43, which represents the closing price of LHC shares of common stock on December 1, 2017. The actual number of shares of LHC common stock issued to Almost Family stockholders pursuant to the merger will be based upon the actual number of Almost Family shares outstanding at the effective time of the merger, and the valuation of those shares will be based on the trading price of LHC’s common stock at the effective time of the merger. For further information regarding the treatment of Almost Family equity awards, see “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement — The Merger Agreement — Treatment of Almost Family Stock-Based Awards” in this joint proxy statement/prospectus.

The preliminary merger consideration is calculated as follows:

Outstanding shares of Almost Family common stock as of September 29, 2017	13,964
Exchange ratio	0.9150

Shares of Surviving Corporation to be issued	12,777

Price per share as of December 1, 2017	$65.43
Fair value of Surviving Corporation common stock to be issued	$836,003
Fair value of vested Almost Family equity awards exchanged for Surviving Corporation equity awards	9,070

Preliminary merger consideration	$845,073

The total consideration amount is calculated based on (i) the closing price of LHC shares of common stock on December 1, 2017, equal to $65.43, (ii) approximately 13,964,000 shares of Almost Family common stock outstanding as of September 29, 2017, and (iii) the exchange ratio described above. Each one dollar increase (decrease) in the per share price of LHC common stock will result in an approximate $12.7 million increase (decrease) in the total consideration for the transaction, substantially all of which LHC expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the transaction. The outstanding number of shares of Almost Family common stock will change prior to the closing of the merger due to transactions in the ordinary course of business, including the vesting of outstanding shares and any grants of new Almost Family equity awards. These changes are not expected to have a material impact on the unaudited pro forma financial statements.

The table below represents a preliminary allocation of the total consideration to Almost Family’s tangible and intangible assets and liabilities based on LHC management’s preliminary estimate of their respective fair values (amounts in thousands):

Assets acquired:
Cash and cash equivalents	$19,149
Accounts receivable, net	135,083
Prepaid income taxes	3,507
Prepaid expenses	9,783
Other current assets	3,421
Property and equipment	16,489
Goodwill	746,701
Intangible assets	194,696
Other assets	4,726
Assets held for sale	3,800
Liabilities assumed:
Accounts payable and other accrued liabilities	(20,603)
Accrued other liabilities	(5,551)
Salaries, wages, and benefits payable	(28,098)
Self-insurance payable	(15,659)
Long-term debt obligations	(136,061)
Deferred income taxes	(46,058)
Income tax payable	(4,344)
Redeemable noncontrolling interest	(2,256)
Non-redeemable noncontrolling interest	(33,652)

Net assets acquired	$845,073

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate allocation of merger consideration will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities, which may be material, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. Assets and liabilities for which preliminary adjustments have been made are described in Note 3 below. Other assets and liabilities for which adjustments have not yet been reflected include, but are not limited to, the valuation of definite-lived intangible assets. Accordingly, LHC will continue to refine the identification and initial measurement of assets to be acquired and liabilities to be assumed as further information becomes available.

Note 2. Reclassification Adjustments

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by LHC. Certain balances from the consolidated financial statements of Almost Family were reclassified to conform its presentation to that of LHC:

The following reclassifications were made to the unaudited pro forma combined balance sheet as of September 30, 2017 (amounts in thousands):

		Increase/(Decrease)
Account description	Reclass Patient Accounts Receivable, net	Reclass Prepaid Expenses	Reclass Accrued other liabilities	Reclass Other Liabilities	Total
Patient accounts receivable, net	$3,210	$—	$—	$—	$3,210
Prepaid income taxes	—	3,507	—	—	3,507
Prepaid expenses	—	(6,928)	—	—	(6,928)
Other current assets	—	3,421	—	—	3,421
Other assets	(3,210)	—	—	—	(3,210)
Accounts payable and other accrued liabilities	—	—	1,385	—	1,385
Accrued other liabilities	—	—	(45,142)	—	(45,142)
Salaries, wages, and befits payable	—	—	28,098	—	28,098
Self-insurance reserve	—	—	15,659	—	15,659
Other liabilities	—	—	—	(4,344)	(4,344)
Income tax payable	—	—	—	4,344	4,344

A reclassification was made to the unaudited pro forma combined income statements for the nine months ended September 30, 2017 of $11.2 million of general and administrative expenses to provision for bad debts.

A reclassification was made to the unaudited pro forma combined income statements for the twelve months ended December 31, 2016 of $11.7 million of general and administrative expenses to provision for bad debts.

Note 3. Unaudited Pro Forma Combined Balance Sheet Adjustments

The unaudited pro forma combined balance sheet reflects the following adjustments:

(a)	Prepaid income taxes. The income tax expense impact of the pro forma adjustments was determined by applying an estimated statutory tax rate of 41%.

(b)	Goodwill. Goodwill is calculated as the difference between the fair value of the aggregate merger consideration and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the table below reflects the estimated goodwill as a result of the merger as of September 30, 2017. The actual amount of goodwill will depend upon the final determination of fair values of the assets acquired and liabilities assumed and may differ materially from this preliminary determination. The goodwill created in the merger is not expected to be deductible for tax purposes and is subject to material revisions as the purchase price allocation is completed. The excess of the merger consideration over the estimated fair value of the identifiable net assets acquired is calculated as follows (amounts in thousands):

Aggregate merger consideration	$845,073
Less: estimated fair value of net assets acquired	(98,372)

Estimated goodwill arising from the merger	746,701
Less: book value of Almost Family existing goodwill	(390,552)

Pro forma adjustment	$356,149

(c)	Intangibles. Intangible assets expected to be acquired consist of the following (amounts in thousands):

Description	Estimated value
Trade name	$116,679
Certificates of Need	26,771
Medicare licenses	21,928
Medicaid licenses	12,416
Definite intangible assets	16,902

Total intangible assets	194,696
Less: book value of Almost Family intangible assets	(145,363)

Pro forma adjustment	$49,333

The fair value estimates for intangible assets are preliminary and determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. Acquired intangible assets include both definite-lived assets, consisting of non-compete agreements, customer relationships, and software; however, as of the date of this joint proxy statement/prospectus, LHC does not have sufficient information to make a reasonable preliminary estimate of the estimated lives of such assets and no amortization expense has been assigned at this time, and indefinite-lived assets consisting of trade names, Certificates of Need, Medicare licenses, and Medicaid licenses, which are not amortized. The final fair value determination for intangible assets may differ materially from this preliminary determination. Any change in the amount of the final fair value of amortizable, definite-lived intangible assets, or any change in the current designation of non-amortizable indefinite-lived intangible assets, could materially affect the amount of amortization expense recorded by the combined company subsequent to the date of completion of the merger.

(d)	Deferred taxes. The adjustment represents an estimate of net deferred income tax liability resulting from pro forma adjustments for the assets to be acquired based on an estimated U.S. statutory rate of 39.1%. This estimate of deferred taxes was determined based on the excess fair value of intangible assets acquired over Almost Family’s book basis. The incremental deferred tax liability was calculated based on the statutory rates where fair value adjustments were estimated. This estimate of deferred income taxes is preliminary and is subject to change based upon management’s final determination of the fair value of intangible assets acquired.

(e)

Equity. The adjustment represents (i) the issuance of LHC stock to Almost Family’s shareholders in connection with the merger, (ii) the elimination of Almost Family’s historical equity, (iii) the estimated impact of transaction costs related to the merger, and (iv) the acceleration of certain Almost Family’s restricted stock awards upon completion of the merger. The following table details the pro forma adjustments made to various stockholders’ equity accounts (amounts in thousands):

	Common Stock	Treasury Stock	Additional Paid-in-Capital	Retained Earnings
Issuance of LHC stock	$127	$—	$835,876	$—
Elimination of Almost Family’s historical equity	(1,414)	5,825	(288,329)	(174,962)
Transaction related costs	—	—	5,939	(3,504)
Acceleration of certain Almost Family’s restricted stock awards	2	—	9,068	—

Total	$(1,285)	$5,825	$562,554	$(178,466)

Note 4. Unaudited Pro Forma Combined Statements of Income Adjustments

The unaudited pro forma combined statement of income reflects the following adjustments:

(a)	Share-based compensation. At completion, Almost Family awards will be converted into LHC equity awards after giving effect to the exchange ratio. Share-based compensation expense, following the completion of the merger, will reflect the fair value of the awards as of the completion date for the portion that was allocated to post-combination services. Adjustments of $1.8 million and $4.1 million of stock-based compensation expense was recorded for the nine months ended September 30, 2017 and twelve months ended December 31, 2016, respectively.

(b)	Income tax expense. The income tax expense impact of the pro forma adjustments was determined by applying an estimated statutory tax rate of 41%.

(c)	Earnings per share. The pro forma combined basic and diluted earnings per share for the nine months ended September 30, 2017 and the twelve months ended December 31, 2016, are calculated as follows (amounts in thousands, except per share data):

	Nine months ended September 30, 2017	Twelve months ended December 31, 2016
LHC’s historic average basic shares	17,705	17,559
Shares issued for Almost Family	12,916	12,916

Pro forma historic average basic shares	30,621	30,475
Dilutive effect of equity awards:
LHC’s equity awards	227	124
Almost Family’s equity awards converted to the Survivor Corporation equity awards	271	235

Pro forma diluted weighted average shares outstanding	31,119	30,834

Pro forma basic earnings per share	$1.38	$1.70

Pro forma diluted earnings per share	$1.36	$1.68

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of LHC common stock are listed for trading on the NASDAQ under the symbol “LHCG.” Shares of Almost Family common stock are listed for trading on the NASDAQ under the symbol “AFAM.” The following table sets forth the closing sales prices per share of LHC common stock and Almost Family common stock, on an actual and equivalent per share basis, on the NASDAQ on the following dates:

•	November 15, 2017, the last full trading day prior to the public announcement of the merger, and

•	, 2018, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	LHC Common Stock		Almost Family Common Stock		Almost Family Equivalent Per Share (1)
November 15, 2017		$66.53		$52.65		$60.87
, 2018	$		$		$

(1)	The equivalent per share data for Almost Family common stock has been determined by multiplying the market price of one share of LHC common stock on each of the dates by the exchange ratio of 0.9150.

The following table sets forth, for the periods indicated, the high and low sales prices per share of LHC common stock and Almost Family common stock on the NASDAQ. For current price information, you should consult publicly available sources.

	LHC				Almost Family
	High		Low		High		Low
Calendar Year 2016
Three months ended March 31, 2016		$45.29		$33.55		$40.78		$34.62
Three months ended June 30, 2016		43.67		35.05		44.01		36.75
Three months ended September 30, 2016		46.51		34.90		44.39		35.41
Three months ended December 31, 2016		45.70		32.48		44.85		36.21
Calendar Year 2017
Three months ended March 31, 2017		$54.10		$44.64		$50.00		$45.30
Three months ended June 30, 2017		68.35		51.76		62.25		46.20
Three months ended September 30, 2017		70.92		57.72		62.45		45.90
Three months ended December 31, 2017
Calendar Year 2018
Three months ended March 31, 2018	$		$		$		$

Dividends

At the close of business on the LHC record date,                  shares of LHC common stock were outstanding. LHC does not currently pay dividends on shares of its common stock, and did not pay dividends in 2017, 2016 or 2015. At the close of business on the Almost Family record date,                  shares of Almost Family common stock were outstanding. Almost Family does not currently pay dividends on shares of its common stock, and did not pay dividends in 2017, 2016 or 2015. The combined company does not anticipate paying cash dividends on the common stock of the combined company in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated herein by reference into this joint proxy statement/prospectus contain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) regarding, among other things, future events or the future financial performance of LHC and Almost Family or the timing or anticipated benefits of the merger. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “will,” “estimates,” “may,” “could,” “should” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. The closing of the merger is subject to the approval of the stockholders of LHC and Almost Family, regulatory approvals and other customary closing conditions. There is no assurance that such conditions will be met or that the merger will be consummated within the expected time frame, or at all. Forward-looking statements relating to the merger include, but are not limited to: statements about the benefits of the proposed transaction, including anticipated synergies and cost savings and future financial and operating results; LHC’s and Almost Family’s plans, objectives, expectations, projections and intentions; the expected timing of completion of the merger; and other statements relating to the transaction that are not historical facts. Forward-looking statements are based on information currently available to LHC and Almost Family and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. With respect to the merger, these risks, uncertainties and factors include, but are not limited to: the risk that LHC or Almost Family may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the merger, require the parties to divest assets or cease operations in certain jurisdictions or cause the parties to abandon the merger; the risk that required stockholder approvals may not be obtained; the risks that the other condition(s) to closing of the transaction may not be satisfied; the length of time necessary to consummate the merger, which may be longer than anticipated for various reasons; the risk that the businesses will not be integrated successfully; the risk that the cost savings, synergies and growth from the merger may not be fully realized or may take longer to realize than expected; the risk that LHC or Almost Family may be unable to obtain the necessary consents from their lenders in connection with the merger or refinance their debt on favorable terms, if at all, in connection with the merger; the diversion of management time on transaction-related issues; the risk that costs associated with the integration of the businesses are higher than anticipated; and litigation risks related to the transaction. With respect to the businesses of LHC and/or Almost Family, including if the merger is consummated, these risks, uncertainties and factors include, but are not limited to: changes in, or failure to comply with, existing government regulations that impact LHC’s and/or Almost Family’s businesses; legislative proposals for healthcare reform and tax reform; the impact of changes in future interpretations of fraud, anti-kickback, or other laws; changes in Medicare and Medicaid reimbursement levels; changes in laws and regulations with respect to Accountable Care Organizations; changes in the marketplace and regulatory environment for Health Risk Assessments; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect and/or risks related to the ability to obtain financing or refinance existing debt; decrease in demand for LHC’s or Almost Family’s services; the potential impact of the announcement or consummation of the merger on relationships with customers, joint venture and other partners, payors, competitors, management and other employees, including the loss of significant contracts or reduction in revenues associated with major payor sources; ability of customers to pay for services; risks related to any current or future litigation proceedings; potential audits and investigations by government and regulatory agencies, including the impact of any negative publicity or litigation; the ability to attract new customers and retain existing customers in the manner anticipated; the ability to hire and retain key personnel; increased competition from other entities offering similar services as offered by LHC and Almost Family; reliance on and integration of information technology systems; ability to protect intellectual property rights; impact of security breaches, cyber-attacks or fraudulent activity on LHC or Almost Family’s reputation, financial results or condition; the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; the risks associated with the combined company’s expansion strategy, the successful integration of recent acquisitions and joint ventures, and if necessary, the ability to relocate or restructure current facilities; and the potential impact of an economic downturn or effects of tax assessments or tax positions taken, risks related to goodwill and other intangible asset impairment, tax adjustments, anticipated tax rates, benefit or retirement plan costs, or other regulatory compliance costs.

Additional information concerning other risk factors is also contained in LHC’s and Almost Family’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond LHC’s or Almost Family’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the information currently available to the parties on the date they are made, and neither LHC nor Almost Family undertakes any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this joint proxy statement/prospectus. Neither LHC nor Almost Family gives any assurance (1) that either LHC or Almost Family will achieve its expectations, or (2) concerning any result or the timing thereof. All subsequent written and oral forward-looking statements concerning LHC, Almost Family, the merger, the combined company or other matters and attributable to LHC or Almost Family or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of LHC and Almost Family because these risks will also affect the combined company. These risks can be found in the Annual Reports on Form 10-K of each of LHC and Almost Family for the fiscal year ended December 31, 2016 and December 30, 2016, respectively, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 154.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either LHC’s or Almost Family’s stock price.

Upon closing of the merger, Almost Family stockholders will receive 0.9150 shares of LHC common stock for each share of their Almost Family common stock plus cash in lieu of fractional shares of LHC common stock. This exchange ratio will not be adjusted for changes in the market price of either LHC common stock or Almost Family common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of LHC common stock prior to the merger will affect the value of LHC common stock that Almost Family stockholders will receive on the date of the merger. The exchange ratio will be adjusted ratably to fully reflect the effect of any split, combination, reclassification, share dividend, other distribution in shares, reorganization, recapitalization, exchange or other like change with respect to the shares of either LHC common stock or Almost Family common stock prior to the closing of the merger.

The prices of LHC common stock and Almost Family common stock at the closing of the merger may vary from their prices on the date the merger agreement was signed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the implied value represented by the exchange ratio will also vary. For example, based on the range of closing prices of LHC common stock during the period from November 15, 2017, the last trading day before public announcement of the merger, through                 , 2018, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $        to a low of $        for each share of Almost Family common stock.

These variations could result from changes in the business, operations or prospects of LHC or Almost Family prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of LHC or Almost Family. We may complete the merger a considerable period after the dates of the LHC special meeting and the Almost Family special meeting. Therefore, at the time of the Almost Family special stockholders meeting, Almost Family stockholders will not know with certainty the value of the shares of LHC common stock that they will receive upon completion of the merger.

The consummation of the merger is contingent upon the satisfaction of a number of conditions, including stockholder and regulatory approvals, that are outside of LHC’s or Almost Family’s control and that LHC and Almost Family may be unable to satisfy or obtain or which may delay the consummation of the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger.

Consummation of the merger is contingent upon the satisfaction of a number of conditions, some of which are beyond LHC’s and Almost Family’s control, including, among others: (i) the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Almost Family’s common stock; (ii) the approval of the issuance of shares of LHC’s common stock to be issued to the Almost Family stockholders in the merger by the affirmative vote of a majority of the shares of LHC’s common stock present in person or represented by proxy at LHC’s special meeting; (iii) the expiration or termination of the required waiting periods under the HSR Act; (iv) the absence of any order or law prohibiting the merger or the other transactions contemplated by the merger agreement; (v) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part; (vi) the receipt of certain tax opinions; and (vii) the absence of a material adverse effect with respect to either LHC or Almost Family (as defined in the merger agreement). LHC and Almost Family may be unable to obtain the regulatory approvals required for the merger or the required regulatory approvals may delay the merger or result in the imposition of conditions, possibly including imposition of conditions that may require certain operations to be divested, that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that we expect to achieve if the merger is successfully completed within its expected time frame. See “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement —The Merger Agreement — Conditions to Completion of the Merger” beginning on page 131.

The merger agreement also requires that LHC and Almost Family use reasonable best efforts to obtain all necessary or advisable approvals from governmental authorities, including those from a number of the federal, state and municipal authorities that regulate the businesses of LHC and Almost Family, including in New York state, which accounts for approximately 7% of Almost Family’s annual revenues. There can be no assurances that these regulatory approvals will be obtained or what conditions may be imposed on the companies in order to obtain such approvals. While these regulatory approvals are not a condition to closing the merger, the failure to obtain any of these regulatory approvals could impose additional material costs on or materially limit the revenue of the combined company following the merger, including ceasing operations or divesting assets in certain jurisdictions, including New York State. For a more detailed description of the regulatory review process, see the section entitled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement — The Merger — Regulatory Clearances Required for the Merger” beginning on page 110.

While the merger is pending, LHC and Almost Family will be subject to business uncertainties that could adversely affect their businesses and operations.

Uncertainty about the effect of the merger on employees, joint venture partners, third party payors, customers and other persons with whom LHC or Almost Family has a business relationship may have an adverse effect on each of LHC’s and Almost Family’s business, operations and stock price. In connection with the pendency of the merger, existing customers or partners could decide to no longer do business with LHC or Almost Family. In addition, certain LHC or Almost Family projects may be delayed or ceased and business decisions could be deferred. Persons with whom each of LHC and almost Family has a business relationship, such as joint venture partners and third party payors, could also decide to terminate, modify or renegotiate their relationships with the companies or take other actions as a result of the merger that could negatively affect LHC’s and Almost Family’s revenue, earnings and cash flows. Employee retention may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart, the businesses of LHC and Almost Family prior to the merger, and the business of the combined company following the merger, could be materially harmed. In addition, stockholders and market analysts could also have a negative perception of the merger, which could cause a material reduction in LHC’s and Almost Family’s stock prices and could also result in (i) LHC not achieving the requisite vote to approve the issuance of LHC’s shares in the merger and/or (ii) Almost Family not achieving the requisite vote to adopt the merger.

Legal proceedings in connection with the merger could delay or prevent the completion of the merger.

If either LHC or Almost Family is the subject of litigation that is related to the merger, it could cause such company to incur substantial expenditures, generate adverse publicity and could delay or prevent the merger.

Defense of any lawsuit, even if successful, could require substantial time and attention of LHC’s or Almost Family’s management and could require the expenditure of significant amounts for legal fees and other related costs, which could have a material adverse effect on the business, financial condition and results of operations of LHC, Almost Family or the combined company.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of LHC and Almost Family.

Completion of the merger is not assured. If the merger is not completed, the ongoing businesses and financial results of LHC and/or Almost Family may be adversely affected and LHC and/or Almost Family will be subject to several risks, including the following:

•	the price of LHC’s common stock and Almost Family’s common stock may decline to the extent that its current market prices reflect a market assumption that the merger will be completed;

•	having to pay significant costs relating to the merger without receiving the benefits of the merger, including, in certain circumstances, a termination fee of $30 million or an expense reimbursement of up to $5 million;

•	negative reactions from customers, stockholders and market analysts;

•	the possible loss of employees necessary to operate the respective businesses;

•	LHC and Almost Family will have been subject to certain restrictions on the conduct of their businesses, which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the merger was pending; and

•	the diversion of the focus of each company’s management to the merger instead of on pursuing other opportunities that could have been beneficial to their respective companies.

If the merger is not completed, LHC and Almost Family cannot assure their respective stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of LHC or Almost Family.

The merger agreement contains provisions that could discourage a potential competing acquirer of either LHC or Almost Family.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of LHC’s and Almost Family’s ability to solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to any acquisition proposal for a competing transaction, including any acquisition of a significant interest in LHC’s or Almost Family’s assets or stock. Further, even if the LHC board of directors or the Almost Family board of directors withdraws or qualifies its recommendation with respect to the merger, LHC or Almost Family, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their respective special meetings, unless the other party shall terminate the merger agreement. In addition, the other party generally has “matching rights,” which provide it an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. See “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement — The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 121, “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement —The Merger Agreement — Changes in Board Recommendations” beginning on page 123 and “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement — The Merger Agreement — Termination of the Merger Agreement” beginning on page 133.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of LHC or Almost Family from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $30 million termination fee that may become payable by either LHC or Almost Family to the other party in certain circumstances. See “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement — The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 134.

LHC’s and Almost Family’s executive officers and directors have certain interests in the merger that may be different from, or in addition to, the interests of LHC and Almost Family stockholders generally.

LHC’s and Almost Family’s executive officers and directors have certain interests in the merger that may be different from, or in addition to, the interests of LHC stockholders and Almost Family stockholders generally. The executive officers of LHC and Almost Family have arrangements with LHC and Almost Family, respectively, that provide for severance benefits if their employment is terminated under certain circumstances following the completion of the merger. In addition, equity awards granted by Almost Family to its directors, executive officers and other employees will be converted into equity awards with respect to LHC common stock. Executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Upon completion of the merger, the board of directors of the combined company will be comprised initially of ten members, (i) six of whom will be selected by LHC and (ii) four of whom will be selected by Almost Family. Keith G. Myers, chairman and chief executive officer of LHC, will serve as the chairman of the board of directors of the combined company and also as chief executive officer of the combined company. Additionally, the combined company’s management team will include executives from each of LHC and Almost Family. Donald D. Stelly, current president and chief operating officer of LHC, will serve as the president and chief operating officer of the combined company. Joshua L. Proffitt, current executive vice president and chief financial officer of the LHC, will serve as the chief financial officer of the combined company. C. Steven Guenthner, current president and principal financial officer of Almost Family, will serve as the chief strategy officer of the combined company and president of Almost Family. William B. Yarmuth, current chairman, director and chief executive officer of Almost Family, will serve as a special advisor to the combined company. In connection with the merger, C. Steven Guenthner entered into a certain employment agreement and William B. Yarmuth entered into a certain consulting agreement, each to be effective as of the effective time of the merger and as described more fully below in the sections entitled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger — The Merger — Board of Directors and Management Following the Merger” beginning on page 108 and “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger — The Merger — Interests of Almost Family Directors and Executive Officers in the Merger — Employment, Consulting and Severance Arrangements with Executive Officers” beginning on page 105.

The LHC and Almost Family boards of directors were aware of these interests at the time each approved the merger and the merger agreement. These interests, including the continued employment of certain executive officers of LHC and Almost Family by the combined company, the continued positions of certain directors of LHC and Almost Family as directors of the combined company and the indemnification of former directors and officers by the combined company, may cause LHC’s and Almost Family’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement — The Merger —Interests of LHC Directors and Executive Officers in the Merger” beginning on page 103 and “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement — The Merger — Interests of Almost Family Directors and Executive Officers in the Merger” beginning on page 104 for more information.

Current holders of LHC and Almost Family common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Upon the completion of the merger, each Almost Family stockholder who receives shares of LHC common stock will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Almost Family. Similarly, after completion of the merger, the shares of combined company common stock retained by each LHC stockholder will represent a smaller percentage ownership of the combined company than such stockholder’s percentage ownership of LHC. It is currently expected that the stockholders of Almost Family immediately prior to the effective time of the merger as a group will receive shares in the merger constituting approximately 41.5% of the shares of combined company common stock on a fully diluted basis immediately after the merger. As a result, stockholders of LHC immediately prior to the effective time of the merger as a group will own approximately 58.5% of the shares of combined company common stock on a fully diluted basis immediately after the merger. Because of this, LHC and Almost Family stockholders will have less voting power and therefore less influence on the management and policies of the combined company than they now have on the management and policies of LHC and Almost Family, respectively.

LHC and Almost Family expect to incur substantial transaction-related costs in connection with the merger.

LHC and Almost Family have incurred and expect to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the merger. In addition, the merger could result in additional costs and expenses that were not expected or anticipated, and such costs and expenses could have a material adverse effect on the financial condition and results of operation of LHC and Almost Family prior to the merger and of the combined company thereafter.

Neither Almost Family nor LHC stockholders will be entitled to dissenters’ or appraisal rights in the merger.

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the Delaware General Corporation Law (the “DGCL”), stockholders are not entitled to exercise any appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing.

Because the Almost Family common stock is listed on the NASDAQ, a national securities exchange, and the LHC common stock is also listed on the NASDAQ and is expected to continue to be so listed following the merger, and because the merger otherwise satisfies the requirements under the DGCL, holders of Almost Family and LHC common stock will not be entitled to dissenters’ or appraisal rights in the merger.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the stockholders of Almost Family may be required to pay substantial U.S. federal income taxes.

Although LHC and Almost Family intend that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is possible that the IRS may assert that the merger fails to qualify as such. If the IRS were to be successful in any such contention or if for any other reason the merger were to fail to qualify as a “reorganization,” each Almost Family stockholder would recognize a gain or loss with respect to all such stockholder’s shares of Almost Family common stock based on the difference between (i) that Almost Family stockholders’ tax basis in such shares and (ii) the aggregate cash and the fair market value of the LHC common stock received. For additional information, see “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Approval of the Merger Agreement — The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page 112 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Risk Factors Relating to the Combined Company Following the Merger

The combined company may fail to realize all of the anticipated benefits of the merger or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

The ability of LHC and Almost Family to realize the anticipated benefits of the merger will depend, to a large extent, on the combined company’s ability to successfully integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of LHC and Almost Family. The integration process may disrupt the business of the combined company and, if implemented ineffectively, would restrict the full realization of the anticipated benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely impact the business, financial condition and results of operations of the combined company. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, loss of customers and diversion of the attention of the combined company’s management and employees. The challenges of combining the operations of the companies include, among others:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of operations and systems, including information technology systems;

•	difficulties in establishing effective uniform controls, standards, systems, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in the acculturation of employees;

•	difficulties in managing the expanded operations of a larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting new joint venture partners and acquisition targets;

•	challenges in attracting and retaining key personnel, including personnel that are considered key to the future success of the combined company; and

•	challenges in keeping key business relationships in place.

Many of these factors will be outside of the control of the combined company, and any one of them could result in increased costs and liabilities, decreases in the amount of expected revenue and earnings and diversion of management’s time and energy, which could have a material adverse effect on the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of LHC and Almost Family are integrated successfully, the full benefits of the transaction may not be realized, including the synergies, cost savings, growth opportunities or cash flows that are expected, and the combined company will also be subject to additional risks that could impact future earnings, such as foreign currency exchange risks, among others. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of LHC and

Almost Family. All of these factors could cause dilution of the earnings per share of the combined company, decrease or delay the expected accretive effect of the merger, negatively impact the price of the combined company’s stock, impair the ability of the combined company to return capital to its stockholders or have a material adverse effect on the business, financial condition and results of operations of the combined company.

The merger may not be accretive and may cause dilution of the combined company’s adjusted earnings per share, which may negatively affect the market price of the combined company’s common stock.

LHC and Almost Family currently anticipate that the merger will be accretive to stockholders on an adjusted earnings per share basis in 2018. This expectation is based on preliminary estimates, which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution of the combined company’s adjusted earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market value of the combined company’s common stock.

The unaudited pro forma combined financial information included in this joint proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is presented solely for illustrative purposes and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This unaudited pro forma combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either LHC’s or Almost Family’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of LHC and Almost Family.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of LHC and Almost Family. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, manufacturing, research and development, marketing and benefits. While LHC and Almost Family have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Tax reform may significantly affect the operations of the combined company.

Potential tax reform in the United States may result in significant changes to United States federal income taxation law, including changes to the U.S. federal income taxation of corporations (including the combined company) and/or changes to the U.S. federal income taxation of stockholders in U.S. corporations, including stockholders of the combined company. There is substantial uncertainty around the likelihood, timing and details of any such tax reform being enacted, but any such reform, if enacted, could have a significant impact on the combined company and its stockholders.

Other Risk Factors of LHC and Almost Family

LHC’s and Almost Family’s businesses are and will be subject to the risks described above. In addition, LHC’s and Almost Family’s businesses are, and will continue to be, subject to the risks described in LHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Almost Family’s Annual Report on Form 10-K for the fiscal year ended December 30, 2016, each as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are or will be filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

LHC Group, Inc.

LHC Group, Inc., a Delaware corporation, is a provider of post-acute health care services to patients through its home nursing agencies, hospice agencies, community-based services agencies and long-term acute care hospitals. As of September 30, 2017, through its wholly- and majority-owned subsidiaries, equity joint ventures and controlled affiliates, LHC operated in 449 service providers in 27 states within the U.S. LHC operates in four segments: home health services, hospice services, community-based services and facility-based services.

LHC’s common stock is listed on the NASDAQ Global Select Market under the symbol “LHCG.”

The principal executive offices of LHC are located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, and its telephone number is (337) 233-1307.

Almost Family, Inc.

Almost Family, Inc., a Delaware corporation, is a leading provider of home healthcare services and related innovations with operations in 332 locations across 26 states as of September 29, 2017. Almost Family has three segments: home health, other home based services and healthcare innovations. The home health segment provides a comprehensive range of Medicare certified nursing services to patients in need of recuperative care, typically following a period of hospitalization or care in another type of inpatient facility. The other home based services segment includes personal care and hospice business lines. The personal care segment provides services in patients’ homes primarily on an as-needed, hourly basis. These services include personal care, medication management, meal preparation, caregiver respite and homemaking. Hospice services are largely provided in patients’ homes and generally require specialized hospice nursing skills. Hospice revenues are generated on a per diem basis and are primarily from Medicare. The healthcare innovations segment includes Almost Family’s developmental activity outside of the traditional home health business platform.

Almost Family’s common stock is traded on the NASDAQ (the “NASDAQ”) under the symbol “AFAM.”

The principal executive offices of Almost Family are located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223 and its telephone number is (502) 891-1000.

Hammer Merger Sub, Inc.

Hammer Merger Sub, Inc., a wholly owned subsidiary of LHC, is a Delaware corporation that was formed for the sole purpose of effecting the merger. In the merger, Almost Family will be merged with and into Merger Sub, with Almost Family surviving as a wholly owned subsidiary of LHC.

THE LHC SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of LHC as part of a solicitation of proxies by LHC’s board of directors for use at LHC’s special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This joint proxy statement/prospectus provides stockholders of LHC with the information they need to know to be able to vote or instruct their vote to be cast at LHC’s special meeting.

Date, Time and Place

The special meeting of LHC stockholders is scheduled to be held at LHC’s corporate headquarters located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, on                     , 2018, at                     , local time, subject to any adjournments or postponements thereof.

Purpose of the LHC Special Meeting

At the LHC special meeting, LHC stockholders will be asked to consider and vote on:

•	the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger as contemplated by the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;

•	the proposal to adopt the amended and restated charter, a copy of which is included at Annex B to this joint proxy statement/prospectus; and

•	the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger by the LHC stockholders.

Recommendation of the Board of Directors of LHC

The LHC board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of LHC and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The LHC board of directors unanimously recommends that the LHC stockholders vote:

•	FOR the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger;

•	FOR the proposal to adopt the amended and restated charter; and

•	FOR the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger.

LHC Record Date; Stockholders Entitled to Vote

Only LHC stockholders of record at the close of business on                     , 2018, the LHC record date for the LHC special meeting, are entitled to notice of, and to vote at, the LHC special meeting or any adjournments or postponements thereof.

At the close of business on the LHC record date, there were                      shares of LHC common stock outstanding and entitled to vote at the LHC special meeting. LHC issued and outstanding capital stock consists solely of outstanding shares of LHC common stock. LHC stockholders will have one vote for each share of LHC common stock they owned on the LHC record date. LHC stockholders may vote such shares in person at the LHC special meeting, through the Internet, by telephone or by a properly executed and delivered proxy card. A list of the names of LHC stockholders of record will be available for review for any purpose germane to the special meeting at the office of LHC’s Secretary 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, during ordinary business hours, for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by LHC’s Directors and Executive Officers

At the close of business on the LHC record date, directors and executive officers of LHC and their affiliates were entitled to vote              shares of LHC common stock, or approximately     % of the shares of LHC common stock outstanding on that date. We currently expect that LHC’s directors and executive officers will vote any shares they own in favor of the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, although no director or officer has entered into any agreement obligating him or her to do so.

Quorum

Other than an adjustment as set forth below, no business may be transacted at the LHC special meeting unless a quorum is present. Holders of a majority of the shares of common stock entitled to vote at the LHC special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the LHC special meeting. If a quorum is not present, the special meeting may be adjourned by the holders of a majority of the outstanding shares of common stock entitled to vote and present in person or by proxy at the special meeting to allow additional time for obtaining additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions will be included in the calculation of the number of shares of LHC common stock present at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be so included.

Required Vote

•	Share issuance proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on this proposal.

•	Adoption of amended and restated charter proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock entitled to vote on the proposal.

•	Adjournment of special meeting proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on this proposal.

Abstentions and Failure to Vote

For purposes of the LHC special meeting, a vote to abstain or a failure to vote will have the following effect on the proposals to be voted on at the LHC special meeting:

•	Share issuance proposal: An abstention will have the same effect as a vote AGAINST this proposal. A failure to vote will have no effect on the outcome of any vote on this proposal;

•	Adoption of amended and restated charter proposal: An abstention and failure to vote will have the same effect as a vote AGAINST this proposal; and

•	Adjournment of special meeting proposal: An abstention will have the same effect as a vote AGAINST this proposal. A failure to vote will have no effect on the outcome of any vote on this proposal.

Please see the section entitled “— Shares Held in (Street Name)” below for a discussion concerning the effect of broker non-votes on each of the proposals identified above.

Voting of Proxies by Holders of Record

If you are a holder of record, a proxy card is enclosed for your use. LHC requests that you submit a proxy via the Internet by logging onto              and following the instructions on your proxy card, by telephone by dialing              and listening for further directions or by signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. When the enclosed proxy card is returned properly executed, the shares of LHC common stock represented by it will be voted at the LHC special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

If a signed proxy card is returned without an indication as to how the shares of LHC common stock represented are to be voted with regard to a particular proposal, the LHC common stock represented by the proxy card will be voted in accordance with the recommendation of the LHC board of directors and therefore FOR the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, FOR the proposal to adopt the amended and restated charter and FOR the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in LHC’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy card and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the LHC special meeting in person. Proxies submitted through the specified Internet website or by telephone must be received by 11:59 p.m., Central Time, on                     , 2018.

Shares Held in “Street Name”

If you hold your LHC shares in a stock brokerage account or if your shares are otherwise held of record by a bank, broker, trust company, trustee or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares in order for your shares to be voted at the LHC special meeting. Please follow the voting instructions provided by your bank, broker, trustee or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to LHC or by voting in person at the LHC special meeting unless you have a “legal proxy,” which you must obtain from your bank, broker, trust company, trustee or other nominee.

Brokers who hold shares of LHC common stock on behalf of their customers may not give a proxy to LHC to vote those shares without specific instructions from their customers. If you are a LHC stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on any of the proposals to be voted on at the LHC special meeting. This is called a “broker non-vote.” Broker non-votes will have no effect on the outcome of any vote on the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger and the proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger. Broker non-votes will have the effect of a vote AGAINST the proposal to adopt the amended and restated charter. Because none of the proposals to be voted on at the LHC special meeting are routine matters for which brokers have discretionary authority, LHC does not expect there to be any broker non-votes at its special meeting.

Revocation of Proxies

If you are the record holder of LHC stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of LHC;

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•	attending the LHC special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the LHC special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

LHC Group, Inc.

901 Hugh Wallis Road South

Lafayette, Louisiana 70508

Attention: Secretary

Please note that if your shares are held in “street name” through a broker, bank, employee benefit plan trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank, trustee or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from your broker, bank, trustee or other nominee.

Tabulation of Votes

LHC has appointed            (“            ”) to serve as the inspector of election for the LHC special meeting.            will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

LHC is soliciting proxies for the LHC special meeting, and in accordance with the merger agreement, the cost of proxy solicitation will be borne by LHC. In addition to solicitation by use of mails, proxies may be solicited by LHC directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with brokers, banks, trustees and other nominees for forwarding of proxy solicitation material to beneficial owners of LHC common stock held of record, and LHC may reimburse these individuals for their reasonable expenses.

To help assure the presence in person or by proxy of the largest number of stockholders possible, LHC has engaged Okapi Partners LLC (“Okapi”), a proxy solicitation firm, to solicit proxies on LHC’s behalf. LHC has agreed to pay Okapi a proxy solicitation fee of up to $20,000, plus reasonable expenses for its services.

Adjournments

Any adjournment of the special meeting may be made by approval of the holders of a majority of the outstanding shares of common stock entitled to vote at and present in person or by proxy at the special meeting, whether or not a quorum exists. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of LHC common stock to the Almost Family stockholders pursuant to the merger or the proposal to adopt the amended and restated charter, then LHC stockholders may be asked to vote on the proposal to approve any motion to adjourn the special meeting so as to permit the further solicitation of proxies. No notice of an adjourned meeting need be given, other than announcement at the meeting, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

THE ALMOST FAMILY SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of Almost Family as part of a solicitation of proxies by Almost Family’s board of directors for use at Almost Family’s special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This joint proxy statement/prospectus provides stockholders of Almost Family with the information they need to know to be able to vote or instruct their vote to be cast at Almost Family’s special meeting.

Date, Time and Place

The special meeting of Almost Family stockholders is scheduled to be held at Almost Family’s headquarters located at 9510 Ormsby Station Road, Suite 300, Louisville, KY 40223, on                     , 2018 at                     , local time, subject to any adjournments or postponements thereof.

Purpose of the Almost Family Special Meeting

At the Almost Family special meeting, Almost Family stockholders will be asked to consider and vote on:

•	the proposal to adopt the merger agreement, which is further described in the sections titled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger” and “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger Agreement,” beginning on pages 61 and 115, respectively, and a copy of which is included as Annex A to this joint proxy statement/prospectus;

•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers; and

•	the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Completion of the merger is conditioned on, among other things, adoption of the merger agreement by the Almost Family stockholders.

Recommendation of the Board of Directors of Almost Family

The Almost Family board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Almost Family and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Almost Family board of directors unanimously recommends that Almost Family stockholders vote:

•	FOR the proposal to adopt the merger agreement;

•	FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers; and

•	FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Almost Family Record Date; Stockholders Entitled to Vote

Only holders of record of Almost Family common stock at the close of business on                     , 2018, the record date for the Almost Family special meeting, will be entitled to notice of, and to vote at, the Almost Family special meeting or any adjournments or postponements thereof.

At the close of business on the Almost Family record date,                      shares of Almost Family common stock were issued and outstanding and entitled to vote at the Almost Family special meeting. Almost Family issued and outstanding capital stock consists solely of outstanding shares of Almost Family common stock. Holders of record of Almost Family common stock on the Almost Family record date are entitled to one vote per share at the Almost Family special meeting on each proposal. A list of stockholders of Almost Family will be available for review at the office of Almost Family’s Secretary at 9510 Ormsby Station Road, Suite 300, Louisville, KY 40223, during usual business hours for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by Almost Family’s Directors and Executive Officers

At the close of business on the Almost Family record date, directors and executive officers of Almost Family and their affiliates were entitled to vote              shares of Almost Family common stock, or approximately     % of the shares of Almost Family common stock outstanding on that date. We currently expect that Almost Family’s directors and executive officers will vote any shares they own in favor of each proposal being submitted to a vote of the Almost Family stockholders at the Almost Family special meeting, although no director or officer has entered into any agreement obligating him or her to do so.

Quorum

No business may be transacted at the Almost Family special meeting unless a quorum is present. Holders of a majority of the shares of common stock entitled to vote at the Almost Family special meeting must be represented in person or by proxy at the Almost Family special meeting to constitute a quorum for the transaction of business at the meeting. If there are insufficient shares represented in person or by proxy at the Almost Family special meeting to constitute a quorum, the chairman of the board of directors of Almost Family shall adjourn the special meeting to another time and place. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions will be included in the calculation of the number of shares of Almost Family common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Almost Family common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

•	Merger agreement proposal: Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Almost Family common stock entitled to vote on this proposal.

•

Non-binding, advisory, merger-related compensation proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote on this proposal. Because the vote regarding these specific merger-related compensatory arrangements between Almost Family and its named executive officers is advisory only, it will not be binding on Almost Family or, following completion of the merger, the combined company. Accordingly, if the merger is completed, the Almost Family named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Almost Family stockholders.

•	Adjournment of special meeting proposal: Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote on this proposal.

Abstentions and Failure to Vote

For purposes of the Almost Family special meeting, a vote to abstain or a failure to vote will have the following effect on the proposals to be voted on at the Almost Family special meeting:

•	Merger agreement proposal: An abstention or failure to vote will have the same effect as a vote AGAINST the proposal;

•	Non-binding, advisory, merger-related compensation proposal: An abstention will have the same effect as a vote AGAINST this proposal. A failure to vote will have no effect on the outcome of any vote on this proposal; and

•	Adjournment of special meeting proposal: An abstention will have the same effect as a vote AGAINST the proposal. A failure to vote will have no effect on the outcome of any vote on this proposal.

Please see the section entitled “— Shares Held in (Street Name)” below for a discussion concerning the effect of broker non-votes on each of the proposals identified above.

Voting of Proxies by Holders of Record

If you are a holder of record, a proxy card is enclosed for your use. Almost Family requests that you submit a proxy via the Internet by logging onto              and following the instructions on your proxy card, by telephone by dialing              and listening for further directions or by signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. When the enclosed proxy card is returned properly executed, the shares of Almost Family common stock represented by it will be voted at the Almost Family special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

If a signed proxy card is returned without an indication as to how the shares of Almost Family common stock represented are to be voted with regard to a particular proposal, the Almost Family common stock represented by the proxy card will be voted in accordance with the recommendation of the Almost Family board of directors and therefore FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost Family and its named executive officers and FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Almost Family’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy card and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Almost Family special meeting in person. Proxies submitted through the specified Internet website or by telephone must be received by 11:59 p.m., Eastern Time, on                     , 2018.

Shares Held in “Street Name”

If you hold your Almost Family shares in a stock brokerage account or if your shares are otherwise held of record by a bank, broker, trust company, trustee or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares in order for your shares to be voted at the Almost Family special meeting. Please follow the voting instructions provided by your bank, broker, trustee or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Almost Family or by voting in person at the Almost Family special meeting unless you have a “legal proxy,” which you must obtain from your bank, broker, trust company, trustee or other nominee.

Brokers who hold shares of Almost Family common stock on behalf of their customers may not give a proxy to Almost Family to vote those shares without specific instructions from their customers. If you are an Almost Family stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on any of the proposals to be voted on at the Almost Family special meeting. This is called a “broker non-vote.” Broker non-votes will have the same effect as a vote AGAINST the merger agreement proposal and will have no effect on the outcome of any vote on the advisory, non-binding, merger-related compensation proposal or the special meeting adjournment proposal. Because none of the proposals to be voted on at the Almost Family special meeting are routine matters for which brokers have discretionary authority, Almost Family does not expect there to be any broker non-votes at its special meeting.

Revocation of Proxies

If you are the record holder of Almost Family stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of Almost Family;

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•	attending the Almost Family special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Almost Family special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, KY 40223

Please note that if your shares are held in “street name” through a broker, bank, employee benefit plan trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank, trustee or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from your broker, bank, trustee or other nominee.

Tabulation of Votes

Almost Family has appointed             to serve as the inspector of election for the Almost Family special meeting. will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Almost Family is soliciting proxies for the Almost Family special meeting, and in accordance with the merger agreement, the cost of proxy solicitation will be borne by Almost Family. In addition to solicitation by use of mails, proxies may be solicited by Almost Family directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with brokers, banks, trustees and other nominees for forwarding of proxy solicitation material to beneficial owners of Almost Family common stock held of record, and Almost Family may reimburse these individuals for their reasonable expenses.

To help assure the presence in person or by proxy of the largest number of stockholders possible, Almost Family has engaged Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies on Almost Family’s behalf. Almost Family has agreed to pay Innisfree a proxy solicitation fee of $25,000. Almost Family will also reimburse Innisfree for its reasonable out-of-pocket costs and expenses.

Adjournments

An adjournment of the Almost Family special meeting may be made: (i) if a quorum is not present, by the chairman of the Almost Family board of directors, or, (ii) if a quorum is present, by the affirmative vote of the holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote on the adjournment proposal. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, then Almost Family stockholders may be asked to vote on the proposal to approve any motion to adjourn the special meeting so as to permit the further solicitation of proxies. No notice of an adjourned meeting, other than announcement at the meeting, need be given unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

LHC PROPOSAL I: APPROVAL OF THE SHARE ISSUANCE AND

ALMOST FAMILY PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT

This joint proxy statement/prospectus is being provided to LHC stockholders in connection with the solicitation of proxies by the LHC board of directors to be voted at the LHC special meeting and at any adjournments or postponements of the LHC special meeting. At the LHC special meeting, LHC will ask LHC stockholders to vote on (i) a proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, (ii) a proposal to adopt the amended and restated charter and (iii) a proposal to approve any motion to adjourn the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the LHC special meeting.

This joint proxy statement/prospectus is being provided to Almost Family stockholders in connection with the solicitation of proxies by the Almost Family board of directors to be voted at the Almost Family special meeting and at any adjournments or postponements of the Almost Family special meeting. At the Almost Family special meeting, Almost Family stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Almost Family’s named executive officers in connection with the completion of the merger and (iii) a proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Almost Family’s special meeting.

The Merger

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read this joint proxy statement/prospectus carefully and in its entirety, including the merger agreement which is included as Annex A to this joint proxy statement/prospectus, for a more complete understanding of the merger.

Effects of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of LHC Group and a party to the merger agreement, will merge with and into Almost Family. Almost Family will be the surviving entity in the merger and become a wholly owned subsidiary of LHC Group. The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware.

At the effective time of the merger, each outstanding share of Almost Family common stock (other than shares held by Almost Family, by any wholly owned subsidiary of Almost Family, by Almost Family as treasury shares, by LHC Group or by any wholly owned subsidiary of LHC Group, all of which will be canceled and retired and cease to exist) will be converted into the right to receive 0.9150 fully paid and nonassessable shares of LHC Group common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.

LHC Group stockholders will not receive any merger consideration and will continue to hold their shares of LHC Group common stock after the merger.

LHC Group and Almost Family are working to complete the merger as soon as practicable and expect the closing of the merger to occur in the first half of 2018. However, the merger is subject to antitrust clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of LHC Group and Almost Family could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the LHC and Almost Family special meetings and the completion of the merger.

Background of the Merger

The Almost Family board of directors and senior management regularly evaluate and assess Almost Family’s financial performance, prospects and growth opportunities, as well as strategies to enhance shareholder value, including opportunities to expand into new markets, enhance the services it provides to its customers and its overall position in the home healthcare, hospice and personal care industries. In connection with these reviews and assessments, the Almost Family board of directors and senior management regularly evaluate potential strategic alternatives relating to Almost Family and its business, including possible acquisitions, divestitures and business combination transactions.

LHC’s board of directors and senior management also regularly evaluate and assess LHC’s financial performance, prospects and growth opportunities, as well as strategies to enhance stockholder value, including opportunities to expand into new markets, enhance the services it provides to its customers and its overall position in the home healthcare, hospice and personal care industries. In connection with these reviews and assessments, LHC’s board of directors and senior management regularly evaluate potential strategic alternatives relating to LHC and its business, including possible acquisitions, divestitures and business combination transactions.

Furthermore, as part of their respective growth strategies, each of LHC and Almost Family has completed numerous acquisitions and joint ventures over the past decade.

Over the course of several years, Keith Myers, LHC’s chief executive officer and chairman, and William Yarmuth, Almost Family’s chief executive officer and chairman, developed a professional relationship from working together on a number of regulatory issues affecting the home health care industry, including most recently with respect to the Centers for Medicare & Medicaid Services (“CMS”) new rules around payment policies, payment rates, and quality provisions for services (collectively, the “New CMS Rules”).

Consistent with LHC’s growth strategies, at various times over the prior years, Mr. Myers has discussed with Mr. Yarmuth the possibility of a business combination between their respective companies, but conversations about a potential business combination between the two companies were preliminary in nature and never pursued by either company.

During the summer of 2017, Mr. Myers began discussing a potential strategic transaction involving Almost Family with members of the corporate development committee of the LHC board of directors and other members of LHC’s senior management, who generally expressed their support for further exploration by LHC senior management of a potential transaction with Almost Family.

In July 2017, LHC approached Jefferies, based on Jefferies’ familiarity with its business, Jefferies’ significant experience in the home health, hospice and personal care industries and Jefferies’ experience in mergers and acquisitions transactions, to assist it in its evaluation of Almost Family and a potential business combination with Almost Family.

Throughout late July and early August 2017, LHC senior management with the assistance of Jefferies reviewed Almost Family’s financial performance using publicly available information. Based on this preliminary review and the belief that a business combination between the two companies could create substantial value for the stockholders of LHC and Almost Family, Mr. Myers had a teleconference with Mr. Yarmuth on August 8, 2017 to discuss, among other things, LHC’s possible interest in exploring a potential business combination with Almost Family.

Following the August 8, 2017 discussion, Mr. Yarmuth discussed the potential business combination with members of Almost Family’s board of directors to seek their input on the potential transaction with LHC and appropriate next steps and such members expressed support for continued discussion with respect to the potential business combination. Mr. Yarmuth also held discussions with a limited number of senior management of Almost Family to inform them of his discussions with Mr. Myers regarding a possible business combination.

In connection with these discussions, Mr. Yarmuth spoke with a representative of Guggenheim Securities to discuss the possible engagement of Guggenheim Securities to provide financial advisory services to Almost Family in connection with a strategic transaction involving LHC. Mr. Yarmuth contacted Guggenheim Securities because of Almost Family’s previous work with Guggenheim Securities and Guggenheim Securities’ familiarity with its business, Guggenheim Securities’ significant experience in the home health, hospice and personal care industries and Guggenheim Securities’ experience in mergers and acquisition transactions.

Following the August 8, 2017 discussion, Mr. Myers instructed Jefferies and LHC’s senior management team to outline the potential terms of the possible business combination. Throughout the following week, LHC senior management and Jefferies conducted further analysis around a potential business combination with Almost Family and the potential terms for such a transaction.

Also throughout the first two weeks of August 2017, Mr. Myers spoke individually with certain members of the corporate development committee of the LHC board of directors to provide them with updates on his conversation with Mr. Yarmuth regarding the potential business combination and to seek their input on certain matters related to the potential transaction.

Throughout the months of August and September, Mr. Yarmuth briefed the individual directors of Almost Family with respect to the ongoing discussions with LHC.

On August 14, 2017, representatives of LHC had a teleconference call with representatives of Almost Family to have further preliminary conversations around a potential business combination transaction. During the call, representatives from each party confirmed their party’s interest in further exploring and discussing a potential business combination between the parties.

Over the course of the next few days, members of LHC’s senior management team and Jefferies discussed the potential terms of the business combination.

On August 17, 2017, representatives of Jefferies, at the direction of LHC, had a teleconference call with representatives of Guggenheim Securities, who participated at the direction of Almost Family, to provide Almost Family with the preliminary terms of the potential business combination. Jefferies, at the direction of LHC, outlined to Guggenheim Securities a business combination transaction with a consideration mix of 90% LHC common stock and 10% cash, pursuant to which the Almost Family stockholders would own 35% of the outstanding shares of the combined company and which aggregate consideration represented a 7.5% premium over Almost Family’s then-current share price. Jefferies also discussed LHC’s preliminary synergy analysis with Almost Family.

Almost Family’s senior management reviewed, with the assistance of Guggenheim Securities, LHC’s proposal and conducted further analysis of the proposed business combination.

Following such review and analysis, on August 18, 2017, representatives of Guggenheim Securities, at the direction of Almost Family, had a teleconference call with representatives of Jefferies to discuss the LHC proposal further. On this call, as instructed by Almost Family, representatives of Guggenheim Securities noted that Almost Family would be interested in considering a potential merger of equals transaction with LHC, but the Almost Family board would require terms that would provide the Almost Family stockholders with a higher ownership percentage of the combined company.

Jefferies discussed its August 18 call with representatives of Guggenheim Securities, including Almost Family’s insistence on an increased ownership percentage of the combined company for the Almost Family stockholders, with Mr. Myers and Joshua Proffitt, LHC’s executive vice president and chief financial officer, and over the weekend of August 19, 2017, Mr. Proffitt and Jefferies conducted further analysis of the proposed business combination. Following discussions between Mr. Myers, Mr. Proffitt and Jefferies, LHC instructed Jefferies to communicate to Guggenheim Securities revised transaction terms, which provide for a merger of equals transaction with 100% stock consideration that would result in the LHC stockholders owning 60% of the combined company and Almost Family stockholders owning 40% of the combined company, which represented an implied premium of 15.8% over Almost Family’s August 18, 2017 share price.

On August 21, 2017, representatives from Jefferies, at the direction of LHC, communicated the terms of the revised LHC proposal to representatives of Guggenheim Securities.

On August 23, 2017, representatives from Guggenheim Securities discussed the revised LHC proposal with representatives of Almost Family’s senior management team.

On August 24, 2017, the LHC board of directors held a regularly scheduled meeting in Lafayette, LA. During this regularly scheduled meeting, each of the corporate development committee of the board as well as the full board met and each reviewed management’s consideration of and strategic rationale for a potential business combination with Almost Family and discussed the potential terms, timing of and process for such a transaction and certain related matters. Members of LHC’s senior management attended the meetings. All of the directors were present at the meeting. Mr. Myers and Mr. Proffitt provided an overview of the prior discussions between LHC and Almost Family with respect to a potential business combination between the companies, the business rationale for such a transaction and an update on the current status and proposed structure of the potential transaction. Mr. Proffitt then discussed with the LHC board of directors the board’s fiduciary duties in the context of the potential transaction as well as confidentiality obligations and trading considerations and provided the LHC board of directors with an overview of the process for a potential merger of equals transaction with Almost Family and preliminary financial perspectives regarding Almost Family.

Following further discussion, the LHC board of directors noted the strategic benefits of the potential business combination and agreed that it was advisable to continue to explore the potential business combination with Almost Family.

On August 25, 2017, following discussion of the same with Mr. Proffitt and at Mr. Proffitt’s direction, Jefferies distributed an initial diligence request list, illustrative transaction timeline and a draft mutual confidentiality agreement, to Guggenheim Securities, who relayed these items to Almost Family’s senior management team. Over the course of the following two weeks, the parties negotiated the terms of the mutual confidentiality agreement and provided updates to the proposed diligence request list and timeline.

Throughout the second half of August and September, Mr. Yarmuth continued to regularly update the individual directors of Almost Family in order to update them about the outreach from LHC regarding a potential transaction and the status of discussions with respect thereto, including the terms proposed by LHC. During this same time period, Mr. Myers had a series of similar conversations with individual directors of LHC to update them on the status of his discussions with Almost Family regarding a potential transaction.

On September 7, 2017, Mr. Myers and Mr. Yarmuth met in Washington DC for a further discussion of the proposed merger of equals transaction. At this meeting, Mr. Myers and Mr. Yarmuth discussed that their respective companies remained interested in exploring the proposed merger of equals transaction and that both companies’ executives should meet in person to further discuss the proposed transaction.

On September 8, 2017, LHC and Almost Family entered into a mutual confidentiality agreement that included customary standstill provisions applicable to each party in connection with the confidential exchange of information and reciprocal due diligence.

Following the execution of the confidentiality agreement through the execution of the merger agreement, Mr. Yarmuth and Mr. Myers had regular telephone conversations regarding the status and potential terms of the potential transaction, including the impact of any proposed changes in healthcare regulations including the New CMS Rules.

Over the course of the next week, LHC, Almost Family and their financial advisors conducted preliminary diligence and synergy analysis.

On September 15, 2017, Mr. Myers and Mr. Proffitt met with Mr. Yarmuth, C. Steven Guenthner, Almost Family’s president and chief financial officer, and Todd Lyles, Almost Family’s chief administrative officer in Louisville, KY to further discuss the potential merger of equals transaction between the two companies. At this meeting the participants discussed the companies’ respective businesses, operations and business processes and discussed differences and commonalities in operating and strategic plans, management philosophies and expense structures. Among other things, the participants noted that the combination of the two companies could benefit both companies by expanding and diversifying their geographic footprint, which could enable greater service and continuity across the continuum of care and provide a stronger foundation for the companies to pursue multiple channels of growth across this expanded footprint. Additionally, they discussed the strategic merit of the combined businesses from each of the home health, hospice, personal care and health care innovation perspectives. The representatives also discussed preliminary financial projections for both companies as well as anticipated synergies resulting from the transaction. The potential New CMS Rules were also discussed, including each party’s anticipated timing and content of the New CMS Rules.

On September 18, 2017, Mr. Myers and Mr. Yarmuth spoke by telephone to discuss the September 15th meeting and both agreed that they would instruct their respective financial advisors to coordinate next steps as the companies continue to explore the proposed transaction.

Over the course of the next two weeks, the LHC and Almost Family management teams worked together to develop an updated synergy analysis and each management team also did further work to develop five year financial forecasts for their respective companies.

During the week of October 2, 2017, each of LHC and Almost Family provided the other company with its five year financial forecasts and LHC and Almost Family, together with their respective financial advisors, had a call on October 8, 2017 to discuss the respective forecasts and the assumptions underlying the forecasts.

On October 9, 2017, members of LHC’s senior management team had a call with representatives from Jefferies and Alston & Bird LLP (“Alston”), LHC’s legal counsel, to discuss the proposed term sheet prepared by Alston, at LHC’s direction, which set forth revised terms for the proposed merger of equals transaction after taking into consideration LHC’s and its financial advisors’ detailed review of the Almost Family financial forecasts, the LHC financial forecasts and the anticipated synergies from the proposed transaction.

On October 10, 2017, LHC provided Almost Family with this term sheet. Pursuant to these revised terms, LHC and Almost Family would combine in an all-stock, merger of equals transaction that would result in LHC stockholders owning approximately 58.5% of the combined company and the Almost Family stockholders owning approximately 41.5% of the combined company.

On October 11, 2017, the Almost Family board of directors held a telephonic meeting at which Mr. Yarmuth provided an update regarding the status of ongoing discussions with LHC and noted that the proposed transaction would be discussed in more detail at a meeting scheduled for later the same week.

On October 13, 2017, the Almost Family board of directors held a regularly scheduled in person meeting to discuss, among other things, the potential transaction on the terms set forth in the LHC term sheet, at which representatives of Guggenheim Securities were in attendance. Representatives of Frost Brown Todd LLC reminded the directors of their fiduciary duties under applicable law. At this meeting, Almost Family’s management and representatives of Guggenheim Securities discussed the proposed terms of a potential transaction, and Guggenheim Securities presented certain preliminary financial analyses with respect to Almost Family, LHC and the proposed transaction, which were reviewed by the board. Following these discussions, the Almost Family board of directors noted the strategic benefits of a combination with LHC and unanimously agreed that it was advisable to continue to explore the merger of equals transaction on the terms outlined in the LHC term sheet. The Almost Family board of directors authorized management to continue discussions and investigations regarding the advisability of the potential merger of equals transaction.

Following the Almost Family board meeting, Jefferies and Guggenheim Securities, at the direction of LHC and Almost Family, respectively, had a call to discuss a timeline for the transaction and the process for due diligence and preparation and negotiation of the necessary legal documentation.

LHC’s senior management engaged FTI Consulting (“FTI”) to consult, advise and assist with due diligence on certain financial, compliance and regulatory matters regarding the potential transaction, engaged Ernst & Young LLP (“E&Y”) to consult, advise and assist with due diligence on certain tax matters regarding the potential transaction and engaged KPMG LLP to review the Almost Family audit work papers in connection with the potential transaction.

During the week of October 16, 2017, each party worked with its respective advisors to finalize the due diligence requests lists and on October 20, 2017 the online data rooms of LHC and Almost Family, respectively, were opened to representatives of the other party and its respective advisors and the parties exchanged due diligence request lists.

Also during the week of October 16, 2017, Alston prepared and discussed the draft merger agreement with LHC, and on October 20, 2017, Alston distributed a draft merger agreement to Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), Almost Family’s legal counsel.

Over the course of the next four weeks, LHC and Almost Family and each company’s respective representatives conducted further due diligence reviews of each other’s businesses, which included review of materials made available in each company’s electronic data room and teleconferences to discuss specific due diligence matters and further information requests.

Also, over the course of the next four weeks, the parties exchanged multiple drafts of the merger agreement and negotiated the terms and conditions of the merger agreement, including, in particular, the structure of the transaction, corporate governance of the combined company, the representations and warranties of the parties, the conditions to the consummation of the merger, the circumstances in which either LHC or Almost Family could consider unsolicited acquisition proposals of third parties as well as the terms on which LHC and Almost Family might be required to pay a fee or expense reimbursement upon termination of the merger agreement and the amount of any such termination fee or expense reimbursement, the obligations to satisfy conditions to closing, available remedies to each party in the event of termination or breach of the merger agreement, the definition of material adverse effect and qualifications to representations and warranties. Furthermore, in connection with the proposed business combination of the two companies, representatives of LHC and Alston discussed with representatives of Almost Family and Gibson Dunn the advisability and desire of LHC to amend its certificate of incorporation in connection with the transaction to increase the authorized number of shares of common stock of the combined company following the consummation of the proposed transaction.

On November 1, 2017, CMS issued the New CMS Rules, which were consistent with the expectations of LHC and Almost Family. Following the issuance of the final New CMS Rules, representatives of LHC and Almost Family agreed to continue to proceed with the proposed transaction.

On November 4 and 5, 2017, Almost Family’s senior management team received due diligence updates from its various advisors in advance of Almost Family’s November 6, 2017 board meeting.

On November 6, 2017, the Almost Family board of directors held a telephonic meeting to receive an update on the potential transaction with LHC. Representatives of Almost Family’s senior management, Guggenheim Securities and Gibson Dunn were present. At this meeting, Guggenheim Securities reviewed certain preliminary financial analysis of Almost Family and LHC and the potential transaction. Members of Almost Family’s senior management provided an update on business discussions and legal and business due diligence to date. Representatives of Gibson Dunn reminded the directors of their fiduciary duties under applicable law. Following this discussion, members of Almost Family’s senior management provided an update regarding the due diligence review that had been completed to date. Almost Family’s senior management and legal counsel discussed the merger agreement and updated the board as to the status of the drafts of the definitive merger agreement that had been exchanged between the parties, certain open points, including the corporate governance structure of the combined company and the amount of the potential termination fees and expense reimbursements that could be payable by the parties under certain circumstances. The Almost Family board determined that management, together with Gibson Dunn and Guggenheim Securities, should continue negotiations and discussions with LHC.

On November 8, 2017, representatives of each of the LHC and Almost Family management teams met in person at LHC’s headquarters in Lafayette, LA to discuss synergies, preliminary integration planning and the merger. At this meeting, Mr. Myers and Mr. Yarmuth also agreed to the remaining corporate governance points, including that the board of directors of the combined company would consist of six LHC designees and four Almost Family designees, with Mr. Myers serving as the chairman of the combined company. Mr. Yarmuth also discussed with Mr. Myers his desire to retire from his role as a director and executive officer of Almost Family in connection with the proposed transaction and it was agreed that Mr. Yarmuth would serve the combined company as a special advisor. It was also agreed that the executive management team of the combined company would consist of Mr. Myers as the chief executive officer, Donald D. Stelly, current president and chief operating officer of LHC, as the president and chief operating officer of the combined company, Mr. Proffitt as the chief financial officer of the combined company and Mr. Guenthner as the chief strategy officer of the combined company and president of Almost Family.

On November 10, 2017, Alston distributed to Gibson Dunn an initial draft of the consulting agreement for Mr. Yarmuth and on November 11, 2017 distributed to Gibson Dunn an initial draft of the employment agreement for Mr. Guenthner. During the course of the next few days, the parties exchanged additional drafts of the consulting and employment agreements and negotiated the final terms and conditions thereof.

On November 11, 2017, the LHC board of directors held a special telephonic meeting regarding the potential transaction. Members of LHC’s senior management and representatives of each of Alston, Jefferies, FTI and E&Y also attended the meeting. All of the directors were present at the meeting. In advance of the meeting, the directors were provided with, among other things, (i) diligence reports from LHC’s respective advisors, (ii) a summary of the draft merger agreement and (iii) a presentation from Jefferies. At the outset of the meeting, a representative from Alston provided the board with an overview of its fiduciary duties in connection with the proposed transaction. Mr. Myers and Mr. Proffitt updated the LHC board of directors regarding discussions and developments related to the potential transaction. Jefferies then discussed with the LHC board of directors certain financial aspects of the potential transaction and financial matters relating to LHC and Almost Family. As part of this discussion, LHC management reviewed with the LHC board of directors the strategic rationale and business reasons for the potential transaction, including potential cost and other savings and growth opportunities anticipated to result from the potential transaction. Following further discussion, a representative of Alston reviewed with the LHC board of directors the terms of the current draft of the merger agreement, including the proposed legal structure of the transaction, the proposed corporate governance structure of the combined company and a potential amendment and restatement of LHC’s certificate of incorporation to increase LHC’s authorized shares of common stock in connection with the merger. The board then received an overview of the due diligence process and results of the due diligence review from LHC’s advisors, including FTI, E&Y and Alston. A discussion ensued regarding the proposed transaction with Almost Family, including numerous questions regarding the due diligence reports. Following further discussions, the LHC Board determined that LHC should continue to pursue the proposed transaction on the terms outlined to the board.

On November 12, 2017, the Almost Family board of directors held a telephonic meeting to receive an update on the potential transaction with LHC. Representatives of Almost Family’s senior management, Guggenheim Securities and Gibson Dunn were present. At this meeting, Guggenheim Securities reviewed its preliminary financial analysis of Almost Family and LHC and the potential transaction and indicated to the Almost Family board of directors that it would be prepared to render a fairness opinion. Members of Almost Family’s senior management provided an update on business discussions and final legal and business due diligence. The Almost Family board authorized management and its advisors to continue finalizing negotiations with LHC.

Also on November 12, 2017, LHC, Almost Family and their respective advisors held a conference call to begin preparing a joint public relations strategy for the potential public announcement of the transaction. Over the course of the following week, LHC, Almost Family and their respective advisors prepared, discussed and finalized the various communications with respect to the potential public announcement of the transaction, including a joint press release, joint investor presentation and employee communications.

On November 14, 2017, members of LHC and Almost Family’s finance teams, together with representatives from Jefferies and Guggenheim Securities, finalized the respective outstanding share numbers for LHC and Almost Family and determined the final exchange ratio based on those share numbers.

On November 14, 2017, LHC distributed to the LHC board of directors the final draft of the merger agreement, an updated summary prepared by Alston highlighting the resolution of all open items with respect to the merger agreement discussed at the November 11 LHC board meeting, a copy of Jefferies’ presentation to the LHC board of directors regarding the transaction, final drafts of the consulting agreement for Mr. Yarmuth, the employment agreement for Mr. Guenthner and the amended and restated LHC certificate of incorporation and a draft of the proposed resolutions approving the transaction.

On November 15, 2017, the Almost Family board of directors held a special meeting, attended by all of the directors. Also in attendance were members of senior management and representatives from Guggenheim Securities and Gibson Dunn. In advance of the meeting, the directors were provided with, among other things, a final version of the merger agreement and a summary thereof, Guggenheim Securities’ presentation materials, which included disclosure as to Guggenheim Securities’ relationships with each of Almost Family and LHC, and a draft of the proposed resolutions approving the transaction. At this meeting, Guggenheim Securities reviewed with Almost Family’s board of directors Guggenheim Securities’ financial analysis of the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated November 15, 2017, to Almost Family’s board of directors to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in connection with the merger was fair, from a financial point of view, to the stockholders of Almost Family (excluding LHC Group and its affiliates). Representatives of Gibson Dunn provided a detailed review of the principal terms of the merger agreement. A discussion ensued regarding the proposed transaction with LHC. In the course of its deliberations, the Almost Family board of directors considered a number of factors, including those described more fully below under “— Almost Family’s Reasons for the Merger; Recommendation of the Almost Family Board of Directors.” The directors reviewed resolutions furnished to the Almost Family board of directors authorizing the merger, the merger agreement and the transactions contemplated by the merger agreement. The Almost Family board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Almost Family and its shareholders, adopted and approved the merger agreement and authorized the appropriate officers of Almost Family to execute and deliver the merger agreement and related documents.

On November 15, 2017, the LHC board of directors held a special telephonic meeting to consider and approve the proposed transaction with Almost Family. Members of LHC’s senior management and representatives of each of Alston and Jefferies also attended the meeting. Representatives of Alston reviewed the merger agreement, including the resolution of the open terms discussed at the November 11 board meeting. Representatives of Alston also reviewed the terms of the Yarmuth consulting agreement, the Guenthner employment agreement and the amended and restated charter with the Board. Monica Azare, the chairperson of the board’s compensation committee, also discussed the Yarmuth consulting agreement and Guenthner employment agreement and recommended that the board approve both agreements in connection with the merger. Representatives of Alston also provided an update on the final results of the due diligence process and also reminded the LHC board of directors of its fiduciary duties in the context of the potential transaction. Representatives from Alston and Mr. Myers also provided an overview of the communications plan with respect to the announcement of the potential transaction. Also at this meeting, Jefferies reviewed with the LHC board of directors Jefferies’s financial analysis of the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated November 15, 2017, to the LHC board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio was fair, from a financial point of view, to LHC. A representative of Alston then reviewed resolutions approving the merger, the merger agreement and certain related matters with the LHC board of directors. After discussion, the LHC board of directors unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of LHC and its stockholders, (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the amended and restated LHC certificate of incorporation and the Yarmuth consulting agreement and Guenthner employment agreements, (iii) directed that the issuance of shares of LHC common stock to the Almost Family shareholders pursuant to the merger and the amended and restated LHC certificate of incorporation be submitted for consideration at a meeting of the LHC stockholders and (iv) resolved to recommend the approval of the issuance of shares of the LHC common stock to the Almost Family shareholders pursuant to the merger and the amended and restated LHC certificate of incorporation by the LHC stockholders.

Later in the day on November 15, 2017, following the approvals of Almost Family’s and LHC’s boards of directors, Almost Family and LHC executed the merger agreement.

On the morning of November 16, 2017, LHC and Almost Family issued a joint press release announcing the execution of the merger agreement.

LHC’s Reasons for the Merger; Recommendation of the LHC Board of Directors

In evaluating the merger agreement and the merger, the LHC board of directors consulted with LHC’s management, as well as with LHC’s legal and financial advisors, and also considered a number of factors including, but not limited to, the following, which the LHC board of directors viewed as supporting its decision to recommend the approval of the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger:

•	its knowledge of LHC’s business, operations, financial condition, earnings and prospects, as well as its assessment of Almost Family’s business, operations, financial condition, earnings and prospects, taking into account the results of LHC’s due diligence review of Almost Family;

•	the belief that the merger will create a leading national in-home healthcare provider with over 781 locations across 36 states, diversifying the combined company’s services and geographic footprint, enabling greater service and continuity across the continuum of care and providing the combined company with a strong foundation to pursue multiple channels of growth across its expanded footprint;

•	the belief that the combined company will be the only national home health, hospice and personal care provider with a long track record of successfully partnering with hospitals and health systems;

•	the belief that there is a strong cultural fit between the two companies, with a shared emphasis on local healthcare and patient-centered care in the home and a history of collaboration amongst the companies’ senior leadership on issues affecting the home health care industry, all of which the LHC board of directors believes will reduce the integration risks associated with the combination of the two companies;

•	that the locations and business lines of LHC and Almost Family are generally complementary, with limited areas of geographic overlap;

•	its belief that the combined company will be well-positioned to lead the transition to value-based reimbursement through the highest quality and patient satisfaction;

•	its belief that the combined company’s increased range of in-home healthcare services and expanded national footprint will position the combined company as the preferred in-home healthcare partner to hospitals and health systems providing the combined company with significant opportunities to pursue new joint ventures nationwide;

•	that the combined company will be led by a management team with strong operational experience, a proven track record of developing joint ventures with leading hospitals and health systems and successfully pursuing strategic acquisitions and a history of successful, efficient capital deployment;

•	that the combined company will benefit from both companies’ talented healthcare providers, who possess strong industry relationships and a reputation for driving savings for payors and improving patient outcomes and experiences;

•	that the increased financial strength, low leverage and strong free cash flows of the combined company will better position it to accelerate LHC’s strategic initiatives, including acquisitions;

•	its belief that the merger will result in multiple opportunities for additional revenue and earnings growth, including (i) a significant pipeline of joint ventures, extensions of existing relationships and acquisitions, (ii) the ability to leverage technology to extend scale and share best practices to improve operational efficiencies, (iii) increased referrals through improved STAR and quality ratings and increased service offerings, and (iv) increased service offerings in existing locations;

•	that at the time the LHC board of directors approved the merger, the transaction was estimated to achieve at least $25 million in annual pre-tax run-rate cost synergies, primarily from efficiencies related to technology platforms, outsourced professional services, finance and reporting functions, and other administrative functions and without anticipated location closings;

•	that at the time the LHC board of directors approved the merger, the transaction was anticipated to result in a combined company with net revenue of approximately $1.8 billion and adjusted EBITDA of approximately $145 million, on a pro forma basis for the last twelve months ended September 30, 2017 and without giving any effect to any anticipated synergies or cost savings, and significant free cash flow available to invest in future growth;

•	that LHC expects the combined company to have an increased market capitalization and improved access to capital, providing incremental benefits to stockholders; and

•	that LHC expects the merger to be generally leverage neutral with the increased size of the combined company and expected synergies improving the credit profile and lowering long-term financing costs of the combined company.

In addition to considering the factors described above, the LHC board of directors also considered the following factors:

•	the fact that the exchange ratio of 0.9150 of a share of LHC common stock for each share of Almost Family common stock is fixed and will not fluctuate based upon changes in the market price of LHC common stock or Almost Family common stock between the date of the merger agreement and the date of completion of the merger;

•	the opinion, dated November 15, 2016, of Jefferies to the LHC board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to LHC of the exchange ratio, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, as more fully described under “— Opinion of LHC’s Financial Advisor;”

•	the fact that LHC stockholders will hold approximately 58.5% of the common stock of the combined company upon completion of the merger and will, therefore, have the opportunity to participate in the further performance of the combined company;

•	the fact that the combined company’s board of directors initially will be comprised of ten directors, including six representatives from LHC’s board of directors;

•	the fact that directors and executive officers of LHC and Almost Family who have an in-depth knowledge of their respective entity and its businesses will have substantial representation on the board of directors and on the senior management team, respectively, of the combined company;

•	the fact that Mr. Myers, the chairman of the board of directors and chief executive officer of LHC, will serve as the chairman of the board of directors and chief executive officer of the combined company and that Mr. Stelly, LHC’s president and chief operating officer, and Mr. Proffitt, LHC’s chief financial officer and executive vice president, will both continue to serve in their respective capacities for the combined company following the completion of the merger;

•	that the merger agreement permits LHC to participate in negotiations with and to furnish information to any third party that makes an acquisition proposal that LHC board of directors determines in good faith (after consultation with outside counsel and a financial advisor) constitutes or is reasonably likely to lead to a superior proposal and determines in good faith (after consultation with outside counsel) that its failure to take such actions would reasonably be expected to be inconsistent with the LHC board of directors’ fiduciary duties under applicable law;

•	that the LHC board of directors may, under certain circumstances, withdraw, modify or qualify its recommendation that LHC stockholders vote for the approval of the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, if failure to take such action would reasonably be expected to be inconsistent with LHC board of directors’ fiduciary duties under applicable law and after compliance with the other requirements set forth in the merger agreement (although LHC cannot terminate the merger agreement to accept a superior proposal);

•	its belief that the size of the termination fee that might be payable to Almost Family pursuant to the merger agreement (i) was reasonable in light of the overall terms of the merger agreement, as well as identical to the termination fee by Almost Family to LHC in corresponding circumstances, (ii) was within the range of termination fees in other transactions of this size and nature and (iii) would not be likely to preclude another party from making a competing proposal;

•	its belief that the size of the expense reimbursement that might be payable to Almost Family pursuant to the merger agreement (i) was reasonable in light of the overall terms of the merger agreement, as well as identical to the expense reimbursement by Almost Family to LHC in corresponding circumstances and (ii) would not likely impact the vote of LHC stockholders on the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger; and

•	the other terms and conditions of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, the circumstances in which each party is permitted to terminate the merger agreement and the related termination fees or expense reimbursements payable by each party in the event of termination of the merger agreement under specified circumstances and the likelihood of completing the merger on the anticipated schedule.

The LHC board of directors weighed the foregoing against a number of risks and potentially negative factors, including:

•	the restrictions on the conduct of LHC’s business during the period between execution of the merger agreement and the consummation of the merger, which may prevent LHC from making certain acquisitions or dispositions or pursuing certain business opportunities during such period;

•	the potential effect of the merger on LHC’s overall business, including its relationships with customers, joint venture partners, referral sources, payors, competitors, management, other employees and regulators;

•	the challenges inherent in combining the businesses, operations and workforces of two businesses of the size, geographic diversity and complexity of LHC and Almost Family, including the potential for

(i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time, and (iii) difficulties in the acculturation of the employees of the two companies;

•	the risk of not being able to realize all of the anticipated benefits of the merger, including the synergies, cost savings, growth opportunities or cash flows between LHC and Almost Family, or that such benefits may take longer than expected to be realized, if at all;

•	the risk that the transaction and subsequent integration of the two businesses may preclude or divert attention from other business opportunities;

•	the substantial costs to be incurred in connection with the merger, including the expenses and fees for professional services and other transaction costs arising from the merger, and the costs of integrating the businesses of LHC and Almost Family;

•	the risk that governmental entities may oppose or refuse to grant regulatory clearances of the merger or impose conditions on LHC and/or Almost Family prior to approving the merger that may adversely impact the ability of the combined company to realize the anticipated benefits that are projected to occur in connection with the merger or require the combined company to cease operations or divest assets in certain jurisdictions;

•	the risk that, despite the combined efforts of LHC and Almost Family prior to the consummation of the merger, the combined company may neither attract nor retain key management or personnel;

•	the risk that the merger may not be completed despite the combined efforts of LHC and Almost Family or that completion may be unduly delayed, even if the requisite approval is obtained from LHC’s stockholders and Almost Family’s stockholders;

•	the fact that LHC intends to amend or refinance its 2014 Credit Facility and potentially seek additional sources of financing in connection with the merger and the risk that it may not succeed in obtaining such amendment or refinancing on favorable terms, if at all;

•	the fact that LHC is obligated to pay Almost Family a termination fee of $30 million in certain circumstances as summarized under “— The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 134, including following a termination of the merger agreement in circumstances where no alternative transaction is available to LHC;

•	the fact that LHC is obligated to reimburse up to $5 million of Almost Family’s merger related expenses following a termination of the merger agreement in circumstances where LHC stockholders failed to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger as summarized under “— The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 134;

•	the fact that under the terms of the merger agreement, in certain circumstances, the Almost Family board of directors can withdraw, modify or qualify its recommendation that the Almost Family stockholders vote for the approval of the merger agreement, if failure to take such action would reasonably be expected to be inconsistent with the Almost Family directors’ fiduciary duties under applicable law and after compliance with the other requirements set forth in the merger agreement (although Almost Family cannot terminate the merger agreement to accept a superior proposal);

•	the terms of the merger agreement place limitations on the ability of LHC to solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an alternative acquisition proposal and to furnish non-public information to, or participate in negotiations with, a third party interested in pursuing an alternative business combination transaction, and that LHC cannot terminate the merger agreement to accept a superior proposal;

•

the risk that the terms of the merger agreement, although reciprocal, including provisions relating to the payment of a termination fee and expense reimbursement under specified circumstances, may have the effect of discouraging other parties that would otherwise be interested in a transaction with LHC from proposing such a transaction;

•	the absence of any appraisal rights for LHC stockholders under Delaware law; and

•	the risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the merger and the complexity of these matters, the LHC board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the merger and to recommend that LHC stockholders vote FOR the proposal to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger, FOR the proposal to approve the charter amendment and FOR the proposal to approve any motion to adjourn LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger. In addition, although the LHC board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors, individual members of the LHC board of directors may have assigned different weights to different factors.

The LHC board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of LHC and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The LHC board of directors unanimously recommends that LHC stockholders vote FOR the proposal to approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger, FOR the proposal to approve the charter amendment and FOR the proposal to approve any motion to adjourn LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger.

Almost Family’s Reasons for the Merger; Recommendation of the Almost Family Board of Directors.

In evaluating the merger, Almost Family’s board of directors consulted with Almost Family’s management and legal and financial advisors, and in reaching its decision to approve the merger agreement and recommend its adoption by Almost Family stockholders, Almost Family’s board of directors considered a number of factors and a substantial amount of information, including the following:

•	its knowledge of Almost Family’s business, operations, financial condition, earnings and prospects, as well as its assessment of LHC’s business, operations, financial condition, earnings and prospects, taking into account the results of Almost Family’s due diligence review of LHC;

•	its belief that the merger will create a nationwide provider of in-home healthcare services with a long track record of successfully partnering with hospitals and health systems led by the most experienced management team steeped in home health;

•	that at the time the Almost Family board of directors approved the merger, the transaction was estimated to achieve $25 million in pre-tax run-rate cost synergies, which provides additional capacity to pursue new acquisition opportunities;

•	that at the time the Almost Family board of directors approved the merger, the transaction was anticipated to result in a combined company with net revenue of approximately $1.8 billion and adjusted EBITDA of approximately $145 million, on a pro forma basis for the last twelve months ended September 30, 2017 and without giving any effect to any anticipated synergies or cost savings, and significant free cash flow available to invest in future growth;

•	that Almost Family expects the combined company to have an increased market capitalization and improved access to capital, providing incremental benefits to stockholders;

•	the belief that the merger creates the leading in-home healthcare company in the United States, with a large, national footprint and diversified lines of service as well as Centers for Medicare & Medicaid Services (CMS) Star ratings that outpace the industry; and

•	the belief that the combined company is well-positioned to lead the industry’s transition to value-based reimbursement and highly coordinated care.

In addition to considering the factors described above, the Almost Family board of directors also considered the following factors:

•	the fact that the exchange ratio of 0.9150 of a share of LHC common stock for each share of Almost Family common stock is fixed and will not fluctuate based upon changes in the market price of Almost Family common stock or LHC common stock between the date of the merger agreement and the date of completion of the merger;

•	the fixed exchange ratio represents a premium of 15.6% to the closing price of Almost Family common stock on November 15, 2017 (the last trading day before the public announcement of the merger);

•	the opinion, dated November 15, 2017, of Guggenheim Securities to Almost Family’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the stockholders of Almost Family (excluding LHC Group and its affiliates), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “— Opinion of Almost Family’s Financial Advisor” below;

•	the fact that Almost Family stockholders will hold approximately 41.5% of the common stock of the combined company upon completion of the merger and will, therefore, have the opportunity to participate in the further performance of the combined company;

•	the fact that the combined company’s board of directors initially will be comprised of ten directors, including four representatives from Almost Family’s board of directors;

•	the fact that directors and executive officers of Almost Family and LHC who have an in-depth knowledge of their respective entity and its businesses will have substantial representation on the board of directors and on the senior management team, respectively, of the combined company;

•	the fact that Mr. Yarmuth, the chairman of the board of directors and chief executive officer of Almost Family, will serve as a special advisor to the combined company and that Mr. Guenthner, Almost Family’s current president and principal financial officer, will continue as president of Almost Family and serve as chief strategy officer of the combined company following the closing;

•	that the merger agreement permits Almost Family to participate in negotiations with and to furnish information to any third party that makes an acquisition proposal that the Almost Family board of directors determines in good faith (after consultation with outside counsel and a financial advisor) constitutes or is reasonably likely to lead to a superior proposal and determines in good faith (after consultation with outside counsel) that its failure to take such actions would be inconsistent with the duties of the Almost Family board of directors under applicable law;

•	that the Almost Family board of directors may, under certain circumstances, withdraw, modify or qualify its recommendation that the Almost Family stockholders vote for the approval of the issuance of shares of Almost Family common stock to the LHC stockholders pursuant to the merger, if failure to take such action would be inconsistent with the Almost Family directors’ duties under applicable law and after compliance with the other requirements set forth in the merger agreement (although Almost Family cannot terminate the merger agreement to accept a superior proposal);

•	the limited circumstances under which the LHC board of directors can change its recommendation that the LHC stockholders vote for the approval of the merger agreement, and the fact that LHC will be required to pay Almost Family a termination fee of $30 million in certain circumstances as summarized under “— The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 134;

•	the fact that the transaction is anticipated to be tax free for United States federal income tax purposes to the Almost Family stockholders;

•	the Almost Family board of directors’ belief that the size of the termination fee that might be payable to LHC pursuant to the merger agreement (i) was reasonable in light of the overall terms of the merger agreement, as well as identical to the termination fee payable by LHC to Almost Family in corresponding circumstances, (ii) was within the range of termination fees in other transactions of this size and nature and (iii) would not be likely to preclude another party from making a competing proposal; and

•	the other terms and conditions of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, the circumstances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances and the likelihood of completing the merger on the anticipated schedule.

The Almost Family board of directors weighed the foregoing against a number of risks and countervailing factors, including:

•	the fact that the Almost Family stockholders will not receive cash in the transaction even though certain of the Almost Family stockholders may desire liquidity;

•	the restrictions on the conduct of Almost Family’s business during the period between execution of the merger agreement and the consummation of the merger, which may prevent Almost Family from making certain acquisitions or dispositions or pursuing certain business opportunities during such period;

•	the potential effect of the merger on Almost Family’s overall business, including its relationships with customers, suppliers, competitors, management, other employees and regulators;

•	the challenges inherent in combining the businesses, operations and workforces of two businesses of the size, geographic diversity and complexity of Almost Family and LHC, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time, and (iii) difficulties in the acculturation of the employees of the two companies;

•	the risk of not being able to realize all of the anticipated benefits of the merger, including the synergies, cost savings, growth opportunities or cash flows between Almost Family and LHC, or that such benefits may take longer than expected to be realized, if at all;

•	the risk that the transaction and subsequent integration of the two businesses may preclude other business opportunities;

•	the substantial costs to be incurred in connection with the merger, including the expenses and fees for professional services and other transaction costs arising from the merger, and the costs of integrating the businesses of Almost Family and LHC;

•	the risk that governmental entities may oppose or refuse to grant regulatory clearances of the merger or impose conditions on Almost Family and/or LHC prior to approving the merger that may adversely impact the ability of the combined company to realize the anticipated benefits that are projected to occur in connection with the merger;

•	the risk that, despite the combined efforts of Almost Family and LHC prior to the consummation of the merger, the combined company may neither attract nor retain key management or personnel;

•	the fact that Almost Family is obligated to pay LHC a termination fee of $30 million in certain circumstances as summarized under “— The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 134, including following a termination of the merger agreement in circumstances where no alternative transaction is available to Almost Family;

•	the fact that under the terms of the merger agreement, in certain circumstances, the LHC board can withdraw, modify or qualify its recommendation that the LHC stockholders vote for the approval of the merger agreement, if failure to take such action would be inconsistent with the LHC directors’ duties under applicable law and after compliance with the other requirements set forth in the merger agreement (although LHC cannot terminate the merger agreement to accept a superior proposal);

•	the terms of the merger agreement place limitations on the ability of Almost Family to solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an alternative acquisition proposal and to furnish non-public information to, or participate in negotiations with, a third party interested in pursuing an alternative business combination transaction, and that Almost Family cannot terminate the merger agreement to accept a superior proposal;

•	the risk that the terms of the merger agreement, although reciprocal, including provisions relating to the payment of a termination fee under specified circumstances, may have the effect of discouraging other parties that would otherwise be interested in a transaction with Almost Family from proposing such a transaction;

•	the absence of any appraisal rights for Almost Family stockholders under Delaware law; and

•	the risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements.”

Almost Family’s board of directors also was apprised of certain interests in the merger of Almost Family’s directors and executive officers that may be different from, or in addition to, the interests of Almost Family generally as discussed in “— Interests of Almost Family Directors and Executive Officers in the Merger.”

This discussion of the information and factors considered by Almost Family’s board of directors in reaching its conclusions and recommendation summarizes the material factors considered by Almost Family’s board of directors, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Almost Family’s board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that Almost Family stockholders vote in favor of the proposal to adopt the merger agreement.

Almost Family’s board of directors conducted an overall review of the factors described above and considered the factors overall to be favorable to and to support its determination. In considering the factors described above, individual members of Almost Family’s board of directors may have given differing weights to different factors.

The Almost Family board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Almost Family and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Almost Family board of directors unanimously recommends that Almost Family stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements relating to the merger between Almost

Family and its named executive officers and FOR the proposal to approve any motion to adjourn the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Opinion of LHC’s Financial Advisor

LHC retained Jefferies as financial advisor in connection with the transaction. With respect to this engagement, LHC requested that Jefferies evaluate whether the exchange ratio set forth in the merger agreement is fair, from a financial point of view, to LHC. At a meeting of the LHC board of directors held on November 15, 2017, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated the same date, to the LHC board of directors to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as described in its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to LHC.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations and qualifications with respect to the review undertaken by Jefferies. This opinion is attached as Annex C and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the LHC board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. The opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might be available to LHC, nor did it address the underlying business decision by LHC to engage in the merger. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with any matter related to the merger. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated November 14, 2017 of the merger agreement;

•	reviewed certain publicly available financial and other information about LHC and Almost Family;

•	reviewed certain information furnished to it by LHC’s management, including financial forecasts, relating to the business, operations and prospects of LHC;

•	reviewed certain information furnished to it by Almost Family’s management, including financial forecasts, relating to the business, operations and prospects of Almost Family;

•	held discussions with members of senior management of LHC concerning the matters described in the second, third and fourth bullets immediately above;

•	held discussions with members of senior management of Almost Family concerning the matters described in the second, third and fourth bullets immediately above;

•	reviewed the share trading price history and valuation multiples for Almost Family common stock and LHC common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the pro forma impact of the merger on LHC and Almost Family; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by LHC and Almost Family or that was publicly available to Jefferies (including, without limitation, the information described above) or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the respective managements of LHC and Almost Family that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, LHC or Almost Family and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. LHC and Almost Family informed Jefferies, however, and Jefferies assumed, that the financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of LHC and Almost Family as to the future financial performance of LHC and Almost Family, respectively. Jefferies expressed no opinion as to the respective financial forecasts of LHC or Almost Family or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting LHC or Almost Family, and assumed the correctness in all respects material to its analysis of all legal and accounting advice given to LHC and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and the transactions contemplated by, the merger agreement to LHC and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to LHC or its stockholders. Jefferies also assumed, with LHC’s consent, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, Jefferies also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on LHC, Almost Family or the contemplated benefits of the merger.

Jefferies’ opinion was for the information of LHC board of directors in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to LHC, nor does it address the underlying business decision by LHC to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to whether or not any holder of shares of LHC common stock should vote or act in connection with any matter related thereto. In addition, Jefferies, at the direction of the LHC board of directors, did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of LHC or Almost Family, relative to the exchange ratio. Jefferies expressed no opinion as to the price at which shares of LHC common stock will be when issued pursuant to the merger or the prices at which LHC common stock or Almost Family common stock will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, in connection with the merger relative to the exchange ratio. The issuance of Jefferies’ opinion was authorized by the fairness committee of Jefferies.

In connection with rendering its opinion to the LHC board of directors, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company used as a comparison was identical or directly comparable to LHC or Almost Family. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of LHC and Almost Family underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of LHC and Almost Family. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of LHC, Almost Family or the shares of common stock of LHC or Almost Family.

The exchange ratio was determined through arm’s-length negotiation between LHC and Almost Family, and the decision by LHC to enter into the merger agreement was solely that of the LHC board of directors. Jefferies’ opinion and financial analyses was only one of many factors considered by the LHC board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the LHC board of directors or LHC management with respect to the merger or the exchange ratio.

The following is a brief summary of the material financial analyses provided to the LHC board of directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The management projections for LHC (“LHC Management Projections”) and Almost Family as provided to (which Almost Family management projections were adjusted by LHC management as described under “Additional Information” below) and approved for use by Jefferies by LHC management (“Almost Family Management Projections”, and together with the LHC Management Projections, the “Management Projections”) for the calendar years ending December 31, 2017 through December 31, 2022 are described in the section entitled “— Certain LHC Unaudited Prospective Financial Information” and “— Certain Almost Family Unaudited Prospective Financial Information”.

Financial Analyses

Selected Public Companies Analysis. In performing a selected public companies analysis of LHC and Almost Family, Jefferies reviewed publicly available financial and market information for both companies and the selected public companies listed in the table below (which we refer to in this section as the “Selected Publicly Traded Companies”), which Jefferies in its professional judgment considered generally relevant for comparative purposes as publicly traded companies in the home health and hospice industry.

LHC Group, Inc. Peers

•	Almost Family, Inc.

•	Addus HomeCare Corporation

•	Amedisys, Inc.

•	Chemed Corporation

Almost Family, Inc. Peers

•	LHC Group, Inc.

•	Addus HomeCare Corporation

•	Amedisys, Inc.

•	Chemed Corporation

Jefferies reviewed total enterprise values (or “TEV”) for LHC, Almost Family and each other Selected Publicly Traded Company as a multiple of (1) estimated adjusted EBITDA less non-controlling interest (or “NCI”) and (2) estimated adjusted EBITDA less NCI plus stock-based compensation (or “SBC”), in each case for calendar year 2017 and calendar year 2018. Total enterprise values, or TEV, were calculated for purposes of this analysis as equity value (based on the per share closing price of each Selected Publicly Traded Company on November 14, 2017, the last trading day before the date Jefferies rendered its opinion, multiplied by the fully diluted number of such company’s outstanding equity securities based on information available as of such date calculated using the treasury stock method, less debt and non-controlling interest plus cash (in the case of debt, non-controlling interest and cash, as set forth on the most recent publicly available balance sheet of such company, and in the case of non-controlling interest, where applicable). Except as otherwise indicated below, financial data of LHC were based on LHC Management Projections and of Almost Family were based on Almost Family Management Projections. Financial data of the Selected Publicly Traded Companies were based on information from publicly available historical data and consensus Wall Street analysts’ estimates (or “Wall Street Estimates”) calculated as the arithmetic mean of estimates contained in published Wall Street research reports for those companies with projected estimates for the applicable metric (or with projected estimates that could be derived from information included in such reports). The multiples observed for LHC, Almost Family and the other Selected Publicly Traded Companies in relation to estimated Adjusted EBITDA-NCI and estimated Adjusted EBITDA-NCI+SBC, in each case as defined in the section entitled “— Certain LHC Unaudited Prospective Financial Information”, for calendar year 2017 and calendar year 2018 were:

	TEV / (Adjusted EBITDA - NCI)		TEV / (Adjusted EBITDA - NCI + SBC)
	2017E	2018E	2017E	2018E
Selected Publicly Traded Companies
Addus HomeCare Corporation	11.3x	10.2x	10.6x	9.3x
Amedisys, Inc.	14.0x	12.0x	12.6x	11.0x
Chemed Corporation	15.8x	14.6x	15.2x	14.6x
Almost Family(1)	15.2x	12.3x	14.2x	11.8x
LHC Group(1)	16.2x	13.9x	15.1x	13.4x

(1)	Based on Wall Street Estimates.

Based on its review of the Selected Publicly Traded Companies and its experience and professional judgment, Jefferies then applied (i) a reference range of TEV/Adjusted EBITDA-NCI multiples of 14.0x to 16.0x and 12.5x to 14.0x to the estimated Adjusted EBITDA-NCI for LHC for calendar years 2017 and 2018, respectively, and (ii) a reference range of TEV/ Adjusted EBITDA-NCI multiples of 13.5x to 15.5x and 12.0x to

13.5x to the estimated Adjusted EBITDA-NCI for Almost Family for calendar years 2017 and 2018, respectively, (iii) a reference range of TEV/Adjusted EBITDA-NCI+SBC multiples of 13.5x to 15.0x and 11.5x to 13.0x to the estimated Adjusted EBITDA-NCI+SBC for LHC for calendar years 2017 and 2018, respectively, and (iv) a reference range of TEV/Adjusted EBITDA-NCI+SBC multiples of 12.5x to 14.0x and 11.0x to 12.5x to the estimated Adjusted EBITDA-NCI+SBC for Almost Family for calendar years 2017 and 2018, respectively. In each case, estimated Adjusted EBITDA-NCI and estimated Adjusted EBITDA-NCI+SBC was based on the Management Projections. This analysis indicated an implied equity value per share reference range for LHC of approximately (1) $56.06 to $65.42 and $65.82 to $74.86, using the 2017 and 2018 TEV/Adjusted EBITDA-NCI multiples, respectively, and (2) $58.12 to $65.63 and $63.66 to $73.20, using the 2017 and 2018 TEV/Adjusted EBITDA-NCI+SBC multiples, respectively. This analysis indicated an implied equity value per share reference range for Almost Family of approximately (1) $51.92 to $61.02 and $59.90 to $68.57, using the 2017 and 2018 TEV/Adjusted EBITDA-NCI multiples, respectively, and (2) $50.00 to $57.14 and $56.49 to $65.49, using the 2017 and 2018 TEV/Adjusted EBITDA-NCI+SBC multiples, respectively.

Jefferies calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Almost Family by the high end of the implied per share equity value reference range for LHC indicated by the Selected Publicly Traded Companies analyses and by dividing the high end of the implied per share equity value reference range for Almost Family by the low end of the implied per share equity value reference range for LHC indicated by the Selected Publicly Traded Companies analyses. This analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 0.9150x in the merger:

Implied Exchange Ratio Reference Ranges

Adjusted EBITDA-NCI		Adjusted EBITDA – NCI+SBC		Merger Exchange Ratio
2017E	2018E	2017E	2018E
0.7937x – 1.0886x	0.8001x – 1.0418x	0.7618x – 0.9831x	0.7717x – 1.0288x	0.9150x

Jefferies calculated the price to earnings ratio for these Selected Publicly Traded Companies, LHC and Almost Family based on projected adjusted earnings per share for 2017 and 2018, using Wall Street Estimates in each case. The following table presents the results of this analysis:

	Addus Homecare	Amedisys	Chemed	LHC	Almost Family
CY2017E P/E Ratio	20.7x	25.8x	27.7x	28.6x	25.0x
CY2018E P/E Ratio	18.8x	22.6x	26.1x	25.5x	19.8x

Based on its review of the Selected Publicly Traded Companies and its experience and professional judgment, Jefferies then applied (i) a reference range of Price/EPS multiples of 25.0x to 27.5x and 22.0x to 25.0x to the estimated adjusted earnings per share for LHC for calendar years 2017 and 2018, respectively, and (ii) a reference range of Price/EPS multiples of 24.5x to 27.0x and 20.5x to 23.5x to the estimated adjusted earnings per share for Almost Family for calendar years 2017 and 2018, respectively. This analysis indicated an implied equity value per share reference range for LHC of approximately $59.72 to $65.69 and $66.03 to $75.04, using the 2017 and 2018 adjusted earnings per share multiples, respectively, and for Almost Family of approximately $54.95 to $60.56 and $62.85 to $72.04, using the 2017 and 2018 adjusted earnings per share, multiples, respectively.

Jefferies then calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Almost Family by the high end of the implied per share equity value reference range for LHC indicated by the Selected Publicly Traded Companies analyses and by dividing the high end of the implied per share equity value reference range for Almost Family by the low end of the implied per share equity value reference range for LHC indicated by the Selected Publicly Traded Companies analyses. This analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 0.9150x in the merger:

Implied Exchange Ratio Reference Ranges

2017E	2018E	Merger Exchange Ratio
0.8366x – 1.0141x	0.8375x – 1.0910x	0.9150x

Discounted Cash Flow Analysis

Using the Management Projections, Jefferies performed a discounted cash flow analysis on each of LHC and Almost Family on a stand-alone basis without taking into account expected cost synergies.

Using the LHC Management Projections, Jefferies performed a discounted cash flow analysis on LHC. Using discount rates ranging from 10.50% to 11.50% reflecting estimates of LHC’s weighted average cost of capital, Jefferies discounted to present value, as of December 31, 2017, (i) estimates of the projected free cash flows of LHC through 2022 based on information contained in the LHC Management Projections and (ii) a range of terminal year values for LHC derived by applying perpetuity growth rates ranging from 4.5% to 5.5% to a terminal year estimate of LHC’s free cash flow in 2022 reflected in the LHC Management Projections. Unlevered free cash flow was calculated by using tax effecting LHC’s forecasted EBIT figure at LHC’s applicable tax rate, adding back depreciation and amortization and stock based compensation expense, deducting capital expenditures and changes in net working capital, in the case of each of the foregoing, as included in the LHC Management Projections. Jefferies derived ranges of implied values for LHC by adding the ranges of present values derived above. Jefferies then subtracted from the range of implied values it derived amounts for LHC’s indebtedness and non-controlling interest and added amounts for LHC’s cash as of September 30, 2017, in each case as per LHC management, to derive a range of implied equity values for LHC. Jefferies then divided the range of implied equity values it derived by the number of fully diluted shares of LHC as of November 14, 2017, as provided by the management of LHC, to derive a range of implied present values per share. This analysis also assumed a tax rate of 41.4% for calendar years 2018 through 2022, as provided by the management of LHC.

Using the Almost Family Management Projections, Jefferies performed a discounted cash flow analysis on Almost Family. Using discount rates ranging from 11.00% to 12.00% reflecting estimates of Almost Family’s weighted average cost of capital, Jefferies discounted to present value, as of December 31, 2017, (i) estimates of the projected free cash flows of Almost Family through 2022 based on information contained in the Almost Family Management Projections and (ii) a range of terminal year values for Almost Family derived by applying perpetuity growth rates ranging from 4.5% to 5.5% to a terminal year estimate of Almost Family’s free cash flow in 2022 reflected in the Almost Family Management Projections. Unlevered free cash flow was calculated by using tax effecting Almost Family’s forecasted EBIT figure at Almost Family’s applicable tax rate, adding back depreciation and amortization and stock based compensation expense, deducting capital expenditures and changes in net working capital, in the case of each of the foregoing, as included in the Almost Family Management Projections. Jefferies derived ranges of implied values for Almost Family by adding the ranges of present values derived above. Jefferies then subtracted from the range of implied values it derived amounts for Almost Family’s indebtedness and non-controlling interest and added back amounts for cash as of September 30, 2017, in each case as per Almost Family management to derive a range of implied equity values for Almost Family. Jefferies then divided the range of implied equity values it derived by the number of fully diluted shares of Almost Family as of November 14, 2017, as provided by the management of Almost Family to LHC and which LHC instructed Jefferies to rely on, to derive a range of implied present values per share. This analysis also assumed a tax rate of 39.5% for calendar years 2018 through 2022 as provided by Almost Family management and approved by LHC for use by Jefferies.

This analysis indicated an implied equity value per share reference range for LHC of approximately $48.86 to $70.04 and for Almost Family of approximately $37.73 to $52.87. Jefferies then calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Almost Family by the high end of the implied per share equity value reference range for LHC indicated by the discounted cash flow analysis and by dividing the high end of the implied per share equity value reference range for Almost Family by the low end of the implied per share equity value reference range for LHC indicated by the discounted cash flow analysis. This analysis indicated an implied exchange ratio reference range of 0.5387x to 1.0822x, as compared to the exchange ratio of 0.9150x in the merger.

Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but were noted for informational purposes, including:

Relative Contribution Analysis

Jefferies analyzed the respective contributions of LHC and Almost Family to the estimated revenue, Adjusted EBITDA-NCI, Adjusted EBITDA-NCI+SBC and Adjusted Net Income of the combined company, based on LHC Management Projections and Almost Family Management Projections, as of the end of calendar years 2017 and 2018. This analysis indicated the relative contributions of LHC and Almost Family and the implied exchange ratios of shares of LHC common stock for each share of Almost Family common stock based on the metrics set forth in the following table, and an implied exchange ratio reference range of 0.8679x to 1.0089x shares of LHC common stock for each share of Almost Family common stock based on the contribution analysis for calendar years 2017 and 2018 as compared to the exchange ratio of 0.9150x in the merger:

		Management Projections: LHC ($ in millions)	Management Projections: Almost Family (1) ($ millions)	LHC Contribution	Almost Family Contribution	Implied Exchange Ratio
Net Revenue	2017E	$1,064.8	$803.9	57.0%	43.0%	0.9537x
	2018E	$1,222.1	$850.2	59.0%	41.0%	0.8679x
Adjusted EBITDA-NCI	2017E	$85.6	$65.4	56.7%	43.3%	0.9680x
	2018E	$110.1	$83.2	57.0%	43.0%	0.9544x
Adjusted EBITDA-NCI+SBC	2017E	$91.5	$68.5	57.2%	42.8%	0.9437x
	2018E	$116.2	$86.3	57.4%	42.6%	0.9354x
Adjusted Net Income	2017E	$42.9	$31.3	57.8%	42.2%	0.9403x
	2018E	$54.6	$42.8	56.1%	43.9%	1.0089x

(1)	Per LHC management’s adjustments of Almost Family management projections.

Historical Exchange Ratio Analysis

Jefferies reviewed the stock price performance of LHC and Almost Family during various periods within the five-year period ending on November 14, 2017, the last full trading day prior to the rendering of Jefferies’ opinion dated November 15, 2017. Jefferies then calculated the daily historical exchange ratios during the five-year period ending on November 14, 2017 implied by dividing the closing price of Almost Family common stock for the relevant date by the closing price of LHC common stock for such date. Jefferies then calculated the average of the resulting exchange ratios, and determined the highest and lowest exchange ratios, across certain periods ending on November 14, 2017. Jefferies compared the exchange ratio of 0.9150x provided for in the merger agreement with the historical exchange ratios for such dates and periods. The following table lists the implied exchange ratios for these dates and periods:

Implied Exchange Ratio
Period Ending November 14, 2017
Closing Price on November 14, 2017	0.7662x
Last One Year
High	1.0391x
Low	0.6186x
Average	0.8829x
Last Two Years Average	0.9376x
Last Three Years Average	0.9786x

Miscellaneous

Jefferies was engaged by the LHC board of directors to act as financial advisor to LHC in connection with the merger, and Jefferies will receive an aggregate fee for its services of approximately $7.0 million, $1.0 million of which was payable upon delivery of Jefferies’ opinion and approximately $6.0 million of which is payable contingent upon consummation of the merger. LHC also agreed to reimburse Jefferies for its reasonable expenses and to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

Jefferies has not provided financial advisory or financing services to LHC, Almost Family or their respective affiliates in the two year period prior to the date of its opinion. Jefferies may seek to, in the future, provide financial advisory and financing services to LHC, Almost Family or entities that are affiliated with LHC or Almost Family and their respective affiliates, for which Jefferies would expect to receive compensation. In the ordinary course of business, Jefferies, and its affiliates may trade or hold securities of LHC or Almost Family and/or their respective affiliates for Jefferies’ and Jefferies’ own account and, accordingly, may at any time hold long or short positions in those securities.

Jefferies was selected to act as LHC’s financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and its familiarity with LHC and its business.

Opinion of Almost Family’s Financial Advisor

Almost Family retained Guggenheim Securities as its financial advisor in connection with Almost Family’s possible merger with LHC. In selecting Guggenheim Securities as its financial advisor, Almost Family considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the healthcare services industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/

split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the November 15, 2017 meeting of Almost Family’s board of directors, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to Almost Family’s board of directors to the effect that, as of November 15, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in connection with the merger was fair, from a financial point of view, to the stockholders of Almost Family (excluding LHC and its affiliates).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex D to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the fairness opinion and valuation committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to Almost Family’s board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the exchange ratio;

•	did not constitute a recommendation to Almost Family’s board of directors with respect to the merger;

•	does not constitute advice or a recommendation to any holder of Almost Family or LHC common stock as to how to vote or act in connection with the merger or otherwise;

•	did not address Almost Family’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Almost Family or the effects of any other transaction in which Almost Family might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to the stockholders of Almost Family (excluding LHC and its affiliates) to the extent expressly specified in such opinion;

•	expressed no view or opinion as to (i) any other term, aspect or implication of (a) the merger (including, without limitation, the form or structure of the merger) or the merger agreement or (b) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Almost Family or LHC; and

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Almost Family’s or LHC’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the exchange ratio or otherwise.

In the course of performing its reviews and analyses for purposes of rendering its opinion, Guggenheim Securities:

•	reviewed an executed copy of the merger agreement dated as of November 15, 2017;

•	reviewed certain publicly available business and financial information regarding each of Almost Family and LHC;

•	reviewed certain non-public business and financial information regarding Almost Family’s business and prospects (including certain financial projections for the years ending December 31, 2017 through December 31, 2022), all as prepared and provided to Guggenheim Securities by Almost Family’s senior management;

•	reviewed certain non-public business and financial information regarding LHC’s business and prospects (including certain financial projections for the years ending December 31, 2017 through December 31, 2022), all as prepared and provided to Guggenheim Securities by LHC’s senior management;

•	reviewed certain estimated cost savings and other combination benefits and estimated costs to achieve the same (collectively, “synergy estimates” or “synergies”) expected to result from the merger, as jointly prepared and provided to Guggenheim Securities by Almost Family’s senior management and LHC’s senior management;

•	discussed with Almost Family’s senior management their strategic and financial rationale for the merger as well as their views of Almost Family’s and LHC’s respective businesses, operations, historical and projected financial results and future prospects;

•	discussed with LHC’s senior management their views of LHC’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading activity of the common shares of Almost Family and LHC;

•	compared the financial performance of Almost Family and LHC and the trading multiples and trading activity of the common shares of Almost Family and LHC with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Almost Family and LHC;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed discounted cash flow analyses based on the financial projections for Almost Family and LHC and the synergy estimates, in each case as furnished to Guggenheim Securities by Almost Family and LHC (as the case may be);

•	reviewed the pro forma financial results, financial condition and capitalization of LHC giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) furnished by or discussed with Almost Family or LHC or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of Almost Family’s senior management and LHC’s senior management (as the case may be) that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to any (i) financial projections, synergy estimates, other estimates and other forward-looking information furnished by or discussed with Almost Family or LHC, (a) Guggenheim Securities was advised by Almost Family’s senior management and LHC’s senior management (as the case may be), and Guggenheim Securities assumed, that such financial projections, synergy estimates, other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Almost Family’s senior management and LHC’s senior management (as the case may be) as to the expected future performance of Almost Family and LHC (as the case may be) and the expected amounts and realization of such synergies (and Guggenheim Securities assumed that such synergies will be realized in the amounts and at the times projected) and (b) Guggenheim Securities assumed that such financial projections, synergy estimates, other estimates and other forward-looking information had been reviewed by Almost Family’s board of directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•	During the course of Guggenheim Securities’ engagement, it was not asked by Almost Family’s board of directors to, and it did not, solicit indications of interest from any third parties regarding a potential transaction with Almost Family.

•	In arriving at its opinion, Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Almost Family, LHC or any other entity or the solvency or fair value of Almost Family, LHC or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•	Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Almost Family, LHC and their respective other advisors with respect to such matters. Almost Family’s senior management and LHC’s senior management advised Guggenheim Securities that all tax-affected financial projections, synergy estimates, other estimates and other forward-looking information reflect the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended; at the direction of Almost Family’s board of directors and senior management, Guggenheim Securities did not consider or analyze the impacts of any potential or proposed reform thereof in connection with its opinion and analyses. Guggenheim Securities assumed that the merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to Almost Family, LHC or their respective security holders.

•	Guggenheim Securities further assumed that:

•	In all respects meaningful to its analyses, (i) Almost Family, LHC and Merger Sub will comply with all terms of the merger agreement and (ii) the representations and warranties of Almost Family, LHC and Merger Sub contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver, amendment or modification thereof; and

•	The merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Almost Family, LHC, or the merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.

•	Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of common stock and other securities of Almost Family or LHC may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to Almost Family’s board of directors in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to Almost Family’s board of directors was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. If read alone, the summary data and tables could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Almost Family, LHC and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio pursuant to the merger to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Almost Family or LHC; however, such companies were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Almost Family and LHC based on Guggenheim Securities’ familiarity with the healthcare services industry in the United States.

•	In any event, selected publicly traded companies analysis is not mathematical; rather, such analysis involves complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which Almost Family and LHC were compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:

•	Adj. EPS: means the relevant company’s earnings per share, adjusted for amortization of intangible assets and deferred financing fees.

•	Adj. EPS multiple: represents the relevant company’s stock price divided by its historical or projected Adj. EPS.

•	CapEx: means capital expenditures.

•	Adj. EBITDA - NCI+SBC: means the relevant company’s operating earnings (after add-back of stock-based compensation) before interest, taxes, depreciation and amortization, less non-controlling interest expenses excluding certain non-cash expenses and non-recurring expenses.

•	Adj. EBITDA - NCI+SBC multiple: represents the relevant company’s enterprise value divided by its historical or projected Adj. EBITDA - NCI+SBC.

•	Enterprise value: represents the relevant company’s net equity value plus (i) the principal or face amount of total debt and preferred stock and less (ii) cash, cash equivalents, and short- and long-term marketable investments.

•	LTM: means latest twelve months (as of September 30, 2017).

•	Net equity value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•	NTM: means next twelve months (as of September 30, 2017).

•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus CapEx and changes in working capital.

•	VWAP: means volume-weighted average share price over the indicated period of time.

•	WACC: means weighted average cost of capital.

Recap of Implied Merger Financial Metrics

Based on the Almost Family/LHC merger exchange ratio of 0.9150 shares of LHC common stock for each share of Almost Family common stock, Almost Family’s closing stock price of $52.70 on November 14, 2017 and LHC’s closing stock price of $68.78 on November 14, 2017, Guggenheim Securities calculated various implied merger-related premia and multiples as outlined in the table below:

Merger Premia and Implied Merger Multiples
Implied Merger Price per Share of Almost Family Common Stock		$62.93

	Almost Family Stock Price
Acquisition Premium/(Discount) Relative to Almost Family’s:
Stock Price @ 11/14/17	$52.70	19.4%
Past Year’s High Stock Price	62.95	(0.0)
90-Day VWAP @ 11/14/17	49.23	27.8

Transaction Enterprise Value / Adj. EBITDA - NCI+SBC for Almost Family:
LTM — Actual		15.1x
NTM — Wall Street Consensus Estimates		13.3
Almost Family Management Estimates		12.0

Almost Family Stand-Alone Financial Analyses

Recap of Almost Family Stand-Alone Financial Analyses. In evaluating Almost Family in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analysis and selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed selected precedent merger and acquisition transactions analysis, the historical trading price range for Almost Family’s common stock, and Wall Street equity research analysts’ price targets for Almost Family’s common stock.

Recap of Almost Family Stand-Alone Financial Analyses
Implied Merger Price per Share of Almost Family Common Stock		$62.93
Illustrative Pro Forma Market-Based Value of Merger Consideration (1)		66.75
Illustrative Pro Forma DCF-Based Value of Merger Consideration (2)		60.34

	Reference Range for Almost Family on a Stand-Alone Basis
Financial Analyses	Low	High
Discounted Cash Flow Analysis	$41.71	$56.52
Selected Publicly Traded Companies Analysis:
Wall Street Consensus Estimated NTM Adj. EBITDA - NCI+SBC	42.19	70.76
Almost Family Management Estimated NTM Adj. EBITDA -NCI+SBC	47.72	79.47
Wall Street Consensus Estimated NTM Adj. EPS	51.75	69.01
Almost Family Management Estimated NTM Adj. EPS	59.71	79.63

For Informational Reference Purposes
Selected Precedent M&A Transactions Analysis	$43.94	$51.47
Almost Family’s Stock Price Range During Past Year	39.34	62.95
Wall Street Equity Research Price Targets	48.90	54.33

(1)	Represents the illustrative pro forma value of the merger consideration determined on a market value basis, calculated based on (i) the stand-alone equity value of Almost Family as of November 14, 2017, (ii) the implied value of the merger premium and (iii) Almost Family’s share of the cost synergies at the merger-implied equity ownership splits of 41.5% / 58.5% for Almost Family and LHC stockholders, respectively (capitalizing the merger-related run-rate synergies at a blended NTM Adj. EBITDA - NCI+SBC multiple of 12.2x).
(2)	Represents the illustrative pro forma value of the merger consideration determined on a discounted cash flow basis, calculated based on (i) the merger-implied equity ownership splits of 41.5% / 58.5% for Almost Family and LHC stockholders, respectively and (ii) the midpoint (i.e., assuming a perpetuity growth rate of 2%) DCF-based value of the combined company, taking into account merger-related cost and capital markets synergies. See “Opinion of Almost Family’s Financial Advisor — Illustrative Has/Gets Analysis” beginning on page 95 below.

Almost Family Discounted Cash Flow Analysis. Guggenheim Securities performed illustrative stand-alone discounted cash flow analysis of Almost Family based on projected after-tax unlevered free cash flows for Almost Family and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its illustrative discounted cash flow analysis:

•	Guggenheim Securities based its discounted cash flow analysis on the five-year financial projections for Almost Family as provided by Almost Family’s senior management.

•	Guggenheim Securities used a discount rate range of 8.50% — 10.00% based on its estimate of Almost Family’s weighted average cost of capital.

•	In calculating Almost Family’s terminal/continuing value for purposes of its discounted cash flow analysis, Guggenheim Securities used an illustrative reference range of perpetual growth rates of Almost Family’s terminal year normalized after-tax unlevered free cash flow of 1.75% — 2.25%. The illustrative terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to Almost Family’s implied terminal year Adj. EBITDA - NCI+SBC multiples.

•	Guggenheim Securities’ illustrative discounted cash flow analysis resulted in an overall reference range of $41.71 — $56.52 per share for purposes of evaluating Almost Family’s common stock on a stand-alone intrinsic-value basis.

•	Guggenheim Securities noted that the implied merger price of $62.93 per share was above the foregoing DCF-based reference range based on the illustrative discounted cash flow analysis.

Almost Family Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Almost Family’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis based on participation in the home healthcare sector. The following three publicly traded companies were selected, in addition to Almost Family and LHC, by Guggenheim Securities for purposes of this analysis:

Selected Publicly Traded Companies
Publicly Traded Companies
• Amedisys, Inc.
• Addus Homecare Corporation
• Chemed Corporation

Guggenheim Securities calculated, among other things, various public market trading multiples for Almost Family, LHC and the selected three publicly traded companies identified above (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Selected Publicly Traded Company Multiples
	Enterprise Value /	Stock Price @ 11/14/17 /
	NTM Adj. EBITDA - NCI+SBC	NTM Adj. EPS
Median	11.4x	23.6x
High	14.8	27.7
Low	9.4	20.8
Almost Family Trading Basis	11.4x	21.1x

In performing its selected publicly traded companies analysis with respect to Almost Family:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Almost Family on a stand-alone public market trading basis as follows: (i) trading enterprise value / NTM Adj. EBITDA - NCI+SBC multiple range of 9.4x — 14.8x; and (ii) trading price / NTM Adj. EPS multiple range of 20.8x — 27.7x.

•	Guggenheim Securities’ analysis of the selected publicly traded companies resulted in an overall reference range of $42.19 — $79.63 per share for purposes of evaluating Almost Family’s common stock on a stand-alone public market trading basis.

•	Guggenheim Securities noted that the implied merger price of $62.93 per share was in line with the foregoing public market trading reference range based on the selected publicly traded companies analysis.

LHC Stand-Alone Financial Analyses

Recap of LHC Stand-Alone Financial Analysis. In evaluating LHC in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analysis and selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical trading price range for LHC’s common stock and Wall Street equity research analysts’ price targets for LHC’s common stock.

Recap of LHC Stand-Alone Financial Analyses
Price per Share of LHC Common Stock @ 11/14/17	$68.78

	Reference Range for LHC on a Stand-Alone Basis
Financial Analyses	Low	High
Discounted Cash Flow Analysis	$49.61	$69.23
Selected Publicly Traded Companies Analysis:
Wall Street Consensus Estimated NTM Adj. EBITDA -NCI+SBC	48.74	80.25
LHC Management Estimated NTM Adj. EBITDA -NCI+SBC	51.33	84.34
Wall Street Consensus Estimated NTM Adj. EPS	54.97	73.30
LHC Management Estimated NTM Adj. EPS	59.43	79.25

For Informational Reference Purposes
LHC’s Stock Price Range During Past Year	$41.66	$76.14
Wall Street Equity Research Price Targets	57.33	75.53

LHC Discounted Cash Flow Analysis. Guggenheim Securities performed illustrative stand-alone discounted cash flow analysis of LHC based on projected after-tax unlevered free cash flows for LHC and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its illustrative discounted cash flow analysis:

•	Guggenheim Securities based its discounted cash flow analysis on the five-year financial projections for LHC as provided by LHC’s senior management (and approved for use by Almost Family’s senior management).

•	Guggenheim Securities used a discount rate range of 8.00% — 9.50% based on its estimate of LHC’s weighted average cost of capital.

•	In calculating LHC’s terminal/continuing value for purposes of its discounted cash flow analysis, Guggenheim Securities used an illustrative reference range of perpetual growth rates of LHC’s terminal year normalized after-tax unlevered free cash flow of 1.75% — 2.25%. The illustrative terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to LHC’s implied terminal year Adj. EBITDA - NCI+SBC multiples.

•	Guggenheim Securities’ illustrative discounted cash flow analysis resulted in an overall reference range of $49.61 — $69.23 per share for purposes of evaluating LHC’s common stock on a stand-alone intrinsic-value basis.

•	Guggenheim Securities noted that the price per share of LHC common stock at November 14, 2017 of $68.78 was in line with the foregoing DCF-based reference range based on the illustrative discounted cash flow analysis.

LHC Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed LHC’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for the same publicly traded companies that Guggenheim Securities used for the purposes of its selected publicly traded companies analysis with respect to Almost Family, which are described above under the caption “Almost Family Selected Publicly Traded Companies Analysis” beginning on page 92 of this joint proxy statement/prospectus.

In performing its selected publicly traded companies analysis with respect to LHC:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating LHC on a stand-alone public market trading basis as follows: (i) trading enterprise value / NTM Adj. EBITDA - NCI+SBC multiple range of 9.4x — 14.8x; and (ii) trading price / NTM Adj. EPS multiple range of 20.8x —27.7x.

•	Guggenheim Securities’ analysis of the selected publicly traded companies resulted in an overall reference range of $48.74 — $84.34 per share for purposes of evaluating LHC’s common stock on a stand-alone public market trading basis.

•	Guggenheim Securities noted that the price per share of LHC common stock at November 14, 2017 of $68.78 was in line with the foregoing public market trading reference range based on the selected publicly traded companies analysis.

Exchange Ratio Analyses

Historical Trading Market Exchange Ratio Analysis. Guggenheim Securities compared the Almost Family/LHC merger exchange ratio of 0.9150 shares of LHC common stock for each share of Almost Family common stock with the observed trading market exchange ratios of Almost Family common stock and LHC common stock during various timeframes as indicated in the table below:

Almost Family/LHC Merger Exchange Ratio vs Observed Trading Market Exchange Ratios
Almost Family/LHC Merger Exchange Ratio		0.9150

	Observed Trading Market Exchange Ratio (Almost Family/LHC)	Almost Family/LHC Merger Exchange Ratio Premium/ (Discount)
Closing Trading Market Exchange Ratio @ 11/14/17	0.7662	19.4%
Average Trading Market Exchange Ratio During:
Past Year	0.8836	3.6%
Past Two Years	0.9375	(2.4)%

Implied Exchange Ratio Analysis. In assessing the Almost Family/LHC merger exchange ratio, Guggenheim Securities derived illustrative valuation ranges for the common shares of Almost Family and LHC, respectively, using the financial methodologies described above under the captions “Almost Family Selected Publicly Traded Companies Analysis,” “Almost Family Discounted Cash Flow Analysis,” “LHC Selected Publicly Traded Companies Analysis,” and “LHC Discounted Cash Flow Analysis.”

The following table summarizes the implied exchange ratios derived using each of foregoing financial methodologies. In addition, the table includes, for informational reference purposes only, the implied exchange ratios as calculated by Guggenheim Securities based on Almost Family’s and LHC’s respective stock price trading ranges during the past year and Wall Street equity research analyst price targets for each of Almost Family and LHC, respectively. With respect to any given range of implied exchange ratios, the high implied exchange ratio assumes the maximum Almost Family per share equity value and minimum LHC per share equity value, while the low implied exchange ratio assumes the minimum Almost Family per share equity value and maximum LHC per share equity value.

Implied Exchange Ratio Analysis
Almost Family/LHC Merger Exchange Ratio		0.9150

	Implied Exchange Ratio
Financial Analyses	Low	High
Discounted Cash Flow Analysis	0.6025	1.1392
Selected Publicly Traded Companies Analysis:
Wall Street Consensus Estimated NTM Adj. EBITDA - NCI+SBC	0.5257	1.4517
Almost Family and LHC’s Management Estimated NTM Adj. EBITDA -NCI+SBC	0.5657	1.5482
Wall Street Consensus Estimated NTM Adj. EPS	0.7059	1.2555
Almost Family and LHC’s Management Estimated NTM Adj. EPS	0.7535	1.3401

For Informational Reference Purposes
Almost Family’s and LHC’s Stock Price Range During Past Year	0.5167	1.5112
Wall Street Equity Research Price Targets	0.6474	0.9477

Guggenheim Securities’ financial analyses resulted in an implied exchange ratio reference range of 0.5167 —1.5482, as compared to the Almost Family/LHC merger exchange ratio of 0.9150.

Illustrative Has/Gets Analysis

Guggenheim Securities analyzed the illustrative pro forma financial impact of the merger on Almost Family’s stand-alone discounted cash flow valuation per share of Almost Family common stock based on (i) the Almost Family financial projections prepared and provided to Guggenheim Securities by Almost Family’s senior management, (ii) the LHC financial projections prepared and provided to Guggenheim Securities by LHC’s senior management, (iii) the synergy estimates jointly prepared and provided to Guggenheim Securities by Almost Family’s senior management and LHC’s senior management, (iv) the Almost Family/LHC merger exchange ratio of 0.9150 and (v) a range of illustrative perpetuity growth rates of 1.75% to 2.25% and corresponding illustrative WACCs of 8.50% to 10.00% (in the case of Almost Family on a stand-alone basis) and 7.75% to 9.25% (in the case of the combined company). Guggenheim Securities noted that holders of Almost Family common stock could experience illustrative (i) pro forma intrinsic value dilution of 0.9% to pro forma intrinsic value accretion of 27.9% (in the case of a 2.25% perpetuity growth rate), (ii) pro forma intrinsic value dilution of 1.3% to pro forma intrinsic value accretion of 25.4% (in the case of a 2.00% perpetuity growth rate) and (iii) pro forma intrinsic value dilution of 1.7% to pro forma intrinsic value accretion of 23.6% (in the case of a 1.75% perpetuity growth rate), in each case calculated without and with the application of expected capital market and cost synergies, respectively.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Contribution Analysis. Guggenheim Securities compared certain of Almost Family’s and LHC’s respective enterprise-related value flow item (e.g., Adj. EBITDA - NCI+SBC) contribution percentages and equity-related flow item (e.g., adjusted net income) contribution percentages with the net diluted merger-implied ownership splits for Almost Family’s stockholders and LHC’s stockholders (in each case as implied by the Almost Family/LHC merger exchange ratio of 0.9150). In order to facilitate the comparability of such enterprise-related flow item contribution percentages with the merger-related equity ownership splits, Guggenheim Securities leverage adjusted Almost Family’s and LHC’s respective enterprise-related flow item contribution percentages based on the assumed market-based enterprise value of the combined company and Almost Family’s and LHC’s respective stand-alone net debt balances. The results of such contribution analyses, both with and without the synergy estimates, are indicated in charts below:

Contribution Analysis without Synergies

Contribution Analysis with Synergies

Almost Family Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with eight selected precedent merger and acquisition transactions during the past several years involving companies in the home healthcare sector that Guggenheim Securities deemed relevant for purposes of this analysis based on their participation in the home healthcare sector. Based on Guggenheim Securities’ calculations of, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions:

•	Guggenheim Securities selected a reference transaction enterprise value / LTM Adj. EBITDA - NCI+SBC multiple range of 11.0x — 12.6x.

•	Guggenheim Securities’ analysis of the selected precedent merger and acquisition transactions resulted in an overall reference range of $43.94 — $51.47 per share for purposes of evaluating Almost Family’s common stock on a change-of-control basis.

•	For comparison purposes, Guggenheim Securities noted that the implied merger price per share of $62.93 was above the foregoing change-of-control transaction reference range based on the selected precedent merger and acquisition transactions analysis.

LHC and Almost Family’s Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for each of LHC and Almost Family, respectively, as published prior to November 14, 2017 (the last practicable trading day prior to Almost Family’s board meeting to consider and approve the merger). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for Almost Family’s common stock and LHC’s common stock were $54.00 — $60.00 per share and $63.00 — $83.00 per share, respectively. Using illustrative discount rates of 10.4% and 9.9%, respectively (which reflected the midpoints of Guggenheim Securities’ estimates of Almost Family’s and LHC’s respective costs of equity), Guggenheim Securities discounted back such Wall Street equity research analysts’ stock price targets to arrive at illustrative present values of such Wall Street equity research analyst stock price targets for Almost Family’s common stock and LHC’s common stock of $48.90 — $54.33 per share and $57.33 — $75.53 per share, respectively. For comparison purposes, Guggenheim Securities noted that the implied merger price per share of Almost Family’s common stock was $62.93 based on the Almost Family/LHC merger exchange ratio of 0.9150 and Almost Family’s closing stock price of $52.70 as of November 14, 2017 and LHC’s closing stock price of $68.78 as of November 14, 2017.

Other Considerations

Except as described in the summary above, Almost Family did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Almost Family and LHC and were approved by Almost Family’s board of directors. The decision to enter into the merger agreement was solely that of Almost Family’s board of directors. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by Almost Family’s board of directors. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of Almost Family’s board of directors with respect to the fairness, from a financial point of view, to the stockholders of Almost Family of the exchange ratio pursuant to the merger.

Pursuant to the terms of Guggenheim Securities’ engagement, Almost Family has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate value of the merger) upon consummation of the merger, which cash transaction fee currently is estimated to be $9,762,658. In connection with Guggenheim Securities’ engagement, Almost Family has previously paid Guggenheim Securities (i) a cash milestone fee of $2,440,665 that became payable upon execution of a definitive agreement with respect to the announcement of the merger, which will be credited against the foregoing cash transaction fee. In addition, Almost Family has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement. Guggenheim Securities may seek to provide Almost Family and LHC and their respective affiliates with certain financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

During the past two years, Guggenheim Securities has been engaged by Almost Family in connection with various potential strategic and financial initiatives unrelated to the merger, none of which has resulted in an announced transaction or the receipt by Guggenheim Securities of any investment banking or financial advisory fees. During the past two years, Guggenheim Securities has not been engaged by LHC to provide financial advisory or investment banking services or received any investment banking or financial advisory fees from LHC.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Almost Family, LHC, other participants in the merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Almost Family, LHC, other participants in the merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Almost Family, LHC, other participants in the merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Almost Family, LHC, other participants in the merger and their respective affiliates and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Certain LHC Unaudited Prospective Financial Information

LHC does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. In connection with the LHC board of directors’ consideration of the proposed merger, LHC management prepared certain non-public unaudited prospective financial information regarding LHC’s anticipated future performance on a stand-alone basis for fiscal years 2017 through 2022 (the “LHC financial projections”), which are summarized below. The LHC financial projections were provided to and reviewed and approved by, the LHC board of directors and were provided to (i) LHC’s financial advisor for its use and reliance in connection with its financial analyses and opinion (see “— Opinion of LHC’s Financial Advisor” beginning on page 77) and (ii) to the Almost Family board of directors and to Almost Family’s financial advisor for its use and reliance in connection with its financial analyses and opinion (see “— Opinion of Almost Family’s Financial Advisor” beginning on page 84). In the case of Almost Family, Almost Family management prepared certain unaudited prospective financial information regarding Almost Family’s anticipated future performance on a stand-alone basis (see “— Certain Almost Family Unaudited Prospective Financial Information” beginning on page 101), which also were then provided to LHC and LHC’s financial advisor for its use and reliance in connection with its financial analyses and opinion.

The LHC financial projections are summarized in this joint proxy statement/prospectus solely to give stockholders access to information that was made available to LHC’s board of directors and financial advisor and to Almost Family and its financial advisor in connection with their respective evaluations of the merger, and are not included in this joint proxy statement/prospectus in order to influence any LHC stockholder or Almost Family stockholder to make any investment or voting decision with respect to the merger.

The LHC financial projections were prepared solely for internal use and are subjective in many respects. Further, the LHC financial projections cover multiple years and such information by its nature becomes less predictive with each successive year. The inclusion of a summary of the LHC financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of LHC, Almost Family, or their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

The LHC financial projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither LHC’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the LHC financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of LHC contained in LHC’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus, relates to LHC’s historical financial statements. It does not extend to the LHC financial projections and should not be read to do so.

Furthermore, the LHC financial projections do not necessarily reflect LHC’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the LHC financial projections set forth below do not give effect to the merger nor do they take into account the effect of any failure of the merger to occur, and should not be viewed as such.

Although the LHC financial projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events. The LHC financial projections were based on assumptions and estimates that LHC management believed were reasonable at the time the LHC financial projections were prepared, taking into account relevant information available to LHC’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, including exchange rate and commodity price risk, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” beginning on pages 42 and 40, respectively, including the risks and uncertainties associated with any potential tax reform, and in LHC’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of LHC and will be beyond the control of the combined company. As a result, neither LHC, Almost Family nor any of their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ materially from the LHC financial projections, and neither LHC nor any of its affiliates undertakes any obligation to update or otherwise revise or reconcile the LHC financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such financial projections are shown to be in error.

The inclusion of a summary of the LHC financial projections herein should not be deemed an admission or representation by LHC or Almost Family that such financial projections are viewed by LHC or Almost Family as material information of LHC, and in fact, neither LHC nor Almost Family views the LHC financial projections as material because of the inherent risks and uncertainties associated with such long-term projections. Further, LHC has made no representations to Almost Family in the merger agreement or otherwise concerning the LHC financial projections or the estimates on which they are based. The LHC financial projections should be evaluated in conjunction with LHC’s reported financial results and the risk factors with respect to the business of LHC. See “Special Note Regarding Forward-Looking Statements” beginning on page 40 and “Where You Can Find More Information” beginning on page 154.

The following table summarizes the LHC financial projections:

LHC financial projections

	Fiscal Year Ending December 31,
(in millions of US dollars)	2017E	2018E	2019E	2020E	2021E	2022E
Net Revenue	$1,064.8	$1,222.1	$1,327.7	$1,442.3	$1,567.6	$1,702.9
Gross Profit	$398.7	$457.5	$493.7	$532.8	$575.7	$620.7
Adjusted EBITDA-NCI	$85.6	$110.1	$126.5	$143.7	$164.2	$184.8
Adjusted EBITDA-NCI+SBC (1)	$91.5	$116.2	$132.8	$150.3	$170.9	$191.7
Net Income	$44.1	$54.6	$64.5	$74.6	$86.2	$97.9

(1)	The LHC financial projections of Adjusted EBITDA-NCI+SBC for the fiscal years ending December 31, 2018, 2019, 2020, 2021 and 2022 that were provided to and reviewed by the Almost Family board of directors and Almost Family’s financial advisor were $0.3, $0.6, $1.0, $1.4 and $1.9 million higher for the fiscal years ending December 31, 2018, 2019, 2020, 2021 and 2022, respectively, than the financial projections set forth in the table due to such projections utilizing estimates of stock-based compensation expenses that were updated on November 3, 2017, while the projections set forth in the table above utilized estimates of stock-based compensation expenses as of October 7, 2017.

As used in this section of the joint proxy statement/prospectus, Adjusted EBITDA-NCI is defined as an amount equal to GAAP net income attributable to LHC for such period excluding: (i) interest income, (ii) interest expense, (iii) provision for taxes on income, (iv) depreciation and amortization expenses and (v) non-cash expenses and non-recurring expenses identified by LHC’s management. Adjusted EBITDA-NCI+SBC is defined as an amount equal to GAAP net income attributable to LHC for such period excluding: (i) interest income, (ii) interest expense, (iii) provision for taxes on income, (iv) depreciation and amortization expenses, (v) non-cash expenses and non-recurring expenses identified by LHC’s management and (vi) stock-based compensation expense. Adjusted EBITDA-NCI and Adjusted EBITDA-NCI+SBC are non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC that are used by LHC and that LHC believes, when considered together with GAAP financial measures, provides information that is useful to investors in understanding LHC’s operating results. Non-GAAP financial measures should not be considering in isolation from, or as a substitute for, and should be reviewed in conjunction with, financial information presented in accordance with GAAP. Non-GAAP financial measures used by LHC may not be comparable to similarly titled financial measures used by Almost Family or other companies. LHC does not provide a reconciliation of the forward-looking non-GAAP financial measures of Adjusted EBITDA-NCI and Adjusted EBITDA-NCI+SBC to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of LHC’s ongoing operations. These items are uncertain, depend on various factors and could have a material impact on LHC’s GAAP results for the applicable period.

For more information regarding non-GAAP calculations used by LHC, refer to the SEC filings for LHC. Consequently, the financial metrics presented in LHC’s and Almost Family’s prospective financial information and in sections of this document with respect to the opinions of their respective financial advisors may not be directly comparable to one another.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, LHC DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Certain Almost Family Unaudited Prospective Financial Information

Almost Family does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. In connection with the Almost Family board of directors’ consideration of the proposed merger, Almost Family management prepared certain non-public unaudited prospective financial information regarding Almost Family’s anticipated future performance on a stand-alone basis for fiscal years 2017 through 2022 (the “Almost Family financial projections”), which are summarized below. The Almost Family financial projections were provided to, and reviewed and approved by, the Almost Family board of directors and provided to (i) Almost Family’s financial advisor for its use and reliance in connection with its financial analyses and opinion (see “— Opinion of Almost Family’s Financial Advisor” beginning on page 84) and (ii) to the LHC board of directors and to LHC’s financial advisor for its use and reliance in connection with its financial analyses and opinion (see “— Opinion of LHC’s Financial Advisor” beginning on page 77). In the case of LHC, LHC management prepared certain unaudited prospective financial information regarding LHC’s anticipated future performance on a stand-alone basis (see “— Certain LHC Unaudited Prospective Financial Information” beginning on page 98), which also was then provided to Almost Family and Almost Family’s financial advisor for its use and reliance in connection with its financial analyses and opinion.

The Almost Family financial projections are summarized in this joint proxy statement/prospectus solely to give stockholders access to information that was made available to Almost Family’s board of directors and financial advisor and to LHC and its financial advisor in connection with their respective evaluations of the merger, and are not included in this joint proxy statement/prospectus in order to influence any Almost Family stockholder or LHC stockholder to make any investment or voting decision with respect to the merger.

The Almost Family financial projections were prepared solely for internal use and are subjective in many respects. Further, the Almost Family financial projections cover multiple years and such information by its nature becomes less predictive with each successive year. The inclusion of a summary of the Almost Family financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Almost Family, LHC, or their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

The Almost Family financial projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither Almost Family’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the Almost Family financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of Almost Family contained in Almost Family’s Annual Report on Form 10-K for the year ended December 30, 2016, which is incorporated by reference into this joint proxy statement/prospectus, relates to Almost Family’s historical financial statements. It does not extend to the Almost Family financial projections and should not be read to do so.

Furthermore, the Almost Family financial projections do not necessarily reflect Almost Family’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the Almost Family financial projections set forth below do not give effect to the merger nor do they take into account the effect of any failure of the merger to occur, and should not be viewed as such.

Although the Almost Family financial projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events. The Almost Family financial projections were based on assumptions and estimates that Almost Family management believed were reasonable at the time the Almost Family financial projections were prepared, taking into account relevant information available to Almost Family’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” beginning on pages 42 and 40, respectively, including the risks and uncertainties associated with any potential tax reform, and in Almost Family’s Annual Report on Form 10-K for the year ended December 30, 2016, which is incorporated by reference into this joint proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of Almost Family and will be beyond the control of the combined company. As a result, neither Almost Family, LHC nor any of their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ materially from the Almost Family financial projections, and neither Almost Family nor any of its affiliates undertakes any obligation to update or otherwise revise or reconcile the Almost Family financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such financial projections are shown to be in error.

The inclusion of a summary of the Almost Family financial projections herein should not be deemed an admission or representation by Almost Family or LHC that such financial projections are viewed by Almost Family or LHC as material information of Almost Family, and in fact, neither Almost Family nor LHC views the Almost Family financial projections as material because of the inherent risks and uncertainties associated with such long-term projections. Further, Almost Family has made no representations to LHC in the merger agreement or otherwise concerning the Almost Family financial projections or the estimates on which they are based. The Almost Family financial projections should be evaluated in conjunction with Almost Family’s reported financial results and the risk factors with respect to the business of Almost Family. See “Special Note Regarding Forward-Looking Statements” beginning on page 40 and “Where You Can Find More Information” beginning on page 154.

The following table summarizes the Almost Family financial projections:

Almost Family financial projections

	Fiscal Year Ending December 31,
(in millions of US dollars)	2017E	2018E	2019E	2020E	2021E	2022E
Net Revenue	$803.9	$850.2	$894.1	$940.3	$989.0	$1,040.2
Gross Profit	$385.5	$410.8	$430.4	$450.9	$472.5	$495.0
Adjusted EBITDA-NCI	$65.4	$87.8	$94.7	$102.2	$109.7	$117.7
Adjusted EBITDA-NCI+SBC	$68.7	$90.9	$97.9	$105.5	$113.1	$121.2
Net Income	$20.7	$45.1	$50.2	$55.1	$59.6	$64.4

As used in this section of the joint proxy statement/prospectus, Adjusted EBITDA-NCI is defined as an amount equal to GAAP net income attributable to Almost Family for such period excluding: (i) interest income, (ii) interest expense, (iii) provision for taxes on income, (iv) depreciation and amortization expenses and (v) non-cash expenses and non-recurring expenses identified by Almost Family’s management. Adjusted

EBITDA-NCI+SBC is defined as an amount equal to GAAP net income attributable to Almost Family for such period excluding: (i) interest income, (ii) interest expense, (iii) provision for taxes on income, (iv) depreciation and amortization expenses, (v) non-cash expenses and non-recurring expenses identified by Almost Family’s management and (vi) stock-based compensation expense. Adjusted EBITDA-NCI and Adjusted EBITDA-NCI+SBC are non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC that are used by Almost Family and that Almost Family believes, when considered together with GAAP financial measures, provides information that is useful to investors in understanding Almost Family’s operating results. Non-GAAP financial measures used by Almost Family may not be comparable to similarly titled financial measures used by LHC or other companies. Almost Family does not provide a reconciliation of the forward-looking non-GAAP financial measures of Adjusted EBITDA-NCI and Adjusted EBITDA-NCI+SBC to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of Almost Family’s ongoing operations. These items are uncertain, depend on various factors and could have a material impact on Almost Family’s GAAP results for the applicable period.

For more information regarding historical non-GAAP calculations used by Almost Family, refer to the SEC filings for Almost Family. Consequently, the financial metrics presented in Almost Family’s and LHC’s prospective financial information and in sections of this document with respect to the opinions of their respective financial advisors may not be directly comparable to one another.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, ALMOST FAMILY DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Interests of LHC Directors and Executive Officers in the Merger

In considering the recommendation of the LHC board of directors that LHC stockholders vote to approve the issuance of shares of LHC common stock in connection with the merger, LHC stockholders should be aware that LHC’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of LHC stockholders generally. The LHC board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to LHC stockholders that they approve the issuance of shares of LHC common stock in connection with the merger. These interests are further described below.

These interests include that certain of LHC’s current directors and executive officers will continue to serve as directors and executive officers of the combined company upon completion of the merger, as discussed below under “— Board of Directors and Management Following the Merger” beginning on page 108.

Employment Arrangements with Executive Officers

Except as follows, the executive officers of LHC do not have any interest in the merger that is in addition to their entitlements as employees as determined without regard to the merger. The executive officers have employment arrangements with LHC that entitle them to certain severance benefits upon a qualifying termination of employment, but the entitlement to those severance benefits is not affected by the merger.

Treatment of Outstanding Restricted Stock Awards

LHC has made periodic grants of restricted stock to its executive officers and members of its board of directors. The merger will not accelerate the vesting of any awards of LHC restricted stock.

Indemnification of LHC Directors and Officers

LHC directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Interests of Almost Family Directors and Executive Officers in the Merger

In considering the recommendation of the Almost Family board of directors that Almost Family stockholders vote to adopt the merger agreement, Almost Family stockholders should be aware that Almost Family’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of Almost Family stockholders generally. The Almost Family board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to Almost Family stockholders that they adopt the merger agreement. These interests are further described below.

These interests include that certain of Almost Family’s current directors and an executive officer will continue to serve as directors and an executive officer, respectively, of the combined company upon completion of the merger, as discussed below under “— Board of Directors and Management Following the Merger” beginning on page 108.

Executive Officer Interests

Except as follows, the executive officers of Almost Family do not have any interest in the merger that is in addition to their entitlements as employees as determined without regard to the merger.

Treatment of Outstanding Almost Family RSUs for Directors and Executive Officers

Upon the effective time of the merger, Almost Family equity awards will convert into equity awards with respect to LHC as follows:

•	As of immediately prior to the effective time of the merger, each Almost Family stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by LHC and will be converted into a stock option to acquire a number of LHC common shares (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Almost Family common stock subject to such Almost Family stock option and (b) the exchange ratio. The exercise price per share of the converted stock option will be an amount (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Almost Family stock option by (y) the exchange ratio. Each stock option so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Almost Family stock option (including the vesting schedule) immediately prior to the effective time of the merger.

•	Each Almost Family Restricted Share Award and Almost Family Performance Share Award that is outstanding immediately prior to the effective time of the merger will be converted into an LHC restricted stock award on the same terms and conditions (including applicable vesting requirements) applicable to such Almost Family Restricted Share Award and Almost Family Performance Share Award (provided that, with respect to any Almost Family Performance Share Award, the performance-vesting component shall be deemed to have been satisfied in full at the maximum level of performance) under the applicable grant documents in effect immediately prior to the effective time of the merger, with respect to a number of shares of LHC common stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Almost Family common stock subject to such Almost Family Restricted Share Award or Almost Family Performance Share Award by the exchange ratio.

The consummation of the merger will constitute a “change in control” with respect to Almost Family equity awards. Pursuant to Almost Family’s equity incentive plans, no such awards will vest upon the consummation of the merger, but the converted awards (described below) will vest on a “double-trigger” basis if the grantee’s service terminates for any reason (other than by the Surviving Corporation for “cause”) within 12 months following the effective time of the merger. In addition, pursuant to the merger agreement, the compensation committee of the board of directors of Almost Family has the discretion to accelerate the vesting of, or deem the performance criteria met under, any such equity award held by an Almost Family director or executive officer (including any officer who agrees to continue employment with Almost Family or LHC following the effective time of the merger).

The following table sets forth the number and value of the Almost Family equity awards that are held by Almost Family’s directors and executive officers that will be converted into LHC equity awards as of the effective time of the merger as described above.

	Number of Outstanding Almost Family Stock Options	Number of LHC Stock Options Upon Conversion of Almost Family Stock Options (1)	Number of Outstanding Almost Family Restricted Shares and Performance Shares	Number of LHC Restricted Shares Upon Conversion of Almost Family Restricted Shares and Performance Shares (2)
Directors
Henry M. Altman, Jr.	3,000	2,745	1,600	1,464
Steven B. Bing	—	—	1,600	1,464
Jonathan D. Goldberg	3,000	2,745	1,600	1,464
Donald G. McClinton	3,000	2,745	1,600	1,464
W. Earl Reed, III	3,000	2,745	1,600	1,464
Tyree G. Wilburn	3,000	2,745	1,600	1,464
Clifford S. Holtz	—	—	900	824

Executive Officers
William B. Yarmuth	25,100	22,967	68,700	62,861
C. Steven Guenthner	87,800	80,337	39,600	36,234
Patrick T. Lyles	43,400	39,711	17,000	15,555
Daniel J. Schwartz	29,100	26,627	17,900	16,379
Rajneesh Kaushal	15,700	14,366	8,300	7,595

(1)	Determined by multiplying the number of Almost Family stock options by the exchange ratio.
(2)	Determined by multiplying the number of Almost Family restricted shares and performance shares by the exchange ratio.

Employment, Consulting and Severance Arrangements with Executive Officers

Almost Family is party to an employment agreement with Mr. Yarmuth, its chairman and chief executive officer. Pursuant to the employment agreement, Mr. Yarmuth is entitled to certain payments upon termination of employment with Almost Family. Following a “change of control,” as defined in the employment agreement, if Mr. Yarmuth’s employment with Almost Family is terminated for any reason other than death or disability, he is entitled to 290% of the base salary and bonus payments paid to him during the one-year period immediately preceding termination. This payment would be in a lump sum on the date of termination (or, to the extent required by Section 409A of the Internal Revenue Code, six months following termination). The merger will constitute a “change of control” for purposes of the agreement. If any of the above payments would be subject to “golden parachute excise tax” under Section 4999 of the Internal Revenue Code, Mr. Yarmuth is entitled to a “gross-up” payment in connection therewith. It is anticipated that Mr. Yarmuth’s employment will terminate upon the effective time of the merger, and that he therefore will be entitled to the severance benefits and a tax gross-up described in this paragraph.

In addition, in connection with the signing of the merger agreement, LHC and Mr. Yarmuth entered into a consulting agreement pursuant to which Mr. Yarmuth will serve as a special advisor to LHC. The consulting agreement provides that Mr. Yarmuth will provide consulting services to LHC for a period of four years following the merger, and will be paid $1,500,000 per year for such services.

In connection with the signing of the merger agreement, LHC and C. Steven Guenthner, Almost Family’s president, chief financial officer and treasurer, entered into an employment agreement. Pursuant to the employment agreement, Mr. Guenthner will serve as chief strategy officer of LHC and president of Almost Family, with a base salary equal to $500,000 and a target bonus opportunity for calendar year 2018 equal to 80% of his base salary. In addition, Mr. Guenthner will receive a one-time grant of restricted stock having a value equal to $1,500,000, subject to five-year vesting. In the event Mr. Guenthner’s employment with LHC is terminated by LHC other than for “cause” or by Mr. Guenthner for “good reason” (as such terms are defined in the employment agreement), Mr. Guenthner would be entitled to receive a severance payment equal to 1.5 times (or 2.5 times, in the case of a termination within two years of a change in control of LHC) the sum of his base salary and annual bonus, a pro rata annual bonus, plus continued health coverage at active-employee rates for 18 months and vesting of outstanding equity awards.

Almost Family entered into a letter agreement with Mr. Kaushal (its senior vice president and chief clinical officer) in 2016, pursuant to which it agreed to pay him 12 months of base salary if he is terminated without cause.

In connection with the hiring of Mr. Schwartz as senior vice president and chief operating officer in 2013, Almost Family agreed to pay him 52 weeks of base salary plus a short-term incentive target calculated based on the same percentage earned as he earned in his immediately preceding year of employment and reimbursement for COBRA health insurance premiums for one year, if he is terminated without cause and Mr. Schwartz and Almost Family sign a mutually agreeable release agreement.

No other named executive officer of Almost Family has termination or change of control arrangements.

Continued Role of Certain Executive Officers and Directors of Almost Family

As detailed below under “— Board of Directors and Management Following the Merger” beginning on page 108, Mr. Guenthner will serve as president of Almost Family and chief strategy officer of the combined company commencing at the effective time of the merger. Certain of Almost Family’s other executive officers may also continue to serve as executive officers of the combined company.

In addition, four of the current members of the Almost Family board of directors will serve as members of the board of directors of the combined company immediately following the effective time of the merger.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Almost Family that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Almost Family’s named executive officers. The “golden parachute” compensation payable to Almost Family’s named executive officers is subject to a non-binding advisory vote of Almost Family’s stockholders, as described below under “Almost Family Proposal II: Non-Binding Advisory Vote on Merger-Related Compensation” beginning on page 140. The amounts included in the table below assume a termination date of March 31, 2018 and a price of $61.93 per share (the average closing price of Almost Family common stock over the first five business days following the first public announcement of the merger), and the actual payments that may be made could be more or less than the amount shown.

Golden Parachute Compensation

Named Executive Officers	Cash ($) (1)		Equity ($) (2)		Perquisites/ Benefits ($) (3)		Tax Reimbursement ($) (4)		Total ($) (5)
William B. Yarmuth	[	]	[	]	[	]	[	]	[	]
C. Steven Guenthner	1,450,000		2,993,393		7,200		—		4,450,593
Daniel J. Schwartz	461,100		689,669		7,200		—		1,157,969
Patrick T. Lyles	—		561,694		—		—		561,694
Rajneesh Kaushal	300,000		283,596		—		—		583,596

(1)	For Mr. Yarmuth, this column includes $[ ] of “double-trigger” severance benefits pursuant to his employment agreement with Almost Family that he will receive following his termination of employment at the effective time of the merger. [It assumes a bonus of $[ ] that will be included in his severance which is equal to 2.9 times the sum of (i) his current base salary of $[ ], and (ii) bonuses paid in the 12 months before closing]. In addition, it also includes $[ ] “double-trigger” payments to Mr. Yarmuth for the four-year consulting period following his termination of employment pursuant to his consulting agreement with LHC . For Mr. Guenthner, it assumes his employment is terminated without “cause” immediately following the effective time of the merger and that he receives a “double-trigger” cash severance payment pursuant to his employment agreement with LHC equal to 1.5 times the sum of his base salary ($500,000) and target bonus ($400,000) (total of $1,350,000) and a prorated target bonus of $100,000 for the year of termination, for total severance of $1,450,000. For Mr. Schwartz, this column reflects a “double trigger” severance benefit of 52 weeks of his base salary ($461,100). For Mr. Kaushal, this column reflects a “double trigger” severance benefit of 52 weeks of his base salary ($300,000).
(2)	Amounts consist of the value of the Almost Family stock options and time- and performance-based restricted stock awards that will be converted into corresponding LHC awards. These converted awards vest (and, in the case of stock options, become exercisable) on a “double-trigger” basis if the grantee terminates employment for any reason (other than by the Surviving Corporation for “cause”) within 12 months following a change in control, and these amounts assume that all such converted equity vests. The number of Almost Family awards and converted LHC awards is disclosed above under “— Interests of Almost Family Directors and Executive Officers in the Merger —Treatment of Outstanding Almost Family Equity Awards for Directors and Executive Officers.” The value of each stock option is reflected above based on the average closing price of Almost Family common stock over the first five business days following the first public announcement of the merger, which was $61.93, less the option’s exercise price. The table assumes that certain equity awards that are now unvested will vest prior to the merger pursuant to their terms based upon the completion of continued service with Almost Family. For further information regarding the consideration to be received in settlement of equity-based awards, see “— The Merger Agreement —Treatment of Almost Family Stock-Based Awards in the Merger,” beginning on page 129. For Mr. Guenthner, the amount also includes a one-time grant of LHC restricted stock having a value equal to $1,500,000, subject to five-year vesting with vesting acceleration in certain circumstances.
(3)	For Mr. Guenthner, amount assumes his employment is terminated without “cause” immediately following the effective time of the merger and that he receives a “double-trigger” severance benefit pursuant to his employment agreement with LHC consisting of continued health coverage at active-employee rates for 18 months. For Mr. Schwartz, amount reflects a “double-trigger” severance benefit consisting of reimbursement for COBRA health insurance premiums for one year.
(4)	Amount represents “double-trigger” benefit consisting of a tax “gross-up” payment to reimburse Mr. Yarmuth for “golden parachute excise tax” under Section 4999 of the Internal Revenue Code.

(5)	The following table quantifies, for each named executive officer, the portion of the total estimated amount of golden parachute compensation that is payable in connection with the merger and not conditioned on a termination of employment, referred to as “single trigger,” and the portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and a termination of the named executive officer’s employment without “cause” or by the officer for “good reason,” referred to as “double trigger”:

Name	Single Trigger ($)	Double-Trigger ($)
William B. Yarmuth	—	$	[	]
C. Steven Guenthner	$1,500,000		$2,950,593
Daniel J. Schwartz	—		$1,157,969
Patrick T. Lyles	—		$623,043
Rajneesh Kaushal	—		$433,596

Indemnification of Almost Family Directors and Officers

Almost Family directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will consist initially of ten directors, (i) six of whom will be selected by LHC, one of which will be Keith G. Myers (the current chairman of the LHC board of directors and chief executive officer of LHC) and one of which will be the lead independent director of LHC immediately prior to the effective time of the merger (currently W.J. “Billy” Tauzin), and (ii) four of whom will be selected by Almost Family. Two of the LHC designees will be appointed to each of the three classes of the board of directors of the combined company and two of the Almost Family designees will be appointed to the class of the board of directors of the combined company consisting of four directors and the other two Almost Family designees being appointed to the other two classes of the board of directors of the combined company. As of the date of this joint proxy statement/prospectus, other than Mr. Myers and Mr. Tauzin, in the case of LHC, neither LHC nor Almost Family has made a determination as to which directors will be appointed to the board of directors of the combined company. Other than Mr. Myers, all director designees will qualify as “independent directors” under NASDAQ rules. Mr. Myers will serve as the chairman of the board of directors of the combined company.

The combined company’s management team will include executives from each of LHC and Almost Family. Mr. Myers will serve as the chief executive officer, in addition to his role as chairman of the board of directors of the combined company. Donald D. Stelly, currently the president and chief operating officer of LHC, will serve as the president and chief operating officer of the combined company, and Joshua L. Proffitt, the current chief financial officer, treasurer and an executive vice president of LHC, will serve as the chief financial officer, treasurer and an executive vice president of the combined company. C. Steven Guenthner, currently the president and principal financial officer of Almost Family, will serve as the chief strategy officer of the combined company and president of Almost Family. William B. Yarmuth, currently the chief executive officer of Almost Family and chairman of the board of directors of Almost Family, will serve as special advisor to the combined company. As of the date of this joint proxy statement/prospectus, other than Messrs. Myers, Stelly, Proffitt, Guenthner and Yarmuth, neither LHC nor Almost Family has made a determination as to which additional officers will be appointed to the management team of the combined company.

Treatment of LHC Equity Incentive Awards

LHC has made periodic grants of restricted stock to its executive officers, members of its board of directors and its employees. The merger will not accelerate the vesting of any awards of LHC restricted stock.

Treatment of Almost Family Equity Incentive Awards

Upon the effective time of the merger, Almost Family equity awards will convert into equity awards with respect to LHC as follows:

•	As of immediately prior to the effective time of the merger, each Almost Family stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by LHC and will be converted into a stock option to acquire a number of shares of LHC common stock(rounded down to the nearest whole share) equal to the product of (a) the number of shares of Almost Family common stock subject to such Almost Family stock option and (b) the exchange ratio. The exercise price per share of the converted stock option will be an amount (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Almost Family stock option by (y) the exchange ratio. Each stock option so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Almost Family stock option (including the vesting schedule) immediately prior to the effective time of the merger.

•	Each Almost Family Restricted Share Award and Almost Family Performance Share Award that is outstanding immediately prior to the effective time of the merger will be converted into an LHC restricted stock award on the same terms and conditions (including applicable vesting requirements) applicable to such Almost Family Restricted Share Award and Almost Family Performance Share Award (provided that, with respect to any Almost Family Performance Share Award, the performance-vesting component shall be deemed to have been satisfied in full at the maximum level of performance) under the applicable grant documents in effect immediately prior to the effective time of the merger, with respect to a number of shares of LHC common stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Almost Family common stock subject to such Almost Family Restricted Share Award or Almost Family Performance Share Award by the exchange ratio.

The consummation of the merger will constitute a “change in control” with respect to Almost Family equity awards. Pursuant to Almost Family’s equity incentive plans, no such awards will vest upon the consummation of the merger, but the converted awards (described below) will vest on a “double-trigger” basis if the grantee’s service terminates for any reason (other than by the Surviving Corporation for “cause”) within 12 months following the effective time of the merger. In addition, pursuant to the merger agreement, the compensation committee of the board of directors of Almost Family has the discretion to accelerate the vesting of, or deem the performance criteria met under, any such equity award held by an Almost Family director or executive officer (including any officer who agrees to continue employment with Almost Family or LHC following the effective time of the merger).

The following table sets forth the number and value of the Almost Family equity awards that are held by Almost Family’s directors and executive officers that will be converted into LHC equity awards as of the effective time of the merger as described above.

	Number of Outstanding Almost Family Stock Options	Number of LHC Stock Options Upon Conversion of Almost Family Stock Options (1)	Number of Outstanding Almost Family Restricted Shares and Performance Shares	Number of LHC Restricted Shares Upon Conversion of Almost Family Restricted Shares and Performance Shares (2)
Directors
Henry M. Altman, Jr.	3,000	2,745	1,600	1,464
Steven B. Bing	—	—	1,600	1,464
Jonathan D. Goldberg	3,000	2,745	1,600	1,464
Donald G. McClinton	3,000	2,745	1,600	1,464
W. Earl Reed, III	3,000	2,745	1,600	1,464
Tyree G. Wilburn	3,000	2,745	1,600	1,464
Clifford S. Holtz	—	—	900	824

Executive Officers
William B. Yarmuth	25,100	22,967	68,700	62,861
C. Steven Guenthner	87,800	80,337	39,600	36,234
Patrick T. Lyles	43,400	39,711	17,000	15,555
Daniel J. Schwartz	29,100	26,627	17,900	16,379
Rajneesh Kaushal	15,700	14,366	8,300	7,595

(1)	Determined by multiplying the number of Almost Family stock options by the exchange ratio.
(2)	Determined by multiplying the number of Almost Family restricted shares and performance shares by the exchange ratio.

Regulatory Clearances Required for the Merger

Under the HSR Act, LHC and Almost Family must file notifications with the FTC and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On December 19, 2017, each of LHC and Almost Family filed its notification under the HSR Act in order to obtain the expiration or termination of the required waiting period under the HSR Act. While LHC and Almost Family expect to obtain this required antitrust clearance, we cannot assure you that the FTC, the Antitrust Division or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses or modifying business practices. Under the terms of the merger agreement, each of LHC and Almost Family is required to commit to any divestitures or other arrangements with respect to its assets or businesses in order to obtain any antirust approvals from any governmental entity under antitrust laws in order to complete the merger as long as such actions would not reasonably be expected to have a material adverse effect after the closing of the merger on the combined businesses of LHC and Almost Family. No additional stockholder approval is expected to be required or sought for any decision by LHC or Almost Family to agree to any terms and conditions necessary to resolve any antitrust objections to the merger.

While the antitrust clearance under the HSR Act is the only regulatory clearance that is required as a condition to the closing of the merger under the merger agreement, LHC and Almost Family are also required to use reasonable best efforts to obtain all other necessary or advisable approvals from governmental authorities in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. These approvals include approvals from a number of the federal, state and municipal authorities that regulate the businesses of LHC and Almost Family, including in New York state, which accounts for approximately 7% of Almost Family’s revenues. While LHC and Almost Family expect to obtain all necessary and material regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or what restrictions or conditions may be necessary in order to obtain these approvals. Furthermore, these other regulatory approvals are not a condition to closing the merger and the failure to obtain any of these other regulatory approvals could have a material adverse effect on the combined company.

Exchange of Shares in the Merger

Prior to the dissemination of this joint proxy statement/prospectus, LHC will appoint an exchange agent, reasonably acceptable to Almost Family, to handle the exchange of shares of Almost Family common stock for shares of LHC common stock in the merger. At the effective time of the merger, shares of Almost Family common stock will be converted into the right to receive shares of LHC common stock, and cash in lieu of fractional shares, without the need for any action by the holders of Almost Family common stock.

As promptly as reasonably practicable (but in no event later than two business days) after the effective time of the merger, LHC will cause the exchange agent to mail a letter of transmittal to each holder of record of Almost Family common stock in certified form (as of immediately prior to the effective time of the merger) specifying, among other things, that delivery will be effected, and risk of loss and title to the certificates representing Almost Family common stock will pass, only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering certificates for shares of Almost Family common stock in exchange for the merger consideration.

As promptly as reasonably practicable after the Effective Time (but in no event later than two business days) after the effective time of the merger, the exchange agent will issue and deliver to each holder of shares of Almost Family common stock held in book-entry form the merger consideration, without such holder being required to deliver a certificate representing Almost Family common stock or any letter of transmittal, “agent’s message” or other documents to the exchange agent.

After the effective time of the merger, shares of Almost Family common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Almost Family common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of LHC common stock and any dividends or other distributions to which the holders of shares of LHC common stock are entitled with a record date after the effective time of the merger. With respect to such shares of LHC common stock deliverable upon the surrender of Almost Family common stock, until holders of such Almost Family common stock have surrendered such Almost Family common stock to the exchange agent for exchange or exchanged shares of Almost Family common stock held in book-entry form, those holders will not receive dividends or other distributions with respect to such shares of LHC common stock with a record date after the effective time of the merger.

Dividend Policy

Neither LHC nor Almost Family currently regularly pays dividends on shares of common stock of LHC or Almost Family, as applicable. The combined company does not anticipate paying cash dividends on the common stock of the combined company in the foreseeable future.

Listing of LHC Common Stock

It is a condition to the completion of the merger that the shares of LHC common stock to be issued to Almost Family stockholders pursuant to the merger be authorized for listing, and LHC has agreed to use its reasonable best efforts to cause such shares to be listed, on the NASDAQ subject to official notice of issuance.

De-Listing and Deregistration of Almost Family Stock

Upon completion of the merger, the Almost Family common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will subsequently be deregistered under the Exchange Act.

No Appraisal or Dissenters’ Rights

Neither the holders of shares of LHC common stock nor the holders of shares of Almost Family common stock are entitled to exercise any appraisal or dissenters’ rights in connection with the merger or the other transactions contemplated by the merger agreement under Delaware law, as applicable. See the section entitled “No Appraisal or Dissenters’ Rights” beginning on page 112.

U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Almost Family common stock that have their shares of Almost Family common stock exchanged for shares of LHC common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders (as defined below) of shares of Almost Family common stock who hold such shares as a capital asset within the meaning of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations or entities, employee benefit plans, expatriates of the United States, persons who are not citizens or residents of the United States, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Almost Family common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Almost Family common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights or holders who actually or constructively own more than 5% of Almost Family common stock). U.S. holders of Almost Family common stock described in the foregoing sentence and non-U.S. holders of Almost Family common stock should consult their own tax advisors as to the tax consequences of the merger with respect to their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Almost Family common stock that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence as of August 20, 1996 and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Almost Family common stock, the tax treatment of an owner of such entity or arrangement generally will depend on the status of the owner and the activities of the entity or arrangement. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Almost Family common stock, and any owners of such entity or arrangement, should consult their own tax advisors regarding the tax consequences of the merger to their specific circumstances.

Consequences of the Merger

LHC and Almost Family intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of LHC to complete the merger that LHC receive an opinion from Alston & Bird LLP, special counsel to LHC, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Almost Family to complete the merger that Almost Family receive an opinion from Gibson, Dunn & Crutcher LLP, special counsel to Almost Family, dated the closing date of the merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representations, warranties and covenants contained in representation letters, dated as of the closing date of the merger, provided by LHC and Almost Family and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”) or any court. LHC and Almost Family have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which those opinions are based are inconsistent with the actual facts, including the facts existing at the effective time of the merger and thereafter, as applicable, the U.S. federal income tax consequences of the merger could be materially different from those described below.

Based on and subject to the foregoing, provided that, in accordance with the opinions described above, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. holders that exchange Almost Family common stock for LHC common stock and cash in lieu of fractional shares in the merger will be as follows:

Upon exchanging your Almost Family common stock for LHC common stock, you generally should not recognize gain or loss, except with respect to cash received in lieu of fractional shares of LHC common stock (as discussed below). The aggregate tax basis of the LHC common stock that you receive in the merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will equal your aggregate adjusted tax basis in the shares of Almost Family common stock you surrender in the merger. Your holding period for the shares of LHC common stock that you receive in the merger (including any fractional share deemed received and exchanged for cash, as discussed below) will include your holding period for the shares of Almost Family common stock that you surrender in the merger. If you acquired shares of Almost Family common stock at different times or at different prices, the basis of each share of Almost Family common stock surrendered shall be allocated to the shares of LHC common stock received in the exchange in proportion to the fair market value of the shares of LHC common stock received. The holding period of LHC common stock you receive will include the holding period of the Almost Family common stock exchanged for such LHC common stock.

If you receive cash in lieu of a fractional share of LHC common stock, you will be treated as having received such fractional share of LHC common stock pursuant to the merger and then as having sold such fractional share of LHC common stock for cash. As a result, you generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and your basis in your fractional share of LHC common stock as set forth above. Such capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of Almost Family common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that U.S. federal income tax returns are timely filed with the Internal Revenue Service.

A U.S. holder of Almost Family common stock who receives LHC common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Almost Family common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives LHC common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the Almost Family common stock surrendered and the fair market value of LHC common stock and cash received in the merger. A “significant holder” is a holder of Almost Family common stock who, immediately before the merger, owned at least 5% of the outstanding stock of Almost Family or securities of Almost Family with a basis for federal income tax purposes of at least $1 million.

This discussion of U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. Holders of Almost Family common stock should consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations, as well as the applicability and effect of the alternative minimum tax and any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

LHC prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with LHC being considered the acquirer of Almost Family for accounting purposes. This means that LHC will allocate the purchase price to the fair value of Almost Family’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of LHC and Almost Family are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. LHC stockholders and Almost Family stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the adoption of the merger agreement and the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger.

The merger agreement is included as Annex A in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about LHC or Almost Family. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the effective time of the merger, Merger Sub, a Delaware corporation and wholly owned subsidiary of LHC, will merge with and into Almost Family, and the separate existence of Merger Sub will cease. Almost Family will be the surviving entity in the merger (the “surviving entity”) and remain a wholly owned subsidiary of LHC. At the effective time of the merger, each outstanding share of Almost Family common stock (other than shares owned by Almost Family or by any wholly owned subsidiary of Almost Family, held in Almost Family’s treasury or shares owned by LHC or by any wholly owned subsidiary of LHC, which will be canceled and retired and cease to exist) will be converted into the right to receive 0.9150 shares of LHC common stock (the “exchange ratio”).

LHC will not issue fractional shares of LHC common stock pursuant to the merger agreement. Instead, each Almost Family stockholder who otherwise would have been entitled to receive a fraction of a share of LHC common stock will be entitled to receive a cash payment (without interest) in lieu thereof in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share Nasdaq Official Closing Price of the LHC common stock (as reported on www.nasdaq.com) on the date immediately preceding the date on which the effective time of the merger shall occur (or, if the LHC common stock did not trade on the NASDAQ on such prior date, the last day of trading in LHC common stock on the NASDAQ prior to the effective time of the merger) by (ii) the fraction of a share of LHC common stock to which such holder would have otherwise been entitled.

If, from the date of the merger agreement until the effective time of the merger, either Almost Family or LHC should split, combine or otherwise reclassify either the Almost Family common stock or the LHC common stock or make a dividend or other distribution in shares of Almost Family common stock or LHC common stock (including any dividend or other distribution of securities convertible into Almost Family common stock or LHC common stock) or engage in a reorganization, recapitalization or exchange or other like change, then the exchange ratio will be ratably adjusted to reflect fully the effect of any such split, combination, reclassification, dividend, distribution, reorganization, exchange or change, and thereafter all references to the exchange ratio shall be deemed to be the exchange ratio as so adjusted.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on the third business day after all conditions to the completion of the merger (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or valid waiver of such conditions) have been satisfied or validly waived by the company entitled to the benefit of such condition. On the closing date, the parties will cause a certificate of merger to be executed and filed with the Delaware Secretary of State in accordance with the DGCL. The merger will become effective at the date and time set forth in the certificate of merger.

Exchange of Shares in the Merger

Prior to the mailing of this joint proxy statement/prospectus, LHC will have appointed an exchange agent, reasonably acceptable to Almost Family, to handle the exchange of shares of Almost Family common stock for shares of LHC common stock in the merger. At the effective time of the merger, shares of Almost Family common stock will be converted into the right to receive shares of LHC common stock, and cash in lieu of fractional shares, without the need for any action by the holders of Almost Family common stock.

As promptly as reasonably practicable (but in no event later than two business days) after the effective time of the merger, LHC will cause the exchange agent to mail a letter of transmittal to each holder of record of Almost Family common stock (as of immediately prior to the effective time of the merger) specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Almost Family common stock will pass, only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering certificates for shares of Almost Family common stock.

As soon as reasonably practicable (but in no event later than two business days) after the effective time of the merger, the exchange agent will issue and deliver to each holder of shares of Almost Family common stock held in book-entry form (i) the number of whole shares of LHC common stock represented by such shares held in book-entry form into which the Almost Family common stock represented by such book-entry shares will have been converted at the effective time of the merger, (ii) cash in lieu of any fractional shares of LHC common stock and (iii) any dividends or other distributions to which the holders of shares of shares of LHC common stock are entitled with a record date after the effective time of the merger, without such holder being required to deliver a certificate representing Almost Family common stock or any letter of transmittal, “agent’s message” or other documents to the exchange agent, and such book-entry shares will then be canceled.

After the effective time of the merger, shares of Almost Family common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Almost Family common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of LHC common stock and any dividends or other distributions to which the holders of shares of LHC common stock are entitled with a record date after the effective time of the merger. With respect to such shares of LHC common stock deliverable upon the surrender of Almost Family common stock, until holders of such Almost Family common stock have surrendered such Almost Family common stock to the exchange agent for exchange or exchanged shares of Almost Family common stock held in book-entry form, those holders will not receive dividends or other distributions with respect to such shares of LHC common stock with a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of LHC, Merger Sub and Almost Family has made representations and warranties regarding, among other things:

•	corporate organization, standing and ownership of subsidiaries;

•	corporate power and authority with respect to the execution and delivery of the merger agreement and the due and valid execution and delivery and enforceability of the merger agreement;

•	required stockholder approval;

•	absence of conflicts with, or violations of, organizational documents, applicable law and other contracts;

•	required regulatory filings and consents and approvals of governmental authorities;

•	capital structure;

•	certain SEC filings and the financial statements contained in those filings;

•	controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;

•	absence of certain changes and events since September 30, 2017 to the date of the merger agreement;

•	absence of undisclosed liabilities (other than certain specified exceptions);

•	possession of, and compliance with, applicable permits;

•	compliance with applicable laws, including the Foreign Corrupt Practices Act and other anti-corruption laws;

•	compliance with healthcare laws, corporate integrity agreements, government reimbursement programs and third party payor programs;

•	absence of certain legal proceedings;

•	tax matters;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other employee and labor matters;

•	intellectual property;

•	environmental matters;

•	real property, including owned real property and leased real property;

•	material contracts and the absence of breaches of material contracts;

•	insurance;

•	related party transactions;

•	brokerage or other finders’ fees that may be payable in connection with the merger;

•	opinions of financial advisors;

•	inapplicability of takeover statutes to the merger; and

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus.

The merger agreement also contains certain representations and warranties of LHC with respect to its wholly owned subsidiary, Merger Sub, including, without limitation, corporate organization, lack of prior business activities, capitalization and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). Under the merger agreement, a “material adverse effect” means, with respect to a party, any event, circumstance, change, effect, development or occurrence that individually or in the aggregate (i) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of such party to consummate the merger by the outside date (as defined in “— Termination of the Merger Agreement,” below); except that for purposes of clause (i), a “material adverse effect” shall not include any event, circumstance, change, effect, development or occurrence to the extent arising out of or resulting from any of the following:

•	any failure to meet any internal or analysts’ expectations, projections or forecasts or any estimates of earnings, revenue or other metrics for any period (provided, that the underlying cause of any such failure shall not, in and of itself, be excluded by this clause);

•	any changes that generally affect the industries in which the applicable party and its subsidiaries conduct their business;

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world;

•	the commencement, escalation or worsening of a war or armed hostilities or national or international calamity or the occurrence of acts of terrorism or sabotage occurring after the date of the merger agreement;

•	the execution and delivery of the merger agreement, or the public announcement or the pendency of the merger or the other transactions contemplated by the merger agreement, except in the context of the representations and warranties made with respect to no conflicts, required filings and consents;

•	the taking of any action expressly required by the merger agreement, or the taking of any action at the written request or with the prior written consent of the other party;

•	earthquakes, hurricanes, floods or other natural disasters;

•	changes or proposed changes in any domestic (federal, state, municipal or local) or foreign laws, ordinances, rules or regulations or governmental orders or GAAP (or the interpretation thereof);

•	claims, actions, causes of action, suits, litigation, proceedings, arbitration, mediation, interferences, audits, assessments, hearings, or other legal proceedings made or initiated by the applicable party’s stockholders, including any derivative claims, arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement; or

•	any changes in the applicable party’s stock price or the trading volume of the applicable party’s stock or any change in the credit rating of the applicable party (provided, that the underlying cause of any such change shall not, in and of itself, be excluded by this clause).

Any event, circumstance, change, effect, development or occurrence of the sort referred to in the second, third, fourth, fifth and ninth bullet points above may be taken into account in determining whether there has been a material adverse effect if, and only to the extent, such event, circumstance, change, effect, development or occurrence has a disproportionate impact on the applicable party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party and its subsidiaries conduct their business and, in the case of the eighth bullet point, if, and only to the extent, such event, circumstance, change, effect, development or occurrence has a disproportionate impact on the applicable party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party and its subsidiaries conduct their business in the geographic regions in which the applicable party and its subsidiaries operate.

The representations and warranties do not survive the effective time of the merger.

Conduct of Business Pending the Effective Time

In the merger agreement, LHC and Almost Family have each agreed that until the effective time of the merger, subject to certain specified exceptions, and unless the other party consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), they and their respective subsidiaries will:

•	conduct their business in all material respects in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve intact their current business organization, goodwill and significant relationships with third parties.

In addition, each of LHC and Almost Family has agreed that until the effective time of the merger, subject to certain specified exceptions, it and its respective subsidiaries will not do any of the following without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend or propose to amend its organizational documents or such equivalent organizational or governing documents of any of its subsidiaries material to it;

•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of LHC or any of its subsidiaries or of Almost Family or any of its subsidiaries (other than any wholly owned subsidiary), respectively;

•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to its shares of capital stock or of any subsidiary or other equity securities or ownership interests in it or any subsidiary, except for (i) the declaration and payment of dividends or other distributions to it or by any directly or indirectly wholly owned subsidiary and (ii) distributions by any subsidiary that is not wholly owned, directly or indirectly, by it, in accordance with the requirements of the organizational documents of such subsidiary;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of it or any subsidiary (other than the acceptance of shares of common stock as payment for withholding taxes incurred in connection with the vesting or settlement of equity awards granted pursuant to any of its equity incentive plans);

•	except for transactions among it and one or more of its wholly owned subsidiaries or among one or more wholly owned subsidiaries, issue, sell, pledge, dispose, encumber or grant any of its shares or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any of its shares or any of its subsidiaries’ capital stock or other equity interests, other than (i) the issuance of LHC common stock or Almost Family common stock, as applicable, upon the exercise of stock options outstanding as of the date of the merger agreement in accordance with their terms or (ii) subject to certain limitations, the issuance of stock options or nonvested common stock awards pursuant to any of its equity incentive plans in the ordinary course of business consistent with past practice;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000;

•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case with a value or purchase price that, individually or in the aggregate, exceeds $1,000,000, except in the ordinary course of business consistent with past practice;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any of its or its subsidiaries’ debt securities, except (i) funding any transactions permitted by the merger agreement, (ii) indebtedness that does not, in the aggregate, exceed $1,000,000, and (iii) refinancing of existing indebtedness (provided, that the terms of such new indebtedness shall not be materially more onerous on it compared to the existing indebtedness and the principal amount of such replacement indebtedness shall not be materially greater than the indebtedness it is replacing);

•	except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by it or any of its wholly owned subsidiaries to it or any of its wholly owned subsidiaries;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any of its material contracts other than (i) any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action (other than notice of renewal) by it or any of its subsidiaries, (ii) as may be reasonably necessary to comply with the terms of the merger agreement or (iii) in the ordinary course of business consistent with past practice;

•	make any payment, direct or indirect, of any material liability before the same comes due in accordance with its terms, other than (i) in the ordinary course of business consistent with past practice or (ii) in connection with dispositions or refinancings of any indebtedness otherwise permitted hereunder;

•	waive, release, assign, settle or compromise any claim or litigation against it or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on its most recent balance sheet included in its SEC reports filed and publicly available prior to the date of the merger agreement or (y) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (ii) do not involve the imposition of injunctive relief against it or any of its subsidiaries (including Merger Sub, in the case of LHC), (iii) do not provide for any admission of material liability by it or any of its subsidiaries, excluding in each case any such matter relating to taxes, and (iv) with respect to any litigation involving any present, former or purported holder or group of holders of its common stock, are made in accordance with the merger agreement;

•	(i) hire or terminate any of its or its subsidiaries’ officers or directors, (ii) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors or officers or (iii) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at June 30, 2017, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

•	enter into any new line of business that would be material to it and its subsidiaries, taken as a whole;

•	form any new funds, joint ventures or other pooled investment vehicles;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

•	make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes or knowingly surrender any right to claim any material tax refund;

•	take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the merger agreement in a manner that would not reasonably be expected to be materially adverse to it or to prevent or impair the ability of it or, in the case of LHC, Merger Sub, to consummate the merger;

•	make any payment, distribution or transfer of assets to its affiliates (other than it and any of its subsidiaries) except in such amount and as expressly contemplated by the merger agreement; or

•	authorize, or enter into any contract to do any of the foregoing.

The merger agreement also provides that nothing in the merger agreement shall give (i) Almost Family, directly or indirectly, the right to control or direct LHC or any LHC subsidiary’s operations prior to the effective time of the merger, or (ii) LHC, directly or indirectly, the right to control or direct Almost Family or any Almost Family subsidiary’s operations prior to the effective time of the merger. Prior to the effective time of the merger, (i) LHC will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations and (ii) Almost Family will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

No Solicitation of Alternative Proposals

Each of LHC and Almost Family has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, it will not and it will cause its subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of any acquisition proposal (as defined below), or any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any acquisition proposal or offer that is reasonably likely to lead to any acquisition proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information or data in furtherance of, any acquisition proposal or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal;

•	enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle relating to any acquisition proposal) (other than certain confidentiality agreements);

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute (other than to the extent its board of directors determines in good faith (after consultation with outside counsel) that failure to take any of such actions under this bullet point would reasonably be expected to be inconsistent with its fiduciary duties under applicable law); or

•	agree, approve, recommend or propose to do any of the foregoing.

Each of LHC and Almost Family have agreed that it shall, and shall cause each of its subsidiaries, and shall use its reasonable best efforts to cause its and their representatives to:

•	immediately cease and cause to be terminated all existing negotiations with any other person and its representatives conducted prior to entering into the merger agreement with respect to any acquisition proposal;

•	enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in the fourth bullet point above) to which LHC or Almost Family, as applicable, or any of their subsidiaries is a party or of which LHC or Almost Family, as applicable, or any of their subsidiaries is a beneficiary with regards to any acquisition proposal; and

•	request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such person and its representatives with respect to any acquisition proposal and immediately terminate all physical and electronic data room access previously granted to any such person, its subsidiaries or any of their respective representatives with respect to any acquisition proposal.

Notwithstanding the foregoing, the merger agreement provides that if, at any time following the date of the merger agreement and prior to obtaining the required approval of the stockholders of LHC or the stockholders of Almost Family, as applicable, (i) LHC or Almost Family, as applicable, receives a written acquisition proposal that was not the result of a violation of the foregoing provisions and (ii) the LHC board of directors or the Almost Family board of directors, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below) and determines in good faith (after consultation with outside counsel) that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then such party may (and may authorize its subsidiaries and its representatives to):

•	furnish non-public information or data with respect to itself and its subsidiaries to the person making such acquisition proposal (and its representatives) pursuant to an acceptable confidentiality agreement; provided, that:

•	any non-public information or data provided to any such person given such access shall have previously been provided to the other party or shall be provided (to the extent permitted by applicable law) to the other party prior to or substantially concurrently with the time it is provided to such person, and

•	no non-public information or data with respect to the other party shall be provided to any such person, and

•	participate in discussions and negotiations with the person making such acquisition proposal (and such person’s representatives) regarding such acquisition proposal solely to clarify and understand the terms of an acquisition proposal so as to determine whether such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal.

An “acquisition proposal” with respect to a party means any proposal, offer or inquiry from any person or group relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (i) of or for assets or businesses of LHC and its subsidiaries or Almost Family and its subsidiaries, as applicable, that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of LHC and its subsidiaries or Almost Family and its subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (ii) of or for 20% or more of any class of capital stock, other equity security or voting power of LHC or Almost Family (or any resulting parent company of LHC or Almost Family), in each case other than the transactions contemplated by the merger agreement.

A “superior proposal” with respect to a party means any bona fide unsolicited acquisition proposal made after the date of the merger agreement (with all percentages included in the definition of “acquisition proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that (i) if consummated, would be more favorable to the stockholders of LHC or stockholders of Almost Family, as applicable, from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other party in response to any such acquisition proposal) and (ii) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

The merger agreement requires that LHC or Almost Family, as applicable, shall promptly (and in any event, within one business day) notify the other party after it or any of its subsidiaries or any of their respective representatives has received any acquisition proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible acquisition proposal. Such notice to the other party shall indicate the identity of the person making, and include the material terms and conditions, of such acquisition proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date of the merger agreement, each of LHC and Almost Family have agreed to keep the other party reasonably informed orally and in writing on a current basis (and in any event, no later than one business day) of any material developments, discussions or negotiations regarding any acquisition proposal including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of such other party shall apprise the other party of the status and details of such acquisition proposal. LHC and Almost Family have each agreed that it and its subsidiaries will not enter into any agreement with any person subsequent to the execution of the merger agreement which prohibits such party from providing any information to the other party in accordance with, or from otherwise complying with the terms of, these provisions.

Changes in Board Recommendations

The merger agreement provides that neither the LHC board of directors nor the Almost Family board of directors shall do any of the following:

•	fail to make or withdraw (or modify or qualify in any manner adverse to the other party or publicly propose to withdraw, modify or qualify in any manner adverse to the other party) the recommendation of the LHC board of directors of the approval of the issuance of the LHC common stock in the merger as contemplated by the merger agreement and the amended and restated LHC charter by the stockholders of LHC (the “LHC Board Recommendation”) or the recommendation of the Almost Family board of directors to recommend adoption of the merger agreement by the stockholders of Almost Family (the “Almost Family Board Recommendation”), respectively, or the determination of the advisability to its stockholders of the merger, the issuance of LHC common stock in the merger, the amended and restated LHC charter and the other transactions contemplated by the merger agreement;

•	adopt, approve, or publicly recommend, endorse or otherwise declare advisable any acquisition proposal;

•	fail to include the LHC Board Recommendation or the Almost Family Board Recommendation, respectively, in whole or in part in this joint proxy statement/prospectus or any filing or amendment or supplement to this joint proxy statement/prospectus;

•	fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within five business days after it is announced; or

•	fail, within ten business days of a request by the other party following the public announcement of an acquisition proposal, to reaffirm the LHC Board Recommendation or the Almost Family Board Recommendation, as applicable (each such action being referred to herein as an “Adverse Recommendation Change”).

Notwithstanding anything in the merger agreement to the contrary, at any time prior to obtaining the approval of the issuance of the LHC common stock in the merger by the stockholders of LHC or the adoption of the merger agreement by the stockholders of Almost Family, as applicable, and following the compliance with the provisions set forth in this paragraph, the LHC board of directors or the Almost Family board of directors, as applicable, may, if such board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, make an Adverse Recommendation Change; provided, that prior to effecting an Adverse Recommendation Change:

•	LHC or Almost Family, as applicable, shall notify the other party in writing, at least five business days prior to effecting such Adverse Recommendation Change (the “notice period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a superior proposal, shall include the material terms and conditions of such superior proposal and the identity of the person making such superior proposal and include copies of the current drafts of all material agreements between such party and the party making such superior proposal and any other material documents or agreements that relate to such superior proposal (the merger agreement also provides that such notice or the public disclosure by such party of such notice shall not in and of itself constitute an Adverse Recommendation Change));

•	during the notice period, the party providing such notice shall negotiate with the other party in good faith (to the extent such other party wishes to negotiate) to make such adjustments to the terms and conditions of the merger agreement such that failure to make an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with such party’s board of directors’ fiduciary duties under applicable law; and

•	the applicable party’s board of directors shall determine, after the close of business on the last day of the notice period, in good faith (after consultation with outside counsel and after giving effect to any adjustments proposed by the other party in writing during the notice period) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with such board of director’s fiduciary duties under applicable law; except that, in the event of any material change to the material terms of such superior proposal, LHC or Almost Family, as applicable, shall, in each case, have delivered to the other party an additional notice consistent with that described in the first bullet point above and the notice period shall have recommenced (in which case such notice period shall be for three business days instead of five business days).

If the board of directors of LHC or Almost Family effects an Adverse Recommendation Change, such board of directors will nonetheless continue to be obligated to hold its stockholders meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote, as applicable, unless the other party shall terminate the merger agreement as described below under “— Termination of the Merger Agreement.”

The merger agreement further provides that nothing contained in the merger agreement will prohibit the LHC board of directors or the Almost Family board of directors, respectively, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of LHC or Almost Family, as applicable, if, in the good faith judgment of such board of directors (after consultation with outside counsel), failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and the disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the LHC Board Recommendation or the Almost Family Board Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the LHC board of directors or the Almost Family board of directors, respectively, and (B) does not contain an express Adverse Recommendation Change.

Efforts to Obtain Required Stockholder Votes

Under the terms of the merger agreement, LHC and Almost Family have agreed that the board of directors of LHC and the board of directors of Almost Family will each establish a record date for, call, give notice of, convene and hold a meeting of its stockholders promptly after the declaration of effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, by the SEC. LHC and Almost Family have also each agreed to use their respective reasonable best efforts hold their respective stockholder meetings on the same date.

LHC has agreed to use its reasonable best efforts to obtain stockholder approval for the proposal to approve the issuance of shares of LHC common stock to Almost Family stockholders pursuant to the merger and the proposal to approve the amended and restated LHC charter, except to the extent that the LHC board of directors shall have made an Adverse Recommendation Change as permitted by the merger agreement. LHC’s obligation to call, give notice of, convene and hold the LHC stockholders meeting is unconditional unless the merger agreement is terminated in accordance with its terms and will not be affected by any Adverse Recommendation Change adopted by the LHC board of directors.

The LHC board of directors has approved the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of LHC and its stockholders and has directed that the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger and the amended and restated LHC charter be submitted for approval by its stockholders at the LHC special meeting and has adopted resolutions directing that such proposal be submitted to LHC stockholders for their consideration.

Almost Family has also agreed to use its reasonable best efforts to obtain stockholder approval for the proposal to adopt the merger agreement, except to the extent that the Almost Family board of directors shall have made an Adverse Recommendation Change as permitted by the merger agreement. Almost Family’s obligation to call, give notice of, convene and hold the Almost Family stockholders meeting is unconditional unless the merger agreement is terminated in accordance with its terms and will not be affected by any Adverse Recommendation Change adopted by the Almost Family board of directors.

The Almost Family board of directors has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable and fair to and in the best interests of Almost Family and its stockholders and has adopted resolutions directing that the merger agreement be submitted to the Almost Family stockholders for their consideration.

Efforts to Complete the Merger

Each party to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any material contract to consummate and make effective, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement, including the following:

•	taking all actions necessary to cause the conditions to the closing contained in the merger agreement to be satisfied;

•	preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority in order to consummate the transactions contemplated by the merger agreement;

•	obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the merger and the other transactions contemplated by the merger agreement and making all necessary or advisable registrations and filings (including filings with governmental authorities, if any) and taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid any legal action by, any governmental authority or other persons necessary in connection with the consummation of the merger and the other transactions contemplated by the merger agreement;

•	subject to certain exceptions in the merger agreement, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•	executing and delivering any additional instruments necessary or advisable to consummate the merger and the other transactions contemplated by the merger agreement and fully to carry out the purposes of the merger agreement, other than in the case of those items referred to in the first through fourth bullet points above, with respect to registrations, filings, approvals, consents, authorizations or orders, lawsuits or other legal proceedings, from or by any governmental authority or the expiration of any waiting periods, in each case relating to antitrust laws, which are governed by other provisions of the merger agreement (discussed below).

Each of LHC and Almost Family has agreed to make all filings required under the HSR Act and other applicable competition laws with respect to the merger as promptly as reasonably practicable.

In connection with the receipt of any necessary approvals or clearances of a governmental authority with respect to any antitrust laws, LHC and Almost Family have agreed to take all steps necessary to avoid or eliminate each and every legal impediment under any antitrust laws that may be asserted by any governmental authority so as to enable the parties to consummate the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable, and in any event prior to the outside date (as defined in “— Termination of the Merger Agreement,” below), including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, transfer, license or other disposition of their subsidiaries, assets, properties or businesses, or the entrance into, or the amendment, modification or termination of, any contract or other arrangements, or business practices, and other remedies (each, a “remedial action”) in order to obtain approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other law in any suit or other action, arbitration, or litigation, which could otherwise have the effect of delaying beyond such date or preventing the consummation of the merger and the other transactions contemplated by the merger agreement; provided, however, neither Almost Family nor LHC nor any of their respective subsidiaries or affiliates are required to propose, negotiate, accept, commit to or effect any remedial action, the effect of which would reasonably be expected to have a material adverse effect after the closing on the combined businesses of LHC and Almost Family and their subsidiaries, taken as a whole, including the overall benefits expected, as of the date of the merger agreement, to be derived by the parties from the combination of LHC and Almost Family via the merger and the other transactions contemplated by the merger agreement. In addition, Almost Family and LHC shall, and shall cause each of the Almost Family subsidiaries and the LHC subsidiaries, as applicable, to, defend through litigation on the merits so as to enable the parties to close the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable (and in any event prior to the outside date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition governmental authority under antitrust laws in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that could prevent or delay beyond the outside date the closing from occurring; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their other obligations under the terms of the merger agreement. Almost Family and LHC shall jointly direct and control any such litigation with counsel of their own choosing.

Governance Matters After the Merger

Effective as of the effective time of the merger, the board of directors of LHC will consist of ten members, comprised of:

•	six individuals to be designated by LHC prior to the consummation of the merger (such six directors, the “LHC designees”) to remain as directors of LHC or to be appointed as directors of LHC; and

•	four individuals to be designated by Almost Family prior to the consummation of the merger (such four directors, the “Almost Family designees”).

The LHC board of directors is classified into three classes, with two of the LHC designees being appointed to each class of the LHC board of directors and with two of the Almost Family designees being appointed to the class of the LHC board of directors consisting of four directors and one Almost Family designee being appointed to the each of the other two classes of the LHC board of directors. The class of the LHC board of directors consisting of four directors will be the last class up for re-election following the effective time of the merger.

The merger agreement also provides that effective as of the effective time of the merger, unless otherwise agreed by LHC and Almost Family in writing, LHC shall take all necessary action to cause (i) Keith G. Myers to remain as chairman of the LHC board of directors, (ii) the lead director of the LHC board of directors immediately prior to the effective time of the merger to remain as the lead director of the LHC board of directors, and (iii) the LHC designees and the Almost Family designees to be appointed or to remain as directors of the LHC board of directors, as the case may be.

The LHC board of directors has agreed to take all actions necessary to appoint (i) C. Steven Guenthner to the newly created executive officer position of chief strategy officer of the combined company and president of Almost Family, effective as of the effective time of the merger, pursuant to an employment agreement, dated as of November 15, 2017, by and between Mr. Guenthner and LHC, until the earlier of his death, resignation or removal or the time at which his successor is duly elected or appointed and qualified in accordance with applicable law and the LHC governing documents and (ii) William B. Yarmuth to serve in a consulting capacity as special advisor to the combined company, effective as of the effective time of the merger, pursuant to a consulting agreement, dated as of November 15, 2017, by and between Mr. Yarmuth and LHC (provided, in each case such appointments are conditioned upon and effective upon the occurrence of the effective time of the merger).

The LHC board of directors has also agreed to take all necessary action to cause Keith G. Myers to remain as chief executive officer of LHC (in addition to Mr. Myers remaining as chairman of the LHC board of directors), Donald D. Stelly to remain as president and chief operating officer of LHC and Joshua L. Proffitt to remain as executive vice president, chief financial officer and treasurer of LHC, in each case to serve from and after the effective time of the merger until the earlier of their respective death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified in accordance with applicable law and the LHC governing documents.

At the effective time of the merger, the certificate of incorporation of LHC will be amended and restated in the form set forth as Exhibit A to the merger agreement attached as Annex A to this joint proxy statement/prospectus.

Headquarters

The corporate headquarters and related corporate functions for LHC and its subsidiaries, including Almost Family, will be located in Lafayette, Louisiana.

Employee Benefits Matters

LHC and Almost Family have agreed that following completion of the merger:

•	at the effective time of the merger and for a period commencing at the effective time of the merger and ending on December 31, 2018, LHC will, and will cause Almost Family to, provide employees of Almost Family and its subsidiaries as of the effective time of the merger with (i) base compensation no less favorable than those provided to each such employee immediately prior to the effective time of the merger, and (ii) employee benefits and bonus opportunities no less favorable in the aggregate than, in LHC’s discretion, either those provided immediately prior to the effective time of the merger or those provided to similarly-situated employees of LHC;

•	subject to their obligations under applicable law, LHC will, and will cause its subsidiaries (including the surviving entity and its subsidiaries) to, give credit under each employee plan, program and arrangement to employees for all service prior to the effective time of the merger with Almost Family or any Almost Family subsidiary for all purposes for which such service was taken into account or recognized by Almost Family or any Almost Family subsidiary, but not to the extent crediting such service would result in duplication of benefits; and

•	with respect to any employee plan, program and arrangement providing employment benefits in which certain employees of Almost Family or any Almost Family subsidiary becomes eligible to participate on or after the effective time of the merger (“New Plans”) LHC shall, and shall cause the surviving entity to, to the extent permitted by law, (i) (A) use its reasonable best efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles and out-of-pocket limits paid during the plan year in which participation under a New Plan (to the same extent that such credit was given under the analogous Almost Family benefit plan prior to the effective time of the merger) commences in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (ii) recognize all service of each such employee with Almost Family and each Almost Family subsidiary for all purposes, including eligibility to participate, vesting and benefit accrual (including, in order to calculate the amount of any paid time off and leave balance, vacation and sick days, severance and similar benefits), under any New Plan to the same extent that such service was taken into account under the analogous Almost Family benefit plan prior to the effective time of the merger, but not to the extent crediting such service would result in duplication of benefits.

The merger agreement is not intended by the parties to constitute a plan amendment to or create any obligation of the parties with respect to any Almost Family benefit plan or LHC benefit plan. The provisions described in the three preceding bullet points are solely for the benefit of the parties, and no employees of Almost Family or the Almost Family subsidiaries (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of the merger agreement, and no provisions described in the three preceding bullet points shall create such rights in any such persons.

Treatment of Almost Family Stock-Based Awards in the Merger

Upon the effective time of the merger, Almost Family equity awards will convert into equity awards with respect to LHC as follows:

•	As of immediately prior to the effective time of the merger, each Almost Family stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into a stock option to acquire a number of LHC common shares (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Almost Family common stock subject to such Almost Family stock option and (b) the exchange ratio. The exercise price per share of the converted stock option will be an amount (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Almost Family stock option at which such Almost Family stock option was exercisable immediately prior to the effective time of the merger by (y) the exchange ratio. Each stock option so converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Almost Family stock option (including applicable vesting requirements) immediately prior to the effective time of the merger.

•	Each Almost Family Restricted Share Award and Almost Family Performance Share Award that is outstanding immediately prior to the effective time of the merger will be converted into an LHC restricted stock award on the same terms and conditions (including applicable vesting requirements) applicable to such Almost Family Restricted Share Award and Almost Family Performance Share Award (provided that, with respect to any Almost Family Performance Share Award, the performance-vesting component shall be deemed to have been satisfied in full at the maximum level of performance) under the applicable grant documents in effect immediately prior to the effective time of the merger, with respect to a number of shares of LHC common stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Almost Family common stock subject to such Almost Family Restricted Share Award or Almost Family Performance Share Award immediately prior to the effective time of the merger by the exchange ratio.

The consummation of the merger will constitute a “change in control” with respect to Almost Family equity awards. Pursuant to Almost Family’s equity incentive plans, no such awards will vest upon the consummation of the merger, but the converted awards will vest on a “double-trigger” basis if the grantee’s service terminates for any reason (other than by the surviving entity for “cause”) within 12 months following the effective time of the merger. In addition, pursuant to the merger agreement, the compensation committee of the board of directors of Almost Family has the discretion to accelerate the vesting of, or deem the performance criteria met under, any such equity award held by an Almost Family director or executive officer (including any officer who agrees to continue employment, or enters into a consulting agreement, with the surviving entity or LHC following the effective time of the merger).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between LHC and Almost Family in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	cooperation between LHC and Almost Family in connection with public announcements;

•

the use of each party’s reasonable best efforts and the reasonable best efforts of their respective subsidiaries and their respective officers, employees and advisors (including legal, financial and accounting advisors) to (i) obtain all necessary waivers, consents, amendments or approvals with respect to their respective contracts relating to indebtedness, to the extent that the consummation of the transactions contemplated by the merger agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such contracts relating to indebtedness, (ii) to refinance, renew or replace the indebtedness under such contracts on terms mutually agreeable to LHC and Almost Family, provided that the transactions contemplated by the merger agreement would not result in a breach of or default under (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any contract under which such indebtedness is refinanced, renewed or replaced, or (iii) to the extent that the waivers, consents, amendments or approvals contemplated by clause (i) are not obtained and such indebtedness is not refinanced, renewed or replaced as contemplated by clause (ii), to ensure that sufficient cash is available for the prompt payment in full of any indebtedness under any such contract and termination of any such contract, in each case at or prior to the closing date;

•	LHC’s agreement to use its reasonable best efforts to cause the shares of LHC common stock to be issued in connection with the merger, to be approved for listing on the NASDAQ, subject to official notice of issuance, at the effective time of the merger;

•	providing prompt (but no later than one business day) notice of commencement or threats of litigation relating to the merger and cooperation between LHC and Almost Family in the defense or settlement of any stockholder litigation relating to the merger;

•	the use of each party’s reasonable best efforts to provide prompt (in the case of clause (i), no later than one business day) notice to the other party and its representatives (i) of any notice or other communication received by such party from any governmental authority (other than any antitrust or competition governmental authority) or the NASDAQ or any other securities market in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement or from any person alleging that the consent or approval of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, and (ii) if (A) any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would not be satisfied if the closing date were to be held on the date such representation or warranty became untrue or inaccurate, (B) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement or (C) a material adverse effect with respect to it has occurred;

•	causing any dispositions of Almost Family common stock (including derivative securities with respect to Almost Family common stock) or any acquisitions of LHC common stock resulting from the merger and the other transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to LHC or Almost Family, to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to not take or omit to take any action, and not permit any of their subsidiaries, including Merger Sub, to take or omit to take any action, if such action or failure to act would be reasonably likely to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Indemnification and Insurance

Under the merger agreement, during the period commencing as of the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, LHC and Merger Sub will (i) indemnify, defend and hold harmless current and former managers, directors, officers, partners, members, trustee, employees and agents of Almost Family and its subsidiaries (the “indemnified parties”) against and from any reasonable costs or expenses (including reasonable attorney’s fees, costs and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal action, threatened legal action and any investigation for acts or omissions or alleged actions or omission, whether arising before or after the effective time of the merger, but only to the extent such legal action or investigation arise out of or pertain to any action or omission or alleged action or omission in such indemnified party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Almost Family or any of the Almost Family subsidiaries, and (ii) pay in advance of the final disposition of any such action the reasonable expenses (including reasonable attorney’s fees, costs and expenses incurred by any indemnified party in connection with enforcing any rights with respect to indemnification or advancement of expenses, but only to the extent, in the case of any action to enforce rights to indemnification or advancement of expenses, that any indemnified party is successful, in whole or in part, in enforcing such indemnified party’s rights with respect to indemnification or advancement of expenses). Notwithstanding anything to the contrary set forth in the merger agreement, LHC and Merger Sub (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action against or investigation of any indemnified party for which indemnification may be sought without such party prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such party from all liability arising out of such action or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation under the merger agreement to any indemnified party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law.

In addition, each of LHC and Merger Sub has agreed that all rights to exculpation of liabilities, indemnification and advancement of expenses existing as of the date of the merger agreement in favor of the indemnified parties for acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, as provided in the Almost Family governing documents or, if applicable, any of its subsidiaries’ governing documents and any of the LHC governing documents or arising out of any rights to exculpation of liabilities and indemnification obligations set forth in any Almost Family benefit plan or any indemnification agreements of Almost Family or any of its subsidiaries shall survive the merger and shall continue in full force and effect in accordance with their terms.

Following completion of the merger, LHC will also, and will cause Merger Sub to, maintain in effect Almost Family’s current directors’ and officers’ liability insurance policy covering each person currently covered by Almost Family’s directors’ and officer’s liability insurance policy for acts or omissions occurring prior to and through the effective time of the merger. The policy will be in place for six years after the merger. In lieu of such obligation, the merger agreement permits (i) Merger Sub to substitute policies of an insurance company with the same or better rating as Almost Family’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such indemnified parties that Almost Family’s existing policies as of the date of the merger agreement, or (ii) in consultation with LHC, Almost Family may obtain extended reporting period coverage under Almost Family’s existing insurance programs for a period of six years after the effective time for a cost not in excess of three times the current annual premiums for such insurance.

Conditions to Completion of the Merger

Each party’s obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the merger of each of the following:

•	the waiting period (and any extension thereof) applicable to the merger and the other transactions contemplated by the merger agreement under the HSR Act shall have been terminated or shall have expired;

•	approval of the issuance of shares of LHC common stock to the Almost Family stockholders pursuant to the merger by holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote thereon;

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Almost Family common stock entitled to vote thereon;

•	no judgment, injunction, order or decree of any governmental authority of competent jurisdiction prohibiting the consummation of the merger shall be in effect, and no law shall have been enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the merger and the other transactions contemplated by the merger agreement;

•	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn; and

•	the shares of LHC common stock to be issued in connection with the merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

In addition, the obligations of each of LHC and Merger Sub, on the one hand, and Almost Family, on the other hand, to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party related to corporate organization, qualification to do business as a foreign entity, its power and authority with respect to the execution, delivery and performance of the merger agreement, its due and valid authorization of the merger agreement, its due execution and delivery of the merger agreement, the enforceability of the merger agreement, the actions taken by its board of directors related to the merger agreement, the required approvals of its holders of shares of capital stock related to the merger agreement, its capital structure (excluding representations and warranties regarding such party’s authorized and outstanding capital stock, treasury stock, shares reserved for issuance and the status of the shares as being duly authorized, validly issued, fully paid and non-assessable shares free of preemptive rights and issued in compliance with applicable securities laws), the absence of any outstanding voting equity interests, the absence of any undisclosed financial advisor, broker or finder fee in connection with the transactions under the merger agreement, and the inapplicability of state takeover statutes will be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date;

•	the representations and warranties regarding such party’s authorized and outstanding capital stock, treasury stock, shares reserved for issuance and the status of shares as being duly authorized, validly issued, fully paid and non-assessable shares free of preemptive rights and issued in compliance with applicable securities laws shall be true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date;

•	each of the other representations and warranties contained in the merger agreement (that is, those representations and warranties which are not covered in the two preceding bullet points) shall be true and correct as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except (i) representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or any material adverse effect qualifications set forth therein (other than the representations and warranties regarding the non-occurrence of any event, circumstance or development since September 30, 2017 that would reasonably be expected to have a material adverse effect and material contracts)), individually or in the aggregate, does not have and would not reasonably be expected to have a material adverse effect;

•	the other party having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under the merger agreement or prior to the closing;

•	on the closing date, no event, circumstance, change, effect, development or occurrence shall exist that has or would reasonably be expect to have a material adverse effect on the other party;

•	receipt of a certificate executed by the chief executive officer or chief financial officer of the other party certifying as to the satisfaction of the conditions described in the preceding five bullet points; and

•	receipt of a tax opinion from each party’s tax counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and subject to customary exceptions, assumptions and qualifications set forth in such opinion, the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, even after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of each of LHC and Almost Family; or

•	by either LHC or Almost Family:

•	if the merger shall not have occurred on or before 11:59 p.m. (New York time) on July 1, 2018, except if, as of July 1, 2018, all the conditions to closing have been satisfied or waived (other than the conditions that by their nature are satisfied at the closing) other than conditions related to the receipt of antitrust approvals, the termination date may be extended from time to time by either LHC or Almost Family to a date no later than October 1, 2018 (such date, including any such extension thereof, the “outside date”); provided that the right to terminate the merger agreement under the provision described in this bullet point will not be available to any party if the failure of such party (and in the case of LHC, including the failure of Merger Sub) to perform or comply with any of its obligations, covenants and agreements under the merger agreement shall have been the cause of, or resulted in, the failure of the merger to be consummated by the outside date; or

•	if any law or final and non-appealable order shall have been enacted, entered, promulgated or shall have been enforced by any governmental authority which permanently prohibits, restrains, enjoins or makes illegal the consummation of the merger and the transactions contemplated by the merger agreement; except that the right to terminate the merger agreement under the provision described in this bullet point will not be available to any party if the issuance of such final, non-appealable order was primarily due to the failure of such party (and in the case of LHC, including the failure of Merger Sub) to perform any of its obligations, covenants or agreements under the merger agreement; or

•	if the LHC stockholders fail to approve the issuance of shares of LHC common stock to Almost Family stockholders at the LHC stockholders meeting; or

•	if the Almost Family stockholders fail to adopt the merger agreement at the Almost Family stockholders meeting; or

•	by Almost Family:

•

if LHC has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the closing, (i) would result in the failure of any of the conditions set forth in the merger agreement applicable to it and (ii) such breach is either incapable of being cured by LHC by the outside date, or if capable of being cured, is not cured or waived by the earlier of (x) 30 business days following delivery of written notice of such breach or failure to perform from Almost Family or (y) one business day prior to the outside date, except that Almost Family shall not have the right to terminate the merger agreement pursuant to the provision described in this bullet point if Almost Family shall have breached or failed to perform any of its representation, warranties, obligations, covenants or agreements set forth in the merger agreement and such breach shall be continuing at the time Almost Family delivers notice of its election to terminate the merger agreement pursuant to the provision described in this bullet point; or

•	prior to obtaining the approval of the adoption of the merger agreement by the Almost Family stockholders, if LHC or the LHC board of directors (i) effects an Adverse Recommendation Change; or (ii) breaches in any material respect any of its obligations described under “— No Solicitation of Alternative Proposals” and “— Changes in Board Recommendations” above; or

•	by LHC:

•	if Almost Family has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the closing, (i) would result in the failure of any of the conditions set forth in the merger agreement applicable to it and (ii) such breach is either incapable of being cured by Almost Family by the outside date, or if capable of being cured, is not cured or waived by the earlier of (x) 30 business days following delivery of written notice of such breach or failure to perform from LHC or (y) one business day prior to the outside date, except that LHC shall not have the right to terminate the merger agreement pursuant to the provision described in this bullet point if LHC shall have breached or failed to perform any of its representation, warranties, obligations, covenants or agreements set forth in the merger agreement and such breach shall be continuing at the time LHC delivers notice of its election to terminate the merger agreement pursuant to the provision described in this bullet point; or

•	prior to obtaining the approval of the adoption of the merger agreement by the LHC stockholders, if Almost Family or the Almost Family board of directors (i) effects an Adverse Recommendation Change; or (ii) breaches in any material respect any of its obligations described under “— No Solicitation of Alternative Proposals” and “— Changes in Board Recommendations” above.

In the event of a termination of the merger agreement pursuant to the preceding provisions, written notice will be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which such termination is made and the merger agreement will then become void and have no effect, without any liability or obligations on the part of Almost Family or LHC and Merger Sub, except that certain provisions regarding the termination fee and other general matters will survive such termination and nothing in the merger agreement will relieve any party from any liability or damages resulting from any fraud or willful and material breach by such party of any of its, covenants, obligations or agreements set forth in the merger agreement. The termination of the merger agreement will not affect the obligations of the parties contained in the confidentiality agreement between LHC and Almost Family.

Expenses and Termination Fees; Liability for Breach

All fees and expenses shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated, provided, however that the parties will share equally all filing fees relating to filings with governmental authorities (including any antitrust or competition governmental authority).

LHC will be obligated to pay a termination fee of $30 million (less any expenses paid by LHC to Almost Family described below) to Almost Family as follows:

•	In the event that:

•	Almost Family terminates the merger agreement because LHC breaches or fails to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the closing would result in the failure of any of conditions to Almost Family’s obligations to close described under “— Conditions to Completion of the Merger,” and prior to such termination, a bona fide acquisition proposal has been publicly announced, disclosed or otherwise communicated to the LHC board of directors or any person shall have publicly announced an intention (whether or not conditional) to make such an acquisition proposal, or

•	the merger agreement is terminated by LHC or Almost Family because the merger shall not have occurred on or before 11:59 p.m. New York time on July 1, 2018 (or the date to which such termination date may be extended pursuant to the merger agreement), and prior to such termination, a bona fide acquisition proposal has been publicly announced, disclosed or otherwise communicated to the LHC board of directors or any person shall have publicly announced an intention (whether or not conditional) to make such an acquisition proposal, or

•	the merger agreement is terminated by LHC or Almost Family because (i) the issuance of the LHC common stock to the stockholders of Almost Family pursuant to the merger shall not have been approved at the LHC stockholders meeting or (ii) because the merger agreement shall not have been adopted by the Almost Family stockholders at the Almost Family stockholders meeting, and prior to the LHC stockholders meeting, an acquisition proposal with respect to LHC has been publicly announced, disclosed or otherwise communicated to the LHC board of directors or to the LHC stockholders or any person shall have publicly announced an intention (whether or not conditional) to make such an acquisition proposal, and within twelve months after the date of such termination pursuant to the provisions described in the preceding three bullet points, a transaction in respect of an acquisition proposal (with all percentages included in the definition “acquisition proposal” as set forth under “— No Solicitation of Alternative Proposals,” increased to 50%) with respect to LHC is consummated or LHC enters into a definitive agreement in respect of an acquisition proposal with respect to LHC that is later consummated; or

•	Almost Family terminates the merger agreement because, prior to obtaining the approval of the adoption of the merger agreement by the Almost Family stockholders, the LHC board of directors (i) effects an Adverse Recommendation Change; or (ii) breaches in any material respect any of its obligations described under “— No Solicitation of Alternative Proposals” and “— Changes in Board Recommendations” above.

LHC shall pay to Almost Family its expenses in an amount not to exceed $5,000,000, if the merger agreement is terminated by either LHC or Almost Family because the issuance of the LHC common stock to the Almost Family stockholders pursuant to the merger shall not have been approved at the LHC special meeting (except if, prior to such termination, the merger agreement shall not have been adopted by the Almost Family stockholders at the Almost Family special meeting ). Any expenses of Almost Family due under the provision described in this paragraph shall be paid by wire transfer of same day funds to the account or accounts designated by Almost Family no later than two business days after LHC’s receipt from Almost Family of an itemized statement identifying such expenses.

Almost Family will be obligated to pay a termination fee of $30 million (less any expenses paid by Almost Family to LHC described below) to LHC as follows:

•	In the event that:

•	LHC terminates the merger agreement because Almost Family breaches or fails to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing would result in the failure of any of conditions to LHC’s obligation to close described under “— Conditions to Completion of the Merger,” and prior to such termination, a bona fide acquisition proposal has been publicly announced, disclosed or otherwise communicated to the Almost Family board of directors or any person shall have publicly announced an intention (whether or not conditional) to make such an acquisition proposal, or

•	the merger agreement is terminated by LHC or Almost Family because the merger shall not have occurred on or before 11:59 p.m. New York time on July 1, 2018 (or the date to which such termination date may be extended pursuant to the merger agreement), and prior to such termination, a bona fide acquisition proposal has been publicly announced, disclosed or otherwise communicated to the LHC board of directors or any person shall have publicly announced an intention (whether or not conditional) to make such an acquisition proposal, or

•	the merger agreement is terminated by LHC or Almost Family because either (i) the issuance of the LHC common stock to the Almost Family stockholders pursuant to the merger shall not have been approved at the LHC special meeting or (ii) the merger agreement shall not have been adopted by the Almost Family stockholders at the Almost Family special meeting, and prior to the Almost Family special meeting, an acquisition proposal with respect to Almost Family has been publicly announced, disclosed or otherwise communicated to the Almost Family board of directors, the Almost Family stockholders or any person shall have publicly announced an intention (whether or not conditional) to make such an acquisition proposal, and within twelve months after the date of such termination pursuant to the provisions described in the preceding three bullet points, a transaction in respect of an acquisition proposal (with all percentages included in the definition “acquisition proposal” as set forth under “— No Solicitation of Alternative Proposals,” increased to 50%) with respect to Almost Family is consummated or LHC enters into a definitive agreement in respect of an acquisition proposal with respect to Almost Family that is later consummated; or

•	Almost Family terminates the merger agreement because, prior to obtaining the approval of the adoption of the merger agreement by the Almost Family stockholders, the LHC board of directors (i) effects an Adverse Recommendation Change; or (ii) breaches in any material respect any of its obligations described under “— No Solicitation of Alternative Proposals” and “— Changes in Board Recommendations” above.

Almost Family shall pay to LHC its expenses in an amount not to exceed $5,000,000, if the merger agreement is terminated by either LHC or Almost Family because the merger agreement shall not have been adopted by the Almost Family stockholders at the Almost Family special meeting (except if, prior to such termination, the issuance of the LHC common stock to the Almost Family stockholders pursuant to the merger shall not have been approved at the LHC special meeting). Any expenses of LHC due under the provision described in this paragraph shall be paid by wire transfer of same day funds to the account or accounts designated by LHC no later than two business days after Almost Family’s receipt from LHC of an itemized statement identifying such expenses.

Amendments, Extensions and Waivers

The merger agreement may be amended by mutual agreement of the parties at any time before or after the receipt of the approvals of the LHC stockholders or Almost Family stockholders required to consummate the merger and prior to the effective time of the merger, except that (i) after the LHC stockholder approval has been obtained, no amendment may be made which would require further approval of the stockholders of LHC under the DGCL, LHC’s governing documents or the rules of the NASDAQ without such further approval of the LHC stockholders and (ii) after the Almost Family stockholder approval has been obtained, no amendment may be made which changes the amount or form of the consideration to be delivered under the merger agreement to the holders of Almost Family common stock, or which would require further approval of the stockholders of Almost Family under applicable law without such further approval of the Almost Family stockholders.

Subject to the requirements of applicable law, at any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Parties in Interest

Nothing in the merger agreement, express or implied, confers upon any person other than the parties (and their respective successors and permitted assigns) any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except that from the effective time of the merger, LHC and Merger Sub will indemnify each of the present (as of the effective time of the merger) and former managers, directors, officers, partners, members, trustee, employees and agents of Almost Family and any of its subsidiaries (in each case, when acting in such capacity) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses incurred in connection with any action pertaining to matters existing or occurring at or prior to the effective time of the merger, including in connection with the merger agreement.

For additional information regarding indemnification of directors and officers, see the section entitled “— The Merger — Interests of LHC Directors and Executive Officers in the Merger — Indemnification of LHC Directors and Officers” beginning on page 104 and “— The Merger — Interests of Almost Family Directors and Executive Officers in the Merger — Indemnification of Almost Family’s Directors and Officers” beginning on page 108.

Specific Performance

LHC and Almost Family have agreed in the merger agreement that irreparable damage would occur if any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. To that end, the parties have agreed that, prior to the termination of the merger agreement pursuant to its terms, each party will be entitled to seek an injunction or injunctions to prevent actual or threatened breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement. Each party has waived any requirement for the securing or posting of any bond in connection with such remedy, and has agreed that this remedy is in addition to any other remedy to which such party is entitled at law or in equity.

LHC PROPOSAL II: VOTE ON THE AMENDED AND RESTATED CHARTER

LHC is seeking stockholder approval of a proposal to adopt the amended and restated charter, as shown in Annex B to this joint proxy statement/prospectus. The amended and restated charter increases the number of shares of LHC common stock that LHC is authorized to issue under the LHC charter to 60,000,000 from 40,000,000.

The changes to the current LHC charter in connection with the LHC proposal to amend and restate its charter are reflected in the text of the amended and restated charter, in the form included as Annex B to this joint proxy statement/prospectus. LHC stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the amended and restated charter and are urged to carefully read the entire amended and restated charter included as Annex B to this joint proxy statement/prospectus before voting on this proposal. If LHC and Almost Family do not consummate the merger, LHC will not amend and restate the LHC charter to effect the amendments contemplated by the above proposal, notwithstanding that LHC stockholders may have approved this proposal to adopt the amended and restated charter.

Vote Required

Approval of amended and restated charter requires the affirmative vote of holders of a majority of the outstanding shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote on the proposal. As such, abstentions will have the effect of a vote AGAINST the proposal and failures to vote and broker non-votes will have no effect on the outcome of the vote.

THE LHC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LHC STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE AMENDED RESTATED CHARTER.

LHC PROPOSAL III: ADJOURNMENT OF LHC SPECIAL MEETING

LHC stockholders are being asked to approve a proposal that will give the LHC board of directors authority to adjourn the LHC special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the LHC special meeting.

If this proposal is approved, the LHC special meeting could be adjourned to any date. If the LHC special meeting is adjourned, LHC stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you are a LHC stockholder and you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the share issuance but do not indicate a choice on the adjournment proposal, your shares of LHC common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the share issuance, your shares of LHC common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote, in person or by proxy, of holders of a majority of the shares of LHC common stock present in person or represented by proxy at the LHC special meeting and entitled to vote thereon is required to approve the adjournment of the LHC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the LHC special meeting.

THE LHC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LHC STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADJOURNMENT OF THE LHC SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE SHARE ISSUANCE AT THE TIME OF THE LHC SPECIAL MEETING.

ALMOST FAMILY PROPOSAL II: NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Almost Family is seeking stockholder approval of a non-binding advisory proposal to approve the compensation of Almost Family’s named executive officers that is based on or otherwise relates to the merger as disclosed above in the section entitled “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — Interests of Almost Family Directors and Executive Officers in the Merger — Golden Parachute Compensation,” beginning on page 106. The non-binding advisory proposal gives Almost Family stockholders the opportunity to express their views on the merger-related compensation of Almost Family’s named executive officers.

Accordingly, Almost Family is requesting that its stockholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Almost Family’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement — The Merger — Interests of Almost Family Directors and Executive Officers in the Merger  — Golden Parachute Compensation,” are hereby APPROVED.”

Vote Required

The vote regarding this non-binding advisory proposal on Almost Family merger-related compensation is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, Almost Family’s stockholders may vote to adopt the merger agreement and vote not to approve the proposal on Almost Family merger-related compensation and vice versa. Because the vote regarding the Almost Family merger-related compensation is advisory only, it will not be binding on either Almost Family or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, Almost Family’s named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Almost Family stockholders.

Approval of the Almost Family merger-related compensation requires the affirmative vote of holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote thereon. As such, abstentions will have the effect of a vote AGAINST the proposal and failures to vote and broker non-votes will have no effect on the outcome of the vote.

THE ALMOST FAMILY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALMOST FAMILY STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, SPECIFIC COMPENSATORY ARRANGEMENTS BETWEEN ALMOST FAMILY AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER.

ALMOST FAMILY PROPOSAL III: ADJOURNMENT OF ALMOST FAMILY SPECIAL MEETING

Almost Family stockholders are being asked to approve a proposal that will give the Almost Family board of directors authority to adjourn the Almost Family special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Almost Family special meeting.

If this proposal is approved, the Almost Family special meeting could be adjourned to any date. If the Almost Family special meeting is adjourned, Almost Family stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you are an Almost Family stockholder and you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of Almost Family common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the proposal to adopt the merger agreement, your shares of Almost Family common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Almost Family common stock present in person or represented by proxy at the Almost Family special meeting and entitled to vote thereon, is required to approve the adjournment of the Almost Family special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Almost Family special meeting.

THE ALMOST FAMILY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALMOST FAMILY STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADJOURNMENT OF THE ALMOST FAMILY SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT AT THE TIME OF THE ALMOST FAMILY SPECIAL MEETING.

DESCRIPTION OF LHC CAPITAL STOCK

If the merger is consummated, Almost Family stockholders will become stockholders of LHC at the effective time of the merger. This section of this joint proxy statement/prospectus summarizes the material terms of LHC’s capital stock that will be in effect if the merger is completed. This summary is qualified in its entirety by reference to the applicable provisions of Delaware law (under which LHC will be organized), LHC’s amended and restated charter and LHC’s amended bylaws. See the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus.

General

LHC’s authorized capital stock will consist of 60,000,000 shares of common stock, par value $0.01 per share, if the proposal to adopt the amended and restated charter is approved, or 40,000,000 shares of common stock, par value $0.01 per share, if the proposal to adopt the amended and restated charter is not approved, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of                 , 2018, LHC had                  shares of LHC common stock outstanding, no shares of LHC preferred stock outstanding, and an additional                  shares of LHC common stock reserved for issuance under its employee benefit plans.

Common Stock

Each holder of LHC common stock will be entitled to one vote per share of record on all matters to be voted upon by the LHC stockholders, including the election of directors, and do not have cumulative voting rights. Generally, all matters other than the election of directors submitted to LHC stockholders at any meeting of LHC stockholders shall be decided by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock of LHC present in person or represented by proxy at a meeting and entitled to vote thereon. Election of directors at all meetings of LHC stockholders at which directors are to be elected are decided by a plurality of the votes cast. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of LHC common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Upon LHC’s liquidation, dissolution or winding up, the holders of LHC common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of LHC’s debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of LHC common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to LHC common stock. All outstanding shares of LHC common stock are, and the shares of LHC common stock to be outstanding upon completion of any offering of common stock pursuant to this prospectus will be, fully paid and nonassessable.

Preferred Stock

The authorized preferred stock will be available for issuance from time to time at the discretion of the LHC board of directors without stockholder approval. The LHC board of directors has the authority to prescribe for each series of preferred stock it establishes the rights, preferences and privileges of such preferred stock. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of LHC or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of LHC common stock.

Authorized But Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the LHC board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of LHC by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of current management and possibly deprive LHC stockholders of opportunities to sell their shares of LHC common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of our Amended and Restated Charter and Bylaws and Delaware Law

Some provisions of Delaware law and LHC’s amended and restated charter and bylaws contain provisions that could make the following transactions more difficult: (1) acquisition of us by means of a tender offer; (2) acquisition of LHC by means of a proxy contest or otherwise; or (3) removal of LHC’s incumbent officers and directors. These provisions, summarized below, are intended to encourage persons seeking to acquire control of LHC to first negotiate with LHC’s board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids.

•	Undesignated Preferred Stock. LHC’s board of directors has the ability to authorize undesignated preferred stock, which allows the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any unsolicited attempt to change control of LHC. This ability may have the effect of deferring hostile takeovers or delaying changes in control or management of LHC.

•	Stockholder Meetings. LHC’s bylaws provide that a special meeting of stockholders may be called only by LHC’s President, LHC’s Chief Executive Officer or by a resolution adopted by a majority of LHC’s board of directors.

•	Requirements for Advance Notification of Stockholder Nominations and Proposals. LHC’s bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of LHC’s board of directors or a committee thereof.

•	Elimination of Stockholder Action by Written Consent. LHC’s amended and restated charter eliminates the right of stockholders to act by written consent without a meeting.

•	Election and Removal of Directors. LHC’s board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. Once elected, directors may be removed only for cause and only by the affirmative vote of a majority of LHC’s outstanding common stock. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of LHC because it generally makes it more difficult for stockholders to replace a majority of the directors.

•	Delaware Anti-Takeover Statute. LHC is subject to Section 203 of the Delaware General Corporation Law which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Delaware corporation for three years following the date these persons become interested stockholders. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

•	The provisions of Delaware law and LHC’s amended and restated charter and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of LHC’s common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in LHC’s management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

See “Comparison of Rights of Almost Family Stockholders and LHC Stockholders” beginning on page 145 and “Summary — The Merger — Board of Directors and Management Following the Merger” beginning on page 108 for additional information.

COMPARISON OF RIGHTS OF ALMOST FAMILY STOCKHOLDERS AND

LHC STOCKHOLDERS

Almost Family is incorporated under the laws of the State of Delaware, and the rights of Almost Family stockholders are governed by the DGCL. LHC is incorporated under the laws of the State of Delaware, and the rights of LHC stockholders are governed by the DGCL. Following the completion of the merger, LHC will continue to be a Delaware corporation governed by the DGCL.

Upon completion of the merger, Almost Family stockholders will become stockholders of LHC and the rights of the former Almost Family stockholders and the LHC stockholders will thereafter be governed by the DGCL and by LHC’s amended and restated certificate of incorporation and LHC’s amended and restated bylaws.

The following description summarizes certain material differences between the rights of the stockholders of Almost Family and the rights of the stockholders of LHC immediately following the merger. These differences arise in from differences between the governing instruments of the two corporations. It is impracticable to compare all of the aspects in which Almost Family’s and LHC’s governing instruments differ with regard to stockholder rights, and the following description is not intended to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of Almost Family and LHC. For information on how to obtain the governing documents of the respective corporations, see “Where You Can Find More Information” beginning on page 154.

	Rights of Almost Family Stockholders	Rights of LHC Stockholders
Common and Preferred Stock

Almost Family’s certificate of incorporation authorize 25,000,000 shares of common stock, par value $0.05 per share and 2,000,000 shares of preferred stock, par value $0.10 per share.

Almost Family’s certificate of incorporation authorizes the board of directors, without stockholder approval, to issue preferred stock in one or more classes or series, with each such class or series having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be established by the board of directors.

LHC’s certificate of incorporation will authorize 60,000,000 shares of common stock, par value $0.01 per share, if the proposal to adopt the amended and restated charter is approved, or 40,000,000 shares of common stock, par value $0.01 per share, if the proposal to adopt the amended and restated charter is not approved, and 5,000,000 shares of preferred stock, par value $0.01 per share.

LHC’s certificate of incorporation will authorize the board of directors, without stockholder approval, to issue preferred stock in one or more classes or series, with each such class or series having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be established by the board of directors.

Board of Directors; Vacancies	Almost Family’s board of directors is currently fixed at seven members. The bylaws of Almost Family provide that the number of directors shall be fixed by resolution of the board of directors.	LHC’s board of directors will be fixed at 10 members. The bylaws of LHC will provide that the number of directors shall be fixed by resolution of the board of directors.

	Rights of Almost Family Stockholders	Rights of LHC Stockholders

The board of directors of Almost Family is not divided into classes having different terms of office.

Except in the case of vacancies, directors shall be elected by a majority of all of the stockholders entitled to vote.

Almost Family’s bylaws provide that any vacancies on the board of directors may be filled by a majority of the remaining directors, even if less than a quorum.

The board of directors of LHC will be divided into three classes with each class having a three-year term. The classified board structure may only be amended, altered, repealed or rescinded by the affirmative vote of 66-2/3% of the outstanding stock of LHC entitled to vote.

Except in the case of vacancies, directors shall be elected by a plurality of all of the stockholders entitled to vote.

LHC’s bylaws will provide that vacancies may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Removal of Directors	Almost Family’s bylaws provide that any director may be removed from office by majority vote of the stockholders entitled to vote for such director.

The certificate of incorporation and the bylaws of LHC will provide that stockholders holding a majority of the outstanding shares entitled to vote at an election of directors may remove any director at any time but only for cause.

Voting

The affirmative vote of the holders of a majority of the outstanding shares of the corporation’s common stock present in person or represented by proxy at the meeting and entitled to vote on the matter at a meeting of the corporation at which a quorum is present shall be the act of the stockholders.

The DGCL provides that a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in the election of directors.

Almost Family’s certificate of incorporation does not provide for cumulative voting by stockholders in the election of directors.

Delaware law provides that the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve a merger transaction.

Action by the stockholders, other than director elections, will require the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote.

The DGCL provides that a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in the election of directors.

LHC’s certificate of incorporation will not provide for cumulative voting by stockholders in the election of directors.

Delaware law provides that the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve a merger transaction.

	Rights of Almost Family Stockholders	Rights of LHC Stockholders
Amendment of Charter

The DGCL provides that except as otherwise provided by the certificate of incorporation, the vote required for the approval of an amendment of a certificate of incorporation is the affirmative vote of a majority of the outstanding shares of the corporation’s capital stock entitled to vote on such amendment.

Almost Family’s certificate of incorporation does not require a higher vote threshold on the amendment of its certificate of incorporation.

LHC’s certificate of incorporation will provide that Article I, Article II, Article III and Article IV (which relate to LHC’s name, registered office and agent, purpose and authorized capital stock) may be amended by the affirmative vote of at least a majority of the outstanding stock of the corporation entitled to vote. Except for these provisions, LHC’s certificate of incorporation may be only amended, altered, repealed or rescinded only by the affirmative vote of 66 2/3% of the outstanding stock of the corporation entitled to vote.

Amendment of Bylaws

The DGCL provides that stockholders have the power to amend the bylaws of a corporation unless the certificate of incorporation grants such power to the board of directors, in which case either the stockholders or the board of directors may amend the bylaws. Almost Family’s certificate of incorporation grants power to amend bylaws to the board of directors as well as the stockholders, provided that the affirmative vote of 80% of the outstanding stock of the corporation entitled to vote shall be required to amend the bylaws.

The DGCL provides that stockholders have the power to amend the bylaws of a corporation unless the certificate of incorporation grants such power to the board of directors, in which case either the stockholders or the board of directors may amend the bylaws. LHC’s certificate of incorporation will grant power to amend bylaws to the board of directors as well as the stockholders, provided that the affirmative vote of 66 2/3% of the outstanding stock of the corporation entitled to vote shall be required to amend the bylaws.

Meetings of Stockholders

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any person authorized to do so in the certificate of incorporation or the bylaws.

Almost Family’s bylaws provide that the annual meeting of stockholders is to be held on a date, time and place in the first five months of Almost Family’s fiscal year as designated by the Chief Executive Officer of Almost Family, and if not designated, the first Tuesday of the six month of the year. Special meetings of stockholders may be called by the board of directors or the chairman of the board.

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any person authorized to do so in the certificate of incorporation or the bylaws.

LHC’s bylaws will provide that the annual meeting of stockholders is to be held on a date, time and place set by resolution of the board of directors. Special meetings of stockholders may be called by the board of directors, the chairman of the board or the president.

Stockholder Action by Written Consent	The DGCL states that, unless otherwise provided in the certificate of incorporation, any action that could be taken at a stockholders meeting may be	The DGCL states that, unless otherwise provided in the certificate of incorporation, any action that could be taken at a stockholders meeting may be

	Rights of Almost Family Stockholders	Rights of LHC Stockholders

taken without a meeting upon the written consent of the holders of the outstanding stock having at least the minimum number of votes that would have been necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Almost Family’s bylaws limit the stockholders’ right to act by written consent in lieu of a meeting to written consents that are signed by the holders of outstanding stock representing not less than 80% of the votes entitled to be cast.

taken without a meeting upon the written consent of the holders of the outstanding stock having at least the minimum number of votes that would have been necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. LHC’s certificate of incorporation will not prohibit or limit stockholders’ rights to act by written consent in lieu of a meeting.

Stockholder Advance Notice Provisions

Almost Family’s bylaws provide that stockholders must provide timely notice to the chief executive officer or secretary of Almost Family in order to nominate a person for election as a director or to have business brought at an annual meeting.

To be timely for an annual meeting, a stockholder’s notice must be received at the principal executive officers of Almost Family no fewer than 30 days prior to the scheduled date of the annual meeting regardless of any postponement, deferral or adjournment of that meeting to a later date.

Notice by a stockholder to nominate a matter before an annual meeting must include: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on Almost Family’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of Almost Family which are beneficially owned by such stockholder on the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder’s notice, and (iv) any material interest of the stockholder in such proposal.

LHC’s bylaws provide that stockholders must provide timely notice to the secretary of LHC in order to nominate a person for election as a director or to have business brought at an annual meeting or special meeting.

To be timely for an annual meeting, a stockholder’s notice must be delivered to or mailed and received by LHC not less than 60 calendar days nor more than 90 calendar days prior to the first anniversary of the date on which LHC first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if no proxy materials were mailed or in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 30 days after such anniversary date, then to be timely such notice must be received by LHC on or before the later of (i) 90 calendar days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made.

To be timely for special meeting, a stockholder’s notice must be delivered to or mailed and received by LHC not less than 90 calendar days prior to the date of such special meeting or the 10th day following the day on which public announcement of the date of the special meeting was made.

	Rights of Almost Family Stockholders	Rights of LHC Stockholders

Notice by a stockholder to nominate a director must include: (i) the name and record address of the stockholder, (ii) the class and number of shares held of record or beneficially owned by such stockholder and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of LHC’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of LHC’s voting shares to elect such nominee or nominees.

Fiduciary Duties of Directors

Under Delaware law, a director owes the fiduciary duties of due care and loyalty to the corporation and its stockholders. The duty of care requires directors to inform themselves, prior to making a business decision, of all material information reasonably available to them and to then act with requisite care in the discharge of their duties. The duty of loyalty requires directors to act in good faith and refrain from self-dealing. When directors act consistently with their duties of care and loyalty, their decisions are generally presumed to be valid under the Delaware business judgment rule.

Under Delaware law, a director owes the fiduciary duties of due care and loyalty to the corporation and its stockholders. The duty of care requires directors to inform themselves, prior to making a business decision, of all material information reasonably available to them and to then act with requisite care in the discharge of their duties. The duty of loyalty requires directors to act in good faith and refrain from self-dealing. When directors act consistently with their duties of care and loyalty, their decisions are generally presumed to be valid under the Delaware business judgment rule.

Elimination of Director Personal Liability for Monetary Damages

The DGCL permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:

•    Breaches of the director’s duty of loyalty to the corporation or its stockholders;

•    Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•    The payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•    Transactions in which the director received an improper personal benefit.

The DGCL permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:

•    Breaches of the director’s duty of loyalty to the corporation or its stockholders;

•    Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•    The payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•    Transactions in which the director received an improper personal benefit.

	Rights of Almost Family Stockholders	Rights of LHC Stockholders

Such a limitation of liability provision also may not limit a director’s liability for violation of, or otherwise relieve the company or directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

Almost Family’s certificate of incorporation provide that no director shall be personally liable to LHC or its stockholders for monetary damages for breach of fiduciary duties by such director as a director, subject to the exceptions set forth in the DGCL and listed above.

Such a limitation of liability provision also may not limit a director’s liability for violation of, or otherwise relieve the company or directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

LHC’s certificate of incorporation will provide that no director shall be personally liable to LHC or its stockholders for monetary damages for breach of fiduciary duties by such director as a director, subject to the exceptions set forth in the DGCL and listed above.

Indemnification	Delaware law generally permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of a derivative or third party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s action was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. Delaware law authorizes a corporation to purchase indemnity insurance for the benefit of its directors, officers, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. Delaware law permits a	Delaware law generally permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of a derivative or third party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s action was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. Delaware law authorizes a corporation to purchase indemnity insurance for the benefit of its directors, officers, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. Delaware law permits a

	Rights of Almost Family Stockholders	Rights of LHC Stockholders

Delaware corporation to provide indemnification in excess of that provided by statute.

Almost Family’s bylaws authorize indemnification of current and former directors and officers to the fullest extent permissible under the DGCL.

Almost Family may purchase indemnification insurance as the board of directors may determine from time to time to the maximum extent permitted by law.

Delaware corporation to provide indemnification in excess of that provided by statute.

LHC’s bylaws will provide for indemnification of current and former directors and officers to the fullest extent permitted under the DGCL.

LHC may maintain indemnification insurance to protect itself and any director, officer, employee or agent of the corporation.

Payment of Dividends

The DGCL permits the payment of dividends to stockholders only out of surplus (as defined in the DGCL) or, if there is no such surplus, net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year; provided, however, that dividends may not be paid out of net profits if, after the payment of such dividends, the corporation’s capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of the corporation’s assets.

The DGCL permits the payment of dividends to stockholders only out of surplus (as defined in the DGCL) or, if there is no such surplus, net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year; provided, however, that dividends may not be paid out of net profits if, after the payment of such dividends, the corporation’s capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of the corporation’s assets.

Anti-Takeover Statutes/Provisions

Section 203 of the DGCL prohibits, subject to certain exceptions, a Delaware corporation from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without board approval. Section 203 of the DGCL makes certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult. Delaware corporations may “opt out” of Section 203 of the DGCL.

Almost Family has not elected to “opt out” and Almost Family therefore will be subject to the anti-takeover provisions of Section 203 of the DGCL.

Section 203 of the DGCL prohibits, subject to certain exceptions, a Delaware corporation from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without board approval. Section 203 of the DGCL makes certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult. Delaware corporations may “opt out” of Section 203 of the DGCL.

LHC has not elected to “opt out” and LHC therefore will be subject to the anti-takeover provisions of Section 203 of the DGCL.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Holders of Almost Family common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Almost Family’s common stock is listed on the NASDAQ and Almost Family stockholders will receive a combination of shares of stock of LHC, which is listed on the NASDAQ, and cash in lieu of fractional shares.

LEGAL MATTERS

The validity of the shares of LHC common stock to be issued pursuant to the merger will be passed upon for LHC by Alston & Bird LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for LHC by Alston & Bird LLP and for Almost Family by Gibson, Dunn & Crutcher LLP.

EXPERTS

LHC

The consolidated financial statements of LHC Group, Inc. and its subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of LHC Group, Inc.’s internal control over financial reporting as of December 31, 2016, have been incorporated herein by reference to LHC Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

Almost Family

The consolidated financial statements of Almost Family, Inc. and its subsidiaries as of December 30, 2016 and January 1, 2016, and for each of the years in the three-year period ended December 30 2016, and management’s assessment of the effectiveness of Almost Family, Inc.’s internal control over financial reporting as of December 30, 2016, incorporated herein by reference to Almost Family, Inc.’s Annual Report on Form 10-K for the year ended December 30, 2016, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports related thereto, which are incorporated herein by reference. Such consolidated financial statements and assessment of the effectiveness of internal control over financial reporting as of December 30, 2016 have been so incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

LHC

LHC will hold a regular annual meeting in 2018 regardless of whether the merger is completed. For inclusion in the proxy statement and form of proxy relating to the 2018 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by LHC no later than December 29, 2017 and otherwise comply with the requirements of Rule 14a-8.

Separate and apart from the requirements of Rule 14a-8 relating to inclusion of stockholders’ proposal in LHC’s proxy statement, LHC’s bylaws require notice of nominations of directors or any other action to be brought before the 2018 annual meeting to be received by LHC in writing at its principal executive offices no earlier than January 28, 2018 and no later than February 27, 2018. If the date of the 2018 annual meeting is more than 30 days before or after June 8, 2018 (the anniversary date of the 2017 annual meeting), to be timely, the LHC stockholder must deliver notice no later than the close of business on the later of 90 days prior to the 2018 annual meeting or 10 days following the day on which LHC first makes public announcement of the date of the 2018 annual meeting. All stockholder proposals and director nominations must comply with the requirements of the LHC bylaws.

Almost Family

If the merger is completed on the expected timetable, Almost Family will not hold a regular annual meeting in 2018. If, however, the merger is not completed and Almost Family holds a regular annual meeting in 2018, in order to be considered for inclusion in the proxy statement and form of proxy for the 2018 annual meeting of stockholders, stockholder proposals must have been submitted in writing and received by Almost Family’s corporate secretary no later than December 8, 2017 and otherwise comply with the requirements of Rule 14a-8.

Separate and apart from the requirements of Rule 14a-8 relating to inclusion of stockholders’ proposal in Almost Family’s proxy statement, Almost Family’s bylaws require notice of nominations of directors or any other action to be brought before the 2018 annual meeting to be given to the chief executive officer or secretary of Almost Family at its principal executive offices not less than thirty days before the annual meeting. All stockholder proposals and director nominations must comply with the requirements of the Almost Family bylaws.

OTHER MATTERS AT THE SPECIAL MEETING

As of the date of this joint proxy statement/prospectus, neither the LHC board of directors nor the Almost Family board of directors knows of any matters that will be presented for consideration at either the LHC special meeting or the Almost Family special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either the LHC special meeting or the Almost Family special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

LHC and Almost Family each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including LHC and Almost Family, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult LHC’s or Almost Family’s websites for more information about LHC or Almost Family, respectively. LHC’s website is www.lhcgroup.com. Almost Family’s website is www.almostfamily.com.

LHC has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of LHC common stock to be issued to Almost Family stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about LHC and Almost Family common stock. The rules and regulations of the SEC allow LHC and Almost Family to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows LHC and Almost Family to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that LHC has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about LHC, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

•	Portions of the Proxy Statement on Schedule 14A filed on April 28, 2017 that are specifically incorporated by reference into LHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.

•	Current Reports on Form 8-K filed on April 5, 2017, April 20, 2017, June 13, 2017, August 18, 2017 and November 16, 2017 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

In addition, LHC incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the LHC special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or LHC will provide you with copies of these documents, without charge, upon written or oral request to:

LHC Group, Inc.

900 Hugh Wallis Road South

Lafayette, LA 70508

Attention: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Almost Family has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Almost Family, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 30, 2016.

•	Portions of the Proxy Statement on Schedule 14A filed on April 7, 2017 that are specifically incorporated by reference into Almost Family’s Annual Report on Form 10-K for the fiscal year ended December 30, 2016.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 29, 2017.

•	Current Reports on Form 8-K filed January 6, 2017, January 12, 2017, January 18, 2017, January 24, 2017, November 9, 2017, and November 16, 2017 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

In addition, Almost Family incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Almost Family special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Almost Family will provide you with copies of these documents, without charge, upon written or oral request to:

Almost Family, Inc.

9510 Ormsby Station Road

Suite 300

Louisville, KY40223

Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                 , 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus from another document is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to LHC stockholders or Almost Family stockholders nor the issuance by LHC of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of LHC and Almost Family made to the other in the merger agreement. Representations and warranties made by LHC, Almost Family and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding LHC, Almost Family or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

LHC GROUP, INC.,

HAMMER MERGER SUB, INC.

and

ALMOST FAMILY, INC.

DATED AS OF NOVEMBER 15, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2017 (this “Agreement”), is among LHC Group, Inc., a Delaware corporation (“Hammer”), Hammer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Hammer (“Merger Sub”), and Almost Family, Inc., a Delaware corporation (“Sledge”). Each of Hammer, Merger Sub and Sledge is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

WHEREAS, the Parties wish to effect a “merger of equals” business combination upon and subject to the terms and conditions set forth in this Agreement pursuant to which Merger Sub will be merged with and into Sledge (the “Merger”), with Sledge being the surviving entity in the Merger and becoming a wholly-owned subsidiary of Hammer;

WHEREAS, the Board of Directors of Sledge (the “Sledge Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Sledge and its stockholders, (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that this Agreement be submitted for consideration at the Sledge Stockholders Meeting and (d) resolved to recommend the adoption of this Agreement by the Sledge stockholders;

WHEREAS, the Board of Directors of Hammer (the “Hammer Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Hammer and its stockholders, (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the issuance of shares of the Hammer Common Stock in the Merger as contemplated hereby and the Amended and Restated Hammer Charter be submitted for consideration at the Hammer Stockholders Meeting and (d) resolved to recommend the approval of the issuance of the Hammer Common Stock in the Merger as contemplated hereby and the Amended and Restated Hammer Charter by the Hammer stockholders;

WHEREAS, Hammer, in its capacity as the sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, to authorize, adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Hammer or Sledge, as applicable, than those contained in the Confidentiality Agreement.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Hammer, Sledge or their respective subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of payment or transfer of anything of value (including gifts or entertainment), directly or indirectly to any foreign governmental official or other Person to obtain an improper business advantage, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder and (ii) any other anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“CIA” means a corporate integrity agreement required by the Office of Inspector General of the United States Department of Health and Human Services or similar agreement or consent agreement or Order of or with any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Off-the-Shelf Software” or “COTS” means any commercially available software title (all versions thereof) (i) where the cumulative annual fee, including maintenance and support paid cumulatively by Sledge and any Sledge Subsidiary or Hammer and any Hammer Subsidiary, as applicable, is less than $1,000,000, (ii) where the cumulative one-time fee (i.e. a perpetual license or fixed term license) paid cumulatively by Sledge and any Sledge Subsidiary or Hammer and any Hammer Subsidiary, as applicable, is less than $1,000,000, or (iii) where the annual maintenance and support fee paid cumulatively by Sledge and any Sledge Subsidiary or Hammer and any Hammer Subsidiary, as applicable, is less than $1,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of September 8, 2017, between Hammer and Sledge.

“Contract” means any written or oral binding contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement, including all amendments or modifications thereto.

“Covered Personal Information” shall mean the following information that Sledge and any Sledge Subsidiary or Hammer and any Hammer Subsidiary, as applicable, collect, use, or disclose from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; (vii) social security number or any other identification number issued by a Governmental Authority; or (viii) any other information from or about an individual consumer that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding individuals.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” mean the Sledge Disclosure Letter and the Hammer Disclosure Letter.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Joint Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2(a) (Authority), Section 4.3 (Approval Required), Section 4.5(a)–(e) (Capital Structure), Section 4.21 (Brokers), Section 4.23 (Takeover Statutes), Section 5.1(a) (Organization and Qualification; Subsidiaries), Section 5.2(a) (Authority), Section 5.3 (Approval Required), Section 5.5(a)–(e) (Capital Structure), Section 5.21 (Brokers) and Section 5.23 (Takeover Statutes).

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“Government Reimbursement Program” means the Medicare or Medicaid Program, the federal TRICARE program, and any other, similar or successor federal, state or local healthcare payment programs with or sponsored by any Governmental Authority.

“Hammer Bylaws” means the Bylaws of Hammer as amended and in effect on the date hereof.

“Hammer Charter” means the Certificate of Incorporation of Hammer, as amended and in effect on the date hereof.

“Hammer Equity Incentive Plans” means those plans pursuant to which Hammer has granted equity-based incentive awards to officers, directors and other key employees, as set forth in Section 4.5(a) of the Hammer Disclosure Letter.

“Hammer Governing Documents” means the Hammer Bylaws and the Hammer Charter.

“Hammer Insurance Policies” means all insurance policies (including policies providing casualty, liability, and workers compensation coverage) and fidelity bonds or other insurance Contracts providing insurance coverage for Hammer and the Hammer Subsidiaries.

“Hammer Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence that, individually or in the aggregate, (i) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Hammer and the Hammer Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Hammer or Merger Sub to consummate the Merger by the Outside Date; provided, that, for purposes of the foregoing clause (i), “Hammer Material Adverse Effect” shall not include any event, circumstance, change, effect, development or occurrence to the extent arising out of or resulting from (A) any failure of Hammer to meet any internal or analysts’ expectations, projections or forecasts or any estimates of earnings, revenue or other metrics for any period (provided, that the underlying cause of any such failure shall not, in and of itself, be excluded by this clause (A)), (B) any changes that generally affect the industries in which Hammer and the Hammer Subsidiaries conduct their business, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or national or international calamity or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement (provided, that this clause (F) does not apply in the context of the representations and warranties set forth in Section 4.4), (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Sledge, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes or proposed changes in Law or GAAP (or the interpretation thereof), (J) any Action made or initiated by any Hammer stockholder, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (K) any changes in Hammer’s stock price or the trading volume of Hammer’s stock or any change in the credit rating of Hammer (provided, that the underlying cause of any such change shall not, in and of itself, be excluded by this clause (K)), which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Hammer and the Hammer Subsidiaries, taken as a whole, relative to others in the industries in which Hammer and the Hammer Subsidiaries conduct their business, and in the case of clause (H), do not disproportionately affect Hammer and the Hammer Subsidiaries, taken as a whole, relative to others in the industries in which Hammer and the Hammer Subsidiaries conduct their business in the geographic regions in which Hammer and the Hammer Subsidiaries operate.

“Hammer Owned Real Property” means all real property owned by Hammer or any other Hammer Subsidiary, as set forth in Section 4.17(a) of the Hammer Disclosure Letter.

“Hammer SEC Documents” means all publicly available forms, documents, statements, schedules and reports filed or furnished by Hammer with the SEC since January 1, 2016 and prior to the date of this Agreement.

“Hammer Stockholders Meeting” means the meeting of the holders of shares of Hammer Common Stock for the purpose of seeking the Hammer Stockholder Approval, including any postponement or adjournment thereof.

“Hammer Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Hammer, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Hammer or of which Hammer or any subsidiary of Hammer (which is a subsidiary of Hammer within the meaning of either clause (a) or (b) of this definition) is a general partner, manager, managing member or the equivalent.

“Hazardous Substances” means: (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“Healthcare Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.); HIPAA; any similar state and local Laws that address the subject matter of the foregoing; any state Law or precedent relating to the corporate practice of the learned or licensed healthcare professions; any state Law concerning the splitting of healthcare professional fees or kickbacks; any state Law concerning healthcare professional self-referrals; kickbacks or false claims; any state healthcare professional licensure Laws, qualifications or requirements for the practice of medicine or other learned healthcare profession; any applicable state requirements for business corporations or professional corporations or associations that provide medical services or practice medicine or related learned healthcare profession; workers compensation; any applicable state and federal controlled substance and drug diversion Laws, including, the Federal Controlled Substances Act (21 U.S.C. § 801, et seq.) and the regulations promulgated thereunder; and all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing.

“HIPAA” means the Administrative Simplification provisions of title II, subtitle F, of the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-191) and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), the Enforcement Rule (45 C.F.R. Part 160, Subparts C-E), and the Breach Notification Rule (45 C.F.R. Part 164, Subpart D), as amended by the HITECH Act, the final HIPAA/HITECH Omnibus Rules published by the U.S. Department of Health and Human Services on January 25, 2013, and as otherwise may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign intellectual property rights, including all (i) patents, patent applications, invention disclosures, and all related provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Joint Proxy Statement” means the proxy statements in preliminary and definitive form relating to the Hammer Stockholders Meeting and the Sledge Stockholders Meeting, together with any amendments or supplements thereto.

“Knowledge” means (i) with respect to Hammer, the actual knowledge, after reasonable inquiry, of the persons named in Section 1.1 of the Hammer Disclosure Letter and (ii) with respect to Sledge, the actual knowledge, after reasonable inquiry, of the persons named in Section 1.1 of the Sledge Disclosure Letter.

“Law” means any and all domestic (federal, state, municipal or local) or foreign laws, ordinances, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Material Contract” means any Hammer Material Contract or any Sledge Material Contract, as applicable.

“Medicare” or “Medicare Program” means the healthcare program established under Title XVIII of the Social Security Act, which provides health insurance for individuals 65 and over, individuals with end stage renal disease and certain disabled individuals.

“Merger Sub Governing Documents” means the certificate of incorporation and bylaws of Merger Sub, as in effect on the date hereof.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to Hammer, Liens that are disclosed on Section 1.1 of the Hammer Disclosure Letter, and with respect Sledge, Liens that are disclosed on Section 1.1 of the Sledge Disclosure Letter; (v) with respect to Hammer, Liens that are disclosed on the consolidated balance sheet of Hammer dated December 31, 2016, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to Sledge, Liens that are disclosed on the consolidated balance sheet of Sledge dated December 31, 2016, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to Hammer or Sledge, arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of Hammer or Sledge, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof or other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate; (viii) with respect to any tangible personal property leased by either Hammer or Sledge, any Liens on such leased tangible personal property in favor of the lessor; or (ix) with respect to Hammer or Sledge, Liens that were incurred in the ordinary course of business since December 31, 2016 and that do not materially interfere with the value, use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Privacy Laws” means (i) all applicable international, federal, state, provincial and local Laws, directives and governmental requirements relating in any way to the privacy, confidentiality or security of Covered Personal Information, (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security, including the Payment Card Industry Data Security Standard, and any other similar standards, and (iii) applicable provisions of Sledge’s or Hammer’s, as applicable, privacy policies, statements or notices.

“Privacy Obligations” means all applicable Privacy Laws, contractual obligations and privacy policies relating to the privacy of the customers and employees of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, as applicable, and web sites or to the collection, storage, and transfer of any Covered Personal Information collected by or on behalf of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, as applicable.

“Processing” means any operation or set of operations which is performed upon Covered Personal Information, whether or not by automatic means, such as credit reporting, background checks, collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure or dissemination and such other activities relating to Covered Personal Information regulated by Privacy Laws.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sanctioned Person” means any Person (i) named on the “Specially Designated Nationals and Blocked Persons List” administered by the United States Department of Treasury, Office of Foreign Assets Control

(“OFAC”), (ii) identified as a blocked person solely pursuant to Executive Order 13599, or otherwise named on the “Consolidated Sanctions List” published by OFAC at its official website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/consolidated.aspx, or at any replacement website or other official publication of such lists, (iii) identified on the United States Department of Commerce, Bureau of Industry and Security’s “Denied Persons List,” “Entity List” or “Unverified List”, (iv) located, organized or resident in a country or territory that is the subject of sanctions or an embargo restricting substantially all trade with the country or territory (currently including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine), or (v) affiliated with, owned or controlled by, or acting on behalf of, any party described in clauses (i) through (iv) above.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof) or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means (i) any circumstance pursuant to which Law, including any Privacy Law, requires notification to be given to affected parties or other related activity in response to such circumstance and (ii) any circumstance that compromises, or would reasonably be expected to compromise, the physical security of any facility, Third Party Service Provider, data center or IT systems of Sledge or Hammer, as applicable, in a fashion that either does or could reasonably be expected to permit unauthorized Processing of any Covered Personal Information or access to any other confidential information.

“Sledge Bylaws” means the Amended and Restated Bylaws of Sledge as amended and in effect on the date hereof.

“Sledge Charter” means the Certificate of Incorporation of Sledge as amended and in effect on the date hereof.

“Sledge Equity Incentive Plans” means those plans pursuant to which Sledge has granted equity-based incentive awards to officers, directors and other key employees, as set forth in Section 5.5(a) of the Sledge Disclosure Letter.

“Sledge Governing Documents” means the Sledge Bylaws and the Sledge Charter.

“Sledge Insurance Policies” means all insurance policies (including policies providing casualty, liability, and workers compensation coverage) and fidelity bonds or other insurance Contracts providing insurance coverage for Sledge and the Sledge Subsidiaries.

“Sledge Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence that individually or in the aggregate (i) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Sledge and the Sledge Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Sledge to consummate the Merger by the Outside Date; provided, that, for purposes of the foregoing clause (i), “Sledge Material Adverse Effect” shall not include any event, circumstance, change, effect, development or occurrence to the extent arising out of or resulting from (A) any failure of Sledge to meet any internal or analysts’ expectations, projections or forecasts or any estimates of earnings, revenue or other metrics for any period (provided, that the underlying cause of any such failure shall not, in and of itself, be excluded by this clause (A)), (B) any changes that generally affect the industries in which Sledge and the Sledge Subsidiaries conduct their business, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or national or international calamity or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement or the pendency of the Merger or the other transactions contemplated by this Agreement (provided, that this clause (F) does not apply in the context of the representations and warranties set forth in Section 5.4), (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Hammer, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes or proposed changes in Law or GAAP (or the interpretation thereof), (J) any Action made or initiated by any Sledge stockholder, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (K) any changes in Sledge’s stock price or the trading volume of Sledge’s stock or any change in the credit rating of Sledge (provided, that the underlying cause of any such change shall not, in and of itself, be excluded by this clause (K)), and which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Sledge and the Sledge Subsidiaries, taken as a whole, relative to others in the industries in which Sledge and the Sledge Subsidiaries conduct their business, and in the case of clause (H), do not disproportionately affect Sledge and the Sledge Subsidiaries, taken as a whole, relative to others in the industries in which Sledge and the Sledge Subsidiaries conduct their business in the geographic regions in which Sledge and the Sledge Subsidiaries operate.

“Sledge Owned Real Property” means all real property owned by Sledge or any other Sledge Subsidiary, as set forth in Section 5.17(a) of the Sledge Disclosure Letter.

“Sledge SEC Documents” means all publicly available forms, documents, statements, schedules and reports filed or furnished by Sledge with the SEC since January 1, 2016 and prior to the date of this Agreement.

“Sledge Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Sledge Common Stock entitled to vote at the Sledge Stockholders Meeting to adopt this Agreement.

“Sledge Stockholders Meeting” means the meeting of the holders of shares of Sledge Common Stock for the purpose of seeking the Sledge Stockholder Approval, including any postponement or adjournment thereof.

“Sledge Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Sledge, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Sledge or of which Sledge or any subsidiary of Sledge (which is a subsidiary of Sledge within the meaning of either clause (a) or (b) of this definition) is a general partner, manager, managing member or the equivalent.

“Tax” or “Taxes” means any tax, charge, fee, levy, impost, duty or other assessment, including income, gross receipts, margin, net margin, transfer, premium, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, abandoned property, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security (or similar), single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a transferee or successor, by contract, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means the Hammer Termination Fee or the Sledge Termination Fee, as applicable.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Hammer, Sledge or any of their respective Affiliates.

“Third Party Payor Programs” means all healthcare plans or healthcare reimbursement programs in which a Third Party other than the patient is responsible for payment in which Hammer or Sledge, as applicable, participates with regard to a home care, long term acute care, hospice or other health care service owned, operated or managed by Hammer or Sledge, as applicable, or any of the Hammer Subsidiaries or Sledge Subsidiaries, as applicable, including Government Reimbursement Programs, TRICARE program, managed care plans, private health insurance plans and health plans established pursuant to ERISA.

“Third Party Service Provider” means, with respect to either Sledge or Hammer, a third party that provides data or IT-related services to Sledge or any Sledge Subsidiary, in the case of Sledge, or Hammer or any Hammer Subsidiary, in the case of Hammer.

“TRICARE” means the health insurance program administered by the Department of Defense for members of the military and military retirees, and their families.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

“Wholly Owned Hammer Subsidiary” means any wholly owned subsidiary of Hammer.

“Wholly Owned Sledge Subsidiary” means any wholly owned subsidiary of Sledge.

(b) The following terms have the respective meanings set forth on the pages set forth below opposite such term:

Defined Term	Page
Acquisition Proposal	65
Adverse Recommendation Change	63
Agreement	1
Amended and Restated Hammer Charter	13
Antitrust Laws	66
Certificate	14
Certificate of Merger	12
Charter Restrictions	70
Closing	12
Closing Date	12
DE SOS	12
Effective Time	13
Exchange Agent	15
Exchange Fund	16
Exchange Ratio	14
Form S-4	59
Hammer	1
Hammer Benefit Plans	28
Hammer Board	1
Hammer Board Recommendation	19

Defined Term	Page
Hammer Common Stock	14
Hammer Designees	13
Hammer Disclosure Letter	18
Hammer Employees	29
Hammer Equity Awards	21
Hammer Leased Real Property	32
Hammer Material Contract	34
Hammer Material Intellectual Property	30
Hammer Nonvested Share Awards	21
Hammer Permits	24
Hammer Preferred Stock	20
Hammer Qualified Benefit Plan	28
Hammer Real Property	32
Hammer Real Property Leases	32
Hammer Released Parties	76
Hammer Stock Options	21
Hammer Stockholder Approval	20
Hammer Tax Opinion	74
Hammer Terminating Breach	75
Hammer Termination Fee	76

Defined Term	Page
Hammer Voting Debt	21
Historic Hammer SEC Documents	22
Historic Sledge SEC Documents	39
Indemnified Parties	69
Interim Period	53
Letter of Transmittal	16
Merger	1
Merger Consideration	14
Merger Sub	1
New Plans	72
Notice Period	64
OFAC	8
Outside Date	74
Party(ies)	1
pdf	79
Referenced Entity	3
Remedial Action	67
Sarbanes-Oxley Act	22
Sledge	1
Sledge Benefit Plans	45
Sledge Board	1
Sledge Board Recommendation	37
Sledge Common Stock	14
Sledge Designees	13

Defined Term	Page
Sledge Disclosure Letter	36
Sledge Employees	47
Sledge Equity Awards	38
Sledge Insurance Policies	52
Sledge Leased Real Property	49
Sledge Material Contract	51
Sledge Material Intellectual Property	48
Sledge Performance Share Awards	38
Sledge Permits	41
Sledge Preferred Stock	38
Sledge Qualified Benefit Plan	46
Sledge Real Property Leases	49
Sledge Released Parties	77
Sledge Restricted Share Awards	38
Sledge Stock Options	38
Sledge Tax Opinion	73
Sledge Terminating Breach	75
Sledge Termination Fee	77
Sledge Voting Debt	39
Superior Proposal	65
Surviving Entity	12
Takeover Statutes	35
Transfer Taxes	70

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the phrase “furnished” or “made available” in this Agreement shall include (i) physical delivery, (ii) making physical documents available for inspection at a Party’s offices, and (iii) posting in the applicable Party’s virtual data room, in each case, at least three (3) Business Days prior to the date hereof;

(f) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(g) all references herein to “$” or dollars shall refer to United States dollars;

(h) except as otherwise specifically provided herein, no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(i) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(j) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(k) references to a Person are also to its successors and permitted assigns;

(l) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(m) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(n) except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is not a Business Day, the period in question shall end on the next Business Day; and

(o) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Sledge, whereupon the separate existence of Merger Sub will cease, with Sledge surviving the Merger (the “Surviving Entity”), such that following the Merger, the Surviving Entity will become a wholly owned subsidiary of Hammer.

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement. From and after the Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Sledge and Merger Sub, all as provided under the DGCL and this Agreement.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the Merger will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such other place or date as may be agreed in writing by the Parties (the “Closing Date”).

Section 2.3 Effective Time. On the Closing Date, Sledge and Merger Sub shall cause a certificate of merger with respect to the Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DGCL (the “Certificate of Merger”), and make any other filings, recordings or publications required to be made by Sledge, Merger Sub or the Surviving Entity under the DGCL in connection with the Merger. The Merger shall become effective at the time set forth in the Certificate of Merger (such date and time, the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents.

(a) Surviving Entity Organizational Documents. At the Effective Time, the certificate of incorporation of the Surviving Entity shall be the certification of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law. The bylaws of the Surviving Entity shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(b) Hammer Certificate of Incorporation. Subject to the receipt of the Hammer Stockholder Approval, at the Effective Time, the certificate of incorporation of Hammer (as in effect immediately prior to the Effective Time) shall be amended and restated in its entirety as set forth on Exhibit A (the “Amended and Restated Hammer Charter”), until thereafter changed or amended as provided therein or by applicable Law.

Section 2.5 Officers and Directors of the Surviving Entity. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the officers and directors of the Surviving Entity shall be the officers and directors set forth on Section 2.5 of the Hammer Disclosure Letter (or if any of such individuals is unwilling or unable to serve as a director or officer of the Surviving Entity, a replacement designated by Hammer).

Section 2.6 Hammer Directors and Officers.

(a) Effective at the Effective Time, unless otherwise agreed by Sledge and Hammer in writing, Hammer shall take all action necessary (i) to fix the size of the Hammer Board at ten members, (ii) to cause six individuals to be designated by Hammer prior to the consummation of the Merger (such six directors, the “Hammer Designees”) to remain as directors of Hammer or to appoint them as directors of Hammer, as the case may be, (iii) to appoint as directors of Hammer four individuals to be designated by Sledge prior to the consummation of the Merger (such four directors, the “Sledge Designees”), with two of the Hammer Designees being appointed to each class of the Hammer Board and with two of the Sledge Designees being appointed to the class of the Hammer Board consisting of four directors and the other two Sledge Designees being appointed to the other two classes of the Hammer Board, in each case as so designated by Hammer and Sledge prior to the consummation of the Merger. The class of the Hammer Board consisting of four directors shall be the last class up for re-election following the Effective Time. All director designees other than the current chief executive officer and chairman of Hammer shall qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). Effective at the Effective Time, unless otherwise agreed by Sledge and Hammer in writing, Hammer shall take all necessary action to cause (i) Keith G. Myers to remain as chairman of the Hammer Board, (ii) the lead director of the Hammer Board immediately prior to the Effective Time to remain as the lead director of the Hammer Board, and (iii) the Hammer Designees and the Sledge Designees to be appointed to or to remain as directors of the Hammer Board, as the case may be.

(b) The Hammer Board shall take all actions necessary to appoint (i) Steve Guenthner to the newly created executive officer position of Hammer of Chief Strategy Officer and President of Sledge, effective as of the Effective Time, pursuant to that certain Employment Agreement, dated as of the date hereof, by and between Mr. Guenthner and Hammer and until the earlier of his death, resignation or removal or the time at which his successor is duly elected or appointed and qualified in accordance with applicable Law and the Hammer Governing Documents and (ii) William B. Yarmuth to serve in a consulting capacity as Special Advisor to Hammer, effective as of the Effective Time, pursuant to that certain Consulting Agreement, dated as of the date hereof, by and between Mr. Yarmuth and Hammer (provided, in each case, such appointments and agreements shall be conditioned upon and effective upon the occurrence of the Effective Time). Hammer shall take all necessary action to cause Keith G. Myers to remain as Chief Executive Officer (in addition to Mr. Myers remaining as Chairman of the Hammer Board pursuant to Section 2.6(a)) of Hammer, Donald D. Stelly to remain as President and Chief Operating Officer of Hammer and Joshua L. Proffitt to remain as Executive Vice President, Chief Financial Officer and Treasurer of Hammer, in each case to serve from and after the Effective Time until the earlier of their respective death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the Hammer Governing Documents.

Section 2.7 Headquarters. The corporate headquarters and related corporate functions for Hammer and the Hammer Subsidiaries (including the Surviving Entity) will be located in Lafayette, Louisiana.

Section 2.8 Tax Treatment. The Parties hereby confirm, covenant and agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section  2.8, and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1 Effects of the Merger.

(a) The Merger. At the Effective Time and by virtue of the Merger and without any further action on the part of Hammer, Sledge or Merger Sub or the holders of any shares of Sledge common stock, par value $0.10 per share (the “Sledge Common Stock”):

(i) Each share of Sledge Common Stock, if any, then held by Sledge or any Wholly Owned Sledge Subsidiary or held in Sledge’s treasury shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(ii) Each share of Sledge Common Stock, if any, then held by Hammer or any Wholly Owned Hammer Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(iii) Except as provided in Section 3.1(a)(i) and Section 3.1(a)(ii) and subject to Sections 3.1(b) and 3.1(d), each share of Sledge Common Stock issued and outstanding immediately prior to the Effective Time will be automatically cancelled and retired and converted into the right to receive that number of validly issued, fully paid and nonassessable shares of common stock, $0.01 par value per share, of Hammer (“Hammer Common Stock”) equal to the Exchange Ratio. For purposes of this Agreement, “Exchange Ratio” means 0.9150. As of the Effective Time, each holder of a certificate (“Certificate”) or Book-Entry Share that immediately prior to the Effective Time represented shares of Sledge Common Stock shall cease to have any rights with respect thereto other than the right to receive (A) shares of Hammer Common Stock to be issued in consideration therefore upon the surrender of such Certificate or Book-Entry Share and (B) any cash, without interest, to be paid in lieu of any fractional share interests of Hammer Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);

(iv) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Entity; and

(v) At the Effective Time, each share of Hammer Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding. Immediately following the Effective Time, shares of Hammer Common Stock owned by Surviving Entity or any wholly-owned Subsidiary of the Surviving Entity shall be surrendered to Hammer without payment therefor.

(b) Adjustment of the Exchange Ratio. Between the date of this Agreement and the Effective Time, if any of Sledge or Hammer should split, combine or otherwise reclassify either the Sledge Common Stock or the Hammer Common Stock or makes a dividend or other distribution in shares of the Sledge Common Stock or the Hammer Common Stock (including any dividend or other distribution of securities convertible into Sledge Common Stock or Hammer Common Stock), or engages in a reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such split, combination, reclassification, dividend, distribution, reorganization, exchange or change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(c) Transfer Books. From and after the Effective Time, the share transfer books of Sledge shall be closed, and thereafter there shall be no further registration of transfers of Sledge Common Stock. From and after the Effective Time, Persons who held Sledge Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law. On or after the Effective Time, any Certificates or Book-Entry Shares of Sledge Common Stock presented to the Exchange Agent, Hammer or the Surviving Entity shall be exchanged for the Merger Consideration with respect to Sledge Common Stock formerly represented thereby.

(d) No Fractional Shares. No certificates representing fractional shares of Hammer Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares of Sledge Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Hammer. Notwithstanding any other provision of this Agreement, each holder of shares of Sledge Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Hammer Common Stock (after taking into account all Certificates and Book-Entry Shares of Sledge Common Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share Nasdaq Official Closing Price of the Hammer Common Stock (as reported on www.nasdaq.com) on the date immediately preceding the date on which the Effective Time shall occur (or, if the Hammer Common Stock did not trade on the NASDAQ on such prior date, the last day of trading in Hammer Common Stock on the NASDAQ prior to the Effective Time) by (ii) the fraction of a share of Hammer Common Stock to which such holder would otherwise be entitled.

Section 3.2 Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares.

(a) As soon as practicable prior to the Effective Time (but in no event later than three (3) Business Days prior to the mailing date of the Joint Proxy Statement), Hammer will designate a nationally recognized bank, trust company or stockholder services company reasonably acceptable to Sledge to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(iii) and Section 3.1(d). Prior to the Effective Time, Hammer will enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to Sledge, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.2.

(b) Prior to the Effective Time, Hammer shall deposit with the Exchange Agent for the sole benefit of the holders of shares of Sledge Common Stock, Book-Entry Shares representing shares of Hammer Common

Stock to be issued pursuant to Section 3.1(a)(iii) in exchange for the shares of Sledge Common Stock. After the Effective Time on the appropriate payment date, if applicable, Hammer shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Hammer Common Stock pursuant to Section 3.2(e). Hammer shall deposit with the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(d). Such shares of Hammer Common Stock, together with any cash in lieu of fractional shares pursuant to Section 3.1(d) and dividends or distributions with respect thereto pursuant to Section 3.2(e), are referred to herein as the “Exchange Fund”. Hammer shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(c) As soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days thereafter), Hammer shall cause the Exchange Agent to mail to each holder of record of a Certificate representing shares of Sledge Common Stock (i) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Hammer and reasonably acceptable to Sledge (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates, shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Sledge Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

(d) Upon surrender of a Certificate representing shares of Sledge Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate representing shares of Sledge Common Stock shall be entitled to receive in exchange therefor (i) the number of whole shares of Hammer Common Stock into which the Sledge Common Stock represented by the surrendered Certificate shall have been converted at the Effective Time, (ii) cash in lieu of any fractional share interest of Hammer Common Stock in accordance with Section 3.1(d) and (iii) certain dividends and distributions in accordance with Section 3.2(e), if any, after the Exchange Agent’s receipt of such Certificate, and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.2, each Certificate representing shares of Sledge Common Stock shall be deemed, at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. As soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days thereafter), the Exchange Agent shall issue and deliver to each holder of Book-Entry Shares that immediately prior to the Effective Time represented shares of Sledge Common Stock (i) the number of whole shares of Hammer Common Stock represented by Book-Entry Shares into which the Sledge Common Stock represented by the Book-Entry Share shall have been converted at the Effective Time, (ii) cash in lieu of any fractional share interest of Hammer Common Stock in accordance with Section 3.1(d) and (iii) certain dividends and distributions in accordance with Section 3.2(e), without such holder being required to deliver a Certificate or any letter of transmittal, “agent’s message” or other documents to the Exchange Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.

(e) No dividends or other distributions declared or made prior to or after the Effective Time with respect to Hammer Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive shares of Hammer Common Stock until, and no cash payment in lieu of a fractional share interest of Hammer Common Stock shall be paid to any such holder pursuant to Section 3.1(d) until, such holder shall have surrendered its Certificates of Sledge Common Stock or exchanged such holder’s Book-Entry Shares pursuant to this Section 3.2. Subject to applicable Law, following surrender of any such Certificate or exchange of Book-Entry Shares of Sledge Common Stock, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Hammer Common Stock represented by the Certificate or Book-Entry Shares of Sledge Common Stock surrendered or exchanged by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Hammer Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

(f) In the event of a transfer of ownership of shares of Sledge Common Stock that is not registered in the transfer records of Sledge, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or exchanged in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share exchanged, or shall have established to the reasonable satisfaction of Hammer that such Tax either has been paid or is not applicable.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Sledge Common Stock for twelve (12) months after the Effective Time shall be delivered to Hammer upon demand, and any former holders of Sledge Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to Hammer for payment of their claims with respect thereto.

(h) None of Sledge, Hammer, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Sledge Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Hammer free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3 Sledge Stock-Based Awards.

(a) Sledge Stock Options. Each Sledge Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the same terms and conditions (including applicable vesting requirements) applicable to such Sledge Stock Option in effect immediately prior to the Effective Time, (A) that number of shares of Hammer Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of Sledge Common Stock subject to such Sledge Stock Option immediately prior to the Effective Time by (II) the Exchange Ratio, and (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of Sledge Common Stock at which such Sledge Stock Option was exercisable immediately prior to the Effective Time by (II) the Exchange Ratio.

(b) Sledge Restricted Share Awards and Sledge Performance Share Awards. Each unvested Sledge Restricted Share Awards and Sledge Performance Share Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Hammer restricted stock award on the same terms and conditions (including applicable vesting requirements) applicable to such Sledge Restricted Share Awards and Sledge Performance Share Award (provided that, with respect to any Sledge Performance Share Award, the performance-vesting component shall be deemed to have been satisfied in full at the maximum level of performance) under the applicable grant documents in effect immediately prior to the Effective Time, with respect to a number of shares of Hammer Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Sledge Common Stock subject to such Sledge Restricted Share Awards or Sledge Performance Share Award immediately prior to the Effective Time by the Exchange Ratio.

(c) Actions. The Sledge Board or a committee thereof shall pass resolutions to effect the transactions contemplated by this Section 3.3. Hammer shall take all such actions as are necessary or desirable with respect thereto, including filing a Form S-8 covering the converted awards described in this Section 3.3.

Section 3.4 Withholding Rights. Each of Sledge, Hammer, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Sledge Common Stock, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of applicable Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Hammer or the Exchange Agent, the making or posting by such Person of an indemnity or bond, as Hammer or the Exchange Agent may reasonably require, in such reasonable amount as Hammer or the Exchange Agent may direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HAMMER AND MERGER SUB

Except (a) as set forth in the disclosure letter prepared by Hammer and delivered by Hammer to Sledge prior to the execution and delivery of this Agreement (the “Hammer Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Hammer Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that, except as expressly set forth herein, nothing in the Hammer Disclosure Letter is intended to broaden the scope of any representation or warranty of Hammer made herein) or (b) as disclosed in the Hammer SEC Documents filed prior to the date hereof (excluding any disclosures of risks contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are similarly non-specific or cautionary, predictive or forward-looking in nature), Hammer and Merger Sub hereby represent and warrant to Sledge:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Hammer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Hammer and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

(b) Each Hammer Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Hammer Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

(c) Section 4.1(c) of the Hammer Disclosure Letter sets forth a true and complete list of the Hammer Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, and the percentage interest held, directly or indirectly, by Hammer (or another Hammer Subsidiary) in each Hammer Subsidiary and the percentage interest in any Hammer Subsidiary held, directly or indirectly, by any Person other than Hammer or another Hammer Subsidiary.

(d) Neither Hammer nor any Hammer Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Hammer Subsidiaries and investments in short-term investment securities).

(e) Hammer has made available to Sledge complete and correct copies of the Hammer Governing Documents. Hammer is in compliance with the terms of its Hammer Governing Documents in all material respects.

Section 4.2 Authority.

(a) Hammer has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Hammer Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the issuance of shares of Hammer Common Stock in connection with the Merger and the Amended and Restated Hammer Charter. The execution and delivery of this Agreement by Hammer and Merger Sub and the consummation by Hammer and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Hammer and Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the issuance of the shares of Hammer Common Stock in the Merger, to receipt of the Hammer Stockholder Approval.

(b) This Agreement has been duly executed and delivered by Hammer and Merger Sub, and assuming due authorization, execution and delivery by Sledge, constitutes a legally valid and binding obligation of Hammer and Merger Sub enforceable against Hammer and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Hammer Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Hammer and its stockholders, (ii) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directed that the issuance of shares of the Hammer Common Stock in the Merger as contemplated hereby and the Amended and Restated Hammer Charter be submitted for consideration at the Hammer Stockholders Meeting and (iv) resolved to recommend the approval of the issuance of shares of the Hammer Common Stock in the Merger as contemplated hereby and the Amended and Restated Hammer Charter by the Hammer stockholders (such recommendations, the “Hammer Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) Hammer, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger.

Section 4.3 Approval Required. The affirmative vote of a majority of the shares of Hammer Common Stock present in person or represented by proxy at the Hammer Stockholders Meeting and entitled to vote thereon in favor of the approval of the issuance of the shares of Hammer Common Stock in the Merger (the “Hammer Stockholder Approval”) is the only vote of holders of equity securities of Hammer required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement (other than approval of the Amended and Restated Hammer Charter by the Hammer stockholders).

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Hammer and Merger Sub does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Hammer Stockholder Approval, conflict with or violate any provision of (A) the Hammer Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other Hammer Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Hammer, Merger Sub or any other Hammer Subsidiary or by which any property or asset of Hammer, Merger Sub or any Hammer Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Hammer, Merger Sub or any Hammer Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Hammer, Merger Sub or any Hammer Subsidiary pursuant to, any Contract or Hammer Permit to which Hammer, Merger Sub or any Hammer Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Hammer and Merger Sub does not, and the performance of this Agreement by Hammer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NASDAQ, (iii) the filing of the Certificate of Merger and the Amended and Restated Hammer Charter with, and the acceptance for record of the Certificate of Merger and the Amended and Restated Hammer Charter by, the DE SOS pursuant to the DGCL, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 4.4(b) of the Hammer Disclosure Letter, (vi) such filings and approvals as may be required under the HSR Act or other applicable foreign, federal or state antitrust, competition, fair trade or similar applicable Laws, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

Section 4.5 Capital Structure.

(a) The authorized capital stock of Hammer consists of 40,000,000 shares of Hammer Common Stock, and 5,000,000 shares of preferred stock, $0.01 par value per share (“Hammer Preferred Stock”). At the close of business on November 14, 2017, (i) 18,279,007 shares of Hammer Common Stock were issued and outstanding, which shares include 529,465 restricted shares of Hammer Common Stock subject to certain vesting requirements (the “Hammer Nonvested Share Awards”), (ii) 391,737 shares of Hammer Common Stock were reserved and available for issuance pursuant to the Hammer Equity Incentive Plans set forth in Section 4.5(a), and pursuant to such Hammer Equity Incentive Plans, zero shares of Hammer Common Stock were subject to outstanding options to acquire shares of Hammer Common Stock (the “Hammer Stock Options” and, together with the Hammer Nonvested Share Awards, the “Hammer Equity Awards”), (iii) 171,069 shares of Hammer Common Stock were reserved and available for issuance under the Amended and Restated Employee Stock Purchase Plan of Hammer, dated June 20, 2013, (iv) 4,890,504 shares of Hammer Common Stock were held in the treasury of Hammer and (v) no shares of Hammer Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Hammer are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities Laws, and all shares of Hammer Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.5, there is no other outstanding capital stock of Hammer.

(b) Except for the Hammer Equity Awards and as set forth in Section 4.5(b) of the Hammer Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Hammer or any of the Hammer Subsidiaries is a party or by which any of them is bound obligating Hammer or any of the Hammer Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Hammer or any Hammer Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Hammer Voting Debt or other equity interests. There are no bonds, debentures, notes or other Indebtedness of Hammer or any Hammer Subsidiary issued and outstanding having general voting rights (or convertible into securities having such rights) on matters on which Hammer stockholders may vote (“Hammer Voting Debt”).

(c) Except as set forth in Section 4.5(c) of the Hammer Disclosure Letter and with respect to any awards granted pursuant to the Hammer Equity Incentive Plans as set forth in Section 4.5(a) of the Hammer Disclosure Letter, neither Hammer nor any Hammer Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) rights of any capital stock of Hammer or any of the Hammer Subsidiaries. Neither Hammer nor any Hammer Subsidiary has granted any registration rights on any of its capital stock. No Hammer Common Stock is owned by any Hammer Subsidiary.

(d) Hammer does not have a “poison pill” or similar stockholder rights plan.

(e) All dividends or other distributions on the shares of Hammer Common Stock and any material dividends or other distributions on any securities of any Hammer Subsidiary which have been authorized or declared prior to the date hereof have been paid in full.

(f) All of the outstanding shares of capital stock of each of the Hammer Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Hammer Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Hammer Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Hammer Subsidiaries owned by Hammer, directly or indirectly, are owned free and clear of all Liens other than Permitted Liens and free of preemptive rights.

Section 4.6 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act.

(a) Hammer has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by Hammer under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2014 (the forms, documents, statements and reports filed with the SEC since January 1, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Historic Hammer SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Historic Hammer SEC Documents (i) complied, or with respect to the Historic Hammer SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to the Historic Hammer SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Historic Hammer SEC Documents is, to the Knowledge of Hammer, the subject of ongoing SEC review and Hammer does not have any outstanding and unresolved comments from the SEC with respect to any Historic Hammer SEC Documents. None of the Historic Hammer SEC Documents is the subject of any confidential treatment request by Hammer.

(b) Hammer has made available to Sledge complete and correct copies of all written correspondence between the SEC, on the one hand, and Hammer, on the other hand, since January 1, 2014 that is not publicly available on the SEC EDGAR system. At all applicable times, Hammer has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(c) The consolidated audited and unaudited financial statements of Hammer and the Hammer Subsidiaries included, or incorporated by reference, in the Historic Hammer SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Historic Hammer SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Hammer and the Hammer Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to Hammer) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Hammer and the Hammer Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Hammer and the Hammer Subsidiaries for the periods presented therein.

(d) Hammer has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Hammer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Hammer’s management as appropriate to allow timely decisions regarding required disclosure, and to the Knowledge of Hammer, such disclosure controls and procedures are effective in timely alerting Hammer’s management to material information required to be included in Hammer’s periodic reports required under the

Exchange Act (if Hammer were required to file such reports). Hammer and the Hammer Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Hammer has disclosed to Hammer’s auditors and audit committee (and made summaries of such disclosures available to Sledge) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Hammer’s ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of Hammer, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. There are no internal investigations by Hammer personnel or, to the Knowledge of Hammer, any SEC or other governmental inquiries or investigations to which Hammer or any Hammer Subsidiary is a party pending or, to the Knowledge of Hammer, threatened, in each case regarding any accounting practices of Hammer.

(e) Hammer is not, and none of the Hammer Subsidiaries are, a party to, and neither Hammer nor any of the Hammer Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Hammer and any Hammer Subsidiary, on the one hand, and any unconsolidated Affiliate of Hammer or any Hammer Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Hammer, any Hammer Subsidiary or Hammer’s or Hammer Subsidiary’s audited financial statements or other Historic Hammer SEC Documents.

(f) None of Hammer or any Hammer Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

Section 4.7 Absence of Certain Changes or Events. Since September 30, 2017 through the date of this Agreement, (a) Hammer and each Hammer Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice; (b) neither Hammer nor any Hammer Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of a Business by Hammer) if taken from and after the date of this Agreement; and (c) there has not been any Hammer Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Hammer Material Adverse Effect.

Section 4.8 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Hammer dated as of September 30, 2017 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2017 and (d) executory obligations under Contracts entered into by Hammer or any Hammer Subsidiary in the ordinary course of business consistent with past practice (other than any liabilities or obligations resulting from any breach by Hammer or any Hammer Subsidiary of such a Contract), neither Hammer nor any Hammer Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b), (c) or (d) above, has had, or would reasonably be expected to have, a Hammer Material Adverse Effect.

Section 4.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances that are the subject of Section 4.17, which are addressed solely in those Sections, Hammer and each Hammer Subsidiary is in possession of all authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances of any Governmental Authority necessary for Hammer and each Hammer Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business, substantially as they are being conducted as of the date hereof (the “Hammer Permits”), and all such Hammer Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Hammer Permits, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect. To the Knowledge of Hammer, no event has occurred with respect to any of the Hammer Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Hammer Permits. To the Knowledge of Hammer, there is not pending or threatened any Action, petition, objection, inquiry, investigation or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Hammer or the Hammer Subsidiaries that would reasonably be expected to materially impair the validity of any Hammer Permit or result in the revocation of any Hammer Permit.

(b) Neither Hammer nor any Hammer Subsidiary is, and for the past three (3) years neither Hammer nor any Hammer Subsidiary has been in non-compliance with (i) any Law applicable to Hammer or any Hammer Subsidiary or by which any property or asset of Hammer or any Hammer Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.12, Section 4.13, or Section 4.17 which are solely addressed in those Sections), or (ii) any Hammer Permits (except for the Hammer Permits addressed in Section 4.17 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes no continuing material cost or obligations on Hammer or any Hammer Subsidiary), except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

(c) Hammer and the Hammer Subsidiaries are, and since January 1, 2014 have been, conducting their operations at all times in compliance in all material respects with applicable Anti-Corruption Laws. Since January 1, 2014, neither Hammer nor any Hammer Subsidiary, nor, to the Knowledge of Hammer, any director, officer or employee of, or any agent or other Person acting on behalf of, Hammer or any of the Hammer Subsidiaries has (i) unlawfully made, incurred or provided any contribution, payment, benefit, donation, gift, entertainment or other expense relating to political activity; (ii) unlawfully made, or taken an act in furtherance of an offer, promise or authorization of, any direct or indirect payment or benefit to any government official or employee, including any employee or official of any government- owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; or (iii) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, donation, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iii) of this Section 4.9(c), in connection with the operation of the businesses of Hammer and the Hammer Subsidiaries. Since January 1, 2014, Hammer and the Hammer Subsidiaries have had an operational and effective Anti-Corruption Law compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of compliance by Hammer and the Hammer Subsidiaries with applicable Anti-Corruption Laws. Since January 1, 2014, neither Hammer nor any Hammer Subsidiary has been investigated, to the Knowledge of Hammer, by any Governmental Authority with respect to, or has been given notice by a Governmental Authority or any other Person of, any actual or alleged violation by Hammer or any of the Hammer Subsidiaries of any Anti-Corruption Laws. To the Knowledge of Hammer, there have been no false or fictitious entries made in the books and records of Hammer or any of the Hammer Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback, donation or other illegal or improper payment, and neither Hammer nor any of the Hammer Subsidiaries have established or maintained a secret or unrecorded fund.

(d) Hammer and the Hammer Subsidiaries are, and since January 1, 2014 have been, conducting their operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws. Hammer and the Hammer Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Hammer and the Hammer Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(e) Neither Hammer nor any of the Hammer Subsidiaries, nor, to the Knowledge of Hammer, any director, officer or employee of, or any agent or other person acting on behalf of, Hammer or any of the Hammer Subsidiaries, is currently a Sanctioned Person. For the past five years, Hammer and the Hammer Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was a Sanctioned Person in violation of Law.

Section 4.10 Healthcare Matters.

(a) Hammer and the Hammer Subsidiaries are and, since January 1, 2012, have been, in compliance with all Healthcare Laws or CIAs applicable to Hammer or any of the Hammer Subsidiaries or by which Hammer or any of the Hammer Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect. Since January 1, 2012, no Governmental Authority has issued any written notice or notification stating that Hammer or any of the Hammer Subsidiaries is not in compliance in all material respects with any Healthcare Law or CIA. Hammer is not currently subject to a CIA and has no reporting or other obligations with regard to any prior CIA.

(b) None of Hammer or any of the Hammer Subsidiaries has been excluded, suspended or debarred from participation in any Government Reimbursement Program. There is no pending, or to the Knowledge of Hammer, threatened, exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting Hammer’s or any Hammer Subsidiary’s participation or enrollment in any Government Reimbursement Program or Third Party Payor Program that would reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect.

(c) Hammer and the Hammer Subsidiaries have paid or made provision to pay any overpayment received from any Governmental Authority or Third Party Payor and any similar obligation with respect to reimbursement programs in which Hammer or any of the Hammer Subsidiaries participates (each of which is reflected in Hammer’s SEC Financial Statements), except where any failure to pay or make provision to pay any overpayment has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect.

(d) Since January 1, 2012, (i) all billings by Hammer and the Hammer Subsidiaries have been for items and services actually provided by Hammer or the Hammer Subsidiaries, as applicable, to eligible patients, in accordance with payment rates of Government Reimbursement Programs or Third Party Payor Programs and (ii) Hammer and the Hammer Subsidiaries have all necessary and appropriate documentation reasonably necessary to support such billings and which is correct in all respects except with respect to each of (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect.

(e) Except as set forth in Section 4.10(e) of the Hammer Disclosure Letter, neither Hammer nor any Hammer Subsidiary is in default in any material respect under (i) any contract with any Third Party Payor

Programs; or (ii) the rules and policies of any Third Party Payor Program, including, but not limited to, all certification, billing, reimbursement, provider eligibility and documentation requirements, except with respect to each of (i) and (ii) as such default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect.

(f) None of Hammer or any Hammer Subsidiary has received written notice that Hammer or any Hammer Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), other than routine audits in the ordinary course of business or where such investigation, inquiry or proceeding would not reasonably be expected to have a Hammer Material Adverse Effect.

Section 4.11 Litigation. Other than as disclosed in Section 4.11 of the Hammer Disclosure Letter, (a) there is no material Action or investigation to which Hammer or any Hammer Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of Hammer, threatened by or before any Governmental Authority, and, to the Knowledge of Hammer, there is no basis for any such Action or investigation; (b) none of Hammer and the Hammer Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of Hammer or the Hammer Subsidiaries; and (c) no Order has been issued in any proceeding to which Hammer or any of the Hammer Subsidiaries is or was a party, or, to the Knowledge of Hammer, in any other proceeding, that enjoins or requires Hammer or any of the Hammer Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 4.12 Taxes.

(a) Hammer and each Hammer Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Hammer and each Hammer Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions, in accordance with GAAP, on the financial statements included in the Hammer SEC Documents for, all material Taxes required to be paid by them for all taxable periods and portions thereof through the date of such financial statements, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Hammer and each Hammer Subsidiary with respect to the taxable years including and after the period ended December 31, 2013 have been made available to Sledge.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Hammer, threatened with regard to any material Taxes or Tax Returns of Hammer or any Hammer Subsidiary, (ii) no material deficiency for Taxes of Hammer or any Hammer Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Hammer, threatened, by any Governmental Authority, which deficiency has not yet been settled or for which there are not adequate reserves on the financial statements included in the Hammer SEC Documents except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect and (iii) Hammer has not, nor has any Hammer Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.

(c) Hammer and the Hammer Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Tax Liens upon any property or assets, real or personal, tangible or intangible, of Hammer or any Hammer Subsidiary except for Permitted Liens.

(e) After the Closing Date, Hammer shall not, nor shall any Hammer Subsidiary, be bound by any Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Hammer has not, nor has any Hammer Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and Hammer or any Hammer Subsidiary is not subject to any written ruling of a Governmental Authority.

(g) Neither Hammer nor any Hammer Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Hammer) or (ii) has any liability for the Taxes of any Person (other than any Hammer Subsidiary).

(h) Neither Hammer nor any Hammer Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither Hammer nor any Hammer Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(j) No written power of attorney that has been granted by Hammer or any Hammer Subsidiary (other than to Hammer or a Hammer Subsidiary) currently is in force with respect to any matter relating to Taxes.

(k) Neither Hammer nor any Hammer Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Hammer is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) No claim has been made in writing, either during the last five years preceding the date of this Agreement or that remains unresolved, by a Governmental Authority or a jurisdiction where Hammer or any Hammer Subsidiary has not filed Tax Returns that Hammer or such Hammer Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Neither Hammer nor any Hammer Subsidiary will be required to include any income or gain or exclude any deduction or loss for any taxable period or portion thereof after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account in the stock of any Hammer Subsidiary as of the Closing Date under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date, (v) installment sale or open transaction disposition consummated on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any similar provision of applicable Law) made on or prior to the Closing Date.

(n) Neither Hammer nor any Hammer Subsidiary is a party to any Contract or arrangement that would result, separately or in the aggregate, in the disallowance of any deductions pursuant to Code Section 162(m).

Section 4.13 Benefit Plans.

(a) Section 4.13(a) of the Hammer Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, restricted stock, and stock unit plan, program, arrangement, or policy sponsored, maintained or contributed to by Hammer or any Hammer Subsidiary or under which Hammer or any Hammer Subsidiary has any obligation or liability for the benefit of any current or former director, officer, independent contractor, or employee of Hammer or any Hammer Subsidiary or any spouse, dependent, or beneficiary thereof (collectively, the “Hammer Benefit Plans”). Hammer has made available to Sledge a true and complete copy of (i) each Hammer Benefit Plan (or, in the case of any unwritten Hammer Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with respect to each Hammer Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) and summary of material modifications thereto for each Hammer Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Hammer Benefit Plan, (v) the most recent IRS determination, opinion, or advisory letter issued with respect to each Hammer Benefit Plan, if applicable, or upon which each Hammer Benefit Plan is entitled to rely, and, (vi) the most recent audited financial statements. To the Knowledge of Hammer, each such Form 5500 and each such summary plan description (or similar document) was as of its date true, complete and correct in all material respects.

(b) The Hammer Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered in accordance with their terms and such laws, except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect. Each Hammer Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code (“Hammer Qualified Benefit Plan”) that has not been revoked, and, to the Knowledge of Hammer, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Hammer Qualified Benefit Plan.

(c) All material contributions required to be made under the terms of any of the Hammer Benefit Plans or in accordance with all applicable Laws, including ERISA and the Code, before the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Historic Hammer SEC Documents.

(d) Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Hammer, threatened Actions with respect to any Hammer Benefit Plan, or inquiry by the IRS or the United States Department of Labor, that could reasonably be expected to result in material liability to Hammer or any Hammer Subsidiary.

(e) Each Hammer Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Hammer Benefit Plan. No Hammer Benefit Plan, agreement, Contract or other arrangement to which Hammer or, to the Knowledge of Hammer, any Hammer Subsidiary is a party or by which any of them is otherwise bound to compensate or reimburse any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(f) Neither Hammer nor any Hammer Subsidiary provides any medical, disability or life insurance benefits under any Hammer Benefit Plan after termination of employment other than as required under Section

4980B of the Code or similar law or pursuant to any employment agreement or offer letter for a period not in excess of that required by Section 4980B of the Code.

(g) Neither Hammer nor any Hammer Subsidiary of a Hammer Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Section 4975 of the Code or Section 406 of ERISA) that would subject Hammer or any Hammer Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(h) Hammer has no direct or contingent liability with respect to (i) an employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or Section 9001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413(c), or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40). Hammer and its ERISA Affiliates have not incurred, and there are no circumstances under which either could reasonably be expected to incur, any liability under Title IV of ERISA or Section 412 of the Code.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration, vesting or enhancement of any compensation or benefits, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 4.14 Employees and Labor Matters.

(a) Neither Hammer nor any Hammer Subsidiary is a party to or bound by any material labor contract, material collective bargaining contract or material Contract with any works council that pertains to employees of Hammer or any Hammer Subsidiary and, to the Knowledge of Hammer, (i) no labor union, labor organization, works council, or group of employees of Hammer or any Hammer Subsidiary has made a pending demand for recognition or certification, (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for Hammer or any Hammer Subsidiary (the “Hammer Employees”) since January 1, 2014, and (iii) none of the Hammer Employees has engaged in any union organizing activity since January 1, 2014. There are no material labor strikes, disputes, lockouts, slowdowns or stoppages pending or, to the Knowledge of Hammer, threatened against Hammer or any Hammer Subsidiary. Neither Hammer nor any Hammer Subsidiary is required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Hammer and the Hammer Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, there are no pending or, to the Knowledge of Hammer, threatened material lawsuits, administrative charges, controversies, grievances or claims by any Hammer Employee, independent contractor, former Hammer Employee, or former independent contractor of Hammer or any Hammer Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority with respect to his or her employment or contractor relationship, compensation, terms of employment, termination of employment, employee benefits (except that arise in the ordinary course of business), or any other employment-related issue.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, there are no pending or, to the Knowledge of Hammer, threatened material Actions or investigations by any Governmental Authority to which Hammer or any Hammer Subsidiary is a party relating to the employment practices of Hammer or any Hammer Subsidiary, including Actions or investigations relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees or applicants and classification of employees, consultants and independent contractors.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, Hammer and each Hammer Subsidiary is, and for the past five years has been, in compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees and applicants, employment practices, classification of employees, consultants and independent contractors, collective bargaining, unemployment insurance, the collection and payment of withholding and/or social security Taxes or any similar Tax or workers’ compensation, including the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246 and any other executive orders or regulations governing affirmative action and equal employment opportunities, EEO and VETS-100 reporting obligations, the Immigration Reform and Control Act and all similar Laws to the extent such Laws apply to Hammer or any Hammer Subsidiary.

Section 4.15 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, with respect to all (i) issued patents and pending patent applications, (ii) federal, both United States and foreign jurisdictions, trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Hammer or any other Hammer Subsidiary, (A) either Hammer or a Hammer Subsidiary is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Action is pending or, to the Knowledge of Hammer, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, (i) no Intellectual Property owned or used by Hammer or any Hammer Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of Hammer, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Hammer or any Hammer Subsidiary, and (iii) Hammer and the Hammer Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property used to conduct their business as currently conducted. Since January 1, 2014, none of Hammer or the Hammer Subsidiaries has received any written or, to the Knowledge of Hammer, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any Third Party. Neither the execution and delivery of this Agreement by Hammer, nor the performance of this Agreement by Hammer, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Hammer or any of the Hammer Subsidiaries in any Intellectual Property except as has not had and would not individually or in the aggregate, reasonably be expected to have a Hammer Material Adverse Effect.

(c) Hammer and the Hammer Subsidiaries have taken commercially reasonable steps to maintain and protect the Intellectual Property that is material to their business (“Hammer Material Intellectual Property”). All

Hammer Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in all material respects in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Hammer, adequate for protection. To the Knowledge of Hammer, there has been no unauthorized disclosure of any Hammer Material Intellectual Property. No Person has asserted in writing that it has, and to the Knowledge of Hammer, no such Person has, any material right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Hammer Material Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business).

(d) Hammer and the Hammer Subsidiaries are, and during the past five years have been, in compliance in all material respects with all applicable Privacy Obligations. Hammer and the Hammer Subsidiaries have put in place reasonable and appropriate security measures to protect any Covered Personal Information in its possession from illegal or unauthorized access, use, or disclosure, including a written information security program that includes appropriate controls that have been regularly tested and reviewed. To the Knowledge of Hammer, no person has gained unauthorized access to any Covered Personal Information held by Hammer or any Hammer Subsidiary or otherwise held or processed on their behalf, which has resulted in the misappropriation of such Covered Personal Information. The consummation of the transactions contemplated hereby, including any transfer of Covered Personal Information resulting from such transactions, will not materially violate any Privacy Obligation as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained. Hammer and the Hammer Subsidiaries have not been notified in writing of and, to the Knowledge of Hammer, are not the subject of any Action related to data security or privacy. No Person (including any Governmental Authority) has made any claim or, to the Knowledge of Hammer, commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Hammer or its Subsidiaries (or any of their employees, contractors, or subcontractors).

(e) Section 4.15(e) of the Hammer Disclosure Letter lists all material Security Breaches which have occurred during the past five years and which Hammer has Knowledge of. For each such Security Breach, Hammer or the Hammer Subsidiaries have taken all necessary steps and remedial measures to prevent the reoccurrence of such Security Breach and has complied in all material respects with the notification requirements of applicable Law. Hammer and the Hammer Subsidiaries have taken reasonable steps to prevent the occurrence of any Security Breach and, to the Knowledge of Hammer, no vulnerabilities or weaknesses exist in the facilities, information technology systems, or data security practices or procedures (including those of any Third Party Service Provider) of Hammer and the Hammer Subsidiaries which could reasonably be expected to result in a material Security Breach.

Section 4.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, (a) no notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action or investigation is pending or, to the Knowledge of Hammer, is threatened relating to Hammer, any of the Hammer Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance, (b) there have been no releases of Hazardous Substances at any properties that are owned, operated, leased or used by Hammer or any Hammer Subsidiary in connection with the operations of Hammer or any Hammer Subsidiary thereon, or to the Knowledge of Hammer, at properties that were formerly owned, operated, leased or used by Hammer or any Hammer Subsidiary, and (c) there are no liabilities or obligations of Hammer or any of the Hammer Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Hammer, there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.17 Properties.

(a) Hammer or any other Hammer Subsidiary, as the case may be, holds good, valid and marketable title to the Hammer Owned Real Property free and clear of Liens other than Permitted Liens. Section 4.17(a) of the Hammer Disclosure Letter sets forth a true, complete and correct list of all Hammer Owned Real Property as of the date hereof.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, Hammer and the Hammer Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which Hammer or such Hammer Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Hammer Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Hammer Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 4.17(b) of the Hammer Disclosure Letter sets forth a true, complete and correct list of all Hammer Leased Real Property as of the date hereof.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, (i) each Hammer Real Property Lease is valid and in full force and effect and (ii) none of Hammer or any of the Hammer Subsidiaries, nor, to the Knowledge of Hammer, any other party to a Hammer Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Hammer Real Property Lease, and none of Hammer or any of the Hammer Subsidiaries has received notice that it has breached, violated or defaulted under any Hammer Real Property Lease.

(d) The Hammer Owned Real Property and the Hammer Leased Real Property are referred to collectively herein as the “Hammer Real Property.” The Hammer Real Property constitutes all real property necessary for the conduct of the business of Hammer and the Hammer Subsidiaries, taken as a whole, as currently conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, neither Hammer nor any other Hammer Subsidiary has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and to Hammer’s Knowledge there are no such Actions threatened, affecting any portion of the Hammer Real Property and neither Hammer nor any other Hammer Subsidiary has received written notice of the existence of any Order or of any pending Action relating to the ownership, lease, use, occupancy or operation by any Person of the Hammer Real Property. Neither Hammer nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Hammer Real Property or any material portion thereof. Neither Hammer nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Hammer Real Property or any material portion thereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, each Hammer Real Property and all buildings and improvements located on the Hammer Real Property are in a state of good operating condition, subject to reasonable wear and tear, and all mechanical and utility systems servicing such improvements are in good condition.

Section 4.18 Material Contracts.

(a) Section 4.18(a) of the Hammer Disclosure Letter sets forth a list of each Contract (other than a Hammer Benefit Plan or a Hammer Real Property Lease) in effect as of the date hereof to which Hammer or any Hammer Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to Hammer’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or is required to be disclosed pursuant to Item 404 of Regulation S-K;

(ii) obligates Hammer or any Hammer Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Hammer or any Hammer Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Hammer or any Hammer Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by Hammer or any Hammer Subsidiary or the geographic area in which Hammer or any Hammer Subsidiary may conduct business;

(iv) obligates Hammer or any Hammer Subsidiary to indemnify any past or present directors, officers, or employees of Hammer or any Hammer Subsidiary pursuant to which Hammer or any Hammer Subsidiary is the indemnitor (other than the Hammer Governing Documents or organizational or governing documents of the Hammer Subsidiaries);

(v) constitutes an Indebtedness obligation of Hammer or any Hammer Subsidiary (other than owed to any other Hammer Subsidiary) with an outstanding principal amount as of the date hereof greater than $1,000,000;

(vi) requires Hammer or any Hammer Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii) constitutes a loan to any Person (other than a loan to any other Hammer Subsidiary) by Hammer or any Hammer Subsidiary in an amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by, the Hammer or any Hammer Subsidiary with a third party;

(x) prohibits the pledging of the capital stock of Hammer or any Hammer Subsidiary or prohibits the issuance of guarantees by any Hammer Subsidiary;

(xi) is with a Governmental Authority (other than payor, participation or similar Contracts to participate in any Government Reimbursement Program);

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000;

(xiii) is an employment Contract or consulting Contract that could reasonably be expected to result in annual payments in excess of $250,000 and cannot be terminated by Hammer or the applicable Hammer Subsidiary on less than 90 days’ notice without payment of any penalty, severance or other termination payment;

(xiv) is a collective bargaining agreement or other Contract with any labor organization, union, works council or association;

(xv) is any license, sublicense, option, development or collaboration agreement or other Contract relating to Hammer Material Intellectual Property (excluding Commercial Off-the-Shelf Software, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business), in each case that (A) could result in annual payments, individually, in excess of $500,000 or (B) grants to any Person an exclusive license or any exclusive rights to any Hammer Material Intellectual Property;

(xvi) is any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Hammer or any Hammer Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses in an amount in excess of $1,000,000; or

(xvii) is any agreement that by its terms limits the payment of dividends or other distributions by Hammer or any Hammer Subsidiary.

(b) Each Contract in any of the categories set forth in Section 4.18(a) to which Hammer or any Hammer Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Hammer Material Contract.”

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, each Hammer Material Contract is legal, valid, binding and enforceable on Hammer and each Hammer Subsidiary that is a party thereto and, to the Knowledge of Hammer, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, Hammer and each Hammer Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Hammer Material Contract and, to the Knowledge of Hammer, each other party thereto has performed all obligations required to be performed by it under such Hammer Material Contract prior to the date hereof. None of Hammer or any Hammer Subsidiary, nor, to the Knowledge of Hammer, any other party thereto, is in breach or violation of, or default under, any Hammer Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Hammer Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect. None of Hammer or any Hammer Subsidiary has received notice of any violation or default under any Hammer Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect. Since December 31, 2016 and as of the date hereof, neither Hammer nor any Hammer Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Hammer Material Contract.

Section 4.19 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, all premiums due and payable under all Hammer Insurance Policies have been paid, and Hammer and the Hammer Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Hammer Insurance Policies. No written notice of cancellation or termination has been received by Hammer or any Hammer Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, each of Hammer and the other Hammer Subsidiaries is, and since January 1, 2014 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

Section 4.20 Related Party Transactions. Except as (i) set forth in Section 4.20 of the Hammer Disclosure Letter or (ii) described in the publicly available Historic Hammer SEC Documents, no agreements, arrangements or understandings between Hammer or any Hammer Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Hammer and Hammer Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.21 of the Hammer Disclosure Letter) is entitled to any financial advisory fee, broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hammer or any Hammer Subsidiary.

Section 4.22 Opinion of Financial Advisor. The Hammer Board has received the opinion of Jeffries LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Exchange Ratio is fair, from a financial point of view, to Hammer. Hammer will deliver to Sledge a complete and correct copy of such written opinion promptly after the date hereof solely for informational purposes.

Section 4.23 Takeover Statutes. Assuming that neither Sledge nor any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of Hammer, in each case as defined in Section 203 of the DGCL, the Hammer Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. Furthermore, neither Hammer nor Merger Sub nor any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “affiliated shareholder” of Sledge, in each case as defined in Section 21.601 of the DGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) or any provision contained in the Hammer Charter or Hammer Bylaws are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Hammer Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.24 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding shares of Merger Sub are owned by Hammer.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.25 Information Supplied. None of the information relating to Hammer or any Hammer Subsidiary contained or incorporated by reference in the Joint Proxy Statement or the Form S-4 that is provided by Hammer or any Hammer Subsidiary for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement or any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Joint Proxy Statement, including any amendment or supplement thereto, at the time of the mailing thereof, at the time of the Hammer Stockholders Meeting, at the time the Form S-4 is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Hammer with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Hammer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Hammer, their officers, directors and partners and the Hammer Subsidiaries (or other information supplied by or on behalf of Hammer or any Hammer Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or information supplied or incorporated by reference by or on behalf of Sledge or its Affiliates.

Section 4.26 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither Hammer nor any other Person acting on its behalf has made any representation or warranty, expressed or implied, with respect to Hammer or any Hammer Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Hammer or any Hammer Subsidiary. In particular, without limiting the foregoing disclaimer, neither Hammer nor any other Person acting on its behalf makes or has made any representation or warranty to Sledge or any of its respective Affiliates or Representatives with respect to, except for the representations and warranties made by Hammer in this Article 4, any oral or written information presented to Sledge or any of its respective Affiliates or Representatives in the course of their due diligence of Hammer, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Hammer acknowledges and agrees that neither Sledge nor any other Person acting on its behalf has made or is making any representations or warranties relating to Sledge whatsoever, express or implied, beyond those expressly given by Sledge in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Sledge furnished or made available to Hammer or any of their respective Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SLEDGE

Except (a) as set forth in the disclosure letter prepared by Sledge and delivered by Sledge to Hammer prior to the execution and delivery of this Agreement (the “Sledge Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Sledge Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that except as expressly set forth herein, nothing in the Sledge Disclosure Letter is intended to broaden the scope of any representation or warranty of Sledge made herein) or (b) as disclosed in the Sledge SEC Documents filed prior to the date hereof (excluding any disclosures of risks contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are similarly non-specific or cautionary, predictive or forward-looking in nature), Sledge hereby represents and warrants to Hammer that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Sledge is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Sledge is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

(b) Each Sledge Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Sledge Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

(c) Section 5.1(c) of the Sledge Disclosure Letter sets forth a true and complete list of the Sledge Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, and the percentage interest held, directly or indirectly, by Sledge (or another Sledge Subsidiary) in each Sledge Subsidiary and the percentage interest in any Sledge Subsidiary held, directly or indirectly, by any Person other than Sledge or another Sledge Subsidiary.

(d) Neither Sledge nor any Sledge Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Sledge Subsidiaries and investments in short-term investment securities).

(e) Sledge has made available to Hammer complete and correct copies of the Sledge Governing Documents. Sledge is in compliance with the terms of its Sledge Governing Documents in all material respects.

Section 5.2 Authority.

(a) Sledge has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Sledge Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by Sledge and the consummation by Sledge of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Sledge are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Sledge Stockholder Approval.

(b) This Agreement has been duly executed and delivered by Sledge, and assuming due authorization, execution and delivery by Hammer and Merger Sub, constitutes a legally valid and binding obligation of Sledge enforceable against Sledge in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Sledge Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Sledge and its stockholders, (ii) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted for consideration at the Sledge Stockholders Meeting and (iv) resolved to recommend the adoption of this Agreement by the Sledge stockholders (such recommendations, the “Sledge Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 5.3 Approval Required. The Sledge Stockholder Approval is the only vote of holders of equity securities of Sledge required to adopt or approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Sledge does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Sledge Stockholder Approval, conflict with or violate any provision of (A) the Sledge Governing Documents or (B) any equivalent organizational or governing documents of any other Sledge Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Sledge or any Sledge Subsidiary or by which any property or asset of Sledge or any Sledge Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Sledge or any Sledge Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Sledge or any Sledge Subsidiary pursuant to, any Contract or Sledge Permit to which Sledge or any Sledge Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

(b) The execution and delivery of this Agreement by Sledge does not, and the performance of this Agreement by Sledge will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NASDAQ, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS pursuant to the DGCL, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 5.4(b) of the Sledge Disclosure Letter, (vi) such filings and approvals as may be required under the HSR Act or other applicable foreign, federal or state antitrust, competition, fair trade or similar applicable Laws, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

Section 5.5 Capital Structure.

(a) The authorized capital stock of Sledge consists of 25,000,000 shares of Sledge Common Stock and 2,000,000 shares of preferred stock, $0.05 par value per share (“Sledge Preferred Stock”). At the close of business on November 14, 2017, (i) 13,967,931 shares of Sledge Common Stock were issued and outstanding, including (A) 153,711 shares of Sledge Common Stock subject to certain time-based vesting requirements (the “Sledge Restricted Share Awards”) and (B) 91,700 shares of Sledge Common Stock subject to performance-based vesting requirements (“Sledge Performance Share Awards”), (ii) 983,965 shares of Sledge Common Stock were reserved and available for issuance pursuant to the Sledge Equity Incentive Plans set forth in Section 5.5(a), and pursuant to such Sledge Equity Incentive Plans, 411,025 shares of Sledge Common Stock were subject to outstanding options to acquire shares of Sledge Common Stock (the “Sledge Stock Options” and, together with the Sledge Restricted Share Awards and the Sledge Performance Share Awards, the “Sledge Equity Awards”), (iii) 300,000 shares of Sledge Common Stock were reserved and available for issuance pursuant to the 2009 Employee Stock Purchase Plan of Sledge, (iv) 169,252 shares of Sledge Common Stock were held in the treasury of Sledge and (v) no shares of Sledge Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Sledge are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.5, there is no other outstanding capital stock of Sledge.

(b) Except for the Sledge Equity Awards, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Sledge or any of the Sledge Subsidiaries is a party or by which any of them is bound obligating Sledge or any of the Sledge Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Sledge or any Sledge Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Sledge Voting Debt or other equity interests. There are no bonds, debentures, notes or other Indebtedness of Sledge or any Sledge Subsidiary issued and outstanding having general voting rights (or convertible into securities having such rights) on matters on which Sledge stockholders may vote (“Sledge Voting Debt”).

(c) Except with respect to any awards granted pursuant to the Sledge Equity Incentive Plans as set forth in Section 5.5(a) of the Sledge Disclosure Letter, neither Sledge nor any Sledge Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) rights of any capital stock of Sledge or any of the Sledge Subsidiaries. Neither Sledge nor any Sledge Subsidiary has granted any registration rights on any of its capital stock. No Sledge Common Stock is owned by any Sledge Subsidiary.

(d) Sledge does not have a “poison pill” or similar stockholder rights plan.

(e) All dividends or other distributions on the shares of Sledge Common Stock and any material dividends or other distributions on any securities of any Sledge Subsidiary which have been authorized or declared prior to the date hereof have been paid in full.

(f) All of the outstanding shares of capital stock of each of the Sledge Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Sledge Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Sledge Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Sledge Subsidiaries owned by Sledge, directly or indirectly, are owned free and clear of all Liens other than Permitted Liens and free of preemptive rights.

Section 5.6 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act.

(a) Sledge has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by Sledge under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2014 (the forms, documents, statements and reports filed with the SEC since January 1, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Historic Sledge SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Historic Sledge SEC Documents (i) complied, or with respect to the Historic Sledge SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to Historic Sledge SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Historic Sledge SEC Documents is, to the Knowledge of Sledge, the subject of ongoing SEC review and Sledge does not have any outstanding and unresolved comments from the SEC with respect to any Historic Sledge SEC Documents. None of the Historic Sledge SEC Documents is the subject of any confidential treatment request by Sledge.

(b) Sledge has made available to Hammer complete and correct copies of all written correspondence between the SEC, on the one hand, and Sledge, on the other hand, since January 1, 2014 that is not publicly available on the SEC EDGAR system. At all applicable times, Sledge has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of Sledge and the Sledge Subsidiaries included, or incorporated by reference, in the Historic Sledge SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Historic Sledge SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Sledge and the Sledge Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to Sledge) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Sledge and the Sledge Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Sledge and the Sledge Subsidiaries for the periods presented therein.

(d) Sledge has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Sledge in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Sledge’s management as appropriate to allow timely decisions regarding required disclosure, and to the Knowledge of Sledge, such disclosure controls and procedures are effective in timely alerting Sledge’s management to material information required to be included in Sledge’s periodic reports required under the Exchange Act (if Sledge were required to file such reports). Sledge and the Sledge Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Sledge has disclosed to Sledge’s auditors and audit committee (and made summaries of such disclosures available to Hammer) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Sledge’s ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of Sledge, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. There are no internal investigations by Sledge personnel or, to the Knowledge of Sledge, any SEC or other governmental inquiries or investigations to which Sledge or any Sledge Subsidiary is a party pending or, to the Knowledge of Sledge, threatened, in each case regarding any accounting practices of Sledge.

(e) Sledge is not, and none of the Sledge Subsidiaries are, a party to, and neither Sledge nor any of the Sledge Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Sledge and any Sledge Subsidiary, on the one hand, and any unconsolidated Affiliate of Sledge or any Sledge Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Sledge, any Sledge Subsidiary or Sledge’s or Sledge Subsidiary’s audited financial statements or other Historic Sledge SEC Documents.

(f) None of Sledge or any Sledge Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

Section 5.7 Absence of Certain Changes or Events. Since September 29, 2017 through the date of this Agreement, (a) Sledge and each Sledge Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice; (b) neither Sledge nor any Sledge Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct by Business of Sledge) if taken from and after the date of this Agreement; and (c) there has not been any Sledge Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Sledge Material Adverse Effect.

Section 5.8 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Sledge dated as of September 29, 2017 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 29, 2017 and (d) executory obligations under Contracts entered into by Sledge or any Sledge Subsidiary in the ordinary course of business consistent with past practice (other than any liabilities or obligations resulting from any breach by Sledge or any Sledge Subsidiary of such a Contract), neither Sledge nor any Sledge Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b), (c) or (d) above, has had, or would reasonably be expected to have, a Sledge Material Adverse Effect.

Section 5.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances that are the subject of Section 5.17, which are addressed solely in those Sections, Sledge and each Sledge Subsidiary is in possession of all authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances of any Governmental Authority necessary for Sledge and each Sledge Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business, substantially as they are being conducted as of the date hereof (the “Sledge Permits”), and all such Sledge Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Sledge Permits, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect. To the Knowledge of Sledge, no event has occurred with respect to any of the Sledge Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Sledge Permits. To the Knowledge of Sledge, there is not pending or threatened any Action, petition, objection, inquiry, investigation or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Sledge or the Sledge Subsidiaries that would reasonably be expected to materially impair the validity of any Sledge Permit or result in the revocation of any Sledge Permit.

(b) Neither Sledge nor any Sledge Subsidiary is, and for the past three (3) years neither Sledge nor any Sledge Subsidiary has been, in non-compliance with (i) any Law applicable to Sledge or any Sledge Subsidiary or by which any property or asset of Sledge or any Sledge Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.12, Section 5.13, or Section 5.17 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes no continuing material cost or obligations on Sledge or any Sledge Subsidiary), or (ii) any Sledge Permits (except for the Sledge Permits addressed in Section 5.17 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes no continuing material cost or obligations on Sledge or any Sledge Subsidiary), except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

(c) Sledge and the Sledge Subsidiaries are, and since January 1, 2014 have been, conducting their operations at all times in compliance in all material respects with applicable Anti-Corruption Laws. Since January 1,2014, neither Sledge nor any Sledge Subsidiary, nor, to the Knowledge of Sledge, any director, officer or employee of, or any agent or other Person acting on behalf of, Sledge or any of the Sledge Subsidiaries has (i) unlawfully made, incurred or provided any contribution, payment, benefit, donation, gift, entertainment or other expense relating to political activity; (ii) unlawfully made, or taken an act in furtherance of an offer, promise or authorization of, any direct or indirect payment or benefit to any government official or employee, including any employee or official of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; or (iii) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, donation, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iii) of this Section 5.9(c), in connection with the operation of the businesses of Sledge and the Sledge Subsidiaries. Since January 1, 2014, Sledge and the Sledge Subsidiaries have had an operational and effective Anti-Corruption Law compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of compliance by Sledge and the Sledge Subsidiaries with applicable Anti-Corruption Laws. Since January 1, 2014, neither Sledge nor any Sledge Subsidiary has been investigated, to the Knowledge of Sledge, by any Governmental Authority with respect to, or has been given notice by a Governmental Authority or any other Person of, any actual or alleged violation by Sledge or any of the Sledge Subsidiaries of any Anti-Corruption Laws. To the Knowledge of Sledge, there have been no false or fictitious entries made in the books and records of Sledge or any of the Sledge Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback, donation or other illegal or improper payment, and neither Sledge nor any of the Sledge Subsidiaries have established or maintained a secret or unrecorded fund.

(d) Sledge and the Sledge Subsidiaries are, and since January 1, 2014 have been, conducting their operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws. Sledge and the Sledge Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Sledge and the Sledge Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(e) Neither Sledge nor any of the Sledge Subsidiaries, nor, to the Knowledge of Sledge, any director, officer or employee of, or any agent or other person acting on behalf of, Sledge or any of the Sledge Subsidiaries, is currently a Sanctioned Person. For the past five years, Sledge and the Sledge Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was a Sanctioned Person in violation of Law.

Section 5.10 Healthcare Matters.

(a) Sledge and the Sledge Subsidiaries are and, since January 1, 2012, have been, in compliance with all Healthcare Laws or CIAs applicable to Sledge or any of the Sledge Subsidiaries or by which Sledge or any of the Sledge Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect. Since January 1, 2012, no Governmental Authority has issued any written notice or notification stating that Sledge or any of the Sledge Subsidiaries is not in compliance in all material respects with any Healthcare Law or CIA. Sledge is not currently subject to a CIA and has no reporting or other obligations with regard to any prior CIA.

(b) None of Sledge or any of the Sledge Subsidiaries has been excluded, suspended or debarred from participation in any Government Reimbursement Program. There is no pending, or to the Knowledge of Sledge, threatened, exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting Sledge’s or any Sledge Subsidiary’s participation or enrollment in any Government Reimbursement Program or Third Party Payor Program that would reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect.

(c) Sledge and the Sledge Subsidiaries have paid or made provision to pay any overpayment received from any Governmental Authority or Third Party Payor and any similar obligation with respect to reimbursement programs in which Sledge or any of the Sledge Subsidiaries participates (each of which is reflected in Sledge’s SEC Financial Statements), except where any failure to pay or make provision to pay any overpayment has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect.

(d) Since January 1, 2012, (i) all billings by Sledge and the Sledge Subsidiaries have been for items and services actually provided by Sledge or the Sledge Subsidiaries, as applicable, to eligible patients, in accordance with payment rates of Government Reimbursement Programs or Third Party Payor Programs and (ii) Sledge and the Sledge Subsidiaries have all necessary and appropriate documentation reasonably necessary to support such billings and which is correct in all respects except with respect to each of (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect.

(e) Except as set forth in Section 5.10(e) of the Sledge Disclosure Letter, neither Sledge nor any Sledge Subsidiary is in default in any material respect under (i) any contract with any Third Party Payor Programs; or (ii) the rules and policies of any Third Party Payor Program, including, but not limited to, all certification, billing, reimbursement, provider eligibility and documentation requirements, except with respect to each of (i) and (ii) as such default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect.

(f) None of Sledge or any Sledge Subsidiary has received written notice that Sledge or any Sledge Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), other than routine audits in the ordinary course of business or where such investigation, inquiry or proceeding would not reasonably be expected to have a Sledge Material Adverse Effect.

Section 5.11 Litigation. Other than as disclosed in Section 5.11 of the Sledge Disclosure Letter, (a) there is no material Action or investigation to which Sledge or any Sledge Subsidiary is a party (either as plaintiff or defendant) pending before any Governmental Authority or, to the Knowledge of Sledge, threatened by or before any Governmental Authority; (b) none of Sledge and the Sledge Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of Sledge or the Sledge Subsidiaries; and (c) no Order has been issued in any proceeding to which Sledge or any of the Sledge Subsidiaries is or was a party, or, to the Knowledge of Sledge, in any other proceeding, that enjoins or requires Sledge or any of the Sledge Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 5.12 Taxes.

(a) Sledge and each Sledge Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Sledge and each Sledge Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions, in accordance with GAAP, on the financial statements included in the Sledge SEC Documents for, all material Taxes required to be paid by them for all taxable periods and portions thereof through the date of such financial statements, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Sledge and each Sledge Subsidiary with respect to the taxable years including and after the period ended December 31, 2013 have been made available to Hammer.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Sledge, threatened with regard to any material Taxes or Tax Returns of Sledge or any Sledge Subsidiary, (ii) no material deficiency for Taxes of Sledge or any Sledge Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Sledge, threatened, by any Governmental Authority, which deficiency has not yet been settled or for which there are not adequate reserves on the financial statements included in the Sledge SEC Documents except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect and (iii) Sledge has not, nor has any Sledge Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.

(c) Sledge and the Sledge Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Tax Liens upon any property or assets, real or personal, tangible or intangible, of Sledge or any Sledge Subsidiary except for Permitted Liens.

(e) After the Closing Date, Sledge shall not, nor shall any Sledge Subsidiary, be bound by any Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Sledge has not, nor has any Sledge Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and Sledge or any Sledge Subsidiary is not subject to any written ruling of a Governmental Authority.

(g) Neither Sledge nor any Sledge Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sledge) or (ii) has any liability for the Taxes of any Person (other than any Sledge Subsidiary).

(h) Neither Sledge nor any Sledge Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither Sledge nor any Sledge Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(j) No written power of attorney that has been granted by Sledge or any Sledge Subsidiary (other than to Sledge or a Sledge Subsidiary) currently is in force with respect to any matter relating to Taxes.

(k) Neither Sledge nor any Sledge Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Sledge is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) No claim has been made in writing, either during the last five years preceding the date of this Agreement or that remains unresolved, by a Governmental Authority or a jurisdiction where Sledge or any Sledge Subsidiary has not filed Tax Returns that Sledge or such Sledge Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Neither Sledge nor any Sledge Subsidiary will be required to include any income or gain or exclude any deduction or loss for any taxable period or portion thereof after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account in the stock of any Sledge Subsidiary as of the Closing Date under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date, (v) installment sale or open transaction disposition consummated on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any similar provision of applicable Law) made on or prior to the Closing Date.

(n) Neither Sledge nor any Sledge Subsidiary is a party to any Contract or arrangement that would result, separately or in the aggregate, in the disallowance of any deductions pursuant to Code Section 162(m).

Section 5.13 Benefit Plans.

(a) Section 5.13(a) of the Sledge Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, restricted stock, and stock unit plan, program, arrangement, or policy sponsored, maintained or contributed to by Sledge or any Sledge Subsidiary or under which Sledge or any Sledge Subsidiary has any obligation or liability for the benefit of any current or former director, officer, independent contractor, or employee of Sledge or any Sledge Subsidiary or any spouse, dependent, or beneficiary thereof (collectively, the “Sledge Benefit Plans”). Sledge has made available to Hammer a true and complete copy of (i) each Sledge Benefit Plan (or, in the case of any unwritten Sledge Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with respect to each Sledge Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) and summary of material modifications thereto for each Sledge Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Sledge Benefit Plan, (v) the most recent IRS determination, opinion, or advisory letter issued with respect to each Sledge Benefit Plan, if applicable, or upon which each Sledge Benefit Plan is entitled to rely, and, (vi) the most recent audited financial statements. To the Knowledge of Sledge, each such Form 5500 and each such summary plan description (or similar document) was as of its date true, complete and correct in all material respects.

(b) The Sledge Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered in accordance with their terms and such laws, except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect. Each Sledge Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code (“Sledge Qualified Benefit Plan”) that has not been revoked, and, to the Knowledge of Sledge, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Sledge Qualified Benefit Plan.

(c) All material contributions required to be made under the terms of any of the Sledge Benefit Plans or in accordance with all applicable Laws, including ERISA and the Code, before the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Historic Sledge SEC Documents.

(d) Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Sledge, threatened Actions with respect to any Sledge Benefit Plan, or inquiry by the IRS or the United States Department of Labor, that could reasonably be expected to result in material liability to Sledge or any Sledge Subsidiary.

(e) Each Sledge Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Sledge Benefit Plan. No Sledge Benefit Plan, agreement, Contract or other arrangement to which Sledge or, to the Knowledge of Sledge, any Sledge Subsidiary is a party or by which any of them is otherwise bound requires Sledge or any Sledge Subsidiary to compensate or reimburse any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(f) Neither Sledge nor any Sledge Subsidiary provides any medical, disability or life insurance benefits under any Sledge Benefit Plan after termination of employment other than as required under Section 4980B of the Code or similar law or pursuant to any employment agreement or offer letter for a period not in excess of that required by Section 4980B of the Code.

(g) Neither Sledge nor any Sledge Subsidiary of a Sledge Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Section 4975 of the Code or Section 406 of ERISA) that would subject Sledge or any Sledge Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(h) Sledge has no direct or contingent liability with respect to (i) an employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or Section 9001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413(c), or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40). Sledge and its ERISA Affiliates have not incurred, and there are no circumstances under which either could reasonably be expected to incur, any liability under Title IV of ERISA or Section 412 of the Code.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration, vesting or enhancement of any compensation or benefits, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 5.14 Employees and Labor Matters.

(a) Neither Sledge nor any Sledge Subsidiary is a party to or bound by any material labor contract, material collective bargaining contract or material Contract with any works council that pertains to employees of

Sledge or any Sledge Subsidiary and, to the Knowledge of Sledge, (i) no labor union, labor organization, works council, or group of employees of Sledge or any Sledge Subsidiary has made a pending demand for recognition or certification, (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for Sledge or any Sledge Subsidiary (the “Sledge Employees”) since January 1, 2014, and (iii) none of the Sledge Employees has engaged in any union organizing activity since January 1, 2014. There are no material labor strikes, disputes, lockouts, slowdowns or stoppages pending or, to the Knowledge of Sledge, threatened against Sledge or any Sledge Subsidiary. Neither Sledge nor any Sledge Subsidiary is required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Sledge and the Sledge Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, there are no pending or, to the Knowledge of Sledge, threatened material lawsuits, administrative charges, controversies, grievances or claims by any Sledge Employee, independent contractor, former Sledge Employee, or former independent contractor of Sledge or any Sledge Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority with respect to his or her employment or contractor relationship, compensation, terms of employment, termination of employment, employee benefits (except that arise in the ordinary course of business), or any other employment-related issue.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, there are no pending or, to the Knowledge of Sledge, threatened material Actions or investigations by any Governmental Authority to which Sledge or any Sledge Subsidiary is a party relating to the employment practices of Sledge or any Sledge Subsidiary, including Actions or investigations relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees or applicants and classification of employees, consultants and independent contractors.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, Sledge and each Sledge Subsidiary is, and for the past five years has been, in compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees and applicants, employment practices, classification of employees, consultants and independent contractors, collective bargaining, unemployment insurance, the collection and payment of withholding and/or social security Taxes or any similar Tax or workers’ compensation, including the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246 and any other executive orders or regulations governing affirmative action and equal employment opportunities, EEO and VETS-100 reporting obligations, the Immigration Reform and Control Act and all similar Laws to the extent such Laws apply to Sledge or any Sledge Subsidiary.

Section 5.15 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, with respect to all (i) issued patents and pending patent applications, (ii) federal, both United States and foreign jurisdictions, trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Sledge or any other Sledge Subsidiary, (A) either Sledge or a Sledge Subsidiary is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Action is pending or, to the Knowledge of Sledge, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, (i) no Intellectual Property owned or used by Sledge or any Sledge Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of Sledge, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Sledge or any Sledge Subsidiary, and (iii) Sledge and the Sledge Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property used to conduct their business as currently conducted. Since January 1, 2014, none of Sledge or the Sledge Subsidiaries has received any written or, to the Knowledge of Sledge, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any Third Party. Neither the execution and delivery of this Agreement by Sledge, nor the performance of this Agreement by Sledge, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Sledge or any of the Sledge Subsidiaries in any Intellectual Property except as has not had and would not individually or in the aggregate, reasonably be expected to have a Sledge Material Adverse Effect.

(c) Sledge and the Sledge Subsidiaries have taken commercially reasonable steps to maintain and protect the Intellectual Property that is material to their business (“Sledge Material Intellectual Property”). All Sledge Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in all material respects in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Sledge, adequate for protection. To the Knowledge of Sledge, there has been no unauthorized disclosure of any Sledge Material Intellectual Property. No Person has asserted in writing that it has, and to the Knowledge of Sledge, no such Person has, any material right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Sledge Material Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business).

(d) Sledge and the Sledge Subsidiaries are, and during the past five years have been, in compliance in all material respects with all applicable Privacy Obligations. Sledge and the Sledge Subsidiaries have put in place reasonable and appropriate security measures to protect any Covered Personal Information in its possession from illegal or unauthorized access, use, or disclosure, including a written information security program that includes appropriate controls that have been regularly tested and reviewed. To the Knowledge of Sledge, no person has gained unauthorized access to any Covered Personal Information held by Sledge or any Sledge Subsidiary or otherwise held or processed on their behalf, which has resulted in the misappropriation of such Covered Personal Information. The consummation of the transactions contemplated hereby, including any transfer of Covered Personal Information resulting from such transactions, will not materially violate any Privacy Obligation as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained. Sledge and the Sledge Subsidiaries have not been notified in writing of and, to the Knowledge of Sledge, are not the subject of any Action related to data security or privacy. No Person (including any Governmental Authority) has made any claim or, to the Knowledge of Sledge, commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Sledge or its Subsidiaries (or any of their employees, contractors, or subcontractors).

(e) Section 5.15(e) of the Sledge Disclosure Letter lists all material Security Breaches which have occurred during the past five years and which Sledge has Knowledge of. For each such Security Breach, Sledge or the Sledge Subsidiaries have taken all necessary steps and remedial measures to prevent the reoccurrence of such Security Breach and has complied in all material respects with the notification requirements of applicable Law. Sledge and the Sledge Subsidiaries have taken reasonable steps to prevent the occurrence of any Security Breach and, to the Knowledge of Sledge, no vulnerabilities or weaknesses exist in the facilities, information technology systems, or data security practices or procedures (including those of any Third Party Service Provider) of Sledge and the Sledge Subsidiaries which could reasonably be expected to result in a material Security Breach.

Section 5.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, (a) no notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action or investigation is pending or, to the Knowledge of Sledge, is threatened relating to Sledge, any of the Sledge Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance, (b) there have been no releases of Hazardous Substances at any properties that are owned, operated, leased or used by Sledge or any Sledge Subsidiary in connection with the operations of Sledge or any Sledge Subsidiary thereon, or to the Knowledge of Sledge, at properties that were formerly owned, operated, leased or used by Sledge or any Sledge Subsidiary, and (c) there are no liabilities or obligations of Sledge or any of the Sledge Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Sledge, there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.17 Properties.

(a) Sledge or any other Sledge Subsidiary, as the case may be, holds good, valid and marketable title to the Sledge Owned Real Property free and clear of Liens other than Permitted Liens. Section 5.17(a) of the Sledge Disclosure Letter sets forth a true, complete and correct list of all Sledge Owned Real Property as of the date hereof.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, Sledge and the Sledge Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which Sledge or such Sledge Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Sledge Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Sledge Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 5.17(b) of the Sledge Disclosure Letter sets forth a true, complete and correct list of all Sledge Leased Real Property as of the date hereof.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, (i) each Sledge Real Property Lease is valid and in full force and effect and (ii) none of Sledge or any of the Sledge Subsidiaries, nor, to the Knowledge of Sledge, any other party to a Sledge Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Sledge Real Property Lease, and none of Sledge or any of the Sledge Subsidiaries has received notice that it has breached, violated or defaulted under any Sledge Real Property Lease.

(d) The Sledge Leased Real Property constitutes all real property necessary for the conduct of the business of Sledge and the Sledge Subsidiaries, taken as a whole, as currently conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, neither Sledge nor any other Sledge Subsidiary has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and to Sledge’s Knowledge there are no such Actions threatened, affecting any portion of the Sledge Leased Real Property and neither Sledge nor any other Sledge Subsidiary has received written notice of the existence of any Order or of any pending Action relating to the ownership, lease, use, occupancy or operation by any Person of the Sledge Leased Real Property. Neither Sledge nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Sledge Leased Real Property or any material portion thereof. Neither Sledge nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Sledge Leased Real Property or any material portion thereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, each Sledge Leased Real Property and all buildings and improvements located on the Sledge Leased Real Property are in a state of good operating condition, subject to reasonable wear and tear, and all mechanical and utility systems servicing such improvements are in good condition.

Section 5.18 Material Contracts.

(a) Section 5.18(a) of the Sledge Disclosure Letter sets forth a list of each Contract (other than a Sledge Benefit Plan or a Sledge Real Property Lease) in effect as of the date hereof to which Sledge or any Sledge Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to Sledge’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or is required to be disclosed pursuant to Item 404 of Regulation S-K;

(ii) obligates Sledge or any Sledge Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Sledge or any Sledge Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Sledge or any Sledge Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by Sledge or any Sledge Subsidiary or the geographic area in which Sledge or any Sledge Subsidiary may conduct business;

(iv) obligates Sledge or any Sledge Subsidiary to indemnify any past or present directors, officers, or employees of Sledge or any Sledge Subsidiary pursuant to which Sledge or any Sledge Subsidiary is the indemnitor (other than the Sledge Governing Documents or organizational or governing documents of the Sledge Subsidiaries);

(v) constitutes an Indebtedness obligation of Sledge or any Sledge Subsidiary (other than owed to any other Sledge Subsidiary) with an outstanding principal amount as of the date hereof greater than $1,000,000;

(vi) requires Sledge or any Sledge Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii) constitutes a loan to any Person (other than a loan to any other Sledge Subsidiary) by Sledge or any Sledge Subsidiary in an amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by, the Sledge or any Sledge Subsidiary with a third party;

(x) prohibits the pledging of the capital stock of Sledge or any Sledge Subsidiary or prohibits the issuance of guarantees by any Sledge Subsidiary;

(xi) is with a Governmental Authority (other than payor, participation or similar Contracts to participate in any Government Reimbursement Program);

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000;

(xiii) is an employment Contract or consulting Contract that could reasonably be expected to result in annual payments in excess of $250,000 and cannot be terminated by Sledge or the applicable Sledge Subsidiary on less than 90 days’ notice without payment of any penalty, severance or other termination payment;

(xiv) is a collective bargaining agreement or other Contract with any labor organization, union, works council or association;

(xv) is any license, sublicense, option, development or collaboration agreement or other Contract relating to Sledge Material Intellectual Property (excluding Commercial Off-the-Shelf Software, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business), in each case that (A) could result in annual payments, individually, in excess of $500,000 or (B) grants an exclusive license or any exclusive rights to any Sledge Material Intellectual Property;

(xvi) is any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Sledge or any Sledge Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses in an amount in excess of $1,000,000; or

(xvii) is any agreement that by its terms limits the payment of dividends or other distributions by Sledge or any Sledge Subsidiary.

(b) Each Contract in any of the categories set forth in Section 5.18(a) to which Sledge or any Sledge Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Sledge Material Contract.”

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, each Sledge Material Contract is legal, valid, binding and enforceable on Sledge and each Sledge Subsidiary that is a party thereto and, to the Knowledge of Sledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, Sledge and each Sledge Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Sledge Material Contract and, to the Knowledge of Sledge, each other party thereto has performed all obligations required to be performed by it under such Sledge Material Contract prior to the date hereof. None of Sledge or any Sledge Subsidiary, nor, to the Knowledge of Sledge, any other party thereto, is in breach or violation of, or default under, any Sledge Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Sledge Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect. None of Sledge or any Sledge Subsidiary has received notice of any violation or default under any Sledge Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect. Since December 31, 2016 and as of the date hereof, neither Sledge nor any Sledge Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Sledge Material Contract.

Section 5.19 Insurance. Sledge maintains insurance policies (including policies providing casualty, liability, and workers compensation coverage) and fidelity bonds or other insurance Contracts providing coverage for Sledge and the Sledge Subsidiaries, except for any failure to maintain such coverage as would not be material (the “Sledge Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, all premiums due and payable under all Sledge Insurance Policies have been paid, and Sledge and the Sledge Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Sledge Insurance Policies. No written notice of cancellation or termination has been received by Sledge or any Sledge Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, each of Sledge and the other Sledge Subsidiaries is, and since January 1, 2014 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

Section 5.20 Related Party Transactions. Except as (i) set forth in Section 5.20 of the Sledge Disclosure Letter or (ii) described in the publicly available Historic Sledge SEC Documents, no agreements, arrangements or understandings between Sledge or any Sledge Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Sledge and Sledge Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.21 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.21 of the Sledge Disclosure Letter) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sledge or any Sledge Subsidiary.

Section 5.22 Opinion of Financial Advisor. The Sledge Board has received the opinion of Guggenheim Securities, LLC, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Sledge Common Stock (other than Hammer and its Affiliates). Sledge will deliver to Hammer a complete and correct copy of such written opinion promptly after the date hereof solely for informational purposes.

Section 5.23 Takeover Statutes. Assuming that neither Hammer nor Merger Sub nor any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of Sledge, in each case as defined in Section 203 of the DGCL, the Sledge Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. Furthermore, neither Sledge nor any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “affiliated shareholder” of Hammer, in each case as defined in Section 21.601 of the DGCL. No other Takeover Statutes or any provision contained in the Sledge Charter or Sledge Bylaws are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Sledge Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.24 Information Supplied. None of the information relating to Sledge or any Sledge Subsidiary contained or incorporated by reference in the Joint Proxy Statement or the Form S-4 that is provided by Sledge or any Sledge Subsidiary for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement or any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Joint Proxy Statement, including any amendment or supplement thereto, at the time of the mailing thereof, at the time of the Sledge Stockholders Meeting, at the time the Form S-4 is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Sledge with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Sledge is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Sledge, their officers, directors and partners and the Sledge Subsidiaries (or other information supplied by or on behalf of Sledge or any Sledge Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or information supplied or incorporated by reference by or on behalf of Hammer, Merger Sub or their Affiliates.

Section 5.25 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, neither Sledge nor any other Person acting on its behalf has made any representation or warranty, expressed or implied, with respect to Sledge or any Sledge Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Sledge or any Sledge Subsidiary. In particular, without limiting the foregoing disclaimer, neither Sledge nor any other Person acting on its behalf makes or has made any representation or warranty to Hammer or any of its respective Affiliates or Representatives with respect to, except for the representations and warranties made by Sledge in this Article 5, any oral or written information presented to Hammer or any of its respective Affiliates or Representatives in the course of their due diligence of Sledge, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Sledge acknowledges and agrees that neither Hammer nor any other Person acting on its behalf has made or is making any representations or warranties relating to Hammer whatsoever, express or implied, beyond those expressly given by Hammer in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Hammer furnished or made available to Sledge or any of their respective Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by Hammer.

(a) Hammer covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sledge (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the Hammer Disclosure Letter, Hammer shall, and shall cause each of the Hammer Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties.

(b) Without limiting the foregoing, Hammer covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sledge (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the Hammer Disclosure Letter, Hammer shall not, and shall not cause or permit any Hammer Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Hammer Governing Documents or (B) such equivalent organizational or governing documents of any Hammer Subsidiary material to Hammer and the Hammer Subsidiaries;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Hammer or any Hammer Subsidiary (other than any Wholly Owned Hammer Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Hammer or any Hammer Subsidiary or other equity securities or ownership interests in Hammer or any Hammer Subsidiary, except for (A) the declaration and payment of dividends or other distributions to Hammer by any directly or indirectly Wholly Owned Hammer Subsidiary and (B) distributions by any Hammer Subsidiary that is not wholly owned, directly or indirectly, by Hammer, in accordance with the requirements of the organizational documents of such Hammer Subsidiary;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Hammer or a Hammer Subsidiary (other than the acceptance of shares of Hammer Common Stock as payment for withholding taxes incurred in connection with the vesting or settlement of equity awards granted pursuant to the Hammer Equity Incentive Plans);

(v) except for transactions among Hammer and one or more Wholly Owned Hammer Subsidiaries or among one or more Wholly Owned Hammer Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of Hammer or any of the Hammer Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Hammer or any of the Hammer Subsidiaries’ capital stock or other equity interests, other than (A) the issuance of Hammer Common Stock upon the exercise of stock options outstanding as of the date hereof in accordance with their terms or (B) the issuance of nonvested common stock awards pursuant to the Hammer Equity Incentive Plans in the ordinary course of business consistent with past practice and subject to the limitations set forth in Section 6.1(b)(v) of the Hammer Disclosure Letter;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case with a value or purchase price that, individually or in the aggregate, exceeds $1,000,000, except in the ordinary course of business consistent with past practice;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Hammer or any of the Hammer Subsidiaries, except (A) funding any transactions permitted by this Section 6.1(b), (B) Indebtedness that does not, in the aggregate, exceed $1,000,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Hammer compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by Hammer or a Wholly Owned Hammer Subsidiary to Hammer or a Wholly Owned Hammer Subsidiary;

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Hammer Material Contract (or any Contract that, if existing as of the date hereof, would be a Hammer Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Hammer Material Contract that occurs automatically without any action (other than notice of renewal) by Hammer or any Hammer Subsidiary, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in the ordinary course of business consistent with past practice;

(xi) make any payment, direct or indirect, of any material liability of Hammer or any Hammer Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any claim or Action against Hammer or any Hammer Subsidiary, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Hammer included in the Hammer SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Hammer or any Hammer Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Hammer or any of the Hammer Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of Hammer Common Stock, are made in accordance with Section 7.6(c);

(xiii) (A) hire or terminate any officer or director of Hammer or any Hammer Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Hammer’s directors or officers, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Hammer Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course of business consistent with past practice or as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at June 30, 2017, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business that would be material to Hammer and the Hammer Subsidiaries, taken as a whole;

(xvi) form any new funds, joint ventures or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(xix) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code;

(xx) make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to Hammer or to prevent or impair the ability of Hammer or Merger Sub to consummate the Merger;

(xxii) make any payment, distribution or transfer of assets to its Affiliates (other than Hammer and any Hammer Subsidiary) except in such amount and as expressly contemplated by this Agreement; or

(xxiii) authorize, or enter into any Contract to do any of the foregoing.

Section 6.2 Conduct of Business by Sledge.

(a) Sledge covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Hammer (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Sledge Disclosure Letter, Sledge shall, and shall cause each of the Sledge Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties.

(b) Without limiting the foregoing, Sledge covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Hammer (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Sledge Disclosure Letter, Sledge shall not, and shall not cause or permit any Sledge Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Sledge Governing Documents or (B) such equivalent organizational or governing documents of any Sledge Subsidiary material to Sledge and the Sledge Subsidiaries;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Sledge or any Sledge Subsidiary (other than any Wholly Owned Sledge Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Sledge or any Sledge Subsidiary or other equity securities or ownership interests in Sledge or any Sledge Subsidiary, except for (A) the declaration and payment of dividends or other distributions to Sledge by any directly or indirectly Wholly Owned Sledge Subsidiary and (B) distributions by any Sledge Subsidiary that is not wholly owned, directly or indirectly, by Sledge, in accordance with the requirements of the organizational documents of such Sledge;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Sledge or a Sledge Subsidiary (other than the acceptance of shares of Sledge Common Stock as payment for withholding taxes incurred in connection with the vesting or settlement of equity awards granted pursuant to the Sledge Equity Incentive Plans);

(v) except for transactions among Sledge and one or more Wholly Owned Sledge Subsidiaries or among one or more Wholly Owned Sledge Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of Sledge or any of the Sledge Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Sledge or any of the Sledge Subsidiaries’ capital stock or other equity interests, other than (A) the issuance of Sledge Common Stock upon the exercise of stock options outstanding as of the date hereof in accordance with their terms, or (B) the issuance of stock options or nonvested common stock awards pursuant to the Sledge Equity Incentive Plans in the ordinary course of business consistent with past practice and subject to the limitations set forth in Section 6.2(b)(v) of the Sledge Disclosure Letter;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case with a value or purchase price that, individually or in the aggregate, exceeds $1,000,000, except in the ordinary course of business consistent with past practice;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Sledge or any of the Sledge Subsidiaries, except (A) funding any transactions permitted by this Section 6.2(b), (B) Indebtedness that does not, in the aggregate, exceed $1,000,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Sledge compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by Sledge or a Wholly Owned Sledge Subsidiary to Sledge or a Wholly Owned Sledge Subsidiary;

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Sledge Material Contract (or any Contract that, if existing as of the date hereof, would be a Sledge Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Sledge Material Contract that occurs automatically without any action (other than notice of renewal) by Sledge or any Sledge Subsidiary, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in the ordinary course of business consistent with past practice;

(xi) make any payment, direct or indirect, of any material liability of Sledge or any Sledge Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any claim or Action against Sledge or any Sledge Subsidiary, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Sledge included in the Sledge SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Sledge or any Sledge Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Sledge or any of the Sledge Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of Sledge Common Stock, are made in accordance with Section 7.6(c);

(xiii) (A) hire or terminate any officer or director of Sledge or any Sledge Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Sledge’s directors or officers, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Sledge Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course of business consistent with past practice or as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at June 30, 2017, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business that would be material to Sledge and the Sledge Subsidiaries, taken as a whole;

(xvi) form any new funds, joint ventures or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(xix) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code;

(xx) make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to Sledge or to prevent or impair the ability of Sledge or Merger Sub to consummate the Merger;

(xxii) make any payment, distribution or transfer of assets to its Affiliates (other than Sledge and any Sledge Subsidiary) except in such amount and as expressly contemplated by this Agreement; or

(xxiii) authorize, or enter into any Contract to do any of the foregoing.

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) Sledge, directly or indirectly, the right to control or direct Hammer or any Hammer Subsidiary’s operations prior to the Effective Time, or (ii) Hammer, directly or indirectly, the right to control or direct Sledge or any Sledge Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) Hammer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Hammer Subsidiaries’ respective operations and (ii) Sledge shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Sledge Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the Joint Proxy Statements; Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Hammer and Sledge shall prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form with respect to the Hammer Stockholders Meeting and the Sledge Stockholders Meeting and (ii) Hammer and Sledge shall prepare, and Hammer shall cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Joint Proxy Statement, to register under the Securities Act the shares of Hammer Common Stock to be issued in the Merger. Each of Hammer and Sledge shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the Hammer Common Stock to be issued in the Merger, unless this Agreement is terminated pursuant to Article 9. Each of Hammer and Sledge shall furnish all information concerning itself, its Affiliates and the holders of its capital stock as may be reasonably requested by the other Party and provide such other Party assistance as may be reasonably requested by the other Party in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. For the avoidance of doubt, no filing of, or amendment or supplement to, the Form S-4 will be made by Hammer, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Hammer or Sledge, in each case without providing the other Party with a reasonable opportunity to review and comment thereon. Each Party shall promptly notify the other Party of any comments it receives from the SEC or any request it receives from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of Hammer and Sledge shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each Party shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response)

and shall give due consideration to all reasonable changes provided by the other Party. Each of Hammer and Sledge shall notify the other Party, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the shares of Hammer Common Stock to be issued in the Merger, and Hammer and Sledge shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Hammer and Sledge shall also use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Hammer Common Stock to be issued in the Merger, and each of Hammer and Sledge shall furnish all information as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the Effective Time, any information relating to Hammer or Sledge, or any of their respective Affiliates, should be discovered by Hammer or Sledge which, in the reasonable judgment of Hammer or Sledge, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and Hammer and Sledge shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Hammer and stockholders of Sledge. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.25, Section 5.23 and this Section 7.1, any information concerning or related to Hammer, its Affiliates or the Hammer Stockholders Meeting will be deemed to have been provided by Hammer, and any information concerning or related to Sledge, its Affiliates or the Sledge Stockholders Meeting will be deemed to have been provided by Sledge.

(c) As promptly as practicable following the date on which the Form S-4 has been declared effective, Hammer shall, in accordance with applicable Law and the Hammer Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Hammer Stockholders Meeting for the purpose of obtaining the Hammer Stockholder Approval and the approval of the Amended and Restated Hammer Charter; provided, that such record date shall not be more than sixty (60) days, and not less than ten (10) days, prior to the date of the Hammer Stockholders Meeting. Hammer shall use its reasonable best efforts to cause the definitive Joint Proxy Statement to be mailed to Hammer’s stockholders entitled to vote at the Hammer Stockholders Meeting and to hold the Hammer Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Hammer shall, through the Hammer Board, recommend to its stockholders that they give the Hammer Stockholder Approval and the approval of the Amended and Restated Hammer Charter, include the Hammer Board Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Hammer Stockholder Approval and the approval of the Amended and Restated Hammer Charter, except to the extent that the Hammer Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, that Hammer’s obligation to duly call, give notice of, convene and hold the Hammer Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Hammer Stockholders Meeting is scheduled, (i) Hammer has not received proxies representing a sufficient number of shares of Hammer Common Stock to obtain the Hammer Stockholder Approval, whether or not a quorum is present, or (ii) the Hammer Board has determined in good faith after consultation with outside counsel that it is advisable to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure to be disseminated and reviewed by Hammer’s stockholders prior to the Hammer Stockholders Meeting, which supplemental or amended disclosure has been determined by the Hammer Board in good faith after consultation with outside counsel to be necessary under applicable Law, Hammer shall have the right to make one or more successive postponements or adjournments of the Hammer Stockholders Meeting (provided, however, that the Hammer Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days in the aggregate, in the case of clause (i), or ten (10) Business Days in the aggregate, in the case of clause (ii), after the date for which the Hammer Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, other than pursuant to clause (ii) of this Section, the Hammer Stockholders Meeting may not be postponed or adjourned on the date the Hammer Stockholders Meeting is scheduled if Hammer shall have received proxies in respect of an aggregate number of shares of Hammer Common Stock, which have not been withdrawn, such that the Hammer Stockholder Approval will be obtained at such meeting. Hammer shall, upon the reasonable request of Sledge, advise Sledge at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Hammer Stockholders Meeting as to the aggregate tally of proxies received by Hammer with respect to the Hammer Stockholder Approval.

(d) As promptly as practicable following the date on which the Form S-4 has been declared effective, Sledge shall, in accordance with applicable Law and the Sledge Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Sledge Stockholders Meeting for the purpose of obtaining the Sledge Stockholder Approval (and no other matters shall be submitted at such meeting unless consented to by Hammer in its sole discretion); provided, that such record date shall not be more than sixty (60) days, and not less than ten (10) days, prior to the date of the Sledge Stockholders Meeting. Sledge shall use its reasonable best efforts to cause the definitive Joint Proxy Statement to be mailed to Sledge’s stockholders entitled to vote at the Sledge Stockholders Meeting and to hold the Sledge Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Sledge shall, through the Sledge Board, recommend to its stockholders that they give the Sledge Stockholders Approval, include the Sledge Board Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Sledge Stockholder Approval, except to the extent that the Sledge Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, that Sledge’s obligation to duly call, give notice of, convene and hold the Sledge Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Sledge Stockholders Meeting is scheduled, (i) Sledge has not received proxies representing a sufficient number of shares of Sledge Common Stock to obtain the Sledge Stockholder Approval, whether or not a quorum is present, or (ii) the Sledge Board has determined in good faith after consultation with outside counsel that it is advisable to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure to be disseminated and reviewed by Sledge’s stockholders prior to the Sledge Stockholders Meeting, which supplemental or amended disclosure has been determined by the Sledge Board in good faith after consultation with outside counsel to be necessary under applicable Law, Sledge shall have the right to make one or more successive postponements or adjournments of the Sledge Stockholders Meeting (provided, however, that the Sledge Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days in the aggregate, in the case of clause (i), or ten (10) Business Days in the aggregate, in the case of clause (ii), after the date for which the Sledge Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, other than pursuant to clause (ii) of this Section, the Sledge Stockholders Meeting may not be postponed or adjourned on the date the Sledge Stockholders Meeting is scheduled if Sledge shall have received proxies in respect of an aggregate number of shares of Sledge Common Stock, which have not been withdrawn, such that Sledge Stockholder Approval will be obtained at such meeting. Sledge shall, upon the reasonable request of Hammer, advise Hammer at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Sledge Stockholders Meeting as to the aggregate tally of proxies received by Sledge with respect to the Sledge Stockholder Approval.

(e) Hammer and Sledge will use their respective reasonable best efforts to hold the Hammer Stockholders Meeting and the Sledge Stockholders Meeting on the same date (it being understood that if the Hammer Stockholders Meeting or the Sledge Stockholders Meeting is adjourned pursuant to clause (i) or (ii) of Section 7.1(c) or Section 7.1(d), as applicable, the other Party may postpone or adjourn its stockholders or stockholders meeting, as applicable, to the same time and date).

Section 7.2 Access to Information; Confidentiality.

(a) During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to, furnish reasonably promptly to the other Parties a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Effective Time, the Parties shall not, and shall direct their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 7.3, neither Sledge nor Hammer shall, and Sledge shall cause each of the Sledge Subsidiaries and Hammer shall cause each of the Hammer Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Sledge, Hammer or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (iii) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to this Section 7.3(a)), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (other than to the extent the Hammer Board or the Sledge Board, as applicable, determines in good faith (after consultation with outside counsel) that failure to take any of such actions under clause (iv) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law) or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Hammer and Sledge shall, and shall cause each of the Hammer Subsidiaries and the Sledge Subsidiaries, respectively, and shall use its reasonable best efforts to cause its and their Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than the Parties or any of their Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 7.3(a)) to which Hammer or Sledge, as applicable, or any of their subsidiaries is a party or of which Hammer or Sledge, as applicable, or any of their subsidiaries is a beneficiary with regards to any Acquisition Proposal, and (C) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such Person and its Representatives with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Hammer Stockholder Approval or the Sledge Stockholder Approval, as applicable, (1) Hammer or Sledge, as applicable, receives a written Acquisition Proposal that was not the result of a violation of this Section 7.3(a) and (2) the Hammer Board or the Sledge Board, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and determines in good faith (after consultation with outside counsel) that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then such Party may (and may authorize its Subsidiaries and its Representatives to) (x) furnish non-public information or data with respect to itself and its subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (i) any non-public information or data provided to any such Person given such access shall have previously been provided to the other Party or shall be provided (to the extent permitted by applicable Law) to the other Party prior to or substantially concurrently with the time it is provided to such Person and (ii) no non-public information or data with respect to the other Party shall be provided to any such Person, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal solely to clarify and understand the terms of an Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

(b) Except as provided in Section 7.3(c), neither the Hammer Board nor the Sledge Board shall (i) fail to make or shall withdraw (or modify or qualify in any manner adverse to the other Party or publicly propose to withdraw, modify or qualify in any manner adverse to the other Party) the Hammer Board Recommendation or the Sledge Board Recommendation, respectively, or the determination of the advisability to its stockholders of the Merger, the issuance of Hammer Common Stock in the Merger, the Amended and Restated Hammer Charter and the other transactions contemplated hereby, as applicable, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the Hammer Board Recommendation or the Sledge Board Recommendation, respectively, in whole or in part in the Joint Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced or (v) fail, within ten (10) Business Days of a request by the other Party following the public announcement of an Acquisition Proposal, to reaffirm the Hammer Board Recommendation or the Sledge Board Recommendation, as applicable (each such action set forth in this Section 7.3(b) being referred to herein as an “Adverse Recommendation Change”)

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Hammer Stockholder Approval or the Sledge Stockholder Approval, as applicable, and following the compliance with this Section 7.3(c), the Hammer Board or the Sledge Board may, if such Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, make an Adverse Recommendation Change; provided, that prior to effecting an Adverse Recommendation Change, (i) Hammer or Sledge, as applicable, shall notify the other Party in writing, at least five (5) Business Days prior to effecting such Adverse Recommendation Change (the “Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements between such Party and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such Party of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, the Party providing such notice shall negotiate with the other Party in good faith (to the extent such other Party wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with such Party’s Board’s fiduciary duties under applicable Law, and (iii) the applicable Party’s Board shall determine, after the close of business on the last day of the Notice Period, in good faith (after consultation with outside counsel and after giving effect to any adjustments proposed by the other Party in writing during the Notice Period) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with such Board’s fiduciary duties under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Hammer or Sledge, as applicable, shall, in each case, have delivered to the other Party an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for three (3) Business Days instead of five (5) Business Days).

(d) Hammer or Sledge, as applicable, shall promptly (and in any event, within one (1) Business Day) notify the other Party after it or any of its subsidiaries or any of their respective Representatives has received any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal. Such notice to the other Party shall indicate the identity of the Person making and include the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, each Party shall keep the other Party reasonably informed orally and in writing on a current basis (and in any event, no later than one (1) Business Day) of any material developments, discussions or negotiations regarding any Acquisition Proposal including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of such other Party shall apprise the other Party of the status and details of such Acquisition Proposal. Each Party agrees that it and its subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits such Party from providing any information to the other Party in accordance with, or from otherwise complying with the terms of, this Section 7.3.

(e) Nothing contained in this Section 7.3 shall prohibit Hammer or the Hammer Board, or Sledge or the Sledge Board, respectively, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Hammer or Sledge, as applicable, if, in the good faith judgment of such Board (after consultation with outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Hammer Board Recommendation or the Sledge Board Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Hammer Board or the Sledge Board, respectively, and (B) does not contain an express Adverse Recommendation Change; provided, that in no event shall this Section 7.3(e) affect either Party’s obligations specified in Section 7.3(b).

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, as applicable, that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Hammer or Sledge (or any resulting parent company of Hammer or Sledge), in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide unsolicited Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the stockholders of Hammer or stockholders of Sledge, as applicable, from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other Party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent (after, in the case of clauses (1) and (3) below, consulting with the other Party) (1) provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to its employees, (2) issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement and (3) make public announcements containing information consistent with any prior press releases or public statements made by the Parties. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Hammer and Sledge shall and shall cause the other Hammer Subsidiaries and the other Sledge Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any material Contract (including those required to be listed in Section 4.18(a) of the Hammer Disclosure Letter or in Section 5.18(a) of the Sledge Disclosure Letter) to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, other than in the case of each of clauses (i) through (v), with respect to registrations, filings, approvals, consents, authorizations or Orders, lawsuits or other legal proceedings, from or by any Governmental Authority or the expiration of any waiting periods, in each case relating to Antitrust Laws, which are the subject of Section 7.5(b) and Section 7.5(c).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Hammer and Sledge agrees to make any filings required to be made pursuant to the HSR Act or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar applicable Laws (collectively, “Antitrust Laws”) with respect to the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to any Antitrust Laws. The Parties shall use their reasonable best efforts to ensure that all such antitrust filings to be made shall be made in substantial compliance with the requirements of the applicable Antitrust Laws. In furtherance, and without limiting the generality, of the foregoing, the Parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to Antitrust Laws, (B) provide or cause to be provided as promptly as reasonably practicable to the other Party all necessary information and assistance as any Governmental Authority may from time to time require of such Party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Merger and the other transactions contemplated by this Agreement by a Governmental Authority pursuant to any Antitrust Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other Party to prepare and submit any such filings or submissions required to be submitted under any Antitrust Laws, including providing to the other Party any information that the other Party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Authority in respect of any such filing and (ii) (A) cooperate with and assist each other in good faith to devise and implement a joint strategy for making such filings, including the timing thereof, and for obtaining any related antitrust, competition, fair trade or similar clearances, (B) consult in advance with the other Party and in good faith take the other Party’s views into account regarding the overall strategic direction of obtaining such antitrust, competition, fair trade or similar clearances and (C) consult with the other Party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Authorities with respect to such antitrust, competition, fair trade or similar clearances, including any position as to a Remedial Action. To the extent permitted by applicable Law, each Party shall permit the other Party to review and discuss in advance, and shall consider in good faith the views of the other Party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities. No Party will independently participate in any formal meeting with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate in such meeting. To the extent permitted by applicable Law, each Party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, including promptly notifying the other Party of any material communication it receives from any Governmental Authority relating to any review or investigation of the Merger and the other transactions contemplated by this Agreement under any Antitrust Laws. To the extent permitted by applicable Law, the Parties shall, and shall use their reasonable best efforts to cause their respective Affiliates to use their reasonable best efforts to, provide the other Parties with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereunder; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, as applicable; (2) as necessary to comply with any Contract or Laws; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Subject to the following sentence of this Section 7.5(c), Sledge and Hammer shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the Merger and the other transactions contemplated by this Agreement by any Governmental Authority under the Antitrust Laws, including taking all steps necessary to avoid or eliminate each and every legal impediment under any Antitrust Laws that may be asserted by any Governmental Authority so as to enable the Parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, transfer, license, or other disposition of their Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, or business practices, and other remedies (each, a “Remedial Action”) in order to obtain such approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Law in any suit or other action, arbitration, or litigation, which could otherwise have the effect of delaying beyond the Outside Date or preventing the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither Sledge nor Hammer nor any of their respective Subsidiaries or Affiliates shall be required to propose, negotiate, accept, commit to, or effect any Remedial Action, the effect of which would reasonably be expected to have a material adverse effect after the Closing on the combined businesses of Hammer and Sledge and their subsidiaries, taken as a whole, including the overall benefits expected, as of the date of this Agreement, to be derived by the Parties from the combination of Hammer and Sledge via the Merger and the transactions contemplated by this Agreement. In addition, Sledge and Hammer shall, and shall cause each of the Sledge Subsidiaries and the Hammer Subsidiaries, as applicable, to, defend through litigation on the merits so as to enable the parties to close the Merger and the other transactions contemplated hereby as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Authority under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that could prevent or delay beyond the Outside Date the Closing from occurring; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their other obligations under the terms of this Section 7.5. Sledge and Hammer shall jointly direct and control any such litigation with counsel of their own choosing. In the event of any conflict between subsections (a), (b) or (c) of this Section 7.5, the provisions of this Section 7.5(c) shall, with respect to the matters addressed in this Section 7.5(c), supersede the provisions of subsections (a) and (b) of this Section 7.5.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, neither Hammer nor Sledge nor any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) Hammer and its Representatives shall use reasonable best efforts to give prompt (but no later than one Business Day) notice to Sledge, and Sledge and its Representatives shall use reasonable best efforts to give prompt (but no later than one Business Day) notice to Hammer, of any notice or other communication received by such Party from any Governmental Authority (other than any antitrust or competition Governmental Authority, which shall be governed by Section 7.5) or NASDAQ or any other securities market in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent or approval of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) Hammer and its Representatives shall use reasonable best efforts to give prompt notice to Sledge, and Sledge and its Representatives shall use reasonable best efforts to give prompt notice to Hammer, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would not be satisfied if the Closing Date were to be held on the date such representation or warranty became untrue or inaccurate, (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) a Sledge Material Adverse Effect or a Hammer Material Adverse Effect, as applicable, has occurred; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by Hammer, Sledge or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), Section 9.1(d)(i) or Section 9.3(b)(i).

(c) Hammer and its Representatives shall give prompt (but no later than one Business Day) notice to Sledge, and Sledge and its Representatives shall give prompt notice to Hammer, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Hammer Subsidiary or Sledge Subsidiary, respectively, or any of their respective directors or officers that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. Hammer and its Representatives shall give Sledge the opportunity to participate in the defense and settlement of any Action against Hammer and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Sledge’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Sledge and its Representatives shall give Hammer the opportunity to participate in the defense and settlement of any Action against Sledge and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Hammer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Hammer and Sledge agree to cooperate with each other with respect to the defense and settlement of any Action relating to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Hammer shall, and shall cause the Surviving Entity to: (i) indemnify, defend and hold harmless each Indemnified Party against and from any reasonable costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action or threatened Action and any investigation, whether arising before or after the Effective Time, but only to the extent such Action or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Sledge or any of the Sledge Subsidiaries; and (ii) pay in advance of the final disposition of any such Action the reasonable expenses (including reasonable attorneys’ fees, costs and expenses incurred by any

Indemnified Party in connection with enforcing any rights with respect to indemnification or advancement of expenses, but only to the extent, in the case of any Action to enforce rights to indemnification or advancement of expenses, that any Indemnified Party is successful, in whole or in part, in enforcing such Indemnified Party’s rights with respect to indemnification or advancement of expenses) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Hammer’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Hammer or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable Order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to Hammer or the Surviving Entity the amount of all such expenses previously advanced pursuant hereto for which indemnification is prohibited by such final and non-appealable Order.

(b) Without limiting the foregoing, each of Hammer and the Surviving Entity agrees that all rights to exculpation of liabilities, indemnification and advancement of expenses existing as of the date hereof in favor of the current and former managers, directors, officers, partners, members, trustees, employees or agents of Sledge or any of the Sledge Subsidiaries (collectively, the “Indemnified Parties”) for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in (i) the Sledge Governing Documents or, if applicable, similar organizational documents or agreements of any Sledge Subsidiary and any of the Hammer Governing Documents with respect to any of the Indemnified Parties or arising out of any rights to exculpation of liabilities, indemnification obligations set forth in any Sledge Benefit Plan or (ii) any indemnification agreements of Sledge or any Sledge Subsidiary, all of which shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years after the Effective Time, Hammer shall, and shall cause the Surviving Entity to maintain in effect Sledge’s current directors’ and officers’ liability insurance covering each Person currently covered by Sledge’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Sledge’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such Indemnified Parties than Sledge’s existing policies as of the date hereof or (ii) in consultation with Hammer, Sledge may obtain extended reporting period coverage under Sledge’s existing insurance programs (to be effective as of the Effective Time) for a period of six (6) years after the Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by Sledge for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d) Hammer shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, costs and expenses that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(e) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Sledge, Hammer and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8 Stock Exchange Listing. Hammer shall use its reasonable best efforts to cause the shares of Hammer Common Stock to be issued in connection with the Merger, to be approved for listing on the NASDAQ, subject to official notice of issuance, at the Effective Time.

Section 7.9 Voting of Shares. Sledge shall vote, or cause to be voted, all shares of Hammer Common Stock beneficially owned by it or any of the Sledge Subsidiaries as of the record date for the Hammer Stockholders Meeting, if any, in favor of approval of the issuance of shares of Hammer Common Stock in connection with the Merger and the Amended and Restated Hammer Charter. Hammer shall vote, or cause to be voted, all shares of Sledge Common Stock beneficially owned by it or any Hammer Subsidiary as of the record date for the Sledge Stockholders Meeting, if any, in favor of the approval of this Agreement and the Merger.

Section 7.10 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or any restrictions in the Hammer Charter or the Sledge Charter (“Charter Restrictions”) on the Merger and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.11 Tax Matters.

(a) Each Party shall deliver to each of Gibson, Dunn & Crutcher LLP and Alston & Bird LLP a tax representation letter, dated as of the Closing Date and signed by an officer of such Party, containing representations of such Party reasonably necessary or appropriate to enable each of Gibson, Dunn & Crutcher LLP and Alston & Bird LLP to render the tax opinions described in Section 8.2(e) and Section 8.3(e).

(b) Sledge and Hammer shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(c) Each of Sledge and Hammer shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all U.S. federal, state, and local income Tax or other purposes.

(d) Neither Hammer nor Sledge shall take or omit to take any action, and neither party shall allow any of their respective Subsidiaries, including the Surviving Entity, to take or omit to take any action, if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, neither Hammer nor Sledge shall take, and neither party shall allow any of their respective Subsidiaries to take, any position on any Tax Return or for any Tax purpose that is inconsistent with the Merger qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code.

Section 7.12 Financing Matters. Between the date hereof and the Closing, each of Hammer and Sledge shall, and shall cause their respective Subsidiaries and their respective officers, employees and advisors (including legal, financial and accounting advisors) to, use reasonable best efforts (a) to obtain all necessary waivers, consents, amendments or approvals with respect to their respective Contracts relating to Indebtedness, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such Contracts relating to Indebtedness, (b) to refinance, renew or replace the Indebtedness under such Contracts on terms mutually agreeable to Hammer and Sledge, provided that the transactions contemplated by this Agreement would not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any Contract under which such Indebtedness is refinanced, renewed or replaced, or (c) to the extent that the waivers, consents, amendments or approvals contemplated by clause (a) are not obtained and such Indebtedness is not refinanced, renewed or replaced as contemplated by clause (b), to ensure that sufficient cash is available for the prompt payment in full of any Indebtedness under any such Contract and termination of any such Contract, in each case at or prior to the Closing Date.

Section 7.13 Section 16 Matters. Prior to the Effective Time, Hammer and Sledge shall take all such steps as may be required to cause any dispositions of Sledge Common Stock (including derivative securities with respect to Sledge Common Stock) or acquisitions of Hammer Common Stock resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Hammer or Sledge, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14 Employee Matters.

(a) For the period commencing on the Effective Time and ending on December 31, 2018, Hammer will, or will cause Sledge to, provide employees of Sledge and the Sledge Subsidiaries as of the Effective Time with (i) base compensation no less favorable than those provided to each such employee immediately prior to the Effective Time, and (ii) employee benefits and bonus opportunities no less favorable in the aggregate than, in Hammer’s discretion, either those provided immediately prior to the Effective Time or those provided to similarly-situated employees of Hammer. Nothing contained in this Section 7.14 shall obligate Hammer to continue the employment of any employee of Sledge or of the Sledge Subsidiaries for any period of time after the Effective Time, and this Section 7.14 shall not be construed to limit the ability of Hammer to terminate the employment of any employee of Sledge or of the Sledge Subsidiaries following the Effective Time, provided any such termination shall be in accordance with applicable Law and any pre-existing contractual relationship.

(b) Subject to their obligations under applicable Law, Hammer will, and will cause the Hammer Subsidiaries (including the Surviving Entity and its subsidiaries) to, give credit under each employee plans, programs and arrangements to employees for all service prior to the Effective Time with Sledge or any Sledge Subsidiary for all purposes for which such service was taken into account or recognized by Sledge or any Sledge Subsidiary, but not to the extent crediting such service would result in duplication of benefits.

(c) With respect to any employee plan, program and arrangements providing employment benefits in which certain employees of Sledge or any Sledge Subsidiary becomes eligible to participate on or after the

Effective Time (“New Plans”), Hammer shall, and shall cause the Surviving Entity to, to the extent permitted by Law and to the extent permitted by the Hammer Benefit Plans, (i) (A) use its reasonable best efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles and out of pocket limits paid during the plan year in which participation under a New Plan (to the same extent that such credit was given under the analogous Sledge Benefit Plan prior to the Effective Time) commences in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (ii) recognize all service of each such employee with Sledge and each Sledge Subsidiary for all purposes, including eligibility to participate, vesting and benefit accrual (including, in order to calculate the amount of any paid time off and leave balance, vacation and sick days, severance and similar benefits), under any New Plan to the same extent that such service was taken into account under the analogous Sledge Benefit Plan prior to the Effective Time, but not to the extent crediting such service would result in duplication of benefits.

(d) This Agreement is not intended by the Parties to constitute a plan amendment to or create any obligation of the parties with respect to any Sledge Benefit Plan or Hammer Benefit Plan. The provisions of this Section 7.14 are solely for the benefit of the Parties, and no employees of Sledge or any Sledge Subsidiary (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 7.14 shall create such rights in any such persons.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the Hammer Disclosure Letter and Section 8.1(a) of the Sledge Disclosure Letter shall have been obtained.

(b) Antitrust Approvals. Any waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, and any other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals that are required under any other material Antitrust Law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by this Agreement and are set forth in Section 8.1(b) of the Hammer Disclosure Letter and Section 8.1(b) of the Sledge Disclosure Letter, shall have been obtained or made or any applicable waiting period with respect thereof shall have expired or been terminated.

(c) Stockholder Approvals. The Hammer Stockholder Approval shall have been obtained in accordance with applicable Law and the Hammer Governing Documents. The Sledge Stockholder Approval shall have been obtained in accordance with applicable Law and the Sledge Governing Documents.

(d) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting the consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(f) Stock Exchange Listing. The Hammer Common Stock to be issued in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.2 Conditions to Obligations of Sledge. The obligations of Sledge to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Sledge, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Hammer and Merger Sub set forth in the Fundamental Representations (except Section 4.5(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 4.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iii) each of the other representations and warranties of Hammer and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Hammer Material Adverse Effect qualifications set forth therein (other than in Section 4.7(c) or Section 4.18)), individually or in the aggregate, does not have and would not reasonably be expected to have a Hammer Material Adverse Effect.

(b) Performance of Covenants and Obligations of Hammer and Merger Sub. Hammer and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Effect. On the Closing Date, no event, circumstance, change, effect, development or occurrence shall exist that has had or would reasonably be expected to have a Hammer Material Adverse Effect.

(d) Delivery of Certificate. Hammer shall have delivered to Sledge a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of Hammer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Section 368 Opinion. Sledge shall have received (i) a written opinion of Gibson, Dunn & Crutcher LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Sledge Tax Opinion”), which opinion will be subject to customary exceptions, assumptions and qualifications, and (ii) a copy of the Hammer Tax Opinion. In rendering such opinion, Gibson, Dunn & Crutcher LLP may rely upon the tax representation letters described in Section 7.11.

Section 8.3 Conditions to Obligations of Hammer and Merger Sub. The obligations of Hammer and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Hammer at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Sledge set forth in the Fundamental Representations (except Section 5.5(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 5.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iii) each of the other representations and warranties of Sledge contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Sledge Material Adverse Effect qualifications set forth therein (other than in Section 5.7(c) or Section 5.18)), individually or in the aggregate, does not have and would not reasonably be expected to have a Sledge Material Adverse Effect.

(b) Performance of Covenants or Obligations of Sledge. Sledge shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Effect. On the Closing Date, no event, circumstance, change, effect, development or occurrence shall exist that has had or would reasonably be expected to have a Sledge Material Adverse Effect.

(d) Delivery of Certificate. Sledge shall have delivered to Hammer a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of Sledge certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) Section 368 Opinion. Hammer shall have received (i) a written opinion of Alston & Bird LLP, tax counsel to Hammer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Hammer Tax Opinion”), which opinion will be subject to customary exceptions, assumptions and qualifications, and (ii) a copy of the Sledge Tax Opinion. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.11.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding receipt of Hammer Stockholder Approval or Sledge Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of Sledge and Hammer;

(b) by either Sledge or Hammer:

(i) if the Merger shall not have occurred on or before 11:59 p.m. New York time on July 1, 2018; provided, that in the event that, as of July 1, 2018, all of the conditions to Closing set forth in Article 8 have been satisfied or waived (other than such conditions that by their nature are satisfied at the Closing) other than the conditions set forth in Section 8.1(b) or Section 8.1(d) (solely with respect to the matters addressed in Section 8.1(b)), the termination date may be extended from time to time by either Hammer or Sledge to a date no later than October 1, 2018 (such date, including any extension thereof, the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Hammer, including the failure of Merger Sub) to perform or comply with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Law or final and nonappealable Order shall have been enacted, entered, promulgated or shall have been enforced by any Governmental Authority which permanently prohibits, restrains, enjoins or makes illegal the consummation of the Merger and the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of Hammer, including the failure of Merger Sub) to perform any of its obligations, covenants or agreements under this Agreement; or

(iii) if either (A) the Hammer Stockholder Approval shall not have been obtained at the Hammer Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the issuance of shares of Hammer Common Stock in connection with the Merger and the Amended and Restated Hammer Charter was taken or (B) the Sledge Stockholder Approval shall not have been obtained at the Sledge Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and this Agreement was taken; or

(c) by Sledge:

(i) if Hammer shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “Hammer Terminating Breach”) and (B) such Hammer Terminating Breach is either incapable of being cured by Hammer by the Outside Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) Business Days following written notice to Hammer by Sledge of such Hammer Terminating Breach, and (y) one (1) Business Day prior to the Outside Date; provided, that Sledge shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Sledge Terminating Breach shall have occurred and be continuing at the time Sledge delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) prior to obtaining the Hammer Stockholder Approval, if Hammer or the Hammer Board (A) shall have effected an Adverse Recommendation Change or (B) shall have breached any of the provisions set forth in Section 7.3 in any material respect; or

(d) by Hammer:

(i) if Sledge shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “Sledge Terminating Breach”) and (B) such Sledge Terminating Breach is either incapable of being cured by Sledge by the Outside Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) Business Days following written notice to Sledge by Hammer of such Sledge Terminating Breach, and (y) one (1) Business Day prior to the Outside Date; provided, that Hammer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Hammer Terminating Breach shall have occurred and be continuing at the time Hammer delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) prior to obtaining the Sledge Stockholder Approval, if Sledge or the Sledge Board (A) shall have effected an Adverse Recommendation Change or (B) shall have breached any of the provisions set forth in Section 7.3 in any material respect.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Sledge or Hammer and Merger Sub, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3 Fees and Expenses.

(a) All Expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, provided that the Parties will share equally any filing fees relating to filings with Governmental Authorities (including any antitrust or competition Governmental Authority) as may be required to consummate the transactions contemplated by this Agreement.

(b) In the event that:

(i) (A) (x) this Agreement is terminated by Hammer or Sledge pursuant to Section 9.1(b)(i) or by Sledge pursuant to Section 9.1(c)(i), and after the date hereof and prior to such termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Hammer Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) this Agreement is terminated by Hammer or Sledge pursuant to Section 9.1(b)(iii), and prior to the Hammer Stockholders Meeting, an Acquisition Proposal with respect to Hammer has been publicly announced, disclosed or otherwise communicated the Hammer Board or to Hammer’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal (with, for purposes of this clause (B), all percentages included in the definition of “Acquisition Proposal” increased to 50%) with respect to Hammer is consummated or Hammer enters into a definitive agreement in respect of an Acquisition Proposal with respect to Hammer that is later consummated; or

(ii) this Agreement is terminated by Sledge pursuant to Section 9.1(c)(ii);

then, in any such event, Hammer shall pay to Sledge a termination fee equal to $30,000,000 less any amounts paid by Hammer to Sledge pursuant to Section 9.3(c) (the “Hammer Termination Fee”), it being understood that in no event shall Hammer be required to pay the Hammer Termination Fee on more than one occasion. Payment of the Hammer Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Sledge (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Hammer Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Hammer Termination Fee payable pursuant to Section 9.3(b)(ii). Notwithstanding anything in this Agreement to the contrary, in the event that the Hammer Termination Fee becomes payable, then payment to Sledge of the Hammer Termination Fee, together with any amounts due under Section 9.3(f), shall be Sledge’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Hammer, the Hammer Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Hammer Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Sledge, if any, (x) to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement and (y) to seek a remedy for any pre-termination Willful Breach of this Agreement by Hammer or Merger Sub. Upon payment of such Hammer Termination Fee, no Hammer Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for any pre-termination Willful

Breach of this Agreement by Hammer and that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(c) Hammer shall pay to Sledge its Expenses in an amount not to exceed $5,000,000, if this Agreement is terminated pursuant to Section 9.1(b)(iii)(A) (except if, prior to such termination, the Sledge Stockholder Approval was not obtained upon a vote taken thereon at the Sledge Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof). Any Expenses of Sledge due under this Section 9.3(c) shall be paid by wire transfer of same day funds to the account or accounts designated by Sledge no later than two (2) Business Days after Hammer’s receipt from Sledge of an itemized statement identifying such Expenses.

(d) In the event that:

(i) (A) (x) this Agreement is terminated by Hammer or Sledge pursuant to Section 9.1(b)(i) or Hammer pursuant to Section 9.1(d)(i), and after the date hereof and prior to such termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Sledge Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) this Agreement is terminated by Hammer or Sledge pursuant to Section 9.1(b)(iii), and prior to the Sledge Stockholders Meeting, an Acquisition Proposal with respect to Sledge has been publicly announced, disclosed or otherwise communicated to the Sledge Board or to Sledge’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal (with, for purposes of this clause (B), all percentages included in the definition of “Acquisition Proposal” increased to 50%) with respect to Sledge is consummated or Sledge enters into a definitive agreement in respect of an Acquisition Proposal with respect to Sledge that is later consummated; or

(ii) this Agreement is terminated by Hammer pursuant to Section 9.1(d)(ii);

then, in any such event, Sledge shall pay to Hammer a termination fee equal to $30,000,000 less any amounts paid by Sledge to Hammer pursuant to Section 9.3(e) (the “Sledge Termination Fee”), it being understood that in no event shall Sledge be required to pay the Sledge Termination Fee on more than one occasion. Payment of the Sledge Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Hammer (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Sledge Termination Fee payable pursuant to Section 9.3(d)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Sledge Termination Fee payable pursuant to Section 9.3(d)(ii). Notwithstanding anything in this Agreement to the contrary, in the event that the Sledge Termination Fee becomes payable, then payment to Hammer of the Sledge Termination Fee, together with any amounts due under Section 9.3(f), shall be Hammer’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Sledge, any of the Sledge Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Sledge Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damages suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Hammer, if any, (x) to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement and (y) to seek a remedy for any pre-termination Willful Breach of this Agreement by Sledge. Upon payment of such Sledge Termination Fee, no Sledge Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for any pre-termination Willful Breach of this Agreement by Sledge and that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(e) Sledge shall pay to Hammer its Expenses in an amount not to exceed $5,000,000, if this Agreement is terminated pursuant to Section 9.1(b)(iii)(B) (except if, prior to such termination, the Hammer Stockholder Approval was not obtained upon a vote taken thereon at the Hammer Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof). Any Expenses of Hammer due under this Section 9.3(e) shall be paid by wire transfer of same day funds to the account or accounts designated by Hammer no later than two (2) Business Days after Sledge’s receipt from Hammer of an itemized statement identifying such Expenses.

(f) Each of Hammer and Sledge acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If Hammer fails promptly to pay any amounts due pursuant to Section 9.3(b) or Section 9.3(c), or Sledge fails promptly to pay any amounts due pursuant to Section 9.3(d) or Section 9.3(e), and, in order to obtain such payment, the other Party commences a suit that results in a judgment for the amounts set forth in Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e), as applicable, the Party that has failed to pay any such amounts shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e), as applicable, from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the Hammer Board and the Sledge Board, respectively, at any time before or after receipt of the Hammer Stockholder Approval or the Sledge Stockholder Approval and prior to the Effective Time; provided, that (a) after the Hammer Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that would require the further approval of the stockholders of Hammer under the DGCL, the Hammer Governing Documents or the rules of the NASDAQ without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law and (b) after the Sledge Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Sledge Common Stock, or which by applicable Law requires the further approval of the stockholders of Sledge without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Hammer to:

LHC Group, Inc.

901 Hugh Wallis Rd South

Lafayette, LA 70508

Attn: Keith G. Myers

email: keith.myers@lhcgroup.com

with copies (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attn: J. Mark Ray

email: mark.ray@alston.com

if to Sledge to:

Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, KY 40223

Attn: William B. Yarmuth

email: williamyarmuth@almostfamily.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: Barbara L. Becker and Saee Muzumdar

email: bbecker@gibsondunn.com; smuzumdar@gibsondunn.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules, the Hammer Disclosure Letter and the Sledge Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Section 7.7 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any dispute arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any dispute except in such courts, (ii) agrees that any claim in respect of any such dispute may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute in any such court. Each of the parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective Representatives and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

LHC GROUP, INC.
By:	/s/ Joshua L. Proffitt
Name: Joshua L. Proffitt
Title: Executive Vice President and Chief Financial Officer
ALMOST FAMILY, INC.
By:	/s/ William B. Yarmuth
Name: William B. Yarmuth
Title: Chairman and Chief Executive Officer
HAMMER MERGER SUB, INC.
By:	/s/ Joshua L. Proffitt
Name: Joshua L. Proffitt
Title: Secretary and Treasurer

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

Amended and Restated Certificate of Incorporation of LHC Group, Inc.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LHC GROUP, INC.

LHC Group, Inc., a Delaware corporation, hereby certifies as follows:

1.	The name of the corporation is LHC Group, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on January 20, 2005 under the name LHC Group, Inc. and there have been no name changes since the date of incorporation.

2.	Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A amends and restates the provisions of the Certificate of Incorporation of the corporation. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with Section 228, 242 and 245 of the Delaware General Corporation Law.

3.	The text of the Amended and Restated Certificate of Incorporation is attached hereto as Exhibit A and is hereby incorporated herein by reference.

[Signature on following page]

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IN WITNESS WHEREOF, LHC Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officers this [●] day of [●], 2018.

LHC Group, Inc.

By:
Name:
Title:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LHC GROUP, INC.

A DELAWARE CORPORATION

ARTICLE I

The name of the corporation is LHC Group, Inc. (the “Corporation”).

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is sixty million (60,000,000), par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.01 per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Certificate of Incorporation, to fix the designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.    Following the effective date of the Corporation’s registration statement filed pursuant to the Securities Act of 1933, as amended, and prepared in connection with the Corporation’s initial public offering (the “IPO Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VI

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Following the IPO Date, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Article, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Article and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Article. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director’s current term, or such director’s prior death, resignation, retirement, disqualification or other removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to more than one class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or

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which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE IX

In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Article I, Article II, Article III and Article IV of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation not specified in the preceding sentence.

ARTICLE X

The incorporator of the corporation is Peter C. November, II, whose mailing address is Alston & Bird, LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309.

ARTICLE XI

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who shall serve as the initial director of the corporation until his successor is duly elected and qualified is Keith G. Myers, LHC Group, Inc., 420 West Pinhook Rd., Suite A, Lafayette, LA 70503.

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AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LHC GROUP, INC.

LHC Group, Inc., a Delaware corporation, hereby certifies as follows:

1.	The name of the corporation is LHC Group, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on January 20, 2005 under the name LHC Group, Inc. and there have been no name changes since the date of incorporation.

2.	Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A amends and restates the provisions of the Certificate of Incorporation of the corporation. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with Section 228, 242 and 245 of the Delaware General Corporation Law.

3.	The text of the Amended and Restated Certificate of Incorporation is attached hereto as Exhibit A and is hereby incorporated herein by reference.

[Signature on following page]

IN WITNESS WHEREOF, LHC Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officers this      day of             , 2018.

LHC Group, Inc.

By:
Name:
Title:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LHC GROUP, INC.

A DELAWARE CORPORATION

ARTICLE I

The name of the corporation is LHC Group, Inc. (the “Corporation”).

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is sixty million (60,000,000), par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.01 per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Certificate of Incorporation, to fix the designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.    Following the effective date of the Corporation’s registration statement filed pursuant to the Securities Act of 1933, as amended, and prepared in connection with the Corporation’s initial public offering (the “IPO Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VI

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Following the IPO Date, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Article, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Article and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Article. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director’s current term, or such director’s prior death, resignation, retirement, disqualification or other removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to more than one class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE IX

In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Article I, Article II, Article III and Article IV of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation not specified in the preceding sentence.

ARTICLE X

The incorporator of the corporation is Peter C. November, II, whose mailing address is Alston & Bird, LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309.

ARTICLE XI

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who shall serve as the initial director of the corporation until his successor is duly elected and qualified is Keith G. Myers, LHC Group, Inc., 420 West Pinhook Rd., Suite A, Lafayette, LA 70503.

Jefferies LLC 520 Madison Avenue New York, NY 10022 tel +1 212.284.2300 Jefferies.com

November 15, 2017

The Board of Directors

LHC Group, Inc.

901 Hugh Wallis Road

South, Lafayette, Louisiana 70508

Members of the Board:

We understand that LHC Group, Inc. (“Parent”), Hammer Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”) and Almost Family, Inc. (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger and becoming a wholly-owned subsidiary of Parent in a transaction in which each outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or held by the Company, a wholly owned subsidiary of the Company, Parent or a wholly owned subsidiary of Parent, all of which shares will automatically be retired and shall cease to exist, will be converted into the right to receive that number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to 0.9150 (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to Parent.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated November 14, 2017 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and Parent;

(iii)	reviewed certain information furnished to us by Parent’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Parent;

(iv)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(v)	held discussions with members of senior management of Parent concerning the matters described in clauses (ii), (iii) and (iv) above;

(vi)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii), (iii) and (iv) above;

(vii)	reviewed the share trading price history and valuation multiples for the Company Common Stock and the Parent Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(viii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

Jefferies LLC 520 Madison Avenue New York, NY 10022 tel +1 212.284.2300 Jefferies.com

(ix)	considered the potential pro forma impact of the Merger on the Company and Parent; and

(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company and Parent or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the respective managements of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or Parent, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company and Parent have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and Parent as to the future financial performance of the Company and Parent respectively. We express no opinion as to the respective financial forecasts of Company or Parent or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company or Parent, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to Parent and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Parent and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to Parent or its stockholders. We also have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of Parent in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Parent, nor does it address the underlying business decision by Parent to engage in the Merger or the

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Jefferies LLC 520 Madison Avenue New York, NY 10022 tel +1 212.284.2300 Jefferies.com

terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Parent Common Stock or any other person should vote on or act with respect to the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Parent or the Company, relative to the Exchange Ratio. We express no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Merger or the prices at which Parent Common Stock or Company Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any officers, directors or employees, of any parties to the Merger, or any class of such persons, in connection with the Merger relative to the Exchange Ratio. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by Parent to act as financial advisor to Parent in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. Parent has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Parent and the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation . Except as otherwise expressly provided in our engagement letter with Parent, our opinion may not be used or referred to by Parent, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

JEFFERIES LLC

C-3

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

November 15, 2017

The Board of Directors

Almost Family, Inc.

9510 Ormsby Station Road

Suite 300

Louisville, Kentucky 40223

Members of the Board:

We understand that Almost Family, Inc. (“Almost Family”) and LHC Group, Inc. (“LHC Group”) have entered into an Agreement and Plan of Merger dated as of November 15, 2017 (the “Agreement”), pursuant to which Hammer Merger Sub, Inc., a wholly owned subsidiary of LHC Group (“Merger Sub”), will merge (the “Merger”) with and into Almost Family and Almost Family will become a wholly owned subsidiary of LHC Group. In connection with the Merger, each of the issued and outstanding shares of the common stock, par value $0.10 per share, of Almost Family (subject to certain exceptions as set forth in the Agreement) will be converted into the right to receive 0.9150 shares of common stock, par value $0.01 per share, of LHC Group (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of Almost Family (excluding LHC Group and its affiliates).

In the course of performing our reviews and analyses for purposes of rendering our opinion, we have:

•	Reviewed an executed copy of the Agreement dated as of November 15, 2017;

•	Reviewed certain publicly available business and financial information regarding each of Almost Family and LHC Group;

•	Reviewed certain non-public business and financial information regarding Almost Family’s business and prospects (including certain financial projections for Almost Family for the years ending December 31, 2017 through December 31, 2022), all as prepared and provided to us by Almost Family’s senior management;

•	Reviewed certain non-public business and financial information regarding LHC Group’s business and prospects (including certain financial projections for the years ending December 31, 2017 through December 31, 2022), all as prepared and provided to us by LHC Group’s senior management;

•	Reviewed certain estimated cost savings and other combination benefits and estimated costs to achieve the same (collectively, “synergy estimates” or “synergies”) expected to result from the Merger, as jointly prepared and provided to us by Almost Family’s senior management and LHC Group’s senior management;

•	Discussed with Almost Family’s senior management their strategic and financial rationale for the Merger as well as their views of Almost Family’s and LHC Group’s respective businesses, operations, historical and projected financial results and future prospects;

•	Discussed with LHC Group’s senior management their views of LHC Group’s business, operations, historical and projected financial results and future prospects;

•	Reviewed the historical prices, trading multiples and trading activity of the common shares of Almost Family and LHC Group;

•	Compared the financial performance of Almost Family and LHC Group and the trading multiples and trading activity of the common shares of Almost Family and LHC Group with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Almost Family and LHC Group;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Performed discounted cash flow analyses based on the financial projections for Almost Family and LHC Group and the synergy estimates, in each case as furnished to us by Almost Family and LHC Group (as the case may be);

•	Reviewed the pro forma financial results, financial condition and capitalization of LHC Group giving effect to the Merger; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) furnished by or discussed with Almost Family or LHC Group or obtained from public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Almost Family’s senior management and LHC Group’s senior management (as the case may be) that they are unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to any (i) financial projections, synergy estimates, other estimates and other forward-looking information furnished by or discussed with Almost Family or LHC Group, (a) we have been advised by Almost Family’s senior management and LHC Group’s senior management (as the case may be), and we have assumed, that such financial projections, synergy estimates, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Almost Family’s senior management and LHC Group’s senior management (as the case may be) as to the expected future performance of Almost Family and LHC Group (as the case may be) and the expected amounts and realization of such synergies (and we have assumed that such synergies will be realized in the amounts and at the times projected) and (b) we have assumed that such financial projections, synergy estimates, other estimates and other forward-looking information have been reviewed by Almost Family’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were not asked by Almost Family’s Board of Directors to, and we did not, solicit indications of interest from any third parties regarding a potential transaction with Almost Family.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Almost Family, LHC Group or any other entity or the solvency or fair value of Almost Family, LHC Group or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Almost Family, LHC Group and their respective other advisors with respect to such matters. Almost Family’s senior management and LHC Group’s senior management have advised us that all tax-affected financial projections, synergy estimates, other estimates and other forward-looking information reflect the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended; at the direction of Almost Family’s Board of Directors and senior management, we have not considered or analyzed the impacts of any potential or proposed reform thereof in connection with our opinion and analyses. We have assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Almost Family, LHC Group or their respective security holders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) Almost Family, LHC Group and Merger Sub will comply with all terms of the Agreement and (ii) the representations and warranties of Almost Family, LHC Group and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Almost Family, LHC Group or the Merger (including its contemplated benefits) in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of common stock and other securities of Almost Family or LHC Group may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Almost Family in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon execution of a definitive agreement with respect to the Merger and will be credited against the fee payable upon consummation of the Merger. In addition, Almost Family has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

During the past two years Guggenheim Securities, LLC (“Guggenheim Securities”) has been engaged by Almost Family in connection with various potential strategic and financial initiatives unrelated to the Merger, none of which has resulted in an announced transaction or the receipt by Guggenheim Securities of any investment banking or financial advisory fees. During the past two years, Guggenheim Securities has not been engaged by LHC Group to provide financial advisory or investment banking services or received any investment banking or financial advisory fees from LHC Group. Guggenheim Securities may seek to provide Almost Family and LHC Group and their respective affiliates with certain financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Almost Family, LHC Group, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Almost Family, LHC Group, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Almost Family, LHC Group, other participants in the Merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Almost Family, LHC Group, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Almost Family’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion is not intended to be used or relied upon for any other purpose or by any other person or entity and may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Almost Family common stock in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Almost Family’s Board of Directors with respect to the Merger, nor does our opinion constitute advice or a recommendation to any holder of Almost Family or LHC Group common stock as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Almost Family’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Almost Family or the effects of any other transaction in which Almost Family might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the stockholders of Almost Family (excluding LHC Group and its affiliates) to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Almost Family or LHC Group. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Almost Family’s or LHC Group’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Almost Family (excluding LHC Group and its affiliates).

Very truly yours,

/s/ GUGGENHEIM SECURITIES, LLC
GUGGENHEIM SECURITIES, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

LHC’s bylaws contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under the DGCL.

As permitted by Section 102(b)(7) of the DGCL, LHC’s amended and restated charter will contain a provision eliminating the personal liability of a director to LHC or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Under the merger agreement, during the period commencing as of the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, LHC will, and will cause the surviving entity of the merger (the “surviving entity”) to: (i) indemnify, defend and hold harmless current and former managers, directors, officers, partners, members, trustee, employees and agents of Almost Family and its subsidiaries (the “indemnified parties”) against and from any reasonable costs or expenses (including reasonable attorney’s fees, costs and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal action, threatened legal action and any investigation for acts or omissions or alleged actions or omission, whether arising before or after the effective time of the merger, but only to the extent such legal action or investigation arise out of or pertain to any action or omission or alleged action or omission in such indemnified party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Almost Family or any of the Almost Family subsidiaries, and (ii) pay in advance of the final disposition of any such action the reasonable expenses (including reasonable attorney’s fees, costs and expenses incurred by any indemnified party in connection with enforcing any rights with respect to indemnification or advancement of expenses, but only to the extent, in the case of any action to enforce rights to indemnification or advancement of expenses, that any indemnified party is successful, in whole or in part, in enforcing such indemnified party’s rights with respect to indemnification or advancement of expenses). Notwithstanding anything to the contrary set forth in the merger agreement, LHC and or the surviving entity (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action against or investigation of any indemnified party for which indemnification may be sought without such party prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such party from all liability arising out of such action or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation under the merger agreement to any indemnified party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law.

In addition, each of LHC and the surviving entity has agreed that all rights to exculpation of liabilities, indemnification and advancement of expenses existing as of the date of the merger agreement in favor of the indemnified parties for acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, as provided in the Almost Family governing documents or, if applicable, any of its subsidiaries’ governing documents and any of the LHC governing documents or arising out of any rights to exculpation of liabilities and indemnification obligations set forth in any Almost Family benefit plan or any indemnification agreements of Almost Family or any of its subsidiaries shall survive the merger and shall continue in full force and effect in accordance with their terms.

Following completion of the merger, LHC will also, and will cause the surviving entity to, maintain in effect Almost Family’s current directors’ and officers’ liability insurance policy covering each person currently covered by Almost Family’s directors’ and officer’s liability insurance policy for acts or omissions occurring prior to and through the effective time of the merger. The policy will be in place for six years after the merger. In lieu of such obligation, the merger agreement permits (i) the surviving entity to substitute policies of an insurance company with the same or better rating as Almost Family’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such indemnified parties that Almost Family’s existing policies as of the date of the merger agreement, or (ii) in consultation with LHC, Almost Family may obtain extended reporting period coverage under Almost Family’s existing insurance programs for a period of six years after the effective time for a cost not in excess of three times the current annual premiums for such insurance.

Item 21. Exhibits

The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

2.1	Agreement and Plan of Merger, dated as of November 15, 2017, by and among LHC, Almost Family and Merger Sub (included as Annex A to the joint proxy statement/prospectus).†

3.1	Certificate of Incorporation of LHC (incorporated by reference to Exhibit 3.1 to LHC’s Form S-1/A, filed on February 14, 2005).

3.2	Bylaws of LHC, as amended on December 3, 2007 (incorporated by reference to Exhibit 3.2 to LHC’s Form 10-Q for the quarterly period ended March 31, 2008, filed on May 9, 2008).

3.3	Form of Amended and Restated Certificate of Incorporation of LHC to be adopted upon completion of the merger (included as Annex B to the joint proxy statement/prospectus).

5.1	Opinion of Alston & Bird LLP as to the legality of the shares being issued.*

8.1	Opinion of Alston & Bird LLP as to certain United States federal income tax matters.*

8.2	Opinion of Gibson, Dunn & Crutcher LLP as to certain United States federal income tax matters.*

23.1	Consent of KPMG LLP relating to LHC’s financial statements.

23.2	Consent of Ernst & Young LLP relating to Almost Family’s financial statements.

23.4	Consent of Alston & Bird LLP (included in Exhibit 5.1 hereto).*

23.5	Consent of Alston & Bird LLP (included in Exhibit 8.1 hereto).*

23.6	Consent of Gibson, Dunn & Crutcher (included in Exhibit 8.2 hereto).*

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Form of LHC Proxy Card.*

99.2	Form of Almost Family Proxy Card.*

99.3	Consent of Jefferies LLC.

99.4	Consent of Guggenheim Securities, LLC.

*	To be filed by amendment.
†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), referred to in this registration statement, the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10 (a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on this 21st day of December, 2017.

LHC GROUP, INC.

/s/ Keith G. Myers

Keith G. Myers Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith G. Myers and Joshua L. Proffitt, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Keith G. Myers Keith G. Myers	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 21, 2017

/s/ W.J. Tauzin W.J. Tauzin	Director	December 21, 2017

/s/ Monica F. Azare Monica F. Azare	Director	December 21, 2017

/s/ John B. Breaux John B. Breaux	Director	December 21, 2017

/s/ John L. Indest John L. Indest	Director	December 21, 2017

/s/ Ronald T. Nixon Ronald T. Nixon	Director	December 21, 2017

/s/ Kenneth E. Thorpe Kenneth E. Thorpe	Director	December 21, 2017

/s/ Brent Turner Brent Turner	Director	December 21, 2017

/s/ Dan S. Wilford Dan S. Wilford	Director	December 21, 2017